EXHIBIT 4.1

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              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.,
                                    Depositor

                          MIDLAND LOAN SERVICES, INC.,
                                 Master Servicer

                             LENNAR PARTNERS, INC.,
                                Special Servicer

                        WELLS FARGO BANK MINNESOTA, N.A.,
                                     Trustee

                         POOLING AND SERVICING AGREEMENT

                            Dated as of March 1, 2002

                                  $992,871,599
                  Commercial Mortgage Pass-Through Certificates
                                Series 2002-CKP1

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TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS

Section 1.01      Defined Terms ..........................................
Section 1.02      Certain Calculations ...................................
Section 1.03      Loan Identification Convention .........................

                                   ARTICLE II

                              CONVEYANCE OF LOANS;
                       ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01      Conveyance of Loans ....................................
Section 2.02      Acceptance by Trustee ..................................
Section 2.03 Representations, Warranties and Covenants of the Depositor; Repurchase of Loans by the Mortgage Loan Sellers for Defects in Mortgage Files and Breaches
                  of Representations and Warranties ......................
Section 2.04      Execution of Certificates ..............................
Section 2.05      Creation of REMIC I; Issuance of REMIC I Regular
                  Interests and Class R-I Interest .......................
Section 2.06      Conveyance of REMIC I Regular Interests; Acceptance
                  of REMIC I Regular Interests by Trustee ................
Section 2.07      Creation of REMIC II; Issuance of REMIC II Regular
                  Interests and Class R-II Interest ......................
Section 2.08      Conveyance of REMIC II Regular Interests; Acceptance
                  of REMIC II Regular Interests by Trustee ...............
Section 2.09      Creation of REMIC III; Issuance of REMIC III Regular
                  Interests and Class R-III Interest .....................
Section 2.10      Conveyance of REMIC III Regular Interests;
                  Acceptance of REMIC III Regular Interests by Trustee ...
Section 2.11      Creation of REMIC IV; Issuance of REMIC IV Regular
                  Interests and Class R-IV Interest ......................
Section 2.12      Conveyance of REMIC IV Regular Interests; Acceptance
                  of REMIC IV Regular Interests by Trustee ...............
Section 2.13      Creation of REMIC V; Issuance of REMIC V
                  Certificates and Class R-V Interest ....................
Section 2.14      Issuance of Class R Certificate ........................

                                  ARTICLE III

                               ADMINISTRATION AND
                          SERVICING OF THE TRUST FUND

Section 3.01 Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration
                  of the Loans ...........................................
Section 3.02      Collection of Loan Payments ............................
Section 3.03      Collection of Taxes, Assessments and Similar Items;
                  Servicing Accounts .....................................
Section 3.04      The Collection Account, Distribution Account and
                  Excess Interest Distribution Account ...................
Section 3.05      Permitted Withdrawals from the Collection Account
                  and the Distribution Account ...........................
Section 3.06      Investment of Funds in the Collection Account,
                  Servicing Accounts, Cash Collateral Accounts,
                  Lock-Box Accounts, the Interest Reserve Account, Distribution Account, Excess Liquidation Proceeds Account, Excess Interest Distribution Account and
                  the REO Account ........................................
Section 3.07      Maintenance of Insurance Policies; Errors and
                  Omissions and Fidelity Coverage ........................
Section 3.08 Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses; Assumption Agreements; Defeasance
                  Provisions; Other Provisions ...........................
Section 3.09      Realization Upon Defaulted Loans .......................
Section 3.10      Trustee to Cooperate; Release of Mortgage Files ........
Section 3.11      Servicing Compensation .................................
Section 3.12      Reports to the Trustee; Collection Account
                  Statements .............................................
Section 3.13      Annual Statement as to Compliance ......................
Section 3.14      Reports by Independent Public Accountants ..............
Section 3.15      Access to Certain Information ..........................
Section 3.16      Title to REO Property; REO Account .....................
Section 3.17      Management of REO Property .............................
Section 3.18      Sale of Defaulted Loans and REO Properties .............
Section 3.19      Additional Obligations of the Master Servicer and
                  Special Servicer; Inspections; Appraisals ..............
Section 3.20      Modifications, Waivers, Amendments and Consents ........
Section 3.21 Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping; Asset Status
                  Report .................................................
Section 3.22      Sub-Servicing Agreements ...............................
Section 3.23      Representations, Warranties and Covenants of the
                  Master Servicer ........................................
Section 3.24      Representations, Warranties and Covenants of the
                  Special Servicer .......................................
Section 3.25      Limitation on Liability of the Directing
                  Certificateholder ......................................
Section 3.26      Reports to the Securities and Exchange Commission;
                  Available Information ..................................
Section 3.27      Lock-Box Accounts and Servicing Accounts ...............
Section 3.28      Interest Reserve Account ...............................
Section 3.29      Limitations on and Authorizations of the Master
                  Servicer and Special Servicer with Respect to
                  Certain Loans ..........................................
Section 3.30      REMIC Administration ...................................
Section 3.31      Master Servicer and Special Servicer May Own
                  Certificates ...........................................
Section 3.32      KRECM to Perform Certain Duties for Performing Loans ...

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01      Distributions ..........................................
Section 4.02      Statements to Certificateholders; Reports by
                  Trustee; Other Information Available to the Holders
                  and Others .............................................
Section 4.03      P&I Advances ...........................................
Section 4.04      Allocation of Collateral Support Deficit ...............
Section 4.05      Reserved ...............................................
Section 4.06      Reserved ...............................................
Section 4.07      Grantor Trust Reporting ................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01      The Certificates .......................................
Section 5.02      Registration of Transfer and Exchange of
                  Certificates ...........................................
Section 5.03      Book-Entry Certificates ................................
Section 5.04      Mutilated, Destroyed, Lost or Stolen Certificates ......
Section 5.05      Persons Deemed Owners ..................................
Section 5.06      Access to Certificateholders' Names and Addresses ......

                                   ARTICLE VI

                            THE DEPOSITOR, THE MASTER
                        SERVICER AND THE SPECIAL SERVICER

Section 6.01      Liability of the Depositor, the Master Servicer and
                  the Special Servicer ...................................
Section 6.02      Merger, Consolidation or Conversion of the
                  Depositor, the Master Servicer or the Special
                  Servicer ...............................................
Section 6.03      Limitation on Liability of the Trustee, the
                  Depositor, the Master Servicer, the Special Servicer
                  and Others .............................................
Section 6.04      Master Servicer and Special Servicer Not to Resign .....
Section 6.05      Rights of the Depositor in Respect of the Master
                  Servicer and the Special Servicer ......................

                                   ARTICLE VII

                                     DEFAULT

Section 7.01      Events of Default; Master Servicer and Special
                  Servicer Termination ...................................
Section 7.02      Trustee to Act; Appointment of Successor ...............
Section 7.03      Notification to Certificateholders .....................
Section 7.04      Waiver of Events of Default ............................
Section 7.05      Trustee Advances .......................................

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01      Duties of Trustee ......................................
Section 8.02      Certain Matters Affecting the Trustee ..................
Section 8.03      Trustee Not Liable for Validity or Sufficiency of
                  Certificates or Loans ..................................
Section 8.04      Trustee May Own Certificates ...........................
Section 8.05      Fees and Expenses of Trustee; Indemnification of
                  Trustee ................................................
Section 8.06      Eligibility Requirements for Trustee ...................
Section 8.07      Resignation and Removal of the Trustee .................
Section 8.08      Successor Trustee ......................................
Section 8.09      Merger or Consolidation of Trustee .....................
Section 8.10      Appointment of Co-Trustee or Separate Trustee ..........
Section 8.11      [Reserved] .............................................
Section 8.12      Access to Certain Information ..........................
Section 8.13      Representations, Warranties and Covenants of the
                  Trustee ................................................

                                   ARTICLE IX

                                   TERMINATION

Section 9.01      Termination Upon Repurchase or Liquidation of All
                  Loans ..................................................
Section 9.02      Additional Termination Requirements ....................

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

Section 10.01     Amendment ..............................................
Section 10.02     Recordation of Agreement; Counterparts .................
Section 10.03     Limitation on Rights of Certificateholders .............
Section 10.04     Governing Law ..........................................
Section 10.05     Notices ................................................
Section 10.06     Severability of Provisions .............................
Section 10.07     Grant of a Security Interest ...........................
Section 10.08     Successors and Assigns; Beneficiaries ..................
Section 10.09     Article and Section Headings ...........................
Section 10.10     Notices to Rating Agencies .............................

SCHEDULES

I     Rates Used in Determination of Class A-SP and Class A-X Pass-Through Rates


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EXHIBITS

A-1   Form of Class A-1, Class A-2 and Class A-3 Certificate
A-2   Form of Class A-SP Certificate
A-3   Form of Class A-X Certificate
A-4   Form of Class B, Class C, Class D and Class E Certificate
A-5   Form of Class F, Class G, Class H and Class J-AD Global Certificate
A-6 Form of Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Global Certificate
A-7   Form of Class V Certificate
A-8   Form of Residual Certificate
B     Mortgage Loan Schedule
C-1   Form of QIB Investment Representation Letter - Qualified Institutional
      Buyer
C-2   Form of Regulation S Investment Representation Letter - Non-U.S. Person
C-3   Form of Investment Representation Letter - Institutional Accredited
      Investor
D-1   Form of Transfer Affidavit
D-2   Form of Transferor Letter
E     List of Mezzanine Loans
F     Form of Request for Release
G     Form of CMSA Servicer Watch List
H     Form of Affidavit of Lost Note
I     Investor Certification
J-1   Form of Intermediate Trustee (or Custodian) Certification
J-2   Form of Final Trustee (or Custodian) Certification
K     Form of Notice and Certification Regarding Defeasance of Mortgage Loans
L     Loans to be serviced by KRECM as Primary Servicer


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            This Pooling and Servicing Agreement (the "Agreement"), is dated as of March 1, 2002, among CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., as Depositor, MIDLAND LOAN SERVICES, INC., as Master Servicer, LENNAR PARTNERS, INC., as Special Servicer, and WELLS FARGO BANK MINNESOTA, N.A., as Trustee.

                             PRELIMINARY STATEMENT:

            The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the "Certificates"), to be issued hereunder in multiple classes (each, a "Class"), which in the aggregate will evidence the entire beneficial ownership interest in the trust fund (the "Trust") to be created hereunder, the primary assets of which will be a pool of 156 multifamily and commercial mortgage loans listed on Exhibit B hereto. As provided herein, the Trustee shall elect or shall cause an election to be made that each of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V (each as defined herein) be treated for federal income tax purposes as a "real estate mortgage investment conduit" (a "REMIC"). The Excess Interest and the Excess Interest Distribution Account shall not be assets of any REMIC but shall be treated as assets of a grantor trust under Subpart E, Part I of Subchapter J of the Code. The Class V Certificates will represent undivided beneficial interests in the portion of the Trust Fund consisting of the Excess Interest and the Excess Interest Distribution Account.

            As provided herein, the Trustee shall elect or cause an election to be made to treat each REMIC (as described in Article II hereof) as a REMIC for federal income tax purposes. REMIC V will issue the following classes of
Certificates:

                                    REMIC V

                                           Original
                                          Certificate
                                        Balance (or, in
                                        the case of the
                                       Class A-X or A-SP
                                         Certificates,          Initial
    Class                              Original Notional      Ratings(1)
 Designation       Pass-Through Rate       Balance)           Moody's/S&P
-------------      -----------------   -----------------      -----------

Class A-1               4.6270%            $54,740,000        Aaa/AAA
Class A-2               6.2210%           $112,435,000        Aaa/AAA
Class A-3               6.4390%           $601,059,000        Aaa/AAA
Class A-X                 (2)             $992,871,599(4)     Aaa/AAA
Class A-SP                (3)             $591,275,000(4)     Aaa/AAA
 Class B                6.5740%            $39,715,000        Aa2/AA
 Class C                6.6570%            $13,652,000        Aa3/AA-
 Class D                6.7160%            $26,063,000         A2/A
 Class E                6.8010%            $14,893,000         A3/A-
 Class F                  (5)              $13,652,000       Baa1/BBB+
 Class G                  (6)              $14,893,000        Baa2/BBB
 Class H                  (7)              $14,893,000       Baa3/BBB-
Class J-AD              6.2940%            $19,857,000       Baa3/BBB-
Class K-Z               6.2940%            $19,857,000(8)     Ba1/BB+
 Class L                6.2940%            $16,134,000        Ba2/BB
 Class M                6.2940%             $8,688,000        Ba3/NR
 Class N                6.2940%             $7,447,000         B1/B+
 Class O                6.2940%             $8,687,000         B2/B
 Class P                6.2940%             $4,965,000         B3/B-
 Class Q                6.2940%             $4,964,000       Caa2/CCC
Class R-V               None(9)             None(9)            NR/NR
 Class S                6.2940%            $16,134,599         NR/NR

----------
(1) The Certificates marked "NR" have not been rated by the applicable Rating Agency.
(2)   The Class A-X Pass-Through Rate, as defined herein.
(3)   The Class A-SP Pass-Through Rate, as defined herein.
(4) Original Notional Balance. The Class A-X and Class A-SP Certificates will not have a Certificate Balance and will not be entitled to receive distributions of principal.
(5)   The lesser of 7.0670% and the Weighted Average Net Mortgage Rate.
(6)   The lesser of 7.1650% and the Weighted Average Net Mortgage Rate.
(7)   The Weighted Average Net Mortgage Rate.
(8) The maximum amount to which the Certificate Balance of the Class K-Z Certificates can accrete. The Certificate Balance of the Class K-Z Certificates is initially zero.
(9) The Class R-V Interest will not have a Certificate Balance or Notional Balance, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the REMIC V Distribution Account after all required distributions under this Agreement have been made to each other Class of Certificates will be distributed to the Holders of the Class R Certificates.

            The parties intend that the portion of the Trust Fund representing the Excess Interest, the Excess Interest Distribution Account and the escrow account established under Section 3.08(p) shall be treated as a grantor trust under Subpart E of Part 1 of Subchapter J of

Chapter 1 of Subtitle A of the Code and that the Class V Certificates shall represent undivided beneficial interests in the portion of the Trust Fund consisting of the Excess Interest and the Excess Interest Distribution Account.

            As of the close of business on the Cut-off Date (as defined herein), the Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $992,871,599.

            In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer and the Trustee agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms.

            Whenever used in this Agreement the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

            "Accountant's Statement": As defined in Section 3.14.

            "Accrued Certificate Interest Amount": With respect to each Distribution Date and each Class of Regular Certificates, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate applicable to such Class of Certificates for such Distribution Date, accrued on the related Certificate Balance of such Class (or, in the case of the Class A-X and A-SP Certificates, on the Notional Balance thereof) immediately prior to such Distribution Date. The Accrued Certificate Interest Amount for each such Class shall be calculated on the basis of a 360-day year composed of twelve 30-day months. The Accrued Certificate Interest Amount for the Class K-Z Certificates shall equal the Accrued Interest for the Class K-Z-2 REMIC V Regular Interest (before reduction thereof by the portion of the Uncovered Prepayment Interest Shortfall Amount allocable thereto). The Accrued Certificate Interest Amount for each other Class of Regular Certificates shall equal the Accrued Interest thereon (before reduction thereof by the portion of the Uncovered Prepayment Interest Shortfall Amount allocable thereto).

            "Accrued Interest": The interest accrued from time to time in respect of any REMIC I Regular Interest (calculated in accordance with Section 2.05(g)), any REMIC II Regular Interest (calculated in accordance with Section 2.07(g)), any REMIC III Regular Interest (calculated in accordance with Section 2.09(g)), any REMIC IV Regular Interest (calculated in accordance with Section 2.11(g)), any Class K-Z REMIC V Regular Interest (calculated in accordance with
Section 2.13(g)) and any Class of Regular Certificates (calculated in accordance with Section 2.13(g)), in each such case taking account of any reductions in the amount of such interest as a result of Uncovered Prepayment Interest Shortfall Amounts.

            "Acquisition Date": With respect to any REO Property, the first day on which such REO Property is considered to be acquired by the Trust Fund and the REMIC I within the meaning of Treasury Regulations Section 1.856-6(b)(1), which is the first day on which the REMIC I is treated as the owner of such REO Property for federal income tax purposes.

            "Additional Collateral": With respect to the Additional Collateral Loan, the cash reserve or irrevocable letter of credit partially securing the Additional Collateral Loan.

            "Additional Collateral Loan": The Loan known as Colonial Village Apartments and designated as Loan No. 81 on the Mortgage Loan Schedule, the Loan known as Park High Apartments and designated as Loan No. 111 on the Mortgage Loan Schedule, the Loan known as The Summit - Phase II and designated as Loan No. 12 on the Mortgage Loan Schedule, the Loan known as Village Square Apartments and designated as Loan No. 60 on the Mortgage Loan Schedule, the Loan known as Franklin Marketplace Shopping Center and designated as Loan No. 52 on the Mortgage Loan Schedule, the Loan known as Bruton Oaks Apartments and designated as Loan No. 33 on the Mortgage Loan Schedule, the Loan known as the Medical Pavilion and designated as Loan No. 30 on the Mortgage Loan Schedule, the Loan known as Scott Plaza Apartments and designated as Loan No. 93 on the Mortgage Loan Schedule, the Loan known as Metroplaza Shopping Center and designated as Loan No. 100 on the Mortgage Loan Schedule, the Loan known as 130 Fifth Avenue and designated as Loan No. 13 on the Mortgage Loan Schedule and the Loan known as Fisher's Mercantile Center and designated as Loan No. 67 on the Mortgage Loan Schedule.

            "Additional Trust Fund Expenses": An expense of the Trust Fund that
(i) arises out of a default on a Loan or an otherwise unanticipated event, (ii) is not covered by a Servicing Advance or a corresponding collection from the related Borrower and (iii) does not represent a loss on a Loan arising from the inability of the Master Servicer and/or Special Servicer to collect all amounts due and owing under the Loan, including by reason of the fraud or bankruptcy of the Borrower or, to the extent not covered by insurance, a casualty of any nature at a Mortgaged Property.

            "Adjusted REMIC IV Remittance Rate": As defined in Section 2.13(d).

            "Advance": Any P&I Advance or Servicing Advance.

            "Adverse REMIC Event": As defined in Section 3.3028f).

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agent": As defined in Section 5.02(g)(i)(A).

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            Anticipated Repayment Date": With respect to any ARD Loan, designated as such on the Mortgage Loan Schedule, the date upon which such ARD Loan starts to accrue interest at its Revised Rate.

            "Appraisal": An appraisal prepared in accordance with 12 C.F.R. ss.
225.64 by an Appraiser selected by the Master Servicer or Special Servicer, as applicable.

            "Appraisal Reduction Amount": For any Distribution Date and for any Loan as to which an Appraisal Reduction Event has occurred, an amount calculated by the Special Servicer (and confirmed by the Master Servicer) equal to the excess, if any, of (a) the Stated Principal Balance of such Loan over (b) the excess of (i)(A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) with respect to any Loan with an outstanding principal balance equal to or greater than $2,000,000, by one or more Appraisals (the costs of which shall be paid by the Master Servicer as a Servicing Advance) or (2) with respect to any Loan with an outstanding principal balance less than $2,000,000, by an Appraisal (or an update of a prior Appraisal) (the costs of which shall be paid by the Master Servicer as a Servicing Advance) or an internal valuation performed by the Special Servicer plus (B) any letter of credit, reserve, escrow or similar amount held by the Master Servicer which may be applied to payments on the Loan over (ii) the sum of (X) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Loan at a per annum rate equal to its Mortgage Rate, (Y) all unreimbursed Advances in respect of such Loan together with interest thereon at the Reimbursement Rate and (Z) all currently due and unpaid real estate taxes and assessments, Insurance Policy premiums, ground rents and all other amounts due and unpaid with respect to such Loan, net of any amounts currently escrowed for such amounts (which taxes, assessments, premiums, ground rents and other amounts have not been subject to an Advance by the Master Servicer or the Trustee and/or for which funds have not been escrowed); provided that if neither a required Appraisal has been obtained nor an internal valuation is completed within the period required under Section 3.19(d) with respect to such Loan, the Appraisal Reduction Amount shall be equal to 25% of the Stated Principal Balance of such Loan as of the date of the related Appraisal Reduction Event.

            Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Loan or the related REO Property will be reduced to zero as of the date such Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

            "Appraisal Reduction Event": With respect to any Loan, the earliest of (i) 120 days after an uncured delinquency (without regard to the application of any grace period) occurs in respect of such Loan, (ii) the date on which a reduction in the amount of Monthly Payments on such Loan, or a change in any other material economic term of such Loan (other than an extension of the Maturity Date for a period of six months or less), becomes effective as a result of a modification of such Loan by the Special Servicer, (iii) 60 days after a receiver has been appointed for the Borrower of the related Mortgaged Property,
(iv) 30 days after a Borrower declares bankruptcy, (v) 60 days after the Borrower has become the subject of a decree or order for a bankruptcy proceeding that shall have remained in force undischarged and unstayed, and (vi) immediately after a Loan becomes an REO Loan; provided, however, that an Appraisal Reduction Event shall not be deemed to occur at any time on and after the dates when the aggregate Certificate Balances of all Classes of Certificates (other than the Class A Certificates) have been reduced to zero. The Special Servicer shall notify the Master Servicer promptly upon the occurrence of any of the foregoing events.

            "Appraised Value": With respect to any Mortgaged Property, the appraised value thereof as determined by an Appraisal.

            "Appraiser": An Independent MAI, state certified organization with five years of experience in properties of like kind and in the same geographic area.

            "ARD Loan": A Loan that is designated as such on the Mortgage Loan Schedule.

            "Asset Status Report": As defined in Section 3.21(e).

            "Assignable Primary Servicing Fee": Any Primary Servicing Fee that is payable to Midland or its permitted assignee pursuant to Section 3.11(a) and subject to reduction by the Trustee pursuant to Section 3.11(a).

            "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument, executed by the related Borrower, assigning to the related mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

            "Assumed Scheduled Payment": For any Due Period and with respect to any Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Loan on the related Due Date based on the constant payment required by the related Note or the original amortization schedule thereof (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment had not become due, after giving effect to any modification of such Loan, and (b) interest on the Stated Principal Balance of such Loan at the applicable Mortgage Rate (less the Master Servicing Fee Rate and Primary Servicing Fee Rate).

            "Authenticating Agent": Wells Fargo Bank Minnesota, N.A., a national banking association, or any agent of the Trustee appointed to act as Authenticating Agent pursuant to Section 5.01.

            "Available Distribution Amount": With respect to any Distribution Date, an amount equal to the sum (without duplication) of:

            (a) the aggregate amount received on or with respect to the Loans (and any related REO Properties) and on deposit in the Collection Account as of the close of business on the Business Day preceding the Master Servicer Remittance Date, exclusive of the following amounts (without duplication):

            (i) all Monthly Payments collected but due on a Due Date after the end of the related Due Period;

            (ii) all Principal Prepayments, Balloon Payments, Liquidation Proceeds or Insurance and Condemnation Proceeds, all amounts paid in connection with Loan repurchases pursuant to Section 2.03(b), and all other unscheduled recoveries received or deemed received after the related Determination Date;

            (iii) all amounts in the Collection Account that are payable or reimbursable to any Person from such account pursuant to clauses (ii) through (xviii), inclusive, of Section 3.05(a);

            (iv) all amounts that are payable or reimbursable to any Person pursuant to clauses (iii) through (v), inclusive, of Section 3.05(b);

            (v) all Yield Maintenance Charges (other than the portion thereof that constitutes part of the Special Principal Distribution Amount for such Distribution Date);

            (vi) all amounts deposited in the Collection Account in error;

            (vii) any net interest or net investment income on funds on deposit in the Collection Account or any REO Account or in Permitted Investments in which such funds may be invested;

            (viii) with respect to any Distribution Date relating to each Interest Accrual Period ending in each February or in any January in a year which is not a leap year, an amount equal to one day of interest on the Stated Principal Balance of each Loan as of the Distribution Date in the month preceding the month in which such Distribution Date occurs at the related Mortgage Rates to the extent such amount is to be deposited in the Interest Reserve Account and held for future distribution pursuant to
      Section 3.28; and

            (ix) Excess Interest;

            (b) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred with respect to the Loans from the REO Account to the Collection Account for such Distribution Date pursuant to Section 3.16(c);

            (c) the aggregate amount of any P&I Advances made in respect of the Loans by the Master Servicer or the Trustee, as applicable, for such Distribution Date pursuant to Section 4.03 or 7.05 (which P&I Advances shall not include any related Master Servicing Fees, Primary Servicing Fees or Workout
Fees);

            (d) all funds released from the Interest Reserve Account for distribution on such Distribution Date;

            (e) any payments required to be made by the Master Servicer pursuant to Section 3.02(d); and

            (f) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred (pursuant to Section 3.05(d)) from the Excess Liquidation Proceeds Account to the Distribution Account in respect of such Distribution Date.

            "Balloon Loan": Any Loan that by its terms provides for an amortization schedule extending beyond its Maturity Date.

            "Balloon Payment": With respect to any Balloon Loan and any date of determination, the scheduled payment of principal due on the Maturity Date of such Loan (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

            "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

            "Base Interest Fraction": With respect to any Principal Prepayment on any Loan and any of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, a fraction (not greater than 1) (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the Yield Rate used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Loan exceeds (ii) the Yield Rate (as provided by the Master Servicer) used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment; provided, however, that if such Yield Rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Loan and
(y) the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be zero.

            "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

            "Borrower": With respect to any Loan, the obligor or obligors on any related Note or Notes, including, without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Note or Notes.

            "Breach": As defined in Section 2.03(b).

            "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in the states where the Collection Account, Distribution Account, Trustee, Master Servicer or Special Servicer are located and are authorized or obligated by law or executive order to remain closed.

            "Cash Collateral Account": With respect to any Loan that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other loan document, into which account or accounts the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee as successor to the applicable Mortgage Loan Seller's interest in the Loans. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Loan and Section 3.06, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom solely for deposit into the Collection Account or a Servicing Account, or to remit to Borrower as required by the related loan documents, as applicable. To the extent not inconsistent with the terms of the related Loan, each such Cash Collateral Account shall be an Eligible Account.

            "Cash Collateral Account Agreement": With respect to any Loan, the cash collateral account agreement, if any, between the related Mortgage Loan Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

            "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Certificate": Any one of the Depositor's Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, as executed by the Trustee or Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

            "Certificate Balance": With respect to any Class of Regular Certificates (other than the Class A-X and Class A-SP Certificates), (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)). The Certificate Balance of the Class K-Z Certificates is described in Section 2.13(e).

            "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

            "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

            "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement with respect to the rights, obligations or liabilities of the Trustee, the Master Servicer or the Special Servicer, any Certificate registered in the name of the Trustee, the Master Servicer, the Special Servicer or any Affiliate of any of them shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver has been obtained; provided that (i) such restrictions shall not apply to the selection of the Controlling Class or the exercise of the Special Servicer's or its Affiliates' rights as a member of the Controlling Class and (ii) the foregoing shall not apply if the Trustee, the Master Servicer or the Special Servicer, as the case may be, and/or their Affiliates, own the entire Class of each Class of Certificates affected by such action, vote, consent or waiver. The Trustee shall be entitled to request and conclusively rely upon a certificate of the Master Servicer or the Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

            "Class": (i) collectively, all of the Certificates bearing the same alphabetical and, if applicable, numerical class designation and having the same payment terms and (ii) each REMIC I Regular Interest, REMIC II Regular Interest, REMIC III Regular Interest, REMIC IV Regular Interest and each of the K-Z-1 REMIC V Regular Interest and the K-Z-2 REMIC V Regular Interest.

            "Class A Certificate": Any Class A-1, Class A-2 or Class A-3 Certificate.

            "Class A-1 Certificate": A Certificate designated as "Class A-1" on the face thereof, substantially in the form of Exhibit A-1 hereto.

            "Class A-1 Pass-Through Rate": 4.6270% per annum.

            "Class A-2 Certificate": A Certificate designated as "Class A-2" on the face thereof, substantially in the form of Exhibit A-1 hereto.

            "Class A-2 Pass-Through Rate": 6.2210% per annum.

            "Class A-3 Certificate": A Certificate designated as "Class A-3" on the face thereof, substantially in the form of Exhibit A-1 hereto.

            "Class A-3 Pass-Through Rate": 6.4390% per annum.

            "Class A-3A Component": A Component having the Component Notional Amount set forth in clause (v) of the definition of "Class A-X Strip Rate."

            "Class A-3B Component": A Component having the Component Notional Amount set forth in clause (iv) of the definition of "Class A-X Strip Rate."

            "Class A-X Certificate": A Certificate designated as "Class A-X" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class A-X Component": Any one of the components set forth under the definition of "Class A-X Strip Rate."

            "Class A-X Pass-Through Rate": The per annum rate, expressed as a percentage, equal to (i) as to any Distribution Date prior to the Distribution Date on which the Certificate Balance of the Class J-AD Certificates has been reduced to zero, the product of (A) 38.0% and (B) the weighted average of the Class A-X Strip Rates of the Class A-X Components (weighted on the basis of their respective Component Notional Balances) for such Distribution Date, (ii) as to the Distribution Date on which the Certificate Balance of the Class J-AD Certificates has been reduced to zero, 100% of such weighted average of the Class A-X Strip Rates less the percentage thereof applied as Hyperamortization Interest on such Distribution Date, and (iii) as to any Distribution Date after the Distribution Date on which the principal balance of the Class J-AD Certificates has been reduced to zero, such weighted average of the Class A-X Strip Rates.

            "Class A-X Strip Rate": As to any Distribution Date, determined as follows:

            (i) for purposes of accruing interest on those Components having Component Notional Balances corresponding to the respective total Certificate Balances of the Class A-1, A-2, G, H, J-AD, K-Z, L, M, N, O, P, Q and S Certificates, the excess, if any, of the Weighted Average Net Mortgage Rate over the Pass-Through Rate for the corresponding Class of Certificates;

            (ii) for purposes of accruing interest during the period from and including the March 2002 Interest Accrual Period and through and including the February 2009 Interest Accrual Period, on those Components having Component Notional Balances corresponding to the respective total Certificate Balances of the Class B, C, D, E and F Certificates, the excess, if any, of the Weighted Average Net Mortgage Rate over the I/O Split Rate;

            (iii) for purposes of accruing interest during the period after the February 2009 Interest Accrual Period on those Components having Component Notional Balances corresponding to the respective total Certificate Balances of the Class B, C, D, E and F Certificates, the excess, if any, of the Weighted Average Net Mortgage Rate over the Pass-Through Rate for the corresponding Class of Certificates;

            (iv) for purposes of accruing interest during the period from and including the March 2002 Interest Accrual Period through and including the February 2009 Interest Accrual Period on the Class A-3B Component, having a Component Notional Balance corresponding to the Uncertificated Principal Balance of the REMIC II Regular Interest A-3B, consisting of an amount equal to the lesser of $483,300,000 and the total Certificate Balance of the Class A-3 Certificates, the excess, if any, of the Weighted Average Net Mortgage Rate over the I/O Split Rate per annum;

            (v) for purposes of accruing interest during the period from and including the March 2002 Interest Accrual Period through and including the February 2009 Interest Accrual Period on the Class A-3A Component, having a Component Notional Balance corresponding to the Uncertificated Principal Balance of the REMIC II Regular Interest A-3A, consisting of an amount equal to the excess, if any, of the total Certificate Balance of the Class A-3 Certificates over $483,300,000, the excess, if any, of the Weighted Average Net Mortgage Rate over the Pass-Through Rate for the Class A-3 Certificates; and

            (vi) for purposes of accruing interest during the period after the February 2009 Interest Accrual Period on the Class A-3A and Class A-3B Components, the excess, if any, of the Weighted Average Net Mortgage Rate over the Pass-Through Rate for the Class A-3 Certificates.

            "Class A-SP Certificate": A Certificate designated as "Class A-SP" on the face thereof, in the form of Exhibit A-2 hereto.

            "Class A-SP Component": Any one of the components set forth under the definition of "Class A-SP Strip Rate."

            "Class A-SP Pass-Through Rate": As to any Distribution Date, the per annum rate, expressed as a percentage, equal to the weighted average of the Class A-SP Strip Rates of the Class A-SP Components (weighted on the basis of their respective Component Notional Balances) for such Distribution Date.

            "Class A-SP Strip Rate": As to any Distribution Date on or prior to the Distribution Date in March 2009 and its related Interest Accrual Period, determined as follows:

            (i) for purposes of accruing interest on the Class A-3B Component, having a Component Notional Balance corresponding to the Uncertificated Principal Balance of the REMIC II Regular Interest A-3B, consisting of an amount equal to the lesser of $483,300,000 and the total Certificate Balance of the Class A-3 Certificates, the excess, if any, of:

                  (A) the lesser of (i) the I/O Split Rate and (ii) the Weighted
            Average Net Mortgage Rate, over

                  (B) the Pass-Through Rate for the Class A-3 Certificates; and

            (ii) for purposes of accruing interest on those Components having Component Notional Balances corresponding to the total Certificate Balances of the Class B, C, D, E and F Certificates, the excess, if any, of:

                  (A) the lesser of (i) the I/O Split Rate and (ii) the Weighted
            Average Net Mortgage Rate, over

                  (B) the Pass-Through Rate for the corresponding Class of
            Certificates.

            "Class B Certificate": A Certificate designated as "Class B" on the face thereof, in the form of Exhibit A-4 hereto.

            "Class B Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.5740%.

            "Class C Certificate": A Certificate designated as "Class C" on the face thereof, in the form of Exhibit A-4 hereto.

            "Class C Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.6570%.

            "Class D Certificate": A Certificate designated as "Class D" on the face thereof, in the form of Exhibit A-4 hereto.

            "Class D Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.7160%.

            "Class E Certificate": A Certificate designated as "Class E" on the face thereof, in the form of Exhibit A-4 hereto.

            "Class E Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.8010%.

            "Class F Certificate": A Certificate designated as "Class F" on the face thereof, in the form of Exhibit A-5 hereto.

            "Class F Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of 7.0670% and the Weighted Average Net Mortgage Rate for such Distribution Date.

            "Class G Certificate": A Certificate designated as "Class G" on the face thereof, in the form of Exhibit A-5 hereto.

            "Class G Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 7.1650% and (ii) the Weighted Average Net Mortgage Rate for such Distribution Date.

            "Class H Certificate": A Certificate designated as "Class H" on the face thereof, in the form of Exhibit A-5 hereto.

            "Class H Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate.

            "Class J-AD Certificate": A Certificate designated as "Class J" on the face thereof, in the form of Exhibit A-5 hereto.

            "Class J-AD Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.2940%.

            "Class K-Z Certificate": A Certificate designated as "Class K" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class K-Z Deferred Payment Amount": As defined in Section 2.13(d).

            "Class K-Z Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.2940%.

            "Class K-Z REMIC V Regular Interests": As defined in Section
2.13(b).

            "Class L Certificate": A Certificate designated as "Class L" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class L Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.2940%.

            "Class M Certificate": A Certificate designated as "Class M" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class M Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.2940%.

            "Class N Certificate": A Certificate designated as "Class N" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class Notional Amount": As defined in Section 2.13(f).

            "Class N Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.2940%.

            "Class O Certificate": A Certificate designated as "Class O" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class O Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.2940%.

            "Class P Certificate": A Certificate designated as "Class P" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class P Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.2940%.

            "Class Q Certificate": A Certificate designated as "Class Q" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class Q Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.2940%.

            "Class R Certificate": A Certificate designated as "Class R" on the face thereof, in the form of Exhibit A-8 hereto.

            "Class S Certificate": A Certificate designated as "Class S" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class S Pass-Through Rate": As to any Distribution Date, a per annum rate equal to 6.2940%.

            "Class V Certificate": A Certificate designated as "Class V" on the face thereof, in the form of Exhibit A-7 hereto. The Class V Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

            "Clearstream": Clearstream, Luxembourg, societe anonyme (formerly known as Cedelbank), a corporation organized under the laws of the Duchy of Luxembourg.

            "Closing Date": March 26, 2002.

            "CMSA": The Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Trustee, the Special Servicer and the Directing Certificateholder.

            "CMSA Bond Level File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Bond Level File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee, the Master Servicer (if the Trustee will require any additional information from the Master Servicer) and the Directing Certificateholder.

            "CMSA Collateral Summary File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Collateral Summary File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee, the Master Servicer (if the Trustee will require any additional information from the Master Servicer) and the Directing Certificateholder.

            "CMSA Comparative Financial Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder, and in any event, setting forth, among other things, (a) the occupancy and debt service coverage ratio for each Mortgage Loan or related Mortgaged Property, as applicable, as of the date of the latest financial information (covering no less than twelve (12) consecutive months) available immediately preceding the preparation of such report; and (b) the revenue, expense and net operating income or net cash flow for each of the following periods (to the extent such information is in the Master Servicer's or the Special Servicer's possession or under its control):
(i) the most current available year-to-date, (ii) each of the previous two (2) full fiscal years stated separately; and (iii) the "base year" (representing the original analysis of information used as of the Cut-off Date). For the purposes of the production by Master Servicer or the Special Servicer of any such report that is required to state information for any period prior to the Cut-off Date, the Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the related Mortgage Loan Seller, by the related Borrower or (x) in the case of such a report produced by the Master Servicer, by the Special Servicer (if other than the Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by the Master Servicer (if other than the Special Servicer or an Affiliate thereof).

            "CMSA Delinquent Loan Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder.

            "CMSA Financial File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Financial File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder.

            "CMSA Historical Liquidation Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder.

            "CMSA Historical Loan Modification Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Loan Modification Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder.

            "CMSA Loan Periodic Update File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder and the Trustee.

            "CMSA Loan Setup File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Setup File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder and the Trustee.

            "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, is acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder, and in any event, shall present the computations made in accordance with the methodology described in such form to "normalize" the full year net operating income or net cash flow, as applicable, and debt service coverage numbers used in the other reports required by this Agreement.

            "CMSA Operating Statement Analysis Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer and the Directing Certificateholder.

            "CMSA Property File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Property File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Property File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder.

            "CMSA REO Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "REO Status Report" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "REO Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Directing Certificateholder.

            "CMSA Servicer Watch List": For any Determination Date, a report substantially in the form of, and containing the information called for in Exhibit G, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by Exhibit G, is reasonably acceptable to the Master Servicer or Special Servicer, as applicable, and the Directing Certificateholder; provided that, until such time as the CMSA adopts a standard form of "Servicer Watch List", such report shall identify all Mortgage Loans (other than Specially Serviced Mortgage Loans) that are required by the criteria set forth on Exhibit G hereto; and provided, further, that, upon adoption by the CMSA of a standard format, such format shall be used for this report.

            "CMSA Website": The CMSA's Website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

            "Code": The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

            "Collateral Support Deficit": As defined in Section 4.04.

            "Collection Account": One or more separate custodial accounts created and maintained by the Master Servicer or any Sub-Servicer on behalf of the Master Servicer pursuant to Section 3.04(a) in the name of the Trustee on behalf of the Certificateholders, into which the amounts set forth in Section 3.04(a) shall be deposited directly, which account shall be entitled "[____________], in trust for Wells Fargo Bank Minnesota, N.A., as Trustee for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, Collection Account." Any such account or accounts shall be an Eligible Account and shall be part of the REMIC I.

            "Commission": The Securities and Exchange Commission.

            "Component": Any one of the Class A-X Components or the Class A-SP Components.

            "Component Notional Amount": As defined in Section 2.13(d).

            "Component Notional Balance": The notional balance of any Component corresponding to the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates and the Class A-3A and Class A-3B Components, as set forth in the definitions of "Class A-X Strip Rate" and "Class A-SP Strip Rate."

            "Component Strip Rate": As defined in Section 2.13(d).

            "Controlling Class": As of any date of determination, the most subordinate Class of Regular Certificates (other than the Class A-X Certificates and Class A-SP Certificates) then outstanding that has a Certificate Balance at least equal to 25% of the initial Certificate Balance of such Class (or, in the case of the Class K-Z Certificates, of the initial Certificate Balance of the Class J-AD Certificates); or, if no such Class exists, the most subordinate Class then outstanding. As of the Closing Date, the Controlling Class shall be the Class S Certificates.

            "Controlling Class Certificateholder": Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified by the Certificate Registrar to the Trustee from time to time.

            "Corporate Trust Office": The principal corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located (i) for certificate transfer purposes, at Sixth and Marquette, Minneapolis, Minnesota 55479-0113, Attention: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1 and (ii) for all other purposes, at 11000 Broken Land Parkway, Columbia, Maryland 21044-3562, Attention: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1.

            "Corrected Loan": Any Specially Serviced Loan that has become current and remained current for three consecutive Monthly Payments (for such purposes taking into account any modification or amendment of such Loan) and as to which Loan the Special Servicer has returned servicing to the Master Servicer pursuant to Section 3.21(a).

            "Credit File": Any documents, other than documents required to be part of the related Mortgage File, in the possession of the Master Servicer and relating to the origination and servicing of any Loan.

            "Crossed Loan": Any Loan which is cross-defaulted and cross-collateralized with any other Loan.

            "Crossed Loan Repurchase Criteria": (i) The Debt Service Coverage Ratio for all remaining related Crossed Loans for the four calendar quarters immediately preceding the repurchase or substitution is not less than the greater of (a) the Debt Service Coverage Ratio for all such related Crossed Loans, including the affected Crossed Loan, for the four calendar quarters immediately preceding the repurchase or substitution and (b) 1.25x, (ii) the loan-to-value ratio for any remaining related Crossed Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller is not greater than the lesser of (a) the Loan-to-Value Ratio for all such related Crossed Loans, including the affected Crossed Loan, (b) the loan-to-value ratio for all such related Crossed Loans, including the affected Crossed Loan, determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller and (c) 75.0%, and (iii) the Trustee receives an Opinion of Counsel (at the expense of the Mortgage Loan Seller) to the effect that such repurchase or substitution will not result in the imposition of a tax on the assets of the Trust Fund or cause any Trust REMIC to fail to qualify as a REMIC for federal or applicable state tax purposes at any time that any of the Certificates are outstanding.

            "CSFB Loans": The Loans transferred to the Depositor pursuant to the CSFB Mortgage Loan Purchase Agreement.

            "CSFB Mortgage Loan Purchase Agreement": With respect to the CSFB Loans, the agreement between the Depositor and the CSFB Mortgage Loan Seller, dated as of March 1, 2002, relating to the transfer of all of the CSFB Mortgage Loan Seller's right, title and interest in and to the CSFB Loans.

            "CSFB Mortgage Loan Seller": Column Financial, Inc., a Delaware corporation, and its successors in interest.

            "Cut-off Date": Individually and collectively, the respective Due Dates for the Loans in March 2002.

            "Cut-off Date Principal Balance": With respect to any Loan, the outstanding principal balance of such Loan as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

            "Debt Service Coverage Ratio": With respect to any Loan for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Loan during such period.

            "Default Interest": With respect to any Loan (or successor REO
Loan), any amounts collected thereon, other than late payment charges or Yield Maintenance Charges, that represent interest in excess of interest accrued on the principal balance of such Mortgage Loan (or REO Loan) at the related Mortgage Rate, such excess interest arising out of a default under such Mortgage Loan.

            "Defaulted Loan": A Loan that is at least sixty days delinquent in respect of its Monthly Payments, or delinquent in respect of its Balloon Payment, if any, in each case without giving effect to any grace period permitted by the related Mortgage or Note or if any non-monetary event of default occurs that results in the Loan becoming a Specially Serviced Loan; provided, however, that no Monthly Payment (other than a Balloon Payment) shall be deemed delinquent if less than ten dollars of all amounts due and payable on such Loan has not been received.

            "Defaulting Party": As defined in Section 7.01(b).

            "Defeasance Collateral": As defined in Section 3.08(g)(i).

            "Defeasance Loan": As defined in Section 3.08(g).

            "Defect": As defined in Section 2.02(e).

            "Deficient Valuation": With respect to any Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of the Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

            "Definitive Certificate": A Certificate issued in registered, definitive physical form.

            "Denomination": As defined in Section 5.01(b).

            "Depositor": Credit Suisse First Boston Mortgage Securities Corp., a Delaware corporation, or its successor in interest.

            "Depository": The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

            "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Depository Rules": As defined in Section 5.02(b).

            "Determination Date": With respect to any Distribution Date, the close of business on the 11th day of the month in which such Distribution Date occurs, or if such 11th day is not a Business Day, the Business Day immediately following such 11th day.

            "Directing Certificateholder": The Controlling Class Certificateholder selected by the Holders of more than 50% of the Percentage Interests in the Controlling Class, by Certificate Balance, as certified by the Trustee from time to time and as shall be evidenced by notice delivered by the Directing Certificateholder to the parties hereto and the prior Directing Certificateholder, if any; provided, however, that until a Directing Certificateholder is so selected or after receipt of a notice from the Holders of more than 50% of the Percentage Interests in the Controlling Class that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that beneficially owns the largest aggregate Certificate Balance of the Controlling Class shall be the Directing Certificateholder. The initial Directing Certificateholder will be Lennar Partners, Inc. No appointment of any Person as a Directing Certificateholder shall be effective until such Person provides the Trustee, the Master Servicer and the Special Servicer with written confirmation of its acceptance of such appointment, an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers). If no Person is appointed a Directing Certificateholder, the Master Servicer, the Special Servicer and the Trustee shall not be required to recognize the Controlling Class Certificateholder that beneficially owns the largest aggregate Certificate Balance of the Controlling Class as the Directing Certificateholder until such Certificateholder provides an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers).

            "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not (within the meaning of Treasury Regulation Section 1.512(b)-1(c)(5)) customarily provided to tenants in connection with the rental of space for occupancy, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by the Trust Fund, in each case other than through an Independent Contractor; provided, however, that the Trustee (or the Master Servicer or the Special Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the Master Servicer or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs (of the type that would be deductible under Section 162 of the Code) or capital expenditures with respect to such REO Property.

            "Disqualified Organization": Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Master Servicer or the Trustee based upon an Opinion of Counsel provided to the Trustee (which shall not be an expense of the Trustee) that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any Trust REMIC to qualify as a REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            "Distribution Account": The account, accounts or sub-accounts created and maintained by the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, Distribution Account." The Distribution Account shall be an Eligible Account. The REMIC I Distribution Account, REMIC II Distribution Account, REMIC III Distribution Account, REMIC IV Distribution Account and REMIC V Distribution Account shall be sub-accounts of the Distribution Account.

            "Distribution Date": With respect to any month, the later of the 15th calendar day of the month and the fourth Business Day after the Determination Date of such month, commencing in April, 2002.

            "Document Defect": As defined in Section 2.03(b).

            "Due Date": With respect to (i) any Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due (without giving effect to any grace period with respect to late Monthly Payments), (ii) any Loan after the Maturity Date therefor, the day of the month set forth in the related Note on which each Monthly Payment on such Loan had been scheduled to be first due (without giving effect to any grace period) and (iii) any REO Loan, the day of the month set forth in the related Note on which each Monthly Payment on the related Loan had been scheduled to be first due (without giving effect to any grace period).

            "Due Period": With respect to each Distribution Date, the period commencing immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, commencing as of the Closing Date) and ending on and including the Determination Date in the calendar month in which such Distribution Date occurs.

            "Eligible Account": Either (i) an account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee) the long-term unsecured debt obligations of which are rated at least "AA" by S&P (or "A-" if the short-term debt obligations thereof have a short-term rating of not less than "A-1") and "Aa3" by Moody's, if the deposits are to be held in such account for more than 30 days or the short-term debt obligations of which have a short-term rating of not less than "A-1" by S&P and "P-1" by Moody's if the deposits are to be held in such account for 30 days or less, or such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then-current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified (as applicable), downgraded or withdrawn by reason thereof or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal- or state-chartered depository institution or trust company that, in either case, has a combined capital and surplus of at least $50,000,000 and has corporate trust powers, acting in its fiduciary capacity, provided that any state-chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. ss. 9.10(b), or (iii) an account or accounts maintained by PNC so long as PNC (1) shall have a long-term unsecured debt rating of at least "A" and a short-term rating of at least "A1" from Moody's and (2) has the appropriate rating from S&P specified in clause (i) above, or (iv) an account or accounts maintained with KeyBank so long as KeyBank (1) shall have a long-term unsecured debt rating of at least "A1" and a short-term rating of at least "P-1" from Moody's and (2) has the appropriate rating from S&P specified in clause (i) above, or (v) such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then-current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified (as applicable), downgraded or withdrawn by reason thereof. Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

            "Eligible Investor": With respect to the Private Certificates, (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, (ii) a Person which is not a "U.S. Person" as defined in Regulation S under the Securities Act that is purchasing for its own account or for the account of a Person which is not such a "U.S. Person" and (iii) an Institutional Accredited Investor.

            "Environmental Assessment": A "Phase I environmental assessment" as described in and meeting the criteria of the American Society of Testing Materials Standard E 1527-94 or any successor thereto published by the American Society of Testing Materials.

            "Environmental Insurance Policy": With respect to any Loan, any insurance policy covering Insured Environmental Events that is maintained from time to time in respect of such Loan or the related Mortgaged Property.

            "Environmental Insurer": The provider of insurance pursuant to any Environmental Insurance Policy.

            "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Restricted Certificate": (a) Any Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificate; provided that any such Certificate (a) will cease to be considered an ERISA Restricted Certificate and (b) will cease to be subject to the transfer restrictions contained in
Section 5.02(e) if, as of the date of a proposed transfer of such Certificate, either (i) it is rated in one of the four highest generic ratings categories by a Rating Agency or (ii) relevant provisions of ERISA would permit transfer of such Certificate to a Plan (in the case of clause (ii), as evidenced by an Opinion of Counsel); and (b) any other Class of Certificates, if such Class is no longer rated in one of four highest generic ratings categories by a Rating Agency as of the date of a proposed transfer of such Class of Certificate.

            "ERISA Prohibited Holder": As defined in Section 5.02(g)(i)(A).

            "Escrow Payment": Any payment received by the Master Servicer for the account of any Borrower for application toward the payment of real estate taxes, assessments, Insurance Policy premiums and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

            "Euroclear": The Euroclear System.

            "Event of Default": One or more of the events described in Section 7.01(a).

            "Excess Interest": With respect to each of the ARD Loans, interest accrued on such Loan and allocable to the Excess Rate. With respect to the Loan known as the Locke Sovran Portfolio and designated as Loan No. 4 on the Mortgage Loan Schedule, such amount as the Master Servicer may deposit into, or remit to the Trustee for deposit into, the Excess Interest Distribution Account pursuant to Section 3.08(p). The Excess Interest is an asset of the Trust Fund, but shall not be an asset of any Trust REMIC.

            "Excess Interest Distribution Account": The trust account, accounts or subaccount created and maintained by the Trustee, which may be a subaccount of the Distribution Account pursuant to Section 3.04(c), which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, Excess Interest Distribution Account" and which shall be an Eligible Account or a subaccount of an Eligible Account. The Excess Interest Distribution Account shall not be an asset of any Trust REMIC.

            "Excess Liquidation Proceeds": The excess, if any, of (a) the Liquidation Proceeds from the sale or liquidation of a Specially Serviced Loan or REO Property, net of (i) interest on any related Advances and (ii) any related Servicing Advances, over (b) the amount needed to pay off in full the Loan or related REO Loan and all amounts due with respect thereto.

            "Excess Liquidation Proceeds Account": The trust account, accounts or sub-account created and maintained by the Trustee, which may be a sub-account of the Distribution Account, pursuant to Section 3.04(d) in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A. [or the name of any successor Trustee], as Trustee, in trust for the registered holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1." The Excess Liquidation Proceeds Account shall be an asset of REMIC I.

            "Excess Rate": With respect to each ARD Loan after the related Anticipated Repayment Date, the excess of (i) the applicable Revised Rate over
(ii) the applicable Mortgage Rate, each as initially set forth in the Mortgage Loan Schedule.

            "Excess Servicing Strip": The excess of the Master Servicing Fee Rate over 0.005% (0.50 basis points) per annum, subject to reduction by the Trustee pursuant to Section 3.11(a).

            "Exchange Act": The Securities Exchange Act of 1934, as amended from time to time.

            "Exchange Act Report": The monthly Statement to Certificateholders to be filed with the Commission, under cover of the related form required by the Exchange Act.

            "Fair Value": As defined in Section 3.18(b).

            "FDIC": Federal Deposit Insurance Corporation or any successor.

            "FHLMC": Federal Home Loan Mortgage Corporation or any successor.

            "Final Group KK Interest Accrual Period": As defined in Section 2.09(f).

            "Final Recovery Determination": A determination by the Special Servicer with respect to any Defaulted Loan or REO Property that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries that, in the Special Servicer's reasonable good faith judgment, exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable.

            "FNMA": Federal National Mortgage Association or any successor thereto.

            "Group 1 Minor Sequential Pay REMIC III Regular Interests": As defined in Section 2.09(d).

            "Group 2 Minor Sequential Pay REMIC III Regular Interests": As defined in Section 2.09(d).

            "Group AX REMIC III Regular Interests": As defined in Section
2.09(d).

            "Group KK REMIC III Regular Interests": As defined in Section
2.09(d).

            "Group SP REMIC III Regular Interests": As defined in Section
2.09(d).

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Hyperamortization Interest": With respect to each Distribution Date up to and including the Distribution Date on which the Certificate Balance of the Class J-AD Certificates is reduced to zero, interest accrued in respect of the related Interest Accrual Period on a total notional amount equal to the total Certificate Balance of the Class A-1, A-2, A-3, B, C, D, E, F, G, H, J-AD, K-Z, L, M, N, O, P, Q and S Certificates outstanding from time to time, at a rate equal to the product of (i) 62.0% and (ii) the weighted average of the Class A-X Strip Rates for each of the Class A-X Components (weighted on the basis of their respective Component Notional Balances). Hyperamortization Interest will accrue based on a 360-day year consisting of twelve 30-day months and will cease to accrue after the Interest Accrual Period relating to the Distribution Date on which the Certificate Balance of the Class J-AD Certificates is reduced to zero. Hyperamortization Interest, together with certain other amounts constituting the Special Principal Distribution Amount, will be applied to pay down the principal balance of the Class J-AD Certificates. To the extent that Hyperamortization Interest accrued during any Interest Accrual Period, together with certain other amounts constituting the Special Principal Distribution Amount, exceeds the amount needed to reduce the principal balance of the Class J-AD Certificates to zero, such excess will reduce the percentage set forth above and will be payable on the related Distribution Date as part of the Class A-X Pass-Through Rate to the Class A-X Certificates. Hyperamortization Interest for an Interest Accrual Period corresponds to the Accrued Interest in respect of REMIC IV Regular Interest KK for such Interest Accrual Period.

            "I/O Split Rate": With respect to any Distribution Date, the rate per annum corresponding to the related Distribution Date as set forth on
Schedule I hereto.

            "Independent": When used with respect to any specified Person, any such Person that (i) is in fact independent of the Depositor, the Master Servicer, the Special Servicer, the Trustee and any and all Affiliates thereof,
(ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Depositor, the Master Servicer, the Special Servicer or any Affiliate thereof and (iii) is not connected with the Depositor, the Master Servicer, the Special Servicer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, the Master Servicer, the Special Servicer, the Trustee or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of debt or equity securities issued by the Depositor, the Master Servicer, the Special Servicer, the Trustee or any Affiliate thereof, as the case may be.

            "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Master Servicer or the Trust, delivered to the Trustee and the Master Servicer), so long as the Trust Fund does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that the Master Servicer or the Special Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) has been delivered to the Trustee to that effect or (ii) any other Person (including the Master Servicer and the Special Servicer) upon receipt by the Trustee and the Master Servicer of an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor), to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

            "Independent Director: A duly appointed member of the board of directors of the relevant entity who shall not have been, at the time of such appointment, at any time after appointment, or at any time in the preceding five
(5) years, (i) a direct or indirect legal or beneficial owner in such entity or any of its affiliates, (ii) a creditor, supplier, employee, officer, director, manager or contractor of such entity or any of its affiliates, (iii) a person who controls such entity or any of its affiliates, or (iv) a member of the immediate family of a person defined in (i), (ii) or (iii) above.

            "Ineligible Class V Owner": Any Borrower, or any entity that owns an ownership interest in a Borrower, other than, in each case, the CSFB Mortgage Loan Seller or an affiliate thereof.

            "Initial Purchaser": Credit Suisse First Boston Corporation, as initial purchaser of the Private Certificates.

            "Initial Requesting Subordinate Certificateholder": First Chicago Capital Corporation.

            "Initial Resolution Period": As defined in Section 2.03(b).

            "Institutional Accredited Investor": As defined in Section 5.02(b).

            "Institutional Lender/Owner": One or more of the following: (i) a bank, saving and loan association, investment bank, insurance company, real estate investment trust, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, (ii) an investment company, money management firm or "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended, which is regularly engaged in the business of making or owning mezzanine loans of similar types to the mezzanine loan in the question, (iii) a trustee in connection with a securitization of the mezzanine loan, so long as such trustee or the servicer therefor is an entity that otherwise would be an Institutional Lender/Owner, (iv) an institution substantially similar to any of the foregoing, in each case of clause (i), (ii), (iii) or (iv) of this definition, which (A) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity of $200,000,000 and
(B) is regularly engaged in the business of making or owning commercial loans or
(v) an entity Controlled (as defined below) by the Underwriters or any of the entities described in clause (i) above. For purposes of this definition only, "Control" means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise ("Controlled" has the meaning correlative thereto). The Special Servicer shall obtain from the proposed transferee, and shall be entitled to rely on, (i) an officer's certificate of a proposed transferee that such transferee satisfies the requirements of this definition and (ii) in the case of any proposed transferee that is an entity described in and meeting the criteria in clauses (i)-(iv) of the immediately preceding sentence, the most recent financial statements of such transferee.

            "Insurance and Condemnation Proceeds": All proceeds (net of expenses of collection) paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Borrower, in either case, in accordance with the Servicing Standard.

            "Insurance Policy": With respect to any Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Loan or the related Mortgaged Property.

            "Insured Environmental Event": As defined in Section 3.07.

            "Interest Accrual Period": With respect to any Class of Regular Certificates or REMIC Regular Interests and any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs. Each Interest Accrual Period shall be deemed for purposes of this definition to consist of 30 days.

            "Interest Reserve Account": The account created and maintained by the Trustee, which may be a subaccount of the Distribution Account, pursuant to
Section 3.28, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, Interest Reserve Account," which shall be an Eligible Account or a subaccount of an Eligible Account.

            "Interest Shortfall Amount": As to any Distribution Date and any Class of Regular Certificates, the amount, if any, by which the amount distributed on such Class on such Distribution Date in respect of interest is less than the related Optimal Interest Distribution Amount.

            "Interested Person": The Depositor, the Master Servicer, the Special Servicer, any Independent Contractor engaged by the Special Servicer, any Holder of a Certificate or any Affiliate of any such Person.

            "Investment Account": As defined in Section 3.06(a).

            "Issue Price": With respect to each Class of Certificates, the "issue price" as defined in the REMIC Provisions.

            "Key Loans": The Loans transferred to the Depositor pursuant to the Key Mortgage Loan Purchase Agreement or a replacement Loan substituted for any such original Loan.

            "Key Mortgage Loan Purchase Agreement": With respect to the Key Loans, the agreement between the Depositor and the Key Mortgage Loan Seller, dated as of March 1, 2002, relating to the transfer of the Key Mortgage Loan Seller's right, title and interest in and to the Key Loans.

            "Key Mortgage Loan Seller": KeyBank National Association, a national banking association, and its successors in interest.

            "KeyBank": KeyBank National Association, a national banking association.

            "KRECM": KeyCorp Real Estate Capital Markets, Inc., an Ohio corporation, and its successors in interest.

            "KRECM Serviced Loans": Loans identified on Exhibit L hereto, to be serviced by KRECM as Primary Servicer pursuant to the Primary Servicing Agreement between the Master Servicer and KRECM.

            "Late Collections": With respect to any Loan, all amounts (except Penalty Charges) received thereon during any Due Period, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Due Period and not previously received. With respect to any REO Loan, all amounts (except Penalty Charges) received in connection with the related REO Property during any Due Period, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Loan (without regard to any acceleration of amounts due under the predecessor Loan by reason of default) on a Due Date in a previous Due Period and not previously received.

            "Liquidation Event": With respect to any Loan or REO Property, any of the following events: (i) payment in full of such Loan; (ii) the making of a Final Recovery Determination with respect to such Loan or REO Property; (iii) the repurchase of such Loan by the related Mortgage Loan Seller pursuant to
Section 7 of the related Mortgage Loan Purchase Agreement; (iv) the purchase of such Loan or REO Property by the Directing Certificateholder or the Special Servicer pursuant to Section 3.18; or (v) the purchase of such Loan or REO Property by the Holders of more than 50% of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to
Section 9.01.

            "Liquidation Fee": A fee payable to the Special Servicer with respect to each Specially Serviced Loan or REO Loan as to which the Special Servicer receives a full or discounted payoff with respect thereto from the related Borrower or any Liquidation Proceeds with respect thereto, equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or the net Liquidation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Loan or REO Loan, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to clauses (iii) (but only as it relates to a sale to the Special Servicer), (iv) (so long as such repurchase occurs within the applicable cure period set forth in the related Mortgage Loan Purchase Agreement, as extended), or (v) of the definition of Liquidation Proceeds or in connection with the purchase of a Specially Serviced Loan by the Special Servicer.

            "Liquidation Fee Rate": As defined in Section 3.11.

            "Liquidation Proceeds": Cash amounts (other than Insurance and Condemnation Proceeds and REO Revenues) received by the Master Servicer or Special Servicer, net of expenses, in connection with: (i) the liquidation of a Mortgaged Property or other collateral constituting security for a Defaulted Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Borrower; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the purchase of a Defaulted Loan by the Directing Certificateholder or the Special Servicer pursuant to Section 3.18; (iv) the repurchase of a Loan by any Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement; or (v) the purchase of all Loans by Holders of more than 50% of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01.

            "Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01, and from time to time held in the Trust Fund, including any Loan that becomes a Specially Serviced Loan. As used herein, the term "Loan" includes the related Note, Mortgage and other documents contained in the related Mortgage File and any related agreements.

            "Loan Agreement": With respect to any Loan, the loan agreement, if any, between the related Mortgage Loan Originator and the Borrower, pursuant to which such Loan was made.

            "Loan Documents": With respect to each Loan, to the extent applicable, the Loan Agreement, the Mortgage, the Note, the Assignment of Leases (if separate from the Mortgage), the Security Agreement, any cash management agreement, any ground lease, any letters of credit, escrow or reserve account information relating to the Additional Collateral Loans, any UCC Financing Statements, the title insurance policy, all surveys, all insurance policies, any environmental liability agreements, any escrow agreements for improvements or lease-up, any guaranties related to such Loan, any prior assignments of mortgage in the event that the originator is not the originator of record, any collateral assignments of property management agreements and other services agreements required by the applicable commitment and other loan documents, any preferred equity and mezzanine loan documents and all modification, consolidation and extension agreements, if any.

            "Loan-to-Value Ratio": With respect to any Loan, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of such Loan at the time of determination, and the denominator of which is the Original Value of the related Mortgaged Property.

            "Lock-Box Account": With respect to any Mortgaged Property, the account, if any, created pursuant to any documents relating to a Loan to receive revenues therefrom. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Loan and Section 3.06, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts.

            "Lock-Box Agreement": With respect to any Loan, the lock-box agreement, if any, between the applicable Mortgage Loan Originator or the applicable Mortgage Loan Seller and the related Borrower, pursuant to which the related Lock-Box Account may have been established.

            "LT-IV-Minor Accrual Amount": As defined in Section 2.11(e).

            "MAI": Member of the Appraisal Institute.

            "Major Sequential Pay REMIC III Regular Interests": As defined in
Section 2.09(d).

            "Major Sequential Pay REMIC IV Regular Interests": As defined in
Section 2.11(d).

            "Management Agreement": With respect to any Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

            "Manager": With respect to any Loan, any property manager for the related Mortgaged Property or Mortgaged Properties.

            "Master Servicer": Midland Loan Services, Inc. and its successors in interest and assigns, or any successor master servicer appointed as herein provided.

            "Master Servicer Remittance Date": With respect to any Distribution Date, the Business Day preceding such Distribution Date.

            "Master Servicer Remittance Report": A report prepared by the Master Servicer in CMSA Loan Periodic Update File format containing such information regarding the Loans as will permit the Trustee to calculate the amounts to be distributed pursuant to Section 4.01 and to furnish statements to Certificateholders pursuant to Section 4.02, including information on the outstanding principal balances of each Loan specified therein, and containing such additional information as the Master Servicer, the Special Servicer and the Trustee may from time to time agree.

            "Master Servicing Fee": With respect to each Loan and REO Loan, the fee payable to the Master Servicer pursuant to the first paragraph of Section 3.11(a).

            "Master Servicing Fee Rate": With respect to the Master Servicer and each Loan, Specially Serviced Loan, and REO Loan, a rate equal to 0.02% per annum computed on the same basis and in the same manner as interest is computed on the related Loan.

            "Material Breach": As defined in Section 2.03(b).

            "Material Document Defect": As defined in Section 2.03(b).

            "Maturity Date": With respect to any Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Loan by reason of default thereunder, (ii) any grace period permitted by the related Note or (iii) any modification, waiver or amendment of such Loan granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20 occurring prior to such date of determination.

            "Maximum Class Principal Balance": As defined in Section 2.13(d).

            "Mezzanine Loan": Any loan constituting "Mezzanine Debt" or a "Mezzanine Loan," as identified in Exhibit E.

            "Mezzanine Loan Collateral": With respect to any Mezzanine Loan, any stock, partnership interests, membership interests or other equity interest in the related Borrower that has been pledged pursuant to such Mezzanine Loan.

            "Mezzanine Loan Holder": With respect to any Mezzanine Loan, the Holder or obligee thereof.

            "Midland": Midland Loan Services, Inc.

            "Minor Sequential Pay REMIC IV Regular Interests": As defined in
Section 2.11(d).

            "Moody's": Moody's Investors Service, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Moody's Investors Service, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to "applicable rating category" (other than such references to "highest applicable rating category") shall, in the case of Moody's, be deemed to refer to such applicable rating category of Moody's, without regard to any plus or minus or other comparable rating qualification.

            "Monthly Interest Distribution Amount": As to any Distribution Date and any Class of Regular Certificates, the Accrued Certificate Interest Amount for such Class for such Distribution Date.

            "Monthly Payment": With respect to any Loan (other than any REO
Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment, which is payable by the related Borrower on such Due Date under the related Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment of such Loan granted or agreed to by the Master Servicer or Special Servicer pursuant to Section 3.20), without regard to any acceleration of principal of such Loan by reason of a default thereunder. With respect to an REO Loan, the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

            "Mortgage": With respect to any Loan, the mortgage, deed of trust, deed to secure debt or other instrument securing a Note and creating a lien on the related Mortgaged Property.

            "Mortgage File": With respect to any Loan, the following documents:

            (i) the original Note (or a lost note affidavit), bearing, or accompanied by, all prior and intervening endorsements or assignments showing a complete chain of endorsement or assignment from the applicable Mortgage Loan Originator either in blank or to the applicable Mortgage Loan Seller, and further endorsed (at the direction of the Depositor given pursuant to the related Mortgage Loan Purchase Agreement) by the applicable Mortgage Loan Seller, on its face or by allonge attached thereto, without recourse, to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank Minnesota, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, without recourse, representation or warranty, express or implied";

            (ii) a duplicate original Mortgage or a counterpart thereof, or if such Mortgage has been returned by the related recording office, (A) an original, (B) a certified copy or (C) a copy thereof from the applicable recording office and originals or counterparts (or originals or copies of certified copies from the applicable recording office) of any intervening assignments thereof from the related Mortgage Loan Originator to the applicable Mortgage Loan Seller, in each case in the form submitted for recording or, if recorded, with evidence of recording indicated thereon;

            (iii) an original assignment of the Mortgage, in recordable form, either in blank or from the applicable Mortgage Loan Seller (or the Mortgage Loan Originator) to "Wells Fargo Bank Minnesota, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1";

            (iv) an original, counterpart or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage) and the originals, counterparts or copies of any intervening assignments thereof from the applicable Mortgage Loan Originator of the Loan to the applicable Mortgage Loan Seller, in each case in the form submitted for recording or, if recorded, with evidence of recording thereon;

            (v) an original assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage), in recordable form, either in blank or from the Mortgage Loan Seller (or the Mortgage Loan Originator) to "Wells Fargo Bank Minnesota, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1";

            (vi) an original or copy of any related Security Agreement (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof from the applicable Mortgage Loan Originator of the Loan to the applicable Mortgage Loan Seller;

            (vii) an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage), either in blank or from the Mortgage Loan Seller or the applicable Mortgage Loan Originator to "Wells Fargo Bank Minnesota, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1," which assignment may be included as part of an omnibus assignment covering other documents relating to the Loan provided that such omnibus assignment is effective under applicable law;

            (viii) originals or copies of all (A) assumption agreements, (B) modifications, (C) written assurance agreements and (D) substitution agreements, together with any evidence of recording thereon or in the form submitted for recording, in those instances where the terms or provisions of the Mortgage, Note or any related security document have been modified or the Loan has been assumed;

            (ix) the original lender's title insurance policy or a copy thereof (together with all endorsements or riders that were issued with or subsequent to the issuance of such policy), or if the policy has not yet been issued, a binding written commitment (which may be a pro forma or specimen title insurance policy which has been accepted or approved in writing by the related title insurance company) or interim binder, relating to such Loan;

            (x) the original or a counterpart of any guaranty of the obligations of the Borrower under the Loan;

            (xi) certified or other copies of all UCC Financing Statements and continuation statements which show the filing or recording thereof or copies thereof in the form submitted for filing or recording sufficient to perfect (and maintain the perfection of) the security interest held by the originator of the Loan (and each assignee prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property, and original UCC assignments in a form suitable for filing or recording, sufficient to transfer such security interest to the Trustee;

            (xii) the original or copy of the power of attorney (with evidence of recording thereon) granted by the Borrower if the Mortgage, Note or other document or instrument referred to above was not signed by the Borrower;

            (xiii) with respect to any debt of a Borrower permitted under the related Loan, an original or copy of a subordination agreement, standstill agreement or other intercreditor agreement relating to such other debt, if any, including any mezzanine loan documents or preferred equity documents;

            (xiv) if any related Lock-Box Agreement or Cash Collateral Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Mortgage Loan Seller's security interest in the Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 financing statement assignments assigning such security interest to the Trustee on behalf of the Certificateholders);

            (xv) an original or counterpart of any Loan Agreement;

            (xvi) the originals and copies of letters of credit, if any, relating to the Loans and amendments thereto which entitle the Trust Fund to draw thereon; provided that in connection with the delivery of the Mortgage File to the Trust, such originals shall be delivered to the Master Servicer and such copies shall be delivered to the Trustee;

            (xvii) any environmental insurance policies and any environmental guaranty or indemnity agreements or copies thereof;

            (xviii) the original ground lease, ground lease estoppels and any amendments thereto, if any, or a certified copy thereof;

            (xix) the original or copy of any property management agreement; and

            (xx) any additional documents required to be added to the Mortgage File pursuant to Section 3.20(i).

            Whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

            "Mortgage Interest Accrual Period": With respect to any Loan, the period during which interest accrues pursuant to the related Note.

            "Mortgage Loan Originator": Any institution that originated a Loan.

            "Mortgage Loan Purchase Agreement": Any of the CSFB Mortgage Loan Purchase Agreement, the Key Mortgage Loan Purchase Agreement or the PNC Mortgage Loan Purchase Agreement.

            "Mortgage Loan Schedule": The list of Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, which list sets forth the following information with respect to each
Loan:

            (i) the loan number (as specified in Annex A to the Prospectus Supplement);

            (ii) the property name;

            (iii) the street address (including city, state and zip code) of the related Mortgaged Property;

            (iv) the Mortgage Rate in effect at the Cut-off Date;

            (v) the Net Mortgage Rate in effect at the Cut-off Date;

            (vi) the original principal balance;

            (vii) the Cut-off Date Principal Balance;

            (viii) the (a) remaining term to stated maturity, (b) Maturity Date and (c) with respect to each ARD Loan, the Anticipated Repayment Date;

            (ix) the original and remaining amortization terms;

            (x) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

            (xi) the number of units, pads, rooms or square footage with respect to the Mortgaged Property;

            (xii) the Loan interest accrual method;

            (xiii) the applicable Primary Servicing Fee Rate, Master Servicing Fee Rate, and Trustee Fee Rate;

            (xiv) the Due Date;

            (xv) whether such loan is an ARD Loan;

            (xvi) whether the Loan is subject to lockout/defeasance;

            (xvii) whether the related Mortgaged Property was covered by earthquake insurance at the time of origination, or if the loan documents require such insurance;

            (xviii) whether such Loan has the benefit of an Environmental Insurance Policy;

            (xix) whether such Loan is secured by the related Borrower's interest in ground leases; and

            (xx) whether such Loan is secured by a letter of credit.

            Such Mortgage Loan Schedule also shall set forth the aggregate of the amounts described under clause (vii) above for all of the Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

            "Mortgage Loan Seller": Any of (i) the CSFB Mortgage Loan Seller,
(ii) the PNC Mortgage Loan Seller or (iii) the Key Mortgage Loan Seller.

            "Mortgage Rate": With respect to: (i) any Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default and without giving effect to any Revised Rate) to accrue on such Loan from time to time in accordance with the related Note and applicable law; (ii) any Loan after its Maturity Date, the annualized rate described in clause (i) above determined without regard to the passage of such Maturity Date; and (iii) any REO Loan, the annualized rate described in clause (i) or (ii), as applicable, above, determined as if the predecessor Loan had remained outstanding. For purposes of calculating the Net Mortgage Rate and the Weighted Average Net Mortgage Rate, the Mortgage Rate for any Loan whose interest rate is reduced will be the Mortgage Rate of such Loan without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or any reduction in the interest rate resulting from a work-out or modification by the Special Servicer or the Master Servicer, if applicable.

            "Mortgaged Property": The underlying real property (including any REO Property) that secures a Loan, in each case consisting of a parcel or parcels of land improved by a commercial and/or multifamily building or facility, together with any personal property (to the extent the same are owned by the Borrower and necessary in connection with the operation of the related property), fixtures, leases and other property or rights pertaining thereto.

            "Net Investment Earnings": (i) With respect to any of the Collection Account, any Lock-Box Account, any Cash Collateral Account, any Servicing Account or the REO Account, for any period ending on a P&I Advance Date, and
(ii) with respect to any of the Distribution Account, the Excess Liquidation Proceeds Account, the Excess Interest Distribution Account and the Interest Reserve Account, for any period ending on a Distribution Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account (and which is not required to be paid to the related Borrower) exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

            "Net Investment Loss": (i) With respect to any of the Collection Account, any Lock-Box Account, any Cash Collateral Account, any Servicing Account or the REO Account for any period ending on a P&I Advance Date and (ii) with respect to any of the Distribution Account, the Excess Liquidation Proceeds Account, the Excess Interest Distribution Account and the Interest Reserve Account, for any period ending on a Distribution Date, the amount, if any, by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust Fund held in such account (and which investment is not directed by the related Borrower) in accordance with Section 3.06 exceeds the aggregate of all interest and other income realized during such period on such funds.

            "Net Mortgage Pass-Through Rate": With respect to any Loan, an annual rate generally equal to twelve times a fraction, expressed as a percentage:

            (i) the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest equal to the product of (a) the number of days in the related Interest Accrual Period, multiplied by (b) the Stated Principal Balance of that Loan immediately preceding that Distribution Date, multiplied by (c) 1/360, multiplied by
      (d) a rate per annum equal to the Net Mortgage Rate; and

            (ii) the denominator of which is the Stated Principal Balance of that Loan immediately preceding that Distribution Date.

            Notwithstanding the foregoing, if the subject Distribution Date occurs during January, except during a leap year, or February, then the amount of interest referred to in the fractional numerator described in clause (i) above will be decreased to reflect any Withheld Amounts with respect to the subject Loan. Furthermore, if the subject Distribution Date occurs during March, then the amount of interest referred to in the fractional numerator described in clause (i) above will be increased to reflect any Withheld Amounts with respect to the subject Loan.

            "Net Mortgage Rate": With respect to any Interest Accrual Period and any Loan, a per annum rate equal to the Mortgage Rate for such Loan as of the date of the Closing Date minus the sum of the related Master Servicing Fee Rate, the related Primary Servicing Fee Rate (if any) and the Trustee Fee Rate.

            "Net Operating Income": With respect to any Mortgaged Property, for any Borrower's fiscal year end, the total operating revenues derived from such Mortgaged Property during such period, minus the total operating expenses incurred in respect of such Mortgaged Property during such period, other than
(i) non-cash items such as depreciation, (ii) amortization, (iii) actual capital expenditures and (iv) debt service on the related Loan.

            "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust Fund has the right to renegotiate the terms of such lease.

            "Non-U.S. Person": Any person other than a U.S. Person, unless, with respect to the Transfer of a Residual Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Trustee with an effective Internal Revenue Service Form W-8ECI (or successor form) or (ii) the Transferee delivers to both the Transferor and the Trustee an opinion of tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes.

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance or any portion thereof.

            "Nonrecoverable P&I Advance": The portion of any P&I Advance (including interest accrued thereon at the Reimbursement Rate) previously made or proposed to be made in respect of a Loan or REO Loan which, in the judgment (in accordance with the Servicing Standard in the case of judgment by the Master Servicer or the Special Servicer) of the Master Servicer, the Special Servicer or the Trustee, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, from Late Collections or any other recovery on or in respect of such Loan or REO Loan. The determination by the Master Servicer, the Special Servicer or the Trustee, as applicable, that it has made (or, in the case of a determination made by the Special Servicer, that the Master Servicer has made) a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered (i) to the Trustee and the Depositor, in the case of the Master Servicer, (ii) to the Master Servicer in the case of the Special Servicer, (iii) to the Depositor and the Master Servicer, in the case of the Trustee, and (iv) in each case, to the Directing Certificateholder and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder) setting forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status, property inspections, and shall include an Appraisal (provided that if an Appraisal has been obtained within the past 12 months, no new Appraisal is required) of the related Loan or Mortgaged Property, the cost of which Appraisal shall be advanced by the Master Servicer as a Servicing Advance). The Trustee shall be entitled to conclusively rely on the Master Servicer's determination that a P&I Advance is nonrecoverable. The Master Servicer and the Trustee shall be entitled to conclusively rely on the Special Servicer's determination that a P&I Advance is nonrecoverable.

            "Nonrecoverable Servicing Advance": The portion of any Servicing Advance (including interest accrued thereon at the Reimbursement Rate) previously made or proposed to be made in respect of a Loan or REO Property which, in the judgment (in accordance with the Servicing Standard in the case of judgment by the Master Servicer or the Special Servicer) of the Master Servicer, the Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, from Late Collections or any other recovery on or in respect of such Loan or REO Property. The determination by the Master Servicer, the Special Servicer or the Trustee, as the case may be, that it has made (or, in the case of a determination made by the Special Servicer, that the Master Servicer has made) a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer's Certificate delivered (i) to the Trustee and the Depositor, in the case of the Master Servicer, (ii) to the Master Servicer in the case of the Special Servicer, (iii) to the Depositor and the Master Servicer, in the case of the Trustee, and (iv) and in each case, to the Directing Certificateholder and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder). The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status and property inspections, and shall include an Appraisal (provided that if an Appraisal has been obtained within the past 12 months, no new Appraisal is required) of the related Loan or Mortgaged Property, the cost of which Appraisal shall be advanced by the Master Servicer as a Servicing Advance). The Trustee will be entitled to conclusively rely on the Master Servicer's determination that a Servicing Advance is nonrecoverable. The Master Servicer and the Trustee shall be entitled to conclusively rely on the Special Servicer's determination that a Servicing Advance is a Nonrecoverable Servicing Advance.

            "Note": The original executed note evidencing the indebtedness of a Borrower under a Loan, together with any rider, addendum or amendment thereto.

            "Notional Balance": For any date of determination:

            (i) the Class A-X Certificates will have a total Notional Balance equal to the total Certificate Balance of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates outstanding from time to time;

            (ii) the Class A-SP Certificates will have a total Notional Balance equal to the sum of:

                  (A) the lesser of $483,300,000 and the total Certificate
            Balance of the Class A-3 Certificates outstanding from time to time, and

                  (B) the total Certificate Balance of the Class B, Class C,
            Class D, Class E and Class F Certificates outstanding from time to time.

            "NRSRO": Nationally recognized statistical rating organization as the term is used in federal securities laws.

            "Officer's Certificate": A certificate signed by a Servicing Officer of the Master Servicer or the Special Servicer, as the case may be, or a Responsible Officer of the Trustee.

            "Opinion of Counsel": A written opinion of counsel, who may be salaried counsel for the Depositor, the Master Servicer or the Special Servicer, acceptable in form and delivered to the Trustee, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC, (b) compliance with the REMIC Provisions or (c) the resignation of the Depositor, the Master Servicer or the Special Servicer pursuant to Section 6.04 must be an opinion of counsel that is in fact Independent of the Depositor, the Master Servicer or the Special Servicer, as applicable.

            "Optimal Interest Distribution Amount": As to any Distribution Date and any Class of Regular Certificates, the sum of the Monthly Interest Distribution Amount and the Unpaid Interest Shortfall Amount for such Class for such Distribution Date.

            "Original Certificate Balance": With respect to any Class of Regular Certificates (other than the Class A-X and Class A-SP Certificates), the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

            "Original Value": The Appraised Value of a Mortgaged Property based upon the Appraisal conducted in connection with the origination of the related Loan.

            "OTS": The Office of Thrift Supervision or any successor thereto.

            "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "P&I Advance": As to any Loan or REO Loan, any advance made by the Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or
Section 7.05.

            "P&I Advance Date": The Business Day immediately prior to each Distribution Date.

            "P&I Advance Determination Date": With respect to any Distribution Date, the second Business Day immediately prior thereto.

            "Pass-Through Rate": With respect to each Class of Certificates, the respective per annum rate listed below:

            Class A-1:              Class A-1 Pass-Through Rate
            Class A-2:              Class A-2 Pass-Through Rate
            Class A-3:              Class A-3 Pass-Through Rate
            Class A-X:              Class A-X Pass-Through Rate
            Class A-SP:             Class A-SP Pass-Through Rate
            Class B:                Class B Pass-Through Rate
            Class C:                Class C Pass-Through Rate
            Class D:                Class D Pass-Through Rate
            Class E:                Class E Pass-Through Rate
            Class F:                Class F Pass-Through Rate
            Class G:                Class G Pass-Through Rate
            Class H:                Class H Pass-Through Rate
            Class J-AD:             Class J-AD Pass-Through Rate
            Class K-Z:              Class K-Z Pass-Through Rate
            Class L:                Class L Pass-Through Rate
            Class M:                Class M Pass-Through Rate
            Class N:                Class N Pass-Through Rate
            Class O:                Class O Pass-Through Rate
            Class P:                Class P Pass-Through Rate
            Class Q:                Class Q Pass-Through Rate
            Class S:                Class S Pass-Through Rate

            "Penalty Charges": With respect to any Loan or REO Loan, any amounts actually collected thereon from the Borrower that represent late payment charges or Default Interest, other than a Yield Maintenance Charge.

            "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Regular Certificate (other than the Class K-Z Certificate), the percentage interest equal to the Denomination of such Certificate divided by the initial Certificate Balance (or, in the case of the Class A-X and Class A-SP Certificates, the Notional Balance) of such Class of Certificates as of the Closing Date. With respect to a Class K-Z Certificate, the percentage interest equal to the portion of the Maximum Class Principal Balance of the Class K-Z Certificates that is attributable to such particular Certificate, as specified on the face thereof, divided by the Maximum Class Principal Balance of the Class K-Z Certificates. With respect to a Class V or Residual Certificate, the percentage interest as set forth on the face thereof.

            "Permitted Investments": Any one or more of the following obligations or securities, regardless whether issued by the Depositor, the Master Servicer, the Special Servicer, the Trustee or any of their respective Affiliates and having the required ratings, if any, provided for in this definition:

            (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America, provided such obligations have a remaining term to maturity of one year or less from the date of acquisition and which are backed by the full faith and credit of the United States of America; provided that any obligation of, or guarantee by, FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate as confirmed in writing;

            (ii) time deposits, unsecured certificates of deposit or bankers' acceptances that mature in one year or less after the date of issuance and are issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest short-term debt rating category of each Rating Agency or such other ratings as will not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate, as confirmed in writing by such Rating Agency;

            (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

            (iv) debt obligations maturing in one year or less from the date of acquisition bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof, which securities have (i) ratings in the highest long-term unsecured debt rating category of each Rating Agency or (ii) such other ratings (as confirmed by the applicable Rating Agency in writing) as will not result in a downgrade, qualification or withdrawal of the then-current rating of the Certificates that are currently being rated by such Rating Agency; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

            (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) payable on demand or on a specified date maturing in one year or less after the date of issuance thereof and which is rated in the highest short-term unsecured debt rating category of each Rating Agency;

            (vi) units of investment funds that maintain a constant net asset value and money market funds having the highest rating from each Rating Agency for money market funds; and

            (vii) any other demand, money market or time deposit, obligation, security or investment, with respect to which each Rating Agency shall have confirmed in writing that such investment will not result in a downgrade, qualification or withdrawal of the then-current rating of the Certificates that are currently being rated by such Rating Agency;

provided that such instrument or security qualifies as a "cashflow investment" pursuant to Section 860G(a)(6) of the Code, and provided, further, however, that in each case, if the instrument or security is rated by S&P, (a) it shall not have an "r" highlighter affixed to its rating from S&P, (b) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (c) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index.

            "Permitted Mezzanine Loan Holder": With respect to any Mezzanine Loan, the related Mortgage Loan Seller, any Institutional Lender/Owner or any other Mezzanine Loan Holder with respect to which each Rating Agency has confirmed in writing to the Special Servicer and the Trustee that the holding of such Mezzanine Loan by such Person would not cause a qualification, downgrade or withdrawal of any of such Rating Agency's then-current ratings on the Certificates.

            "Person": Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(e).

            "PNC": PNC Bank, National Association.

            "PNC Loans": The Loans transferred to the Depositor pursuant to the PNC Mortgage Loan Purchase Agreement.

            "PNC Mortgage Loan Purchase Agreement": With respect to the PNC Loans, the agreement between the Depositor and the PNC Mortgage Loan Seller, dated as of March 1, 2002, relating to the transfer of the PNC Mortgage Loan Seller's right, title and interest in and to the PNC Loans.

            "PNC Mortgage Loan Seller": PNC Bank, National Association, a national banking association and its successors in interest.

            "Prepayment Assumption": With respect to all Loans other than the ARD Loans, the assumption that all payments required to be made on such Loans according to their contractual terms (including repayment in full on their respective maturity dates) are so made. With respect to all ARD Loans, the assumption that the ARD Loans will be fully prepaid on their related Anticipated Repayment Dates.

            "Prepayment Date": With respect to any Principal Prepayment, the date on which such Principal Prepayment is to be made.

            "Prepayment Interest Excess": With respect to any Distribution Date, the aggregate amount, with respect to all Loans that were subject to Principal Prepayment in full or in part, or as to which Insurance and Condemnation Proceeds were received by the Master Servicer or Special Servicer for application to such Loans, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Loans on the amount of such Principal Prepayments or Insurance and Condemnation Proceeds after the Mortgage Interest Accrual Period relating to such Due Date and accruing in the manner set forth in the Loan Documents relating to such Loans, to the extent such interest is collected by the Master Servicer or the Special Servicer.

            "Prepayment Interest Shortfall": With respect to any Distribution Date, for each Loan that was subject to a Principal Prepayment in full or in part, or as to which Insurance and Condemnation Proceeds were received by the Master Servicer or Special Servicer for application to such Loan, in each case after the Determination Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Due Period, the amount of interest that would have accrued at the Net Mortgage Pass-Through Rate for such Loan on the amount of such Principal Prepayment or Insurance and Condemnation Proceeds during the period commencing on the date as of which such Principal Prepayment or Insurance and Condemnation Proceeds were applied to the unpaid principal balance of the Loan and ending on (and including) the day immediately preceding such Due Date.

            "Primary Servicer": KRECM, Mid-North Financial Services, Inc. or Midland in its capacity as a primary servicer, or any successors thereto.

            "Primary Servicing Agreement": Each of the Sub-servicing Agreements dated as of March 1, 2002, by and between either the Master Servicer and Mid-North Financial Services, Inc. or KRECM, as applicable, as Primary Servicer.

            "Primary Servicing Fee": With respect to each Loan, the fee payable to the related Primary Servicer under the Primary Servicing Agreement or to the Master Servicer pursuant to Section 3.11(a), based on the Primary Servicing Fee Rate.

            "Primary Servicing Fee Rate": With respect to each Loan, a rate as set forth in the Mortgage Loan Schedule attached hereto as Schedule II under the column heading "Servicing and Trustee Fees," net of the Trustee Fee Rate and the Master Servicing Fee Rate; each computed on the same basis and in the same manner as interest is computed on the related Loan.

            "Principal Distribution Amount": As to any Distribution Date, the sum of (i) the amount collected or otherwise received on or with respect to principal of the Loans during the related Due Period and (ii) that portion of the P&I Advance, if any, made in respect of principal of the Loans with respect to such Distribution Date.

            "Principal Prepayment": Any payment of principal made by the Borrower on a Loan that is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment, other than any amount paid in connection with the release of the related Mortgaged Property through defeasance.

            "Private Certificate": Any Class A-X, Class A-SP, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificate.

            "Private Definitive Certificate": Any Private Certificate other than a Private Global Certificate.

            "Private Global Certificates": Any Class A-X Book-Entry Certificate, Class A-SP Book-Entry Certificate, Class F Book-Entry Certificate, Class G Book-Entry Certificate, Class H Book-Entry Certificate, Class J-AD Book-Entry Certificate, Class K-Z Book-Entry Certificate, Class L Book-Entry Certificate, Class M Book-Entry Certificate, Class N Book-Entry Certificate, Class O Book-Entry Certificate, Class P Book-Entry Certificate, Class Q Book-Entry Certificate, and Class S Book-Entry Certificate, so long as such Certificates are in book-entry form.

            "Privileged Person": Each holder of a Certificate, each of the parties to this Agreement, each of the Rating Agencies, each of the Underwriters, any Person identified to the Trustee as a Certificate Owner or prospective purchaser of a Certificate upon receipt from such Certificate Owner or prospective purchaser of an investor certification (which may be in electronic form), the form of which is attached hereto as Exhibit I, and any other Person designated by the Depositor. The Trustee shall provide all Privileged Persons with access to certain restricted information on the Website (in the case of any Certificate Owner or prospective purchaser, upon receipt of such investor certification) through the use of a restricted mechanism on its Website.

            "Prospectus": The Prospectus dated December 19, 2001, as supplemented by the Prospectus Supplement.

            "Prospectus Supplement": The Prospectus Supplement dated March 13, 2002, relating to the offering of the Public Certificates.

            "Public Certificate": Any Class A-1, Class A-2, Class A-3, Class B, Class C, Class D or Class E Certificate.

            "Purchase Price": With respect to any Loan to be purchased by (a) a Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement, (b) by the Directing Certificateholder pursuant to Section 3.18(b), the Special Servicer pursuant to Section 3.18(c), or an assignee of either thereof, in any case, pending determination of Fair Value or (c) by the holders of more than 50% of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01, a price equal to the sum of the following:

            (i) the outstanding principal balance of such Loan as of the date of purchase;

            (ii) all accrued and unpaid interest on such Loan at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Due Period of purchase (which includes unpaid Master Servicing Fees and Primary Servicing Fees) and all related Special Servicing Fees;

            (iii) all related unreimbursed Servicing Advances (or such Advances reimbursed by the Trust Fund) plus accrued and unpaid interest on related Advances at the Reimbursement Rate;

            (iv) if such Loan is being repurchased by a Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement following the expiration of the applicable cure period (as it may be extended), the amount of the Liquidation Fee payable to the Special Servicer; and

            (v) if such Loan is being purchased by a Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation and any realized losses and Trust Fund expenses incurred prior to such purchase date with respect to such Loan.

With respect to any Defaulted Loan to be purchased by the Directing Certificateholder (or any assignee thereof) or Special Servicer pursuant to
Section 3.18(b) or 3.18(c) following determination of Fair Value, the Purchase Price will equal the Fair Value of such Defaulted Loan. With respect to any REO Property to be sold pursuant to Section 3.18(e), the amount calculated in accordance with the second preceding sentence in respect of the related REO Loan.

            "QIB Investment Representation Letter": As defined in Section
5.02(b).

            "Qualified Institutional Buyer": As defined in Section 5.02(b).

            "Qualified Insurer": (i) With respect to any Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction and a minimum claims paying ability rating of at least "A" by S&P and "A2" by Moody's if then rated by Moody's, (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), an insurance company that has a claims paying ability rated no lower than two ratings below the rating assigned to the then highest rated outstanding Certificate, but in no event lower than "A3" by Moody's if then rated by Moody's, "A-" by S&P or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not cause such Rating Agency to downgrade, qualify or withdraw the then-current rating assigned to any of the Certificates that are then currently being rated by such Rating Agency.

            "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the deleted Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Loan; (iii) have the same Due Date as the deleted Loan; (iv) accrue interest on the same basis as the deleted Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Loan; (vi) have an original Loan-to-Value Ratio not higher than that of the deleted Loan and a current Loan-to-Value Ratio not higher than the then current Loan-to-Value Ratio of the deleted Loan; (vii) materially comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Assessment that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have an original Debt Service Coverage Ratio of not less than the original Debt Service Coverage Ratio of the deleted Loan and a current Debt Service Coverage Ratio of not less than the current Debt Service Coverage Ratio of the deleted Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date two years prior to the Rated Final Distribution Date; (xii) not be substituted for a deleted Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller); (xiii) have been approved by the Directing Certificateholder in its sole discretion; (xiv) prohibit defeasance within two years of the Closing Date and (xv) not be substituted for a deleted Loan if it would result in the termination of the REMIC status of any Trust REMIC established under this Agreement or the imposition of tax on any of such Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel. In the event that one or more mortgage loans are substituted for one or more deleted Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate principal balances and the rates described in clause
(ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no interest rate on any individual Qualified Substitute Mortgage Loan, less the Master Servicing Fee Rate, Primary Servicing Fee Rate and the Trustee Fee Rate, may be less than the lowest Pass-Through Rate (other than the Class A-X Pass-Through Rate or the Class A-SP Pass-Through Rate). When a Qualified Substitute Mortgage Loan is substituted for a deleted Loan, the applicable Mortgage Loan Seller shall certify that the Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

            "Rated Final Distribution Date": As to each Class of Certificates, other than the Class S Certificates, the Distribution Date occurring in December 2035.

            "Rating Agency": Each of S&P, Moody's, or their successors in interest. If any of such rating agencies or any successor thereto ceases to remain in existence, "Rating Agency" shall be deemed to refer to any other NRSRO, or other comparable Person, designated by the Depositor to replace the rating agency that has ceased to exist. Notice of such designation shall be given to the Trustee and the Master Servicer, and the specific ratings of S&P and Moody's herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Record Date": With respect to any Distribution Date other than the first Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs and, with respect to the first Distribution Date, the Closing Date.

            "Registrar Office": As defined in Section 5.02(a).

            "Regular Certificate": Any Public Certificate or Private
Certificate.

            "Regulation S Global Certificate": As defined in Section 5.01(a).

            "Regulation S Investment Representation Letter": As defined in
Section 5.02(b).

            "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the "Prime Rate" published in the "Money Rates" Section of The Wall Street Journal (or, if such Section or publication is no longer available, such other comparable publication as is determined by the Trustee in its sole discretion) as may be in effect from time to time, or, if the "Prime Rate" no longer exists, such other comparable rate (as determined by the Trustee in its reasonable discretion) as may be in effect from time to time.

            "Remaining Principal Distribution Amount": As to any Distribution Date and any Class of Subordinate Certificates, the amount, if any, by which the Principal Distribution Amount for such Distribution Date exceeds the aggregate amount distributed in respect of Principal Distribution Amounts on such Distribution Date to all Classes senior to such Class.

            "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code (or any successor thereto).

            "REMIC I": One of five separate REMICs comprising the Trust Fund, as described in Section 2.05(a).

            "REMIC I Distribution Account": The account, accounts or sub-accounts created and maintained by the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, REMIC I Distribution Account." The REMIC I Distribution Account shall be a sub-account of the Distribution Account.

            "REMIC I Regular Interests": Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and, in each such case, designated as a "regular interest" in REMIC I. The REMIC I Regular Interests have the designations and terms provided for in Section 2.05.

            "REMIC I Remittance Rate": As defined in Section 2.05(f).

            "REMIC II": One of five separate REMICs comprising the Trust Fund, as described in Section 2.07(a).

            "REMIC II Distribution Account": The account, accounts or sub-accounts created and maintained by the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, REMIC II Distribution Account." The REMIC II Distribution Account shall be a sub-account of the Distribution Account.

            "REMIC II Regular Interests": Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and, in each such case, designated as a "regular interest" in REMIC II. The REMIC II Regular Interests have the designations and terms provided for in Section 2.07.

            "REMIC II Remittance Rate": As defined in Section 2.07(f).

            "REMIC III": One of five separate REMICs comprising the Trust Fund, as described in Section 2.09(a).

            "REMIC III Distribution Account": The account, accounts or sub-accounts created and maintained by the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, REMIC III Distribution Account." The REMIC III Distribution Account shall be a sub-account of the Distribution Account.

            "REMIC III Regular Interests": Any of the separate non-certificated beneficial ownership interests in REMIC III issued hereunder and, in each such case, designated as a "regular interest" in REMIC III. The REMIC III Regular Interests have the designations and terms provided for in Section 2.09.

            "REMIC III Remittance Rate": As defined in Section 2.09(e).

            "REMIC IV": One of five separate REMICs comprising the Trust Fund, as described in Section 2.11(a).

            "REMIC IV Distribution Account": The account, accounts or sub-accounts created and maintained by the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, REMIC IV Distribution Account." The REMIC IV Distribution Account shall be a sub-account of the Distribution Account.

            "REMIC IV Regular Interests": Any of the separate non-certificated beneficial ownership interests in REMIC IV issued hereunder and, in each such case, designated as a "regular interest" in REMIC IV. The REMIC IV Regular Interests have the designations and terms provided for in Section 2.11.

            "REMIC IV Remittance Rate": As defined in Section 2.11(e).

            "REMIC IV Special Principal Distribution Amount": With respect to any Distribution Date up to and including the Distribution Date on which the Uncertificated Principal Balance of REMIC IV Regular Interest J-Minor is reduced to zero, an amount equal to the sum of (i) the LT-IV-Minor Accrual Amount for such Distribution Date, plus (ii) if such Distribution Date is subsequent to the initial Distribution Date, the excess, if any, of (A) the REMIC IV Special Principal Distribution Amount, if any, for the immediately preceding Distribution Date, over (B) the aggregate distributions of principal deemed made in respect of REMIC IV Regular Interest J-Minor pursuant to clause first of
Section 4.01(k) on such immediately preceding Distribution Date; and, with respect to any Distribution Date subsequent to the Distribution Date on which the Uncertificated Principal Balance of REMIC IV Regular Interest J-Minor is reduced to zero, an amount equal to zero.

            "REMIC V": One of five separate REMICs comprising the Trust Fund, as described in Section 2.13(a).

            "REMIC V Distribution Account": The account, accounts or sub-accounts created and maintained by the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, REMIC V Distribution Account." The REMIC V Distribution Account shall be a sub-account of the Distribution Account.

            "REMIC V Regular Interest K-Z-1": As described in Section 2.13(d).

            "REMIC V Regular Interest K-Z-2": As described in Section 2.13(d).

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of Subtitle A of the Code, and related provisions, and temporary and final regulations and, to the extent not inconsistent with such temporary and final regulations, proposed regulations, and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            "REMIC Regular Interests": Any of the REMIC I Regular Interests, REMIC II Regular Interests, REMIC III Regular Interests, REMIC IV Regular Interests, and Class K-Z REMIC V Regular Interests.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

            (i) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

            (ii) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

            (iii) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

            (iv) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar Class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

            (v) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

            "REO Account": A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "Lennar Partners, Inc., as Special Servicer, in trust for Wells Fargo Bank Minnesota, N.A., as Trustee, for Holders of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1 REO Account." Any such account or accounts shall be an Eligible Account.

            "REO Acquisition": With respect to any Loan, the acquisition by the Trust Fund of REO Property related to such Loan.

            "REO Acquisition Date": The date of the Trust Fund's acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

            "REO Disposition": The sale or other disposition of the REO Property pursuant to Section 3.18(e).

            "REO Extension": As defined in Section 3.16(a).

            "REO Loan": The Loan deemed to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the related REO Property remains part of the Trust Fund, and shall be deemed to provide for Assumed Scheduled Payments on each Due Date therefor and otherwise have the same terms and conditions as its predecessor Loan, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Loan). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Loan as of the related REO Acquisition Date. All amounts due and owing in respect of the predecessor Loan as of the related REO Acquisition Date, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of an REO Loan. All amounts payable or reimbursable to the Master Servicer, the Special Servicer or the Trustee, as applicable, in respect of the predecessor Loan as of the related REO Acquisition Date, including, without limitation, any unpaid Special Servicing Fees and Master Servicing Fees and any unreimbursed Advances, together with any interest accrued and payable to the Master Servicer or the Trustee in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the Master Servicer or the Trustee in respect of an REO Loan. Collections in respect of each REO Loan (exclusive of amounts to be applied to the payment of, or to be reimbursed to the Master Servicer or the Special Servicer for the payment of, the costs of operating, managing and maintaining the related REO Property) shall be treated: first, as a recovery of accrued and unpaid Advances, Primary Servicing Fees and Master Servicing Fees and related interest due the Master Servicer or the Trustee, as applicable; second, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate to but not including the Due Date in the Due Period of receipt; third, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; and fourth, in accordance with the Servicing Standard of the Master Servicer, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, Yield Maintenance Charges and Penalty Charges.

            "REO Property": A Mortgaged Property acquired by the Special Servicer on behalf of and in the name of the Trustee (or its nominee) for the benefit of the Certificateholders through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Loan.

            "REO Revenues": All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

            "Request for Release": A release signed by a Servicing Officer of the Master Servicer or the Special Servicer, as applicable, in the form of Exhibit F attached hereto.

            "Requesting Subordinate Certificateholder": The Holder of any of the Class L, Class M, Class N, Class O, Class P, Class Q or Class S Certificates, that delivers notice to the Trustee, the Master Servicer and the Special Servicer indicating that such Holder is a "Requesting Subordinate
Certificateholder."

            "Residual Certificate": Any Class R Certificate issued, authenticated and delivered hereunder.

            "Responsible Officer": When used with respect to the initial Trustee, any Vice President, Assistant Vice President, corporate trust officer or assistant corporate trust officer of the Trustee having direct responsibility for the administration of this Agreement, and with respect to any successor Trustee, any officer or assistant officer in the corporate trust department of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the Trustee because of such officer's knowledge of and familiarity with the particular subject.

            "Restricted Master Servicer Reports": Collectively, the CMSA Comparative Financial Status Report, the CMSA Servicer Watch List, the CMSA Operating Statement Analysis Report, the Asset Status Report and CMSA NOI Adjustment Worksheet.

            "Revised Rate": With respect to the ARD Loans, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable ARD Loan, as calculated and as set forth in the related ARD Loan.

            "Rule 144A Global Certificate": As defined in Section 5.01(a).

            "Securities Act": The Securities Act of 1933, as amended.

            "Security Agreement": With respect to any Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Loan.

            "Security Position Listing": A listing prepared by the Depository of the holdings of Depository Participants with respect to the Certificates.

            "Sequential Pay Certificates": Any of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q or Class S Certificates.

            "Sequential Pay REMIC III Regular Interests": As defined in Section 2.09(d).

            "Sequential Pay REMIC IV Regular Interests": As defined in Section 2.11(d).

            "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03.

            "Servicing Advances": All customary, reasonable and necessary "out-of-pocket" costs and expenses, including attorneys' fees and expenses and fees of real estate brokers, paid or to be paid, as the context requires, out of its own funds, by the Master Servicer or the Special Servicer (or, if applicable, the Trustee) in connection with the servicing of a Loan after a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or in connection with the administration of any REO Property, including (1) any such costs and expenses associated with (a) compliance with the obligations of the Master Servicer and/or the Special Servicer set forth in Sections 2.03, 3.03(c) and 3.09, (b) the preservation, insurance, restoration, protection and management of a Mortgaged Property, including the cost of any "force placed" insurance policy purchased by the Master Servicer or the Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the Master Servicer or the Special Servicer is required to cause to be insured pursuant to Section 3.07, (c) obtaining any Insurance and Condemnation Proceeds or Liquidation Proceeds in respect of any such Loan or any REO Property, (d) any enforcement or judicial proceedings with respect to any such Loan, including foreclosures and similar proceedings, (e) the operation, leasing, management, maintenance and liquidation of any REO Property, (f) obtaining any Appraisal required to be obtained hereunder, and (g) UCC filings (to the extent that the costs thereof are not reimbursed by the related Borrower), (2) the reasonable and direct out-of-pocket travel expenses incurred by the Special Servicer in connection with performing inspections pursuant to
Section 3.19, and (3) any other expenditure which is expressly designated as a Servicing Advance herein.

            "Servicing File": Any documents, certificates, opinions and reports (other than documents required to be part of the related Mortgage File) delivered by the related Borrower in connection with, or relating to the origination and servicing of any Loan or which are reasonably required for the ongoing administration of the Loan, including appraisals, surveys, engineering reports, environmental reports, financial statements, leases, rent rolls and tenant estoppels, together with copies of documents required to be part of the related Mortgage File.

            "Servicing Officer": Any officer and/or employee of the Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Loans, whose name and specimen signature appear on a list of servicing officers furnished by the Master Servicer to the Trustee and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

            "Servicing Standard": As defined in Section 3.01(a).

            "Servicing Transfer Event": With respect to any Loan, the occurrence of any of the following events:

            (i) a payment default shall have occurred on such Loan at its Maturity Date, or if the Master Servicer has received evidence prior to its Maturity Date that the related Borrower has obtained a firm commitment to refinance such Loan, such default continues beyond the earlier of (i) 60 days after its Maturity Date or (ii) the expiration of such commitment; or

            (ii) any Monthly Payment (other than a Balloon Payment) is 60 days or more delinquent; or

            (iii) the Master Servicer or the Special Servicer determines that a payment default has occurred or is imminent and is not likely to be cured by the related Borrower within 60 days; or

            (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs is entered against the related Borrower; provided that if such decree or order is discharged or stayed within 60 days of being entered, such Loan shall not be a Specially Serviced Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto); or

            (v) the related Borrower shall file for or consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower or of or relating to all or substantially all of its property; or

            (vi) the related Borrower shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (vii) the Master Servicer has received notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property; or

            (viii) any other default has occurred which has materially and adversely affected the value of the related Loan and has continued unremedied for the applicable grace period specified in the related Mortgage, provided that the failure of the related Borrower to obtain all-risk casualty insurance which does not contain any carve-out for terrorist or similar act shall not apply with respect to this clause if the Special Servicer has determined in accordance with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the region in which such Mortgaged Property is located or (b) such insurance is not available at any rate.

            "Significant Loan": At any time, (a) any Loan (i) whose principal balance is $20,000,000 or more at such time or (ii) that is (x) a Loan, (y) part of a group of Crossed Loans or (z) part of a group of Loans made to affiliated Borrowers that, in each case, in the aggregate, represents 5% or more of the aggregate outstanding principal balance of all of the Loans at such time or (b) any one of the ten largest Loans, (which for the purposes of this definition shall include groups of Crossed Loans and groups of Loans made to affiliated Borrowers) by outstanding principal balance at such time.

            "Similar Law": As defined in Section 5.02(e).

            "Single-Purpose Entity" or "SPE": A person, other than an individual, whose organizational documents provide (with such exceptions as may be approved by the Master Servicer or Special Servicer in their respective discretion, in each case in accordance with the Servicing Standard) that it is formed solely for the purpose of owning and pledging Defeasance Collateral relating to one or more Defeasance Loans; shall not engage in any business unrelated to such Defeasance Collateral; shall not have any assets other than those related to its interest in the Defeasance Collateral and may not incur any indebtedness other than as required to assume the defeased obligations under the related Note or Notes that have been defeased; shall maintain its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other Person; shall hold regular meetings, as appropriate, to conduct its business, and shall observe all entity level formalities and recordkeeping; shall conduct business in its own name and use separate stationery, invoices and checks; may not guarantee or assume the debts or obligations of any other Person; shall not commingle its assets or funds with those of any other Person; shall pay its obligations and expenses and the salaries of its own employees from its own funds and allocate and charge reasonably and fairly any common employees or overhead shared with Affiliates; shall prepare separate tax returns and financial statements or, if part of a consolidated group, shall be shown as a separate member of such group; shall transact business with Affiliates on an arm's-length basis pursuant to written agreements; shall hold itself out as being a legal entity, separate and apart from any other Person; if such entity is a limited partnership, shall have as its only general partners, general partners which are Single-Purpose Entities which are corporations; if such entity is a corporation, at all relevant times, has and will have at least one Independent Director; the board of directors of such entity shall not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including without limitation all Independent Directors, shall have participated in such vote; shall not fail to correct any known misunderstanding regarding the separate identity of such entity; if such entity is a limited liability company, shall have at least one member that is a Single-Purpose Entity which is a corporation, and such corporation shall be the managing member of such limited liability company; shall hold its assets in its own name; except for the pledge of such Defeasance Collateral, shall not pledge its assets for the benefit of any other person or entity; shall not make loans or advances to any person or entity; shall not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it; if such entity is a limited liability company, such entity shall dissolve only upon the bankruptcy of the managing member, and such entity's articles of organization, certificate of formation and/or operating agreement, as applicable, shall contain such provision; if such entity is a limited liability company or limited partnership, and such entity has one or more managing members or general partners, as applicable, then such entity shall continue (and not dissolve) for so long as a solvent managing member or general partner, as applicable, exists and such entity's organizational documents shall contain such provision. The SPE's organizational documents shall further prohibit any dissolution and winding up and provide that any insolvency filing for such entity requires the unanimous consent of all partners, directors (including without limitation all Independent Directors) or members, as applicable, and that such documents may not be amended with respect to the Single-Purpose Entity requirements so long as any Certificates are outstanding.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

            "Special Principal Distribution Amount": For any Distribution Date (up to and including the Distribution Date on which the Certificate Balance of the Class J-AD Certificates is reduced to zero), the aggregate of the following:

            (i) the Hyperamortization Interest for the related Interest Accrual Period,

            (ii) the aggregate portion of any Yield Maintenance Charge collected in respect of any of the Loans during the related Due Period that is allocated as part of the Special Principal Distribution Amount for such Distribution Date under Section 4.01(c), and

            (iii) the excess, if any, of (i) the Special Principal Distribution Amount for the immediately preceding Distribution Date, over (ii) the aggregate distributions of principal made from such Special Principal Distribution Amount to the Class J-AD Certificates on such immediately preceding Distribution Date.

            The Special Principal Distribution Amount for any Distribution Date following the Distribution Date on which the Certificate Balance of the Class J-AD Certificates is reduced to zero shall be zero.

            "Special Servicer": Lennar Partners, Inc. and its successors in interest and assigns, or any successor special servicer appointed as herein provided.

            "Special Servicing Fee": With respect to each Specially Serviced Loan and REO Loan, the fee payable to the Special Servicer pursuant to the first paragraph of Section 3.11(b).

            "Special Servicing Fee Rate": With respect to each Specially Serviced Loan and each REO Loan, 0.25% per annum computed on the basis of the Stated Principal Balance of the related Loan and for the same period for which any related interest payment on the related Specially Serviced Loan is computed, as more particularly described in Section 3.11.

            "Specially Serviced Loan": As defined in Section 3.01(a).

            "Startup Day": The Closing Date.

            "State Tax Laws": The state and local tax laws of any state, the applicability of which to the Trust Fund or the Trust REMICs shall have been confirmed to the Trustee in writing either by the delivery to the Trustee of an Opinion of Counsel to such effect (which Opinion of Counsel shall not be at the expense of the Trustee), or by the delivery to the Trustee of a written notification to such effect by the taxing authority of such state.

            "Stated Principal Balance": With respect to any Loan (other than an REO Loan), as of any date of determination, an amount equal to (x) the Cut-off Date Principal Balance of such Loan minus (y) the sum of:

            (i) the principal portion of each Monthly Payment due on such Loan after the Cut-off Date, to the extent received from the Borrower or advanced by the Master Servicer or Trustee, as applicable, and distributed to Certificateholders on or before such date of determination;

            (ii) all Principal Prepayments received with respect to such Loan after the Cut-off Date, to the extent distributed to Certificateholders on or before such date of determination;

            (iii) the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Loan after the Cut-off Date, to the extent distributed to Certificateholders on or before such date of determination;

            (iv) any reduction in the outstanding principal balance of such Loan resulting from a Deficient Valuation that occurred prior to the end of the Due Period for the most recent Distribution Date; and

            (v) any reduction in the outstanding principal balance of such Loan due to a modification by the Special Servicer pursuant to Section 3.20(d).

            With respect to any REO Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Loan as of the related REO Acquisition Date, minus (y) the sum of:

            (i) the principal portion of any P&I Advance made with respect to an REO Loan on or after the related REO Acquisition Date, to the extent distributed to Certificateholders on or before such date of determination; and

            (ii) the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues received with respect to such REO Loan, to the extent distributed to Certificateholders on or before such date of determination.

            A Loan or an REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be distributed to Certificateholders.

            The Stated Principal Balance of any Loan as to which there has been a Final Recovery Determination shall be, following the application of all amounts received in received in connection with such Loan in accordance with the terms hereof, zero.

            "Statement to Certificateholders": As defined in Section 4.02(a).

            "Sub-Servicer": Any Person with which the Master Servicer or the Special Servicer has entered into a Sub-Servicing Agreement, including any Primary Servicer.

            "Sub-Servicing Agreement": The subservicing agreements between the Master Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Loans by such Sub-Servicer as provided in Section 3.22, including any Primary Servicing Agreement.

            "Subordinate Certificate": Any Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q or Class S Certificate.

            "Substitution Shortfall Amount": With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan as of the date of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time) for one or more deleted Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Loan or Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan or Mortgage Loans.

            "Successor Manager": As defined in Section 3.19(c).

            "Tax Returns": The federal income tax returns on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC created hereunder due to its classification as a REMIC under the REMIC Provisions, and Forms 1041 for the portions of the Trust Fund intended to be treated as a grantor trust for federal income tax purposes, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal or State Tax Laws.

            "Termination Notice": As defined in Section 7.01(b).

            "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

            "Transfer Affidavit": As defined in Section 5.02(g)(i)(B).

            "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

            "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

            "Transferor Letter": As defined in Section 5.02(g)(i)(D).

            "Treasury Rate": With respect to any Principal Prepayment made on a Loan, the yield calculated by the linear interpolation of the yields reported in Federal Reserve Statistical Release H.15 Selected Interest Rates (the "Release") under the heading "U.S. government securities" and the subheading "Treasury constant maturities" for the week ending immediately before the related Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date of such Loan (or, if such Loan is an ARD Loan, the related Anticipated Repayment Date). If the Release is no longer published, the Master Servicer shall select a comparable publication to determine the Treasury Rate in its reasonable discretion.

            "Trust": As defined in the Preliminary Statement.

            "Trust Fund": The segregated pool of assets subject hereto, constituting the Trust, consisting of: (i) the Loans subject to this Agreement and all interest and principal received or receivable on or with respect to the Loans (other than payments of principal and interest due and payable on the Loans on or before the Cut-off Date and Principal Prepayments paid on or before the Cut-off Date), together with all documents included in the related Mortgage Files; (ii) such funds or assets as from time to time are deposited in the Collection Account, the Distribution Account, the Excess Liquidation Proceeds Account, the Excess Interest Distribution Account, the Interest Reserve Account and, if established, the REO Account; (iii) any REO Property; (iv) the rights of the mortgagee under all Insurance Policies with respect to the Loans; (v) the REMIC Regular Interests; and (vi) the rights of the Depositor under the Mortgage Loan Purchase Agreements.

            "Trust REMIC": Any of REMIC I, REMIC II, REMIC III, REMIC IV or REMIC V.

            "Trustee": Wells Fargo Bank Minnesota, N.A., a national banking association, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

            "Trustee Exception Report": As defined in Section 2.02(e).

            "Trustee Fee": The fee to be paid to the Trustee as compensation for the Trustee's activities under this Agreement.

            "Trustee Fee Rate": A rate equal to 0.0023% per annum computed on the basis of a 360-day year consisting of twelve 30-day months on the Stated Principal Balance of the related Loan.

            "UCC": The Uniform Commercial Code, as enacted in each applicable state.

            "UCC Financing Statement": A financing statement filed or to be filed pursuant to the UCC, as in effect in the relevant jurisdiction.

            "Uncertificated Notional Amount": As defined in Section 2.09(f) with respect to each Group SP REMIC III Regular Interest, Group KK REMIC III Regular Interest and Group AX REMIC III Regular Interest and in Section 2.11(f) with respect to each Group IO-1 REMIC IV Regular Interest and Group IO-2 REMIC IV Regular Interest.

            "Uncertificated Principal Balance": As defined in Section 2.05(e) with respect to each REMIC I Regular Interest, in Section 2.07(e) with respect to each REMIC II Regular Interest, in Section 2.09(e) with respect to each Sequential Pay REMIC III Regular Interest and in Section 2.11(e) with respect to each Sequential Pay REMIC IV Regular Interest.

            "Uncovered Prepayment Interest Shortfall": As to any Distribution Date and any Loan as to which a Principal Prepayment is made, the excess, if any, of (i) the Prepayment Interest Shortfall relating to a Principal Prepayment, if any, for such Loan as of such Distribution Date, over (ii) the deposits made by the Master Servicer to the Trustee pursuant to Section 3.02(d).

            "Uncovered Prepayment Interest Shortfall Amount": As to any Distribution Date, the amount, if any, by which (i) the sum of the Uncovered Prepayment Interest Shortfalls, if any, for such Distribution Date exceeds (ii) the aggregate amount of Prepayment Interest Excesses, if any, on all Loans for such Distribution Date.

            "Underwriters": Collectively, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., McDonald Investments Inc. and PNC Capital Markets, Inc.

            "Unpaid Interest Shortfall Amount": As to the first Distribution Date and any Class of Regular Certificates, zero. As to any Distribution Date after the first Distribution Date and any Class of Regular Certificates, the amount, if any, by which the sum of the Interest Shortfall Amounts for such Class for prior Distribution Dates exceeds the sum of the amounts distributed on such Class on prior Distribution Dates in respect of such Interest Shortfall Amounts.

            "Unrestricted Master Servicer Reports": Collectively, the CMSA Delinquent Loan Status Report, CMSA Historical Loan Modification Report, CMSA Historical Liquidation Report and CMSA REO Status Report.

            "U.S. Person": A citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any State thereof or the District of Columbia (other than a partnership that is not treated as a U.S. Person under any applicable Treasury regulations), an estate whose income is subject to United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Persons.

            "Voting Rights": The portion of the voting rights of all of the Certificates, which is allocated to any Certificate. At all times during the term of this Agreement and for any date of determination, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows:
(i) 1% in the case of the Class A-X and Class A-SP Certificates, (based on the respective Notional Balance of each Class related to the aggregate Notional Balance of the two Classes) and (ii) in the case of any other Class of Regular Certificates a percentage equal to the product of 99% and a fraction, the numerator of which is equal to the aggregate Certificate Balance of such Class, in each case, determined as of the Distribution Date immediately preceding such date of determination, and the denominator of which is equal to the aggregate Certificate Balance of the Regular Certificates (other than the Class A-X and Class A-SP Certificates), each determined as of the Distribution Date immediately preceding such date of determination. The Class V and Class R Certificates will not be entitled to any Voting Rights. For purposes of determining Voting Rights, the Certificate Balance of any Class shall be deemed to be reduced by allocation of the Collateral Support Deficit to such Class, but not by Appraisal Reductions allocated to such Class. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests evidenced by their respective Certificates.

            "Website": The internet website maintained by the Trustee initially located at "www.ctslink.com/cmbs" or the internet website of the Master Servicer initially located at "www.midlandls.com."

            "Weighted Average Net Mortgage Rate": As to any Distribution Date, the average, as of such Distribution Date, of the Net Mortgage Pass-Through Rates of the Loans weighted by the Stated Principal Balances thereof.

            "Withheld Amounts": As defined in Section 3.29(a).

            "Workout Fee": The fee paid to the Special Servicer with respect to each Corrected Loan.

            "Workout Fee Rate": As defined in Section 3.11(b).

            "Yield Maintenance Charge": With respect to any Loan, the yield maintenance charge set forth in the related Loan, including but not limited to a yield maintenance charge which is based on the amount of Defeasance Collateral. If a Yield Maintenance Charge becomes due for any particular Loan, the Master Servicer shall be required to follow the terms and provisions contained in the applicable Loan Documents; provided, however, that if the related Loan Documents do not specify which U.S. Treasury obligations are to be used in determining the discount rate or the reinvestment yield to be applied in such calculation, or if the related Loan Documents are ambiguous, the Master Servicer shall be required to use those U.S. Treasury obligations that will generate the lowest discount rate or reinvestment yield for the purposes thereof. Accordingly, if either no U.S. Treasury obligation, or more than one U.S. Treasury obligation, coincides with the term over which the Yield Maintenance Charge is to be calculated (which, depending on the applicable Loan Documents, is based on the remaining average life of the Loan or the actual term remaining through the Maturity
Date), the Master Servicer shall use the U.S. Treasury obligations that mature closest to but not exceeding the month in which the term over which the Yield Maintenance Charge is to be calculated ends, and whose reinvestment yield is the lowest, with such yield being based on the bid price for such issue as published in the Treasury Bonds, Notes and Bills section of The Wall Street Journal on the date that is fourteen (14) days prior to the date that the Yield Maintenance Charge becomes due and payable (or, if such bid price is not published on that date, the first preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The monthly compounded nominal yield ("MEY") is derived from the reinvestment yield or discount rate and shall be defined as MEY = (12 x [{(1+BEY/2)(1/6}-1]) x 100 where BEY is defined as the U.S. Treasury Reinvestment Yield in decimal, not percentage, form, and 1/6 is the exponential power to which a portion of the equation is raised. For example, using a BEY of 5.50%, the MEY = (12 x [{(1 + 0.055/2) (0.16667}-1]) x 100, where
0.055 is the decimal version of the percentage 5.50%, and 0.16667 is the decimal version of the exponential power. (The MEY calculated in the above example is 5.438%.)

            "Yield Rate": With respect to any Loan, a rate equal to a per annum rate calculated by the linear interpolation of the yields, as reported in the most recent "Federal Reserve Statistical Release H.15 - Selected Interest Rates" under the heading U.S. Government Securities/Treasury constant maturities published prior to the date of the relevant prepayment of any Loan, of U.S. Treasury constant maturities with maturity dates (one longer, one shorter) most nearly approximating the maturity date (or, with respect to ARD Loans, the Anticipated Repayment Date) of the Loan being prepaid or the monthly equivalent of such rate. If Federal Reserve Statistical Release H.15 - Selected Interest Rates is no longer published, the Master Servicer, on behalf of the Trustee, will select a comparable publication to determine the Yield Rate.

            Section 1.02 Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

            (i) All calculations of interest with respect to the Loans and of interest earned on Advances provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

            (ii) Any Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer, the Special Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, (i) any voluntary Principal Prepayment made on a date other than the related Due Date and in connection with which the Master Servicer has collected interest thereon through the end of the related Mortgage Interest Accrual Period shall be deemed to have been made, and the Master Servicer shall apply such Principal Prepayment to reduce the outstanding principal balance of the related Loan as if such Principal Prepayment had been received, on the following Due Date and (ii) all other Principal Prepayments with respect to any Loan are deemed to be received on the date they are applied to reduce the outstanding principal balance of such Loan.

            (iii) Any reference to the Certificate Balance of any Class of Certificates on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Certificates on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a), (b) any Collateral Support Deficit allocated to such Class on such Distribution Date pursuant to
      Section 4.04 and (c) with respect to the Class K-Z Certificates, any accretion in the Certificate Balance thereof occurring on such Distribution Date by an amount equal to the Special Principal Distribution Amount distributed to the Class J-AD Certificates on such Distribution Date.

            Section 1.03 Loan Identification Convention.

            Loans shall be identified in this Agreement by reference to their respective loan numbers, as set forth under the column heading "Loan #" in Annex A to the Prospectus Supplement.

                                   ARTICLE II

                              CONVEYANCE OF LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01 Conveyance of Loans.

            (a) The Depositor, concurrently with the execution and delivery hereof, does hereby assign, sell, transfer, set over and otherwise convey to the Trustee, without recourse, for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Loans identified on the Mortgage Loan Schedule, (ii) the Mortgage Loan Purchase Agreements and (iii) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Loans (other than payments of principal and interest due and payable on the Loans on or before the Cut-off Date and Principal Prepayments paid on or before the Cut-off Date). The transfer of the Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 10.07, is intended by the parties to constitute a sale.

            (b) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed each Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with the Trustee (with a copy to the Master Servicer and the Special Servicer), on or before the Closing Date, the Mortgage File (except item (xvi) in the definition of Mortgage File, which shall be delivered to and deposited with the Master Servicer with a copy to the Trustee) for each Loan so assigned. If a Mortgage Loan Seller cannot deliver, or cause to be delivered as to any Loan, the original Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Note, together with an affidavit substantially in the form attached as Exhibit H hereto, certifying that the original thereof has been lost or destroyed.

            If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi), (xii) and (xiv) of the definition of "Mortgage File," with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a photocopy of such non-delivered document or instrument (certified by the applicable public recording or filing office, the applicable title insurance company or such Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee, and the Master Servicer on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate public recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing), with evidence of recording or filing thereon, is delivered to the Trustee within 120 days of the Closing Date, which period may be extended up to two times, in each case for an additional period of 45 days provided that such Mortgage Loan Seller, as certified in writing to the Trustee prior to each such 45-day extension, is in good faith attempting to obtain from the appropriate county recorder's office such original or photocopy.

            If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi), (xii) and (xiv) of the definition of "Mortgage File," with evidence of recording or filing thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File if a photocopy of such non-delivered document or instrument (with evidence of recording or filing thereon and certified by the appropriate recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee and to the Master Servicer on or before the Closing Date.

            Neither the Trustee nor the Master Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). Notwithstanding the foregoing, if any Mortgage Loan Seller fails to deliver a UCC-3 assignment on or before the Closing Date as required above solely because the related UCC-1 Financing Statement has not been returned to such Mortgage Loan Seller by the applicable filing office, such Mortgage Loan Seller shall not be in breach of its obligations with respect to such delivery, provided that the Mortgage Loan Seller promptly forwards such UCC-1 Financing Statement to the Trustee (with a copy to the Master Servicer) upon its return, together with the related original UCC-3 assignment in a form appropriate for filing.

            (c) Notwithstanding the foregoing, at the expense of the related Mortgage Loan Seller, the Trustee (directly or through its designee) shall, as to each Loan, use its best efforts to promptly (and in any event no later than the later of (i) 120 days after the Closing Date and (ii) 60 days from receipt of documents in form suitable for recording or filing, as applicable, including, without limitation, all necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, each assignment referred to in clauses (iii) and (v) of the definition of "Mortgage File" and each UCC-3 assignment to the Trustee referred to in clause (xi) of the definition of "Mortgage File." Unless otherwise indicated on any documents provided to the Trustee, the Trustee shall file each such UCC-3 assignment in the state of incorporation or organization of the related Borrower; provided that the related Mortgage Loan Seller shall have filed, if necessary, an initial UCC Financing Statement under the Revised Article 9 in lieu of continuation in such jurisdiction. Each such assignment shall reflect that it should be returned by the public recording office to the Trustee following recording, and each such UCC-3 assignment shall reflect that the file copy thereof should be returned to the Trustee following filing. If any such document or instrument is lost or returned unrecorded or unfiled because of a defect therein, the Trustee shall prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and thereafter the Trustee shall upon receipt thereof cause the same to be duly recorded or filed, as appropriate. Within 30 days following request for reimbursement, the Depositor shall reimburse the Trustee for all of its costs and expenses incurred in performing its obligation under this Section 2.01(c).

            Notwithstanding the foregoing, any Mortgage Loan Seller may elect, at its sole cost and expense, to engage a third party contractor to prepare or complete in proper form for filing and recording any and all of the assignments described in the immediately preceding paragraph, together with each UCC-3 assignment to the Trustee referred to in clause (xiv) of the definition of "Mortgage File," with respect to the Loans conveyed by it to the Depositor under the applicable Mortgage Loan Purchase Agreement, to submit such assignments for filing and recording, as the case may be, in the applicable public filing and recording offices and to deliver such assignments to the Trustee or its designee as such assignments (or certified copies thereof) are received from the applicable filing and recording offices with evidence of such filing or recording indicated thereon. It is hereby acknowledged that the PNC Mortgage Loan Seller has elected to engage such a third party contractor for the preparation, filing and recording and delivery of such assignments to the Trustee in respect of PNC Loans. The Trustee shall have no duties or obligations described in the immediately preceding paragraph in respect of the PNC Loans.

            (d) All documents and records in the Depositor's or the applicable Mortgage Loan Seller's possession relating to the Loans (including reserve and escrow agreements, cash management agreements, lockbox agreements, financial statements, operating statements and any other information provided by the respective Borrower from time to time and any other documents in the related Servicing File, but excluding documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates solely for internal communication) that are not required to be a part of a Mortgage File in accordance with the definition thereof, together with copies of all instruments and documents which are required to be a part of the related Mortgage File in accordance with the definition thereof, shall be delivered by the Depositor (or the Depositor shall cause them to be delivered) to the Master Servicer on or prior to the Closing Date and shall be held by the Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders.

            (e) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Trustee and the Master Servicer, on or before the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

            (f) The Depositor shall use its best efforts to require that, promptly after the Closing Date, but in all events within three Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Loans in the name of such Mortgage Loan Seller or any other name to be transferred to the Master Servicer (or a Sub-Servicer at the direction of the Master Servicer) for deposit into Servicing Accounts.

            (g) For purposes of this Section 2.01, and notwithstanding any contrary provision hereof or of the definition of "Mortgage File", if there exists with respect to any group of Crossed Loans only one original or certified copy of any document or instrument described in the definition of "Mortgage File" which pertains to all of the Crossed Loans in such group of Crossed Loans, the inclusion of the original or certified copy of such document or instrument in the Mortgage File for any of such Crossed Loans and the inclusion of a copy of such original or certified copy in each of the Mortgage Files for the other Crossed Loans in such group of Crossed Loans shall be deemed the inclusion of such original or certified copy in the Mortgage Files for each such Crossed Loan.

            (h) Notwithstanding anything to the contrary in this Agreement, the Depositor shall deliver to the Master Servicer any original letters of credit relating to the Mortgage Loans and the Master Servicer shall hold such letters of credit on behalf of the Trustee.

            Section 2.02 Acceptance by Trustee.

            (a) The Trustee, by the execution and delivery of this Agreement, acknowledges receipt by it, subject to the provisions of Sections 2.01 and 2.02(d), to any exceptions noted on the Trustee Exception Report, and to the further review provided for in Section 2.02(b), of the Notes, fully executed original counterparts of the Mortgage Loan Purchase Agreements and of all other assets included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it holds and will hold such documents and any other documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files, and that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. All references to the "Mortgage File" herein when used in connection with the duties or obligations of the Trustee to hold or certify as to such Mortgage File, shall mean in respect of clause (xvi) of the definition thereof, a copy thereof.

            (b) Within 60 days of the Closing Date, the Trustee shall review and, subject to Sections 2.01 and 2.02(d), certify in writing to each of the Depositor, the Master Servicer, the Special Servicer and the applicable Mortgage Loan Seller that, as to each Loan listed in the Mortgage Loan Schedule (other than any Loan paid in full and any Loan specifically identified in any exception report annexed thereto as not being covered by such certification), (i) all documents specified in clauses (i) through (v), (ix) (without regard to the parenthetical clause), (xi), (xii), (xvi) and (xviii) of the definition of "Mortgage File" are in its possession, and (ii) all documents delivered or caused to be delivered by such Mortgage Loan Seller constituting the Mortgage Files have been received, appear to have been executed, appear to be what they purport to be, purport to be recorded or filed (if recordation or filing is specified for such document in the definition of "Mortgage File") and have not been torn, mutilated or otherwise defaced, and that such documents appear to relate to the Loans identified on the Mortgage Loan Schedule.

            (c) The Trustee shall review each of the Loan Documents received after the Closing Date; and, on or about 90 days following the Closing Date, 180 days following the Closing Date, the first anniversary of the Closing Date, 180 days following the first anniversary of the Closing Date, 270 days following the first anniversary of the Closing Date and on the second anniversary of the Closing Date, the Trustee shall, subject to Sections 2.01 and 2.02(d), certify in writing to each of the Depositor, the Master Servicer, the Special Servicer and the Mortgage Loan Seller that, as to each Loan listed on the Mortgage Loan Schedule (excluding any Loan as to which a Liquidation Event has occurred or any Loan specifically identified in any exception report annexed thereto as not being covered by such certification), (i) all documents specified in clauses (i) through (v), (ix) (without regard to the parenthetical clause), (xi) and (xii) of the definition of "Mortgage File" are in its possession, (ii) it has received either a recorded original of each of the assignments specified in clause (iii) and clause (v) of the definition of "Mortgage File," or, insofar as an unrecorded original thereof had been delivered or caused to be delivered by the applicable Mortgage Loan Seller, a copy of such recorded original certified by the applicable public recording office to be true and complete, and (iii) all such Loan Documents have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (if recordation or filing is specified for such document in the definition of "Mortgage File") and have not been torn, mutilated or otherwise defaced, and that such documents relate to the Loans identified on the Mortgage Loan Schedule. The Trustee shall, upon request, provide the Master Servicer with recording and filing information as to recorded Mortgages, Assignments of Lease and UCC Financing Statements to the extent that the Trustee receives them from the related recording offices.

            (d) It is herein acknowledged that the Trustee is not under any duty or obligation (i) to determine whether any of the documents specified in clauses
(vi), (vii), (viii), (x), (xiii) through (xix) of the definition of "Mortgage File" exist or are required to be delivered by the Depositor, a Mortgage Loan Seller or any other Person other than to the extent identified on the related Mortgage Loan Schedule, (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Loans delivered to it to determine that the same are valid, legal, effective, in recordable form, genuine, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face or (iii) to determine whether any omnibus assignment specified in clause (vii) of the definition of "Mortgage File" is effective under applicable law. The Trustee may assume for purposes of certification pursuant to Section 2.02(b), that each Mortgage File should include one state level UCC Financing Statement filing for each Loan.

            (e) If, in the process of reviewing the Mortgage Files or at any time thereafter, the Trustee finds that (a) any document required to be included in the Mortgage File is not in its possession within the time required under the applicable Mortgage Loan Purchase Agreement or (b) such document has not been properly executed or is otherwise defective on its face (each, a "Defect" in the related Mortgage File), the Trustee shall promptly so notify the Depositor, the Master Servicer, the Special Servicer and the applicable Mortgage Loan Seller, by providing a written report (the "Trustee Exception Report") setting forth for each affected Loan, with particularity, the nature of such Defect. The Trustee shall not be required to verify the conformity of any document with the Mortgage Loan Schedule, except that such documents have been properly executed or received, have been recorded or filed (if recordation is specified for such document in the definition of "Mortgage File"), appear to be related to the Loans identified on the Mortgage Loan Schedule, appear to be what they purport to be, or have not been torn, mutilated or otherwise defaced.

            (f) Upon the second anniversary of the Closing Date, the Trustee shall deliver a final exception report as to any remaining Defects or required Loan Documents that are not in its possession and that it was required to review pursuant to Section 2.02(c).

            Section 2.03 Representations, Warranties and Covenants of the Depositor; Repurchase of Loans by the Mortgage Loan Sellers for Defects in Mortgage Files and Breaches of Representations and Warranties.

            (a) The Depositor hereby represents and warrants that:

            (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Loans in accordance with this Agreement; the Depositor has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (ii) Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (iii) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

            (iv) There is no action, suit or proceeding pending or, to the Depositor's knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement;

            (v) The Depositor is the lawful owner of the Loans free and clear of any liens, pledges, charges or security interests of any nature encumbering such Loan with the full right to transfer the Loans to the Trust Fund and upon the assignment of the Loans to the Trust, the Loans will be validly transferred to the Trust; and

            (vi) Following consummation of the conveyance of the Loans by the Depositor to the Trustee, the Depositor shall take no action inconsistent with the Trust Fund's ownership of the Loans, and if a third party, including a potential purchaser of the Loans, should inquire, the Depositor shall promptly indicate that the Loans have been sold and shall claim no ownership interest therein.

            (b) If any Certificateholder, the Master Servicer, the Special Servicer or the Trustee discovers or receives notice of a Defect or a breach of any representation or warranty made, or required to be made, with respect to a Loan by any Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement (a "Breach"), it shall give notice to the Master Servicer, the Special Servicer and the Trustee. If the Master Servicer or the Special Servicer determines that such Defect or Breach materially and adversely affects the value of any Loan or the interests of the Certificateholders therein (any such Defect or Breach, a "Material Document Defect" or a "Material Breach", respectively), it shall give prompt written notice of such Defect or Breach to the Depositor, the Trustee, the Master Servicer, the Special Servicer and the applicable Mortgage Loan Seller and shall request that (A) such Mortgage Loan Seller or (B) in the event the CSFB Mortgage Loan Seller shall fail to act, Credit Suisse First Boston, acting through the Cayman Branch, not later than the earlier of 90 days from the receipt by the applicable Mortgage Loan Seller of such notice or discovery by such Mortgage Loan Seller of such Defect or Breach (subject to the second succeeding paragraph, the "Initial Resolution Period"), (i) cure such Defect or Breach in all material respects (ii) repurchase the affected Loan at the applicable Purchase Price in conformity with the related Mortgage Loan Purchase Agreement or (iii) substitute a Qualified Substitute Mortgage Loan for such affected Loan (provided that in no event shall such substitution occur later than the second anniversary of the Closing Date) and pay to the Master Servicer for deposit into the Collection Account any Substitution Shortfall Amount in connection therewith in conformity with the related Mortgage Loan Purchase Agreement; provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within the Initial Resolution Period, (ii) such Material Document Defect or Material Breach is not related to any Loan's not being a "qualified mortgage" within the meaning of the REMIC Provisions and (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within the Initial Resolution Period, then the Mortgage Loan Seller shall have an additional 90 days to cure such Material Document Defect or Material Breach, provided that the Mortgage Loan Seller has delivered to the Master Servicer, the Rating Agencies and the Trustee an officer's certificate from an officer of the Mortgage Loan Seller that describes the reasons that the cure was not effected within the Initial Resolution Period and the actions that it proposes to take to effect the cure and that states that it anticipates that the cure will be effected within the additional 90-day period.

            Any of the following will cause a document in the Mortgage File to be deemed to have a "Defect" and to be conclusively presumed to materially and adversely affect the interests of Certificateholders in a Loan and the value of a Loan: (a) the absence from the Mortgage File of the original signed Note, unless the Mortgage File contains a signed lost note affidavit and indemnity;
(b) the absence from the Mortgage File of the original signed Mortgage, unless there is included in the Mortgage File a certified copy of the Mortgage as recorded or as sent for recordation, together with a certificate stating that the original signed Mortgage was sent for recordation or a copy of the Mortgage and the related recording information; (c) the absence from the Mortgage File of the item called for by paragraph (ix) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignment required to create an effective assignment to the Trustee on behalf of the Trust, unless there is included in the Mortgage File a certified copy of the intervening assignment as recorded or as sent for recordation, together with a certificate stating that the original intervening assignment was sent for recordation; (e) the absence from the Servicing File of any required original letter of credit (as required in the parenthetical exception in the first paragraph of Section 2.01(b)), provided that such Defect may be cured by the provision of a substitute letter of credit or a cash reserve; or (f) the absence from the Mortgage File of any required ground lease.

            Any Defect or Breach which causes any Loan not to be a "qualified mortgage" (within the meaning of Section 860G(a)(3) of the Code) shall be deemed to materially and adversely affect the interest of Certificateholders therein. If the affected Loan is to be repurchased, the Master Servicer shall designate the Collection Account as the account into which funds in the amount of the Purchase Price are to be deposited by wire transfer.

            If (x) a Loan is to be repurchased or substituted for as contemplated above, (y) such Loan is a Crossed Loan and (z) the applicable Defect or Breach does not otherwise constitute a Material Document Defect or a Material Breach, as the case may be, as to any related Crossed Loan, then the applicable Defect or Breach shall be deemed to constitute a Material Document Defect or a Material Breach as to any related Crossed Loan for purposes of the above provisions, and the Mortgage Loan Seller shall be required to repurchase or substitute for any related Crossed Loan in accordance with the provisions above unless the Crossed Loan Repurchase Criteria would be satisfied if the Mortgage Loan Seller were to repurchase or substitute for only the affected Crossed Loans as to which a Material Document Defect or Material Breach had occurred without regard to this paragraph, and in the case of either such repurchase or substitution, all of the other requirements set forth in this
Section 2.03 applicable to a repurchase or substitution, as the case may be, would be satisfied. In the event that the Crossed Loan Repurchase Criteria would be so satisfied, the Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the Material Document Defect or Material Breach exists or to repurchase or substitute for the aggregated Crossed Loans. The determination of the Master Servicer as to whether the Crossed Loan Repurchase Criteria have been satisfied shall be conclusive and binding in the absence of manifest error. The Master Servicer will be entitled to cause to be delivered, or direct the Mortgage Loan Seller to (in which case the Mortgage Loan Seller shall) cause to be delivered to the Master Servicer, an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether clause (ii) of the definition of Crossed Loan Repurchase Criteria has been satisfied, in each case at the expense of the Mortgage Loan Seller if the scope and cost of the Appraisal is approved by the Mortgage Loan Seller (such approval not to be unreasonably withheld).

            With respect to any Crossed Loan conveyed hereunder, to the extent that the Mortgage Loan Seller repurchases an affected Crossed Loan in the manner prescribed above while the Trustee continues to hold any related Crossed Loans, the Mortgage Loan Seller and the Depositor have agreed in the Mortgage Loan Purchase Agreement to modify, upon such repurchase or substitution, the related Loan Documents in a manner such that such affected Crossed Loan repurchased or substituted by the related Mortgage Loan Seller, on the one hand, and any related Crossed Loans held by the Trustee, on the other, would no longer be cross-defaulted or cross-collateralized with one another; provided, that the Mortgage Loan Seller shall have furnished the Trustee, at its expense, with an Opinion of Counsel that such modification shall not cause an Adverse REMIC Event; provided, further, that if such Opinion cannot be furnished, the Mortgage Loan Seller and the Depositor have agreed in the Mortgage Loan Purchase Agreement that such repurchase or substitution of only the affected Crossed Loan, notwithstanding anything to the contrary herein, shall not be permitted. Any reserve or other cash collateral or letters of credit securing the Crossed Loans shall be allocated between such Loans in accordance with the Loan Documents. All other terms of the Loans shall remain in full force and effect, without any modification thereof.

            In connection with any repurchase of or substitution for a Loan contemplated by this Section 2.03, the Trustee, the Master Servicer and the Special Servicer shall each tender to the related Mortgage Loan Seller (in the event of a repurchase or substitution by a Mortgage Loan Seller) upon delivery to each of the Trustee, the Master Servicer and the Special Servicer of a trust receipt executed by such Mortgage Loan Seller, all portions of the Mortgage File, the Servicing File and other documents pertaining to such Loan possessed by it, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee, shall be endorsed or assigned, as the case may be, to such Mortgage Loan Seller in the same manner as provided in Section 7 of the related Mortgage Loan Purchase Agreement.

            Notwithstanding the foregoing, if there is a Material Breach or Material Document Defect with respect to one or more Mortgaged Properties (but not all of the Mortgaged Properties) with respect to a Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase or substitute for the Loan if the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Loan Documents and the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and (i) the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such partial release would not cause an Adverse REMIC Event to occur, (ii) such Mortgage Loan Seller pays (or causes to be paid) the applicable release price required under the Loan Documents, and to the extent not covered by such release price, together with any additional amounts necessary to cover all reasonable out-of-pocket expenses reasonably incurred by the Master Servicer, the Special Servicer, the Trustee or the Trust Fund and (iii) such cure by release of such Mortgaged Property is effected within the time periods specified for cures of Material Breach or Material Defect in this Section 2.03(b).

            Section 7 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Breach. Section 7 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Defect.

            If a Mortgage Loan Seller defaults on its obligations to repurchase any Loan as contemplated by Section 2.03(b), the Trustee shall promptly notify the Certificateholders, the Rating Agencies, the Master Servicer and the Special Servicer of such default. The Trustee shall enforce the obligations of the Mortgage Loan Sellers under Section 7 of the related Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in such form, to such extent and at such time as if it were, in its individual capacity, the owner of the affected Loan(s). The Trustee shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery of costs, expenses or attorneys' fees against the defaulting Mortgage Loan Seller; second, pursuant to Section 3.05(a)(viii) out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(ix) out of general collections on the Loans on deposit in the Collection Account.

            If the applicable Mortgage Loan Seller incurs any expense in connection with the curing of a Breach which also constitutes a default under the related Loan, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee, as successor to the mortgagee, to recover the amount of such expenses from the related Borrower; provided, however, that such Mortgage Loan Seller's rights pursuant to this paragraph shall be junior, subject and subordinate to the rights of the Trust Fund to recover amounts owed by the related Borrower under the terms of such Loan, including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate and unpaid or unreimbursed expenses of the Trust Fund allocable to such Loan; provided, further, that in the event and to the extent that such expenses of such Mortgage Loan Seller in connection with any Loan exceed five percent of the then outstanding principal balance of such Loan, then such Mortgage Loan Seller's rights to reimbursement pursuant to this paragraph with respect to such Loan and such excess expenses shall not be exercised until the payment in full of such Loan (as such Loan may be amended or modified pursuant to the terms of this Agreement). Notwithstanding any other provision of this Agreement to the contrary, the Master Servicer shall not have any obligation pursuant to this Agreement to collect such reimbursable amounts on behalf of such Mortgage Loan Seller; provided, however, that the preceding clause shall not operate to prevent the Master Servicer from using reasonable efforts, exercised in the Master Servicer's sole discretion, to collect such amounts to the extent consistent with the Servicing Standard. The Mortgage Loan Seller may pursue its rights to reimbursement of such expenses directly against the Borrower, by suit or otherwise, provided that (a) the Master Servicer or, with respect to a Specially Serviced Loan, the Special Servicer determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by the Mortgage Loan Seller will not impair the Master Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related Loan which would otherwise be payable to the Master Servicer, the Special Servicer, the Trustee and the Certificateholders pursuant to the terms of this Agreement, (b) such actions will not include an involuntary bankruptcy, receivership or insolvency proceeding against the Borrower, (c) such actions will not include the foreclosure or enforcement of any lien or security interest under the related Mortgage or other Loan Documents and (d) such actions will not result in the imposition of an additional lien against the Mortgaged Property.

            Section 2.04 Execution of Certificates.

            Subject to Sections 2.01 and 2.02, the Trustee hereby acknowledges the assignment to it of the Loans and the delivery of the Mortgage Files and fully executed original counterparts of the Mortgage Loan Purchase Agreements, together with the assignment to it of all other assets included in the Trust Fund. Concurrently with such assignment and delivery, as more particularly set forth in Sections 2.05 through 2.13, the Trustee (i) hereby declares that it holds the Loans, exclusive of Excess Interest thereon, on behalf of REMIC I and the Holders of the Certificates, (ii) acknowledges the issuance of the REMIC I Regular Interests and the Class R-I Interest, in exchange for the Loans, exclusive of Excess Interest thereon, receipt of which is hereby acknowledged,
(iii) hereby declares that it holds the REMIC I Regular Interests, on behalf of REMIC II and the Holders of the Certificates, (iv) acknowledges the issuance of the REMIC II Regular Interests and the Class R-II Interest, in exchange for the REMIC I Regular Interests, receipt of which is hereby acknowledged, (v) hereby declares that it holds the REMIC II Regular Interests, on behalf of REMIC III and the Holders of the Certificates, (vi) acknowledges the issuance of the REMIC III Regular Interests and the Class R-III Interest, in exchange for the REMIC II Regular Interests, receipt of which is hereby acknowledged, (vii) hereby declares that it holds the REMIC III Regular Interests, on behalf of REMIC IV and the Holders of the Certificates, (viii) acknowledges the issuance of the REMIC IV Regular Interests and the Class R-IV Interest, in exchange for the REMIC III Regular Interests, receipt of which is hereby acknowledged, and (ix) acknowledges the issuance of the Class K-Z REMIC V Regular Interests and, pursuant to the written request of the Depositor executed by an officer of the Depositor, acknowledges that (A) it has executed and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the REMIC IV Regular Interests, the Regular Certificates and the Class R Certificates (representing the Class R-V Interest as well as the Class R-I Interest, the Class R-II Interest, the Class R-III Interest and the Class R-IV Interest), and (B) it has executed and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Excess Interest, the Class V Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of all such Certificates.

            Section 2.05 Creation of REMIC I; Issuance of REMIC I Regular Interests and Class R-I Interest.

            (a) It is the intention of the parties hereto that the following segregated pool of assets constitute a REMIC for federal income tax purposes, and that such segregated pool of assets be designated as "REMIC I": (i) the Loans that are from time to time subject to this Agreement and all payments under and proceeds of such Loans (exclusive of Excess Interest) received after the Closing Date or, in the case of a Qualified Substitute Mortgage Loan, after the related date of substitution (other than scheduled payments of interest and principal due on or before the Cut-off Date or, in the case of a Qualified Substitute Mortgage Loan, on or before the related date of substitution), together with all documents included in the related Mortgage Files and Servicing Files and any Additional Collateral; (ii) any REO Property acquired in respect of any such Loan; (iii) such funds and assets as from time to time are deposited in the Collection Account, the REMIC I Distribution Account, the Excess Liquidation Proceeds Account, the Interest Reserve Account and, if established, the REO Account; (iv) the rights of the Depositor under the Mortgage Loan Purchase Agreements; and (v) the rights of the Trustee and the Certificateholders as third party beneficiaries under the Mortgage Loan Purchase Agreements. The Closing Date is hereby designated as the "Startup Day" of REMIC I within the meaning of Section 860G(a)(9) of the Code. Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the "latest possible maturity date" for each REMIC I Regular Interest shall be the first Distribution Date that follows the Maturity Date for the related Loan.

            (b) Concurrently with the assignment of the Loans (exclusive of Excess Interest) and certain related assets to the Trustee pursuant to Section 2.01(a) and in exchange therefor, the REMIC I Regular Interests and the Class R-I Interest shall be issued. A separate REMIC I Regular Interest shall be issued with respect to each Loan. For purposes of this Agreement, each REMIC I Regular Interest shall relate to the Loan in respect of which it was issued, to each Qualified Substitute Mortgage Loan (if any) substituted for such Loan, and to each REO Loan deemed outstanding with respect to an REO Property (if any) acquired in respect of such Loan or any such Qualified Substitute Mortgage Loan. None of the REMIC I Regular Interests shall be certificated. The interests evidenced by the Class R-I Interest and the REMIC I Regular Interests shall constitute the entire beneficial ownership of REMIC I.

            (c) The REMIC I Regular Interests shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-I Interest shall constitute the sole class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code), in REMIC I. None of the parties hereto shall, to the extent it is within the control thereof, create or permit the creation of any other "interests" in REMIC I (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

            (d) The designation for each REMIC I Regular Interest shall be the loan number for the related Loan set forth in the Mortgage Loan Schedule.

            (e) Each REMIC I Regular Interest shall have a principal balance (herein referred to as its "Uncertificated Principal Balance"). As of the Closing Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall equal the Cut-off Date Principal Balance of the related Loan. On each Distribution Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall be permanently reduced by any distributions of principal deemed made in respect of such REMIC I Regular Interest on such Distribution Date pursuant to Section 4.01(k) and, further, by any Collateral Support Deficit deemed allocated to such REMIC I Regular Interest on such Distribution Date pursuant to Section 4.04(f). Except as provided in the preceding sentence, the Uncertificated Principal Balance of each REMIC I Regular Interest shall not otherwise be increased or reduced. Deemed distributions in reimbursement of REMIC II with respect to any REMIC I Regular Interest for previously allocated Collateral Support Deficits shall not constitute deemed distributions of principal and shall not result in reduction of the Uncertified Principal Balance of such REMIC I Regular Interest.

            (f) As provided below, each REMIC I Regular Interest shall bear interest, such interest to accrue on its Uncertificated Principal Balance outstanding from time to time. The per annum rate (the "REMIC I Remittance Rate") at which each REMIC I Regular Interest shall accrue interest during each Interest Accrual Period shall equal the Net Mortgage Pass-Through Rate in effect for the related Loan and the related Interest Accrual Period.

            (g) Interest in respect of each REMIC I Regular Interest shall commence accruing on the Cut-off Date and, during each Interest Accrual Period, shall accrue at the applicable REMIC I Remittance Rate on the Uncertificated Principal Balance of such REMIC I Regular Interest outstanding immediately prior to the related Distribution Date. Such interest in respect of each REMIC I Regular Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding the foregoing, the aggregate amount of such interest accrued in respect of each REMIC I Regular Interest during each Interest Accrual Period shall be reduced (to not less than zero) by such REMIC I Regular Interest's allocable share of the Uncovered Prepayment Interest Shortfall Amount (if any) for the related Distribution Date. The Uncovered Prepayment Interest Shortfall Amount (if any) for each Distribution Date shall be allocated among all the REMIC I Regular Interests on a pro rata basis in accordance with the respective amounts of interest that would otherwise have accrued in respect thereof during the related Interest Accrual Period without regard to any reduction in connection with such Uncovered Prepayment Interest Shortfall Amount. Except as provided in the two preceding sentences, the aggregate amount of interest accrued in respect of any REMIC I Regular Interest shall not otherwise be increased or reduced.

            (h) The Class R-I Interest shall not have a principal balance and shall not bear interest.

            Section 2.06 Conveyance of REMIC I Regular Interests; Acceptance of REMIC I Regular Interests by Trustee.

            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests to the Trustee for the benefit of the Holders of the Certificates. The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Certificates.

            Section 2.07 Creation of REMIC II; Issuance of REMIC II Regular Interests and Class R-II Interest.

            (a) It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC I Regular Interests and amounts held from time to time in the REMIC II Distribution Account constitute a REMIC for federal income tax purposes, and that such segregated pool of assets be designated as "REMIC II". The Closing Date is hereby designated as the "Startup Day" of REMIC II within the meaning of Section 860G(a)(9) of the Code. Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the "latest possible maturity date" of each REMIC II Regular Interest shall be the Rated Final Distribution Date.

            (b) Concurrently with the assignment of the REMIC I Regular Interests to the Trustee pursuant to Section 2.06 and in exchange therefor, the REMIC II Regular Interests and the Class R-II Interest shall be issued. There shall be 19 separate REMIC II Regular Interests, and none of the REMIC II Regular Interests shall be certificated.

            (c) The REMIC II Regular Interests shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-II Interest shall constitute the sole class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code), in REMIC II. None of the parties hereto shall, to the extent it is within the control thereof, create or permit the creation of any other "interests" in REMIC II (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

            (d) The REMIC II Regular Interests are hereby designated as "REMIC II Regular Interest A-1", "REMIC II Regular Interest A-2", "REMIC II Regular Interest A-3A", "REMIC II Regular Interest A-3B", "REMIC II Regular Interest B", "REMIC II Regular Interest C", "REMIC II Regular Interest D", "REMIC II Regular Interest E", "REMIC II Regular Interest F", "REMIC II Regular Interest G", "REMIC II Regular Interest H", "REMIC II Regular Interest J", "REMIC II Regular Interest L", "REMIC II Regular Interest M", "REMIC II Regular Interest N", "REMIC II Regular Interest O", "REMIC II Regular Interest P", "REMIC II Regular Interest Q" and "REMIC Regular Interest S", respectively.

            (e) Each REMIC II Regular Interest shall have a principal balance (herein referred to as its "Uncertificated Principal Balance"). The following table sets forth for each REMIC II Regular Interest the initial Uncertificated Principal Balance thereof:

      Designation of         Initial Uncertificated
 REMIC II Regular Interest     Principal Balance
 -------------------------   ----------------------
            A-1                   $54,740,000
            A-2                   $112,435,000
           A-3A                   $117,759,000
           A-3B                   $483,300,000
             B                    $ 39,715,000
             C                    $ 13,652,000
             D                    $ 26,063,000
             E                    $ 14,893,000
             F                    $ 13,652,000
             G                    $ 14,893,000
             H                    $ 14,893,000
             J                    $ 19,857,000
             L                    $ 16,134,000
             M                    $ 8,688,000
             N                    $ 7,447,000
             O                    $ 8,687,000
             P                    $ 4,965,000
             Q                    $ 4,964,000
             S                    $ 16,134,599

            On each Distribution Date, the Uncertificated Principal Balance of each REMIC II Regular Interest shall be permanently reduced by any distributions of principal deemed made in respect of such REMIC II Regular Interest on such Distribution Date pursuant to Section 4.01(l) and, further, by any Collateral Support Deficit deemed allocated to such REMIC II Regular Interest on such Distribution Date pursuant to Section 4.04(e). Except as provided in the preceding sentence, the Uncertificated Principal Balance of each REMIC II Regular Interest shall not otherwise be increased or decreased. Deemed distributions in reimbursement of REMIC III with respect to any REMIC II Regular Interest for previously allocated Collateral Support Deficits shall not constitute deemed distributions of principal and shall not result in reduction of the Uncertificated Principal Balance of such REMIC II Regular Interest.

            (f) As provided below, each REMIC II Regular Interest shall bear interest, such interest to accrue on its Uncertificated Principal Balance outstanding from time to time. The per annum rate (the "REMIC II Remittance Rate") at which each REMIC II Regular Interest shall accrue interest shall be variable and, with respect to any Interest Accrual Period, shall equal the weighted average, expressed as a percentage and rounded to six decimal places, of the respective REMIC I Remittance Rates in effect for all the REMIC I Regular Interests for such Interest Accrual Period, weighted on the basis of the respective Uncertificated Principal Balances of such REMIC I Regular Interests outstanding immediately prior to the related Distribution Date (i.e., the Weighted Average Net Mortgage Rate).

            (g) Interest in respect of each REMIC II Regular Interest shall commence accruing on the Cut-off Date and, during each Interest Accrual Period, shall accrue at the applicable REMIC II Remittance Rate on the Uncertificated Principal Balance of such REMIC II Regular Interest outstanding immediately prior to the related Distribution Date. Such interest in respect of each REMIC II Regular Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding the foregoing, the aggregate amount of such interest accrued in respect of each REMIC II Regular Interest during each Interest Accrual Period shall be reduced (to not less than zero) by such REMIC II Regular Interest's allocable share of the Uncovered Prepayment Interest Shortfall Amount (if any) for the related Distribution Date. The Uncovered Prepayment Interest Shortfall Amount (if any) for each Distribution Date shall be allocated among all the REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts of interest that would otherwise have accrued in respect thereof during the related Interest Accrual Period without regard to any reduction in connection with such Uncovered Prepayment Interest Shortfall Amount. Except as provided in the preceding two sentences, the aggregate amount of interest accrued in respect of any REMIC II Regular Interest during any Interest Accrual Period shall not otherwise be increased or reduced.

            (h) The Class R-II Interest shall not have a principal balance and shall not bear interest.

            Section 2.08 Conveyance of REMIC II Regular Interests; Acceptance of REMIC II Regular Interests by Trustee.

            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests to the Trustee for the benefit of the Holders of the Certificates. The Trustee acknowledges the assignment to it of the REMIC II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Certificates.

            Section 2.09 Creation of REMIC III; Issuance of REMIC III Regular Interests and Class R-III Interest.

            (a) It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC II Regular Interests and amounts held from time to time in the REMIC III Distribution Account constitute a REMIC for federal income tax purposes, and that such segregated pool of assets be designated as "REMIC III". The Closing Date is hereby designated as the "Startup Day" of REMIC III within the meaning of Section 860G(a)(9) of the Code. Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the "latest possible maturity date" of each Class of REMIC III Regular Interests (other than the Group SP REMIC III Regular Interests) shall be the Rated Final Distribution Date, and for each Class of Group SP REMIC III Regular Interests shall be the Distribution Date in March 2009.

            (b) Concurrently with the assignment of the REMIC II Regular Interests to the Trustee pursuant to Section 2.08 and in exchange therefor, the REMIC III Regular Interests and the Class R-III Interest shall be issued. There shall be 99 separate REMIC III Regular Interests, and none of the REMIC III Regular Interests shall be certificated.

            (c) The REMIC III Regular Interests shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-III Interest shall constitute the sole class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code), in REMIC III. None of the parties hereto shall, to the extent it is within the control thereof, create or permit the creation of any other "interests" in REMIC III (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

            (d) The REMIC III Regular Interests are hereby designated as: (i) "REMIC III Regular Interest SP-A-3B, "REMIC III Regular Interest SP-B", "REMIC III Regular Interest SP-C", "REMIC III Regular Interest SP-D", "REMIC III Regular Interest SP-E", "REMIC III Regular Interest SP-F" and "REMIC III Regular Interest SP-G" (collectively, the "Group SP REMIC III Regular Interests"); (ii) "REMIC III Regular Interest AX-A-1", "REMIC III Regular Interest AX-A-2", "REMIC III Regular Interest AX-A-3A", "REMIC III Regular Interest AX-A-3B", "REMIC III Regular Interest AX-B", "REMIC III Regular Interest AX-C", "REMIC III Regular Interest AX-D", "REMIC III Regular Interest AX-E", "REMIC III Regular Interest AX-F", "REMIC III Regular Interest AX-G", "REMIC III Regular Interest AX-H", "REMIC III Regular Interest AX-J", "REMIC III Regular Interest AX-L", "REMIC III Regular Interest AX-M", "REMIC III Regular Interest AX-N", "REMIC III Regular Interest AX-O", "REMIC III Regular Interest AX-P", "REMIC III Regular Interest AX-Q" and "REMIC III Regular Interest AX-S" (collectively, the "Group AX REMIC III Regular Interests"); (iii) "REMIC III Regular Interest KK-A-1", "REMIC III Regular Interest KK-A-2", "REMIC III Regular Interest KK-A-3A", "REMIC III Regular Interest KK-A-3B", "REMIC III Regular Interest KK-B", "REMIC III Regular Interest KK-C", "REMIC III Regular Interest KK-D", "REMIC III Regular Interest KK-E", "REMIC III Regular Interest KK-F", "REMIC III Regular Interest KK-G", "REMIC III Regular Interest KK-H", "REMIC III Regular Interest KK-J", "REMIC III Regular Interest KK-L", "REMIC III Regular Interest KK-M", "REMIC III Regular Interest KK-N", "REMIC III Regular Interest KK-O", "REMIC III Regular Interest KK-P", "REMIC III Regular Interest KK-Q" and "REMIC III Regular Interest KK-S" (collectively, the "Group KK REMIC III Regular Interests"); (iv) "REMIC III Regular Interest A-1-Major", "REMIC III Regular Interest A-2-Major", "REMIC III Regular Interest A-3-Major", "REMIC III Regular Interest B-Major", "REMIC III Regular Interest C-Major", "REMIC III Regular Interest D-Major", "REMIC III Regular Interest E-Major", "REMIC III Regular Interest F-Major", "REMIC III Regular Interest G-Major", "REMIC III Regular Interest H-Major", "REMIC III Regular Interest J-Major", "REMIC III Regular Interest L-Major", "REMIC III Regular Interest M-Major", "REMIC III Regular Interest N-Major", "REMIC III Regular Interest O-Major", "REMIC III Regular Interest P-Major", "REMIC III Regular Interest Q-Major" and "REMIC III Regular Interest S-Major" (collectively, the "Major Sequential Pay REMIC III Regular Interests"); (v) "REMIC III Regular Interest A-1-Minor1", "REMIC III Regular Interest A-2-Minor1", "REMIC III Regular Interest A-3-Minor1", "REMIC III Regular Interest B-Minor1", "REMIC III Regular Interest C-Minor1", "REMIC III Regular Interest D-Minor1", "REMIC III Regular Interest E-Minor1", "REMIC III Regular Interest F-Minor1", "REMIC III Regular Interest G-Minor1", "REMIC III Regular Interest H-Minor1", "REMIC III Regular Interest J-Minor1", "REMIC III Regular Interest L-Minor1", "REMIC III Regular Interest M-Minor1", "REMIC III Regular Interest N-Minor1", "REMIC III Regular Interest O-Minor1", "REMIC III Regular Interest P-Minor1", "REMIC III Regular Interest Q-Minor1" and "REMIC III Regular Interest S-Minor1" (collectively, the "Group 1 Minor Sequential Pay REMIC III Regular Interests"); and (vi) "REMIC III Regular Interest A-1-Minor2", "REMIC III Regular Interest A-2-Minor2", "REMIC III Regular Interest A-3-Minor2", "REMIC III Regular Interest B-Minor2", "REMIC III Regular Interest C-Minor2", "REMIC III Regular Interest D-Minor2", "REMIC III Regular Interest E-Minor2", "REMIC III Regular Interest F-Minor2", "REMIC III Regular Interest G-Minor2", "REMIC III Regular Interest H-Minor2", "REMIC III Regular Interest J-Minor2", "REMIC III Regular Interest L-Minor2", "REMIC III Regular Interest M-Minor2", "REMIC III Regular Interest N-Minor2", "REMIC III Regular Interest O-Minor2", "REMIC III Regular Interest P-Minor2" "REMIC III Regular Interest Q-Minor2" and "REMIC III Regular Interest S-Minor2" (collectively, the "Group 2 Minor Sequential Pay REMIC III Regular Interests"; and, collectively with the Major Sequential Pay REMIC III Regular Interests and the Group 1 Minor Sequential Pay REMIC III Regular Interests, the "Sequential Pay REMIC III Regular Interests").

            (e) Each Sequential Pay REMIC III Regular Interest shall have a principal balance (herein referred to as its "Uncertificated Principal Balance"). As provided below, each Sequential Pay REMIC III Regular Interest shall bear interest, such interest to accrue on its Uncertificated Principal Balance outstanding from time to time. The per annum rate at which each REMIC III Regular Interest accrues interest is herein referred to as its "REMIC III Remittance Rate". The REMIC III Remittance Rate at which each Sequential Pay REMIC III Regular Interest accrues interest is fixed.

            The following table sets forth for each Sequential Pay REMIC III Regular Interest the initial Uncertificated Principal Balance thereof and the fixed REMIC III Remittance Rate with respect thereto:

              Designation of            Initial
           Sequential Pay REMIC     Uncertificated        REMIC III
           III Regular Interest    Principal Balance   Remittance Rate
           --------------------    -----------------   ---------------
                A-1-Major             $53,645,200          4.6270%
                A-2-Major            $110,186,300          6.2210%
                A-3-Major            $589,037,820          6.4390%
                B-Major               $38,920,700          6.5740%
                C-Major               $13,378,960          6.6570%
                D-Major               $25,541,740          6.7160%
                E-Major               $14,595,140          6.8010%
                F-Major               $13,378,960          7.0670%
                G-Major               $14,595,140          7.1650%
                H-Major               $14,595,140          7.4339%
                J-Major               $19,459,860          6.2940%
                L-Major               $15,972,660          6.2940%
                M-Major                $8,514,240          6.2940%
                N-Major                $7,298,060          6.2940%
                O-Major                $8,513,260          6.2940%
                P-Major                $4,865,700          6.2940%
                Q-Major                $4,864,720          6.2940%
                S-Major               $15,811,907          6.2940%

                A-1-Minor1               $547,400          4.6270%
                A-2-Minor1             $1,124,350          6.2210%
                A-3-Minor1             $6,010,590          6.4390%
                B-Minor1                 $397,150          6.5740%
                C-Minor1                 $136,520          6.6570%
                D-Minor1                 $260,630          6.7160%
                E-Minor1                 $148,930          6.8010%
                F-Minor1                 $136,520          7.0670%
                G-Minor1                 $148,930          7.1650%
                H-Minor1                 $148,930          7.4339%
                J-Minor1                 $198,570          6.2940%
                L-Minor1                 $161,340          6.2940%
                M-Minor1                  $86,880          6.2940%
                N-Minor1                  $74,470          6.2940%
                O-Minor1                  $86,870          6.2940%
                P-Minor1                  $49,650          6.2940%
                Q-Minor1                  $49,640          6.2940%
                S-Minor1                 $161,346          6.2940%

                A-1-Minor2               $547,400          4.6270%
                A-2-Minor2             $1,124,350          6.2210%
                A-3-Minor2             $6,010,590          6.4390%
                B-Minor2                 $397,150          6.5740%
                C-Minor2                 $136,520          6.6570%
                D-Minor2                 $260,630          6.7160%
                E-Minor2                 $148,930          6.8010%
                F-Minor2                 $136,520          7.0670%
                G-Minor2                 $148,930          7.1650%
                H-Minor2                 $148,930          7.4339%
                J-Minor2                 $198,570          6.2940%
                L-Minor2                 $161,340          6.2940%
                M-Minor2                  $86,880          6.2940%
                N-Minor2                  $74,470          6.2940%
                O-Minor2                  $86,870          6.2940%
                P-Minor2                  $49,650          6.2940%
                Q-Minor2                  $49,640          6.2940%
                S-Minor2                 $161,346          6.2940%

            On each Distribution Date, the Uncertificated Principal Balance of each Sequential Pay REMIC III Regular Interest shall be permanently reduced by any distributions of principal deemed made in respect of such Sequential Pay REMIC III Regular Interest on such Distribution Date pursuant to Section 4.01(i) and, further, by any Collateral Support Deficit deemed allocated to such Sequential Pay REMIC III Regular Interest on such Distribution Date pursuant to
Section 4.04(d). Except as provided in the preceding sentence, the Uncertificated Principal Balance of each Sequential Pay REMIC III Regular Interest shall not otherwise be increased or decreased. Deemed distributions in reimbursement of REMIC IV with respect to any Sequential Pay REMIC III Regular Interest for previously allocated Collateral Support Deficits shall not constitute deemed distributions of principal and shall not result in reduction of the Uncertificated Principal Balance of such Sequential Pay REMIC III Regular Interest.

            (f) The Group SP REMIC III Regular Interests, the Group AX REMIC III Regular Interests and the Group KK REMIC III Regular Interests shall not have principal balances; however, each such REMIC III Regular Interest shall bear interest. Each such REMIC III Regular Interest shall constitute an interest strip off a particular REMIC II Regular Interest and shall, for purposes of this Agreement, be considered to relate to such REMIC II Regular Interest. The following tables identify the REMIC II Regular Interest that relates to each Group SP, Group AX and Group KK REMIC III Regular Interest:

   Designation of Group SP        Designation of Related
  REMIC III Regular Interest     REMIC II Regular Interest
  --------------------------     -------------------------
           SP-A-3B                         A-3B
             SP-B                            B
             SP-C                            C
             SP-D                            D
             SP-E                            E
             SP-F                            F
             SP-G                            G

   Designation of Group AX        Designation of Related
  REMIC III Regular Interest     REMIC II Regular Interest
  --------------------------     -------------------------
            AX-A-1                         A-1
            AX-A-2                         A-2
           AX-A-3A                         A-3A
           AX-A-3B                         A-3B
             AX-B                           B
             AX-C                           C
             AX-D                           D
             AX-E                           E
             AX-F                           F
             AX-G                           G
             AX-H                           H
             AX-J                           J
             AX-L                           L
             AX-M                           M
             AX-N                           N
             AX-O                           O
             AX-P                           P
             AX-Q                           Q
             AX-S                           S

   Designation of Group KK        Designation of Related
  REMIC III Regular Interest     REMIC II Regular Interest
  --------------------------     -------------------------
            KK-A-1                         A-1
            KK-A-2                         A-2
           KK-A-3A                         A-3A
           KK-A-3B                         A-3B
             KK-B                           B
             KK-C                           C
             KK-D                           D
             KK-E                           E
             KK-F                           F
             KK-G                           G
             KK-H                           H
             KK-J                           J
             KK-L                           L
             KK-M                           M
             KK-N                           N
             KK-O                           O
             KK-P                           P
             KK-Q                           Q
             KK-S                           S

            As provided below, interest in respect of each Group SP, Group AX and Group KK REMIC III Regular Interest shall accrue on a notional amount (an "Uncertificated Notional Amount") equal to the Uncertificated Principal Balance of the related REMIC II Regular Interest outstanding from time to time.

            The REMIC III Remittance Rate at which each Group SP REMIC III Regular Interest shall accrue interest during each Interest Accrual Period that occurs during the period from the Cut-off Date through the end of February 2009, shall equal the excess if any of (i) the lesser of (A) the I/O Split Rate in respect of such Group SP REMIC III Regular Interest for such Interest Accrual Period as specified in Schedule I or (B) the REMIC II Remittance Rate in respect of the related REMIC II Regular Interest for such Interest Accrual Period, over
(ii) the REMIC III Remittance Rate for the Major Sequential Pay REMIC III Regular Interest that has (without regard to the inclusion of the word "Major") the same alphabetical and/or numerical designation as such related REMIC II Regular Interest. The REMIC III Remittance Rate at which each Group SP REMIC III Regular Interest shall accrue interest during each Interest Accrual Period after the end of February 2009 shall be 0% per annum.

            The REMIC III Remittance Rate at which each Group KK REMIC III Regular Interest shall accrue interest during each Interest Accrual Period prior to the Final Group KK Interest Accrual Period), shall equal the product of (i) 62.00% (except as provided below for the Final Group KK Interest Accrual Period) and (ii) the excess, if any, of (A) the REMIC II Remittance Rate in respect of the related REMIC II Regular Interest for such Interest Accrual Period, over (B) the REMIC III Remittance Rate for the Major Sequential Pay REMIC III Regular Interest that has (without regard to the inclusion of the word "Major" and in the case of REMIC III Regular Interest KK-A-3A and REMIC III Regular Interest KK-A-3B, using the REMIC III Remittance Rate for REMIC III Regular Interest A-3-Major) the same alphabetical and/or numerical designation as such related REMIC II Regular Interest (or, in the case of each of REMIC III Regular Interest KK-A-3B, REMIC III Regular Interest KK-B, REMIC III Regular Interest KK-C, REMIC III Regular Interest KK-D, REMIC III Regular Interest KK-E, REMIC III Regular Interest KK-F and REMIC III Regular Interest KK-G, if such Interest Accrual Period occurs during the period from the Cut-off Date through the end of February 2009, the I/O Split Rate in respect of the Group SP REMIC III Regular Interest with the same Uncertificated Notional Amount as such Group KK REMIC III Regular Interest for such Interest Accrual Period). The REMIC III Remittance Rate at which each Group KK REMIC III Regular Interest shall accrue interest during the Final Group KK Interest Accrual Period shall be the rate provided in the preceding sentence, but substituting for 62.00% in clause (i) thereof the percentage that would cause the excess of clause (i) over clause (ii) in the definition of "Final Group KK Interest Accrual Period" to be reduced to zero. The REMIC III Remittance Rate at which each Group KK REMIC III Regular Interest shall accrue interest during each Interest Accrual Period subsequent to the Final Group KK Interest Accrual Period shall be 0% per annum.

            The "Final Group KK Interest Accrual Period" shall be the first Interest Accrual Period in respect of which the aggregate amount of Accrued Interest for all the Group KK REMIC III Regular Interests, collectively, is equal to or greater than the excess, if any, of (i) the aggregate Uncertificated Principal Balance of REMIC III Regular Interests J-Major, J-Minor1 and J-Minor2 outstanding immediately prior to the related Distribution Date, over (ii) the sum of (A) the aggregate Accrued Interest for all the Group KK REMIC III Regular Interests, collectively, for all prior Interest Accrual Periods, plus (B) the aggregate amount of Prepayment Premiums and Yield Maintenance Premiums deemed distributed in respect of the Group KK REMIC III Regular Interests pursuant to
Section 4.01(c), collectively, on each and every Distribution Date up to and including the related Distribution Date.

            The REMIC III Remittance Rate at which each Group AX REMIC III Regular Interest shall accrue interest during each Interest Accrual Period shall equal the excess, if any, of (i) the REMIC II Remittance Rate in respect of the related REMIC II Regular Interest for such Interest Accrual Period, over (ii) the sum of (A) the REMIC III Remittance Rate for the Major Sequential Pay REMIC III Regular Interest that has (without regard to the inclusion of the word "Major") the same alphabetical and/or numerical designation as such related REMIC II Regular Interest, plus (B) (if such Interest Accrual Period coincides with or precedes the Final Group KK Interest Accrual Period) the REMIC III Remittance Rate at which the Group KK REMIC III Regular Interest with the same Uncertificated Notional Amount as such Group AX REMIC III Regular Interest is accruing interest during such Interest Accrual Period, plus (C) (in the case of each of REMIC III Regular Interest AX-A-3B, REMIC III Regular Interest AX-B, REMIC III Regular Interest AX-C, REMIC III Regular Interest AX-D, REMIC III Regular Interest AX-E, REMIC III Regular Interest AX-F and REMIC III Regular Interest AX-G, if such Interest Accrual Period occurs during the period from the Cut-off Date through the end of February 2009) the REMIC III Remittance Rate at which the Group SP REMIC III Regular Interest with the same Uncertificated Notional Amount as such Group AX REMIC III Regular Interest is accruing interest during such Interest Accrual Period.

            (g) Interest in respect of each REMIC III Regular Interest shall commence accruing on the Cut-off Date and, during each Interest Accrual Period, shall accrue at the applicable REMIC III Remittance Rate on the Uncertificated Principal Balance or Uncertificated Notional Amount, as the case may be, of such REMIC III Regular Interest outstanding immediately prior to the related Distribution Date. Such interest in respect of each REMIC III Regular Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding the foregoing, the aggregate amount of such interest accrued in respect of each REMIC III Regular Interest during each Interest Accrual Period shall be reduced (to not less than zero) by such REMIC III Regular Interest's allocable share of the Uncovered Prepayment Interest Shortfall Amount (if any) for the related Distribution Date. The Uncovered Prepayment Interest Shortfall Amount (if any) for each Distribution Date shall be allocated among all the REMIC III Regular Interests on a pro rata basis in accordance with the respective amounts of interest that would otherwise have accrued in respect thereof during the related Interest Accrual Period without regard to any reduction in connection with such Uncovered Prepayment Interest Shortfall Amount. Except as provided in the preceding two sentences, the aggregate amount of interest accrued in respect of any REMIC III Regular Interest during any Interest Accrual Period shall not otherwise be increased or reduced.

            (h) The Class R-III Certificate shall not have a principal balance and shall not bear interest.

            Section 2.10 Conveyance of REMIC III Regular Interests; Acceptance of REMIC III Regular Interests by Trustee.

            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC III Regular Interests to the Trustee for the benefit of the Holders of the Certificates. The Trustee acknowledges the assignment to it of the REMIC III Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Certificates.

            Section 2.11 Creation of REMIC IV; Issuance of REMIC IV Regular Interests and Class R-IV Interest.

            (a) It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC III Regular Interests and amounts held from time to time in the REMIC IV Distribution Account constitute a REMIC for federal income tax purposes, and that such segregated pool of assets be designated as "REMIC IV". The Closing Date is hereby designated as the "Startup Day" of REMIC IV within the meaning of Section 860G(a)(9) of the Code. Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the "latest possible maturity date" of each Class of REMIC IV Regular Interests (other than REMIC IV Regular Interest SP) shall be the Rated Final Distribution Date, and for REMIC IV Regular Interest SP shall be the Distribution Date in March 2009.

            (b) Concurrently with the assignment of the REMIC III Regular Interests to the Trustee pursuant to Section 2.10 and in exchange therefor, the REMIC IV Regular Interests and the Class R-IV Interest shall be issued. There shall be 76 separate REMIC IV Regular Interests, and none of the REMIC IV Regular Interests shall be certificated.

            (c) The REMIC IV Regular Interests shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-IV Interest shall constitute the sole class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code), in REMIC IV. None of the parties hereto shall, to the extent it is within the control thereof, create or permit the creation of any other "interests" in REMIC IV (within the meaning of Treasury Regulation Section 1.860D-1(b)(1)).

            (d) The REMIC IV Regular Interests are hereby designated as: (i) "REMIC IV Regular Interest SP"; (ii) "REMIC IV Regular Interest AX"; (iii) "REMIC IV Regular Interest KK"; (iv) "REMIC IV Regular Interest A-1-Major", "REMIC IV Regular Interest A-2-Major", "REMIC IV Regular Interest A-3-Major", "REMIC IV Regular Interest B-Major", "REMIC IV Regular Interest C-Major", "REMIC IV Regular Interest D-Major", "REMIC IV Regular Interest E-Major", "REMIC IV Regular Interest F-Major", "REMIC IV Regular Interest G-Major", "REMIC IV Regular Interest H-Major", "REMIC IV Regular Interest J-Major", "REMIC IV Regular Interest L-Major", "REMIC IV Regular Interest M-Major", "REMIC IV Regular Interest N-Major", "REMIC IV Regular Interest O-Major", "REMIC IV Regular Interest P-Major", "REMIC IV Regular Interest Q-Major" and "REMIC IV Regular Interest S-Major" (collectively, the "Major Sequential Pay REMIC IV Regular Interests"); (v) "REMIC IV Regular Interest LT-IV-Minor, "REMIC IV Regular Interest A-1-Minor", "REMIC IV Regular Interest A-2-Minor", "REMIC IV Regular Interest A-3-Minor", "REMIC IV Regular Interest B-Minor", "REMIC IV Regular Interest C-Minor", "REMIC IV Regular Interest D-Minor", "REMIC IV Regular Interest E-Minor", "REMIC IV Regular Interest F-Minor", "REMIC IV Regular Interest G-Minor", "REMIC IV Regular Interest H-Minor", "REMIC IV Regular Interest J-Minor", "REMIC IV Regular Interest L-Minor", "REMIC IV Regular Interest M-Minor", "REMIC IV Regular Interest N-Minor", "REMIC IV Regular Interest O-Minor", "REMIC IV Regular Interest P-Minor", "REMIC IV Regular Interest Q-Minor" and "REMIC IV Regular Interest S-Minor" (collectively, the "Minor Sequential Pay REMIC IV Regular Interests"; and, collectively with the Major Sequential Pay REMIC IV Regular Interests, the "Sequential Pay REMIC IV Regular Interests"); (vi) "REMIC IV Regular Interest IO-1A1", "REMIC IV Regular Interest IO-1A2", "REMIC IV Regular Interest IO-1A3", "REMIC IV Regular Interest IO-1B", "REMIC IV Regular Interest IO-1C", "REMIC IV Regular Interest IO-1D, "REMIC IV Regular Interest IO-1E", "REMIC IV Regular Interest IO-1F", "REMIC IV Regular Interest IO-1G", "REMIC IV Regular Interest IO-1H", "REMIC IV Regular Interest IO-1J", "REMIC IV Regular Interest IO-1L", "REMIC IV Regular Interest IO-1M", "REMIC IV Regular Interest IO-1N", "REMIC IV Regular Interest IO-1O", "REMIC IV Regular Interest IO-1P", "REMIC IV Regular Interest IO-1Q" and "REMIC IV Regular Interest IO-1S" (collectively, the "Group IO-1 REMIC IV Regular Interests"); and (vii) "REMIC IV Regular Interest IO-2A1", "REMIC IV Regular Interest IO-2A2", "REMIC IV Regular Interest IO-2A3", "REMIC IV Regular Interest IO-2B", "REMIC IV Regular Interest IO-2C", "REMIC IV Regular Interest IO-2D, "REMIC IV Regular Interest IO-2E", "REMIC IV Regular Interest IO-2F", "REMIC IV Regular Interest IO-2G", "REMIC IV Regular Interest IO-2H", "REMIC IV Regular Interest IO-2J", "REMIC IV Regular Interest IO-2L", "REMIC IV Regular Interest IO-2M", "REMIC IV Regular Interest IO-2N", "REMIC IV Regular Interest IO-2O", "REMIC IV Regular Interest IO-2P", "REMIC IV Regular Interest IO-2Q" and "REMIC IV Regular Interest IO-2S" (collectively, the "Group IO-2 REMIC IV Regular Interests").

            (e) Each Sequential Pay REMIC IV Regular Interest shall have a principal balance (herein referred to as its "Uncertificated Principal Balance"). As provided below, each Sequential Pay REMIC IV Regular Interest shall bear interest, such interest to accrue on its Uncertificated Principal Balance outstanding from time to time. The per annum rate at which each REMIC IV Regular Interest (other than REMIC IV Regular Interest SP, REMIC IV Regular Interest AX and REMIC IV Regular Interest KK) accrues interest is herein referred to as its "REMIC IV Remittance Rate". The REMIC IV Remittance Rate at which each Sequential Pay REMIC IV Regular Interest accrues interest is described in the following table.

            The following table sets forth for each Sequential Pay REMIC IV Regular Interest the initial Uncertificated Principal Balance thereof and the fixed REMIC IV Remittance Rate with respect thereto.

     Designation of             Initial
     Sequential Pay          Uncertificated        REMIC IV
REMIC IV Regular Interest  Principal Balance    Remittance Rate
-------------------------  -----------------    ---------------
      A-1-Major              $53,645,200            4.6270%
      A-2-Major             $110,186,300            6.2210%
      A-3-Major             $589,037,820            6.4390%
      B-Major                $38,920,700            6.5740%
      C-Major                $13,378,960            6.6570%
      D-Major                $25,541,740            6.7160%
      E-Major                $14,595,140            6.8010%
      F-Major                $13,378,960            7.0670%
      G-Major                $14,595,140            7.1650%
      H-Major                $14,595,140            7.4339%
      J-Major                $19,459,860            6.2940%
      L-Major                $15,972,660            6.2940%
      M-Major                 $8,514,240            6.2940%
      N-Major                 $7,298,060            6.2940%
      O-Major                 $8,513,260            6.2940%
      P-Major                 $4,865,700            6.2940%
      Q-Major                 $4,864,720            6.2940%
      S-Major                $15,811,907            6.2940%
      LT-IV-Minor             $9,928,716           4.405800%
      A-1-Minor                 $547,400           3.238900%
      A-2-Minor               $1,124,350           4.354700%
      A-3-Minor               $6,010,590           4.507300%
      B-Minor                   $397,150           4.601800%
      C-Minor                   $136,520           4.659900%
      D-Minor                   $260,630           4.701200%
      E-Minor                   $148,930           4.760700%
      F-Minor                   $136,520           4.946900%
      G-Minor                   $148,930           5.015500%
      H-Minor                   $148,930           5.203730%
      J-Minor                   $198,570           4.405800%
      L-Minor                   $161,340           4.405800%
      M-Minor                    $86,880           4.405800%
      N-Minor                    $74,470           4.405800%
      O-Minor                    $86,870           4.405800%
      P-Minor                    $49,650           4.405800%
      Q-Minor                    $49,640           4.405800%
      S-Minor                   $161,346           4.405800%

            On each Distribution Date, the Uncertificated Principal Balance of each Sequential Pay REMIC IV Regular Interest shall be permanently reduced by any distributions of principal deemed made in respect of such Sequential Pay REMIC IV Regular Interest on such Distribution Date pursuant to Section 4.01(h) and, further, by any Collateral Support Deficits deemed allocated to such Sequential Pay REMIC IV Regular Interest on such Distribution Date pursuant to
Section 4.04(c). On each Distribution Date up to and including the Distribution Date on which the Uncertificated Principal Balance of REMIC IV Regular Interest J-Minor is reduced to zero, prior to any distributions being deemed made in respect of the REMIC IV Regular Interests on such Distribution Date pursuant to
Section 4.01(h), the Uncertificated Principal Balance of REMIC IV Regular Interest LT-IV-Minor shall be increased by that portion of its Accrued Interest for the related Interest Accrual Period (the amount of such portion, the "LT-IV-Minor Accrual Amount" for the related Distribution Date) equal to 1% of the sum of (i) the aggregate amount of Accrued Interest in respect of all the Group KK REMIC III Regular Interests, collectively, for the related Interest Accrual Period, plus (ii) any Yield Maintenance Charges deemed payable in respect of all the Group KK REMIC III Regular Interests pursuant to Section 4.01(c), collectively, on the related Distribution Date. Except as provided in the preceding two sentences, the Uncertificated Principal Balance of each Sequential Pay REMIC IV Regular Interest shall not otherwise be increased or decreased. Deemed distributions in reimbursement of REMIC V with respect to any Sequential Pay REMIC IV Regular Interest for previously allocated Collateral Support Deficits shall not constitute deemed distributions of principal and shall not result in reduction of the Uncertificated Principal Balance of such Sequential Pay REMIC IV Regular Interest.

            (f) REMIC IV Regular Interest SP, REMIC IV Regular Interest AX, REMIC IV Regular Interest KK, the Group IO-1 REMIC IV Regular Interests and the Group IO-2 REMIC IV Regular Interests shall not have principal balances; however, each such REMIC IV Regular Interest shall bear interest. Each Group IO-1 and Group IO-2 REMIC IV Regular Interest shall constitute an interest strip off a particular REMIC III Regular Interest and shall, for purposes of this Agreement, be considered to relate to such REMIC III Regular Interest. The following tables identify the REMIC III Regular Interest that relates to each Group IO-1 and Group IO-2 REMIC IV Regular Interest:

       Designation of Group IO-1                 Designation of Related
       REMIC IV Regular Interest               REMIC III Regular Interest
       -------------------------               --------------------------
               IO-1A1                                 A-1-Minor1
               IO-1A2                                 A-2-Minor1
               IO-1A3                                 A-3-Minor1
               IO-1B                                  B-Minor1
               IO-1C                                  C-Minor1
               IO-1D                                  D-Minor1
               IO-1E                                  E-Minor1
               IO-1F                                  F-Minor1
               IO-1G                                  G-Minor1
               IO-1H                                  H-Minor1
               IO-1J                                  J-Minor1
               IO-1L                                  L-Minor1
               IO-1M                                  M-Minor1
               IO-1N                                  N-Minor1
               IO-1O                                  O-Minor1
               IO-1P                                  P-Minor1
               IO-1Q                                  Q-Minor1
               IO-1S                                  S-Minor1

       Designation of Group IO-2                 Designation of Related
       REMIC IV Regular Interest               REMIC III Regular Interest
       -------------------------               --------------------------
               IO-2A1                                 A-1-Minor2
               IO-2A2                                 A-2-Minor2
               IO-2A3                                 A-3-Minor2
               IO-2B                                  B-Minor2
               IO-2C                                  C-Minor2
               IO-2D                                  D-Minor2
               IO-2E                                  E-Minor2
               IO-2F                                  F-Minor2
               IO-2G                                  G-Minor2
               IO-2H                                  H-Minor2
               IO-2J                                  J-Minor2
               IO-2L                                  L-Minor2
               IO-2M                                  M-Minor2
               IO-2N                                  N-Minor2
               IO-2O                                  O-Minor2
               IO-2P                                  P-Minor2
               IO-2Q                                  Q-Minor2
               IO-2S                                  S-Minor2

            As provided below, interest in respect of each Group IO-1 and Group IO-2 REMIC IV Regular Interest shall accrue on a notional amount (an "Uncertificated Notional Amount") equal to the Uncertificated Principal Balance of the related REMIC III Regular Interest outstanding from time to time.

            The REMIC IV Remittance Rate at which each Group IO-1 REMIC IV Regular Interest shall accrue interest during each Interest Accrual Period shall equal the excess, if any, of (i) the REMIC III Remittance Rate in respect of the related REMIC III Regular Interest for such Interest Accrual Period, over (ii) the REMIC IV Remittance Rate for REMIC IV Regular Interest LT-IV-Minor.

            The REMIC IV Remittance Rate at which each Group IO-2 REMIC IV Regular Interest shall accrue interest during each Interest Accrual Period shall equal the excess, if any, of (i) the REMIC III Remittance Rate in respect of the related REMIC III Regular Interest for such Interest Accrual Period, over (ii) the REMIC IV Remittance Rate for the Minor Sequential Pay REMIC IV Regular Interest that has (with the addition of the number "2" at the end of its designation) the same alphabetical and/or numerical designation as such related REMIC III Regular Interest.

            (g) Interest in respect of each REMIC IV Regular Interest shall commence accruing on the Cut-off Date. With respect to REMIC IV Regular Interest SP for any Interest Accrual Period, such interest shall equal 100% of the Accrued Interest in respect of all the Group SP REMIC III Regular Interests, collectively, for such Interest Accrual Period (taking account of any reduction in such Accrued Interest by reason of any allocation to the Group SP REMIC III Regular Interests of any portion of an Uncovered Prepayment Interest Shortfall Amount with respect to the related Distribution Date). With respect to REMIC IV Regular Interest AX for any Interest Accrual Period, such interest shall equal 100% of the Accrued Interest in respect of all the Group AX REMIC III Regular Interests, collectively, for such Interest Accrual Period (taking account of any reduction in such Accrued Interest by reason of any allocation to the Group AX REMIC III Regular Interests of any portion of an Uncovered Prepayment Interest Shortfall Amount with respect to the related Distribution Date). With respect to REMIC IV Regular Interest KK for any Interest Accrual Period, such interest shall equal 100% of the Accrued Interest in respect of all the Group KK REMIC III Regular Interests, collectively, for such Interest Accrual Period (taking account of any reduction in such Accrued Interest by reason of any allocation to the Group KK REMIC III Regular Interests of any portion of an Uncovered Prepayment Interest Shortfall Amount with respect to the related Distribution
Date). With respect to each other REMIC IV Regular Interest, such interest shall accrue during each Interest Accrual Period at the applicable REMIC IV Remittance Rate on the Uncertificated Principal Balance or Uncertificated Notional Amount, as the case may be, of such REMIC IV Regular Interest outstanding immediately prior to the related Distribution Date. Such interest in respect of each REMIC IV Regular Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding the foregoing, the aggregate amount of such interest accrued in respect of each REMIC IV Regular Interest (other than REMIC IV Regular Interest SP, REMIC IV Regular Interest AX and REMIC IV Regular Interest KK) during each Interest Accrual Period shall be reduced (to not less than zero) by such REMIC IV Regular Interest's allocable share of the Uncovered Prepayment Interest Shortfall Amount (if any) for the related Distribution Date. Because of the manner in which the Accrued Interest in respect of REMIC IV Regular Interest SP, REMIC IV Regular Interest AX and REMIC IV Regular Interest KK is calculated for each Interest Accrual Period, such REMIC IV Regular Interests are deemed to have already been allocated the same portions of the Uncovered Prepayment Interest Shortfall Amount (if any) for the related Distribution Date as were allocated to the Group SP REMIC III Regular Interests, the Group AX REMIC III Regular Interests and the Group KK REMIC III Regular Interests, respectively. The Uncovered Prepayment Interest Shortfall Amount (if any) for each Distribution Date (exclusive of the aggregate portion thereof deemed allocated to REMIC IV Regular Interest SP, REMIC IV Regular Interest AX and REMIC IV Regular Interest KK pursuant to the prior sentence) shall be allocated among all the other REMIC IV Regular Interests on a pro rata basis in accordance with the respective amounts of interest that would otherwise have accrued in respect thereof during the related Interest Accrual Period without regard to any reduction in connection with such Uncovered Prepayment Interest Shortfall Amount. Except as provided in the preceding three sentences, the aggregate amount of interest accrued in respect of any REMIC IV Regular Interest during any Interest Accrual Period shall not otherwise be increased or reduced.

            (h) The Class R-IV Interest shall not have a principal balance and shall not bear interest.

            Section 2.12 Conveyance of REMIC IV Regular Interests; Acceptance of REMIC IV Regular Interests by Trustee.

            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC IV Regular Interests to the Trustee for the benefit of the Holders of the Certificates. The Trustee acknowledges the assignment to it of the REMIC IV Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Certificates.

            Section 2.13 Creation of REMIC V; Issuance of REMIC V Certificates and Class R-V Interest.

            (a) It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC IV Regular Interests constitute a REMIC for federal income tax purposes, and that such segregated pool of assets be designated as "REMIC V". The Closing Date is hereby designated as the "Startup Day" of REMIC V within the meaning of Section 860G(a)(9) of the Code. Solely for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the "latest possible maturity date" of each Class of REMIC V Regular Interests (other than the Class A-SP Certificates) shall be the Rated Final Distribution Date, and for the Class A-SP Certificates shall be the Distribution Date in March 2009.

            (b) Concurrently with the assignment of the REMIC IV Regular Interests to the Trustee pursuant to Section 2.12 and in exchange therefor, the Trustee shall issue the Class R-V Interest and shall execute, authenticate and deliver to or upon the order of the Depositor, the Regular Certificates in authorized denominations evidencing the entire beneficial ownership of REMIC V. The Class K-Z Certificates shall actually represent two separate beneficial ownership interests in REMIC V (together, the "Class K-Z REMIC V Regular Interests").

            (c) The Regular Certificates (other than the K-Z Certificates), together with the Class K-Z REMIC V Regular Interests represented by the Class K-Z Certificates, shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-V Interest shall constitute the sole class of "residual interests" (within the meaning of Section 860(G)(a)(2) of the Code), in REMIC V. None of the parties hereto shall, to the extent it is within the control thereof, create or permit the creation of any other "interests" in REMIC V within the meaning of Treasury Regulation Section 1.860D-1(b)(1)).

            (d) The Class K-Z REMIC V Regular Interests are hereby designated as "REMIC V Regular Interest K-Z-1" and "REMIC V Regular Interest K-Z-2". The Class K-Z REMIC V Regular Interests shall not have principal balances; however, each Class K-Z REMIC V Regular Interest shall bear interest. As provided below, in the case of REMIC V Regular Interest K-Z-2, such interest shall accrue on a notional amount (a "Component Notional Amount") equal to the aggregate Uncertificated Principal Balance of all the Sequential Pay REMIC IV Regular Interests outstanding from time to time. The per annum rate (the "Component Strip Rate") at which REMIC V Regular Interest K-Z-2 shall accrue interest shall be variable and, with respect to any Interest Accrual Period, shall be equal to the excess, if any, of (i) the weighted average, expressed as a percentage and rounded to six decimal places, of the respective REMIC IV Remittance Rates in effect for all the Major Sequential Pay REMIC IV Regular Interests for such Interest Accrual Period (weighted on the basis of the respective Uncertificated Principal Balances of such REMIC IV Regular Interests outstanding immediately prior to the related Distribution Date), over (ii) the weighted average of the Adjusted REMIC IV Remittance Rates in effect for all the Minor Sequential Pay REMIC IV Regular Interests for such Interest Accrual Period (weighted on the basis of the respective Uncertificated Principal Balances of such REMIC IV Regular Interests outstanding immediately prior to the related Distribution
Date). The "Adjusted REMIC IV Remittance Rate" in effect for each Minor Sequential Pay REMIC IV Regular Interest for each Interest Accrual Period shall equal: (i) in the case of REMIC IV Regular Interest LT-IV-Minor, 0% per annum; and (ii) in the case of each other Minor Sequential Pay REMIC IV Regular Interest, the product of (A) 2.8571428571, multiplied by (B) the REMIC IV Remittance Rate in effect for such REMIC IV Regular Interest for such Interest Accrual Period. As provided herein, REMIC V Regular Interest K-Z-1 shall represent the right to receive 100% of all amounts deemed distributed on REMIC IV Regular Interest KK on each Distribution Date; however, such amounts shall constitute part of the Special Principal Distribution Amount for such Distribution Date and, except to the extent otherwise provided in Section 4.01(a) on the Distribution Date on which the Certificate Principal Balance of the Class J-AD Certificates is reduced to zero, shall be diverted to make payments of principal in respect of the Class J-AD Certificates. Accordingly, the Holders of the Class K-Z Certificates shall be entitled to receive the amounts so diverted on a deferred basis (such amounts, collectively, the "Class K-Z Deferred Payment Amount"). As of any date of determination, the Class K-Z Deferred Payment Amount shall equal (i) the aggregate of the Class K-Z Accrual Amounts for all Distribution Dates coinciding with or preceding such date of determination, minus (ii) all distributions specifically made in reduction of the Class K-Z Deferred Payment Amount pursuant to Section 4.01(a) on each Distribution Date coinciding with or preceding such date of determination, minus
(iii) any Collateral Support Deficits specifically allocated in reduction of the Class K-Z Deferred Payment Amount pursuant to Section 4.04(a) on each Distribution Date coinciding with or preceding such date of determination. Distributions in reimbursement of the Holders of the Class K-Z Certificates for previously allocated Collateral Support Deficits shall not constitute distributions in reduction of the Class K-Z Deferred Payment Amount. Until the initial Distribution Date, the Class K-Z Deferred Payment Amount shall equal zero. References herein to the Certificate Balance of the Class K-Z Certificates shall be deemed to be references to the Class K-Z Deferred Payment Amount. The "Maximum Class Principal Balance" of the Class K-Z Certificates shall mean the maximum possible Class K-Z Deferred Payment Amount, which is equal to the initial Certificate Balance of the Class J-AD Certificates.

            (e) Each Class of Sequential Pay Certificates (other than, except as provided above, the Class K-Z Certificates) shall have an aggregate principal balance (herein referred to as its "Certificate Balance"). The Certificate Balance of the Class K-Z Certificates equals the Class K-Z Deferred Payment Amount. As provided below, each such Class of Sequential Pay Certificates shall bear interest, such interest to accrue on the Certificate Balance of such Class of Certificates outstanding from time to time. The per annum rate at which each Class of Regular Certificates accrues (or is deemed to accrue) interest herein shall be the Pass-Through Rate thereof. The Pass-Through Rate at which each such Class of Sequential Pay Certificates shall accrue interest and the Original Certificate thereof is set forth in the following table:

         Class                Initial Class            Pass-Through
      Designation           Principal Balance              Rate
      -----------           -----------------              ----
          A-1                      $54,740,000           4.6270%
          A-2                     $112,435,000           6.2210%
          A-3                     $601,059,000           6.4390%
           B                       $39,715,000           6.5740%
           C                       $13,652,000           6.6570%
           D                       $26,063,000           6.7160%
           E                       $14,893,000           6.8010%
           F                       $13,652,000           7.0670%
           G                       $14,893,000           7.1650%
           H                       $14,893,000           7.4339%
          J-AD                     $19,857,000           6.2940%
          K-Z                               $0           6.2940% (1)
           L                       $16,134,000           6.2940%
           M                        $8,688,000           6.2940%
           N                        $7,447,000           6.2940%
           O                        $8,687,000           6.2940%
           P                        $4,965,000           6.2940%
           Q                        $4,964,000           6.2940%
           S                       $16,134,599           6.2940%

            (1) The Pass-Through Rate with respect to the Class K-Z Certificates does not represent interest on the Class K-Z Deferred Payment Amount, but rather corresponds to the accrued interest with respect to REMIC V Regular Interest K-Z-2.

            On each Distribution Date, the Class Principal Balance of each Class of Sequential Pay Certificates shall be permanently reduced by any distributions of principal made in respect of such Class of Certificates on such Distribution Date pursuant to Section 4.01(a) and, further, by any Collateral Support Deficits allocated to such Class of Certificates on such Distribution Date pursuant to Section 4.04(a). Except as provided in the preceding sentence, the Class Principal Balance of each such Class of Sequential Pay Certificates shall not otherwise be increased or reduced. Distributions in reimbursement of the Holders of any such Class of Sequential Pay Certificates for previously allocated Collateral Support Deficits shall not constitute distributions of principal and shall not result in reduction of the Certificate Principal Balances of such Certificates or of the related Class Principal Balance.

            (f) The Class A-SP and Class A-X Certificates shall not have principal balances; however, each such Class of Certificates shall bear interest. As provided herein, the Class A-SP Certificates shall represent the right to receive 100% of the amounts, if any, deemed distributed in respect of REMIC IV Regular Interest SP on each Distribution Date, and the Class A-X Certificates shall represent the right to receive 100% of the amounts, if any, deemed distributed in respect of REMIC IV Regular Interest AX on each Distribution Date. Notwithstanding the foregoing, the Class A-SP Certificates shall be deemed to have (i) an aggregate notional amount (a "Class Notional Amount") equal to the aggregate of the Uncertificated Principal Balances of REMIC II Regular Interest A-3-B, REMIC II Regular Interest B, REMIC II Regular Interest C, REMIC II Regular Interest D, REMIC II Regular Interest E, REMIC II Regular Interest F and REMIC II Regular Interest G outstanding from time to time and (ii) a Pass-Through Rate for each Interest Accrual Period that corresponds to an amount equal to the weighted average of the respective REMIC III Remittance Rates in effect for all the Group SP REMIC III Regular Interests for such Interest Accrual Period (weighted on the basis of the respective Uncertificated Notional Amounts of the Group SP REMIC III Regular Interests outstanding immediately prior to the related Distribution Date). Also notwithstanding the foregoing, the Class A-X Certificates shall be deemed to have (i) a Class Notional Amount equal to the aggregate of the Uncertificated Principal Balances of all the REMIC II Regular Interests outstanding from time to time and (ii) a Pass-Through Rate for each Interest Accrual Period that corresponds to an amount equal to the weighted average of the respective REMIC III Remittance Rates in effect for all the Group AX REMIC III Regular Interests for such Interest Accrual Period (weighted on the basis of the respective Uncertificated Notional Amounts of the Group AX REMIC III Regular Interests outstanding immediately prior to the related Distribution Date).

            (g) Interest in respect of each Class K-Z REMIC V Regular Interest and in respect of the Class A-SP, Class A-X, Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates shall commence accruing on the Cut-off Date. With respect to the Class A-SP Certificates for any Interest Accrual Period, such interest shall equal 100% of the Accrued Interest in respect of REMIC IV Regular Interest SP for such Interest Accrual Period (taking account of any reduction in such Accrued Interest by reason of any allocation or deemed allocation to such REMIC IV Regular Interest of any portion of an Uncovered Prepayment Interest Shortfall Amount with respect to the related Distribution Date). With respect to the Class A-X Certificates for any Interest Accrual Period, such interest shall equal 100% of the Accrued Interest in respect of REMIC IV Regular Interest AX for such Interest Accrual Period (taking account of any reduction in such Accrued Interest by reason of any allocation or deemed allocation to such REMIC IV Regular Interest of any portion of an Uncovered Prepayment Interest Shortfall Amount with respect to the related Distribution Date). With respect to REMIC V Regular Interest K-Z-1 for any Interest Accrual Period, such interest shall equal 100% of the Accrued Interest in respect of REMIC IV Regular Interest KK for such Interest Accrual Period (taking account of any reduction in such Accrued Interest by reason of any allocation or deemed allocation to such REMIC IV Regular Interest of any portion of an Uncovered Prepayment Interest Shortfall Amount with respect to the related Distribution Date). With respect to REMIC V Regular Interest K-Z-2, such interest shall accrue during each Interest Accrual Period at the applicable Component Strip Rate on the Component Notional Amount of REMIC V Regular Interest K-Z-2 outstanding immediately prior to the related Distribution Date. With respect to each Class of Sequential Pay Certificates (other than the Class K-Z Certificates), such interest shall accrue during each Interest Accrual Period at the applicable Pass-Through Rate on the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date. Such interest in respect of each such Class of Regular Interest Certificates and each such Class K-Z REMIC V Regular Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding the foregoing, the aggregate amount of such interest accrued in respect of each Class of Sequential Pay Certificates (other than the Class K-Z Certificates) and in respect of REMIC V Regular Interest K-Z-2 during each Interest Accrual Period shall be reduced (to not less than zero) by such Class of Certificates' or such Class K-Z REMIC V Regular Interest's allocable share of the Uncovered Prepayment Interest Shortfall Amount (if any) for the related Distribution Date. Because of the manner in which the Accrued Interest in respect of the Class A-SP Certificates, the Class A-X Certificates and REMIC V Regular Interest K-Z-1 is calculated for each Interest Accrual Period, such Classes of Certificates and such Class K-Z REMIC V Regular Interest shall be deemed to have already been allocated the same portions of the Uncovered Prepayment Interest Shortfall Amount (if any) for the related Distribution Date as were allocated or deemed allocated, as the case may be, to REMIC IV Regular Interest SP, REMIC IV Regular Interest AX and REMIC IV Regular Interest KK, respectively. The Uncovered Prepayment Interest Shortfall Amount (if any) for each Distribution Date (exclusive of the aggregate portion thereof deemed allocated to the Class A-SP Certificates, the Class A-X Certificates and REMIC V Regular Interest K-Z-1 pursuant to the prior sentence) shall be allocated among REMIC V Regular Interest K-Z-2 and the respective Classes of the Sequential Pay Certificates (other than the Class K-Z Certificates) on a pro rata basis in accordance with the respective amounts of interest that would otherwise have accrued in respect thereof during the related Interest Accrual Period without regard to any reduction in connection with such Uncovered Prepayment Interest Shortfall Amount. Except as provided in the preceding three sentences, the aggregate amount of interest accrued in respect of any Class of Regular Interest Certificates or either Class K-Z REMIC V Regular Interest during any Interest Accrual Period shall not otherwise be increased or reduced. The Accrued Interest in respect of the Class K-Z Certificates for any Interest Accrual Period shall consist of the aggregate Accrued Interest in respect of both Class K-Z REMIC V Regular Interests for such Interest Accrual Period, calculated in accordance with the foregoing provisions of this Section 2.13(g).

            (h) The Class R-V Interest shall not have a principal balance and shall not bear interest.

            Section 2.14 Issuance of Class R Certificate.

            (a) The Trustee shall execute, authenticate and deliver to or upon the order of the Depositor, the Class R Certificates, representing ownership of the Class R-I Interest, the Class R-II Interest, the Class R-III Interest, the Class R-IV Interest and the Class R-V Interest.

                                   ARTICLE III

                               ADMINISTRATION AND
                           SERVICING OF THE TRUST FUND

            Section 3.01 Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Loans.

            (a) Each of the Master Servicer and the Special Servicer shall diligently service and administer the Loans (and, with respect to the Special Servicer, any REO Properties) that it is obligated to service and administer pursuant to this Agreement on behalf of the Trustee and in the best interests of and for the benefit of the Certificateholders (as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of the respective Loans or Specially Serviced Loans, and, to the extent consistent with the foregoing, further as follows (the "Servicing Standard")--

            o (i) the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial and multifamily mortgage loan servicers servicing mortgage loans for third parties, and (ii) the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers commercial and multifamily mortgage loans owned by the Master Servicer or the Special Servicer, as the case may be, whichever standard is higher;

            o with a view to the maximization of timely recovery of principal and interest on a net present value basis on the mortgage loans, and the best interests of the Trust and the Certificateholders, as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment; and

            o     without regard to--

            o any relationship that the Master Servicer or the Special Servicer, as the case may be, or any affiliate thereof may have with the related Borrower, any Mortgage Loan Seller or any other party to the Pooling and Servicing Agreement,

            o the ownership of any Certificate by the Master Servicer or the Special Servicer, as the case may be, or by any affiliate thereof,

            o     the Master Servicer's obligation to make Advances,

            o the Special Servicer's obligation to request that the Master Servicer make Servicing Advances,

            o the right of the Master Servicer (or any affiliate thereof) or the Special Servicer (or any affiliate thereof), as the case may be, to receive reimbursement of costs, or the sufficiency of any compensation payable to it, or with respect to any particular transaction,

            o the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by the Master Servicer or Special Servicer or any affiliate of the Master Servicer or Special Servicer, as applicable,

            o any obligation of the Master Servicer or any of its affiliates (in their capacity as a Mortgage Loan Seller) to cure a breach of a representation or warranty or repurchase the mortgage loan, or

            o any debt that the Master Servicer or Special Servicer or any affiliate of the Master Servicer or Special Servicer, as applicable, has extended to any Borrower.

            Without limiting the foregoing, subject to Section 3.21, the Special Servicer shall be obligated to service and administer (i) any Loans as to which a Servicing Transfer Event has occurred and is continuing (the "Specially Serviced Loans"), and (ii) any REO Properties. Notwithstanding the foregoing, the Master Servicer shall continue to make all calculations, and prepare, and deliver to the Trustee, all reports required to be prepared by the Master Servicer hereunder with respect to the Specially Serviced Loans as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such incidental services with respect to such Specially Serviced Loan and REO Properties as are specifically provided for herein; provided, however, that the Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the Master Servicer to comply with such duties or a failure of the Special Servicer to prepare and deliver to the Master Servicer reports required hereunder to be delivered by the Special Servicer to the Master Servicer. Each Loan that becomes a Specially Serviced Loan shall continue as such until satisfaction of the conditions specified in Section 3.21(a). Without limiting the foregoing, subject to Section 3.21, the Master Servicer shall be obligated to service and administer all Loans which are not Specially Serviced Loans; provided, however, that the Master Servicer shall provide the Special Servicer with notice of any communication by the Borrower with respect to the letter of credit provided by the related Borrower under the loans identified as Metroplex West, The Piccard Building, The Shops at Deerfield Square, Sprodlin Farm Shopping Center, Cornerstone Court West and The Summit-Phase II on the Mortgage Loan Schedule, and the Special Servicer shall have the exclusive right to approve any draw down of funds under such letter of credit, and to approve any modification, amendment, alteration or renewal of such letter of credit.

            (b) Subject only to the Servicing Standard and the terms of this Agreement and of the respective Loans, the Master Servicer and, with respect to the Specially Serviced Loans, the Special Servicer each shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Master Servicer and Special Servicer, each in its own name, is hereby authorized and empowered by the Trustee and obligated to execute and deliver, on behalf of the Certificateholders and the Trustee or any of them, with respect to each Loan it is obligated to service under this Agreement, any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; subject to Section 3.20, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File; and any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments. Subject to
Section 3.10, the Trustee shall furnish, or cause to be furnished, to the Master Servicer and Special Servicer any limited powers of attorney and other documents necessary or appropriate to enable the Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicer or Special Servicer.

            (c) The relationship of the Master Servicer and Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or, except as specifically set forth herein, agent.

            Section 3.02 Collection of Loan Payments.

            (a) The Master Servicer and Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard). Consistent with the foregoing, the Master Servicer or Special Servicer may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Loan it is obligated to service hereunder.

            (b) All amounts collected on any Loan in the form of payments from Borrowers, Insurance and Condemnation Proceeds or Liquidation Proceeds shall be applied to amounts due and owing under the related Note and Mortgage (including any modifications to either of them) in accordance with the express provisions of such Note and Mortgage (unless a payment default exists under such Loan and the related Note and Mortgage permit application in the order and priority determined by the lender) and, in the absence of such express provisions, shall be applied (after payment to the Master Servicer, the holder of the Excess Servicing Strip, any Primary Servicer, the Special Servicer, and/or the Trustee for any related Master Servicing Fees (net of the Excess Servicing Strip), the Excess Servicing Strip, Primary Servicing Fees, Special Servicing Fees and Trustee Fees and the application to any P&I Advances, Servicing Advances and interest on Advances from such Loan): first, as a recovery of accrued and unpaid interest on such Loan at the related Mortgage Rate (less portions thereof payable to the Master Servicer, Special Servicer, Trustee or, if applicable, the related Primary Servicer) in effect from time to time to but not including the Due Date in the Due Period of receipt; second, as a recovery of principal of such Loan; and third, to the payment of Yield Maintenance Charges. Notwithstanding the terms of any Loan, the Master Servicer shall not be entitled to the payment of any Penalty Charge in excess of outstanding interest on Advances made with respect to such Loan, except to the extent that (i) all reserves required to be established with the Master Servicer and then required to be funded pursuant to the terms of such Loan have been so funded, (ii) all payments of principal and interest then due on such Loan have been paid and
(iii) all related operating expenses, if applicable, have been paid to the related Lock-Box or reserved for pursuant to the related Lock-Box Agreement. In no event shall any collections on any ARD Loan be allocated to the payment of Excess Interest until all principal and interest (other than Excess Interest) due, or to become due, under such ARD Loan have been paid in full and any Advances related to such ARD Loan (together with interest thereon) are reimbursed. Amounts collected on any REO Loan shall be deemed to be applied in accordance with the definition thereof.

            (c) If the Master Servicer or Special Servicer receives, or receives notice from the related Borrower that it will be receiving, Excess Interest in any Due Period, the Master Servicer or Special Servicer, as applicable, shall promptly notify the Trustee in writing.

            (d) The Master Servicer shall not accept a Principal Prepayment of any Loan by the related Borrower on any date other than a Due Date if accepting such payment would cause a Prepayment Interest Shortfall, unless the Borrower is permitted to make such prepayment pursuant to the terms of the related Loan Documents. If the Master Servicer accepts a Principal Prepayment of any Loan by the Borrower on any date other than a Due Date which causes a Prepayment Interest Shortfall (unless such Principal Prepayment is in respect of (i) a Specially Serviced Loan, (ii) a payment of insurance proceeds or condemnation proceeds, (iii) a payment subsequent to a default under the related Loan Documents (provided the Master Servicer reasonably believes that acceptance of such payment is consistent with the Servicing Standard and the Master Servicer has obtained the consent of the Special Servicer), (iv) a payment pursuant to applicable law or court order, (v) a payment the related Borrower is permitted to make under the terms of the related Loan Documents or (vi) a payment accepted by the Master Servicer at the request of or with the consent of the Directing Certificateholder or the Special Servicer or as required pursuant to the terms of the related Loan Documents), the Master Servicer shall remit to the Trustee on or before 1:00 p.m., New York City time, on the related Master Servicer Remittance Date for deposit in the REMIC I Distribution Account, in an amount equal to any Prepayment Interest Shortfall resulting from such Principal Prepayment.

            Section 3.03 Collection of Taxes, Assessments and Similar Items; Servicing Accounts.

            (a) The Master Servicer shall establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the related Loan Documents. Each Servicing Account shall be maintained in accordance with the requirements of the related Loan and in accordance with the Servicing Standard and to the extent not inconsistent with the terms of the Loans, in an Eligible Account. Funds on deposit in the Servicing Accounts may be invested in Permitted Investments in accordance with the provisions of Section 3.06. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of real estate taxes, assessments, Insurance Policy premiums, ground rents (if applicable) and other items for which funds have been escrowed in the Servicing Accounts; (ii) reimburse the Master Servicer or the Trustee for any Servicing Advances and interest thereon; (iii) refund to Borrowers any sums as may be determined to be overages; (iv) pay interest to Borrowers on balances in the Servicing Account, if required by applicable law or the terms of the related Loan and as described below or, if not so required, to the Master Servicer pursuant to clause (vii) below; (v) withdraw amounts deposited in error; (vi) clear and terminate the Servicing Accounts at the termination of this Agreement in accordance with
Section 9.01; and (vii) pay the Master Servicer, as additional servicing compensation in accordance with Section 3.11(a), interest and investment income earned in respect of amounts relating to the Trust Fund held in the Servicing Accounts as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the Servicing Accounts maintained by the Master Servicer for the relevant period and to the extent not required by law or the terms of the related Loan to be paid to the Borrowers).

            (b) The Special Servicer, in the case of REO Loans and the Master Servicer, in the case of all other Loans, shall maintain accurate records with respect to each related REO Property or Mortgaged Property, as applicable, reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon (including related penalty or interest charges) and the status of Insurance Policy premiums and any ground rents payable in respect thereof and the status of any letters of credit. The Special Servicer, in the case of REO Loans, and the Master Servicer, in the case of all other Loans, shall obtain all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or the Servicing Accounts, as applicable, and, if such amounts are insufficient to pay such items in full, the Master Servicer shall make a Servicing Advance prior to the applicable penalty or termination date, as allowed under the terms of the related Loan and, in any event, consistent with the Servicing Standard. Notwithstanding anything to the contrary in the preceding sentence, with respect to Loans that do not provide for escrows for the payment taxes and assessments, the Master Servicer shall make a Servicing Advance for the payment of such items upon the earlier of (i) five Business Days after the Master Servicer has received confirmation that such item has not been paid and (ii) the earlier of
(A) 30 days after the date such payments first become due and (B) five Business Days before the scheduled date of foreclosure of any lien arising from nonpayment of such items. In no event shall the Master Servicer or Special Servicer be required to make any such Servicing Advance that would, if made, be a Nonrecoverable Servicing Advance. To the extent that a Loan does not require a Borrower to escrow for the payment of real estate taxes, assessments, Insurance Policy premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of REO Loans, and the Master Servicer, in the case of all other Loans, shall use reasonable efforts consistent with the Servicing Standard to require that payments in respect of such items be made by the Borrower at the time they first become due.

            (c) In accordance with the Servicing Standard and for all Loans, the Master Servicer shall make a Servicing Advance with respect to each related Mortgaged Property (including any REO Property) of all such funds as are necessary for the purpose of effecting the payment of (without duplication) (i) ground rents (if applicable), (ii) premiums on Insurance Policies, (iii) operating, leasing, managing and liquidation expenses for REO Properties, (iv) environmental inspections, (v) real estate taxes, assessments and other similar items that are or may become a lien thereon and (vi) any other amount specifically required to be paid as a Servicing Advance hereunder, if and to the extent monies in the Servicing Accounts are insufficient to pay such item when due and the related Borrower has failed to pay such item on a timely basis, provided that the Master Servicer shall not be required to make any such advance that would, if made, constitute a Nonrecoverable Servicing Advance.

            The Special Servicer shall give the Master Servicer and the Trustee not less than five Business Days' notice before the date on which the Master Servicer is required to make any Servicing Advance with respect to a given Loan that it is required to service or related REO Property; provided, however, that only two Business Days' notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis; provided, further, that the Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the Special Servicer, in which case the Special Servicer shall remit such Servicing Advances to the ultimate payees. In addition, the Special Servicer shall provide the Master Servicer and the Trustee with such information in its possession as the Master Servicer or the Trustee, as applicable, may reasonably request to enable the Master Servicer or the Trustee, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Servicing Advance. Any request by the Special Servicer that the Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and the Master Servicer shall be entitled to conclusively rely on such determination, provided that such determination shall not be binding upon the Master Servicer. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the Master Servicer the Special Servicer's determination as to whether any Servicing Advance previously made with respect to a Specially Serviced Loan or REO Loan is a Nonrecoverable Servicing Advance. The Master Servicer shall be entitled to conclusively rely on such a determination, provided that such determination shall not be binding upon the Master Servicer.

            Notwithstanding anything to the contrary set forth herein, the Master Servicer shall (at the direction of the Special Servicer if a Specially Serviced Loan is involved) pay directly out of the Collection Account any servicing expense that, if paid by the Master Servicer or the Special Servicer, would constitute a Nonrecoverable Servicing Advance; provided that such payment shall be made only if the Master Servicer (or the Special Servicer, if a Specially Serviced Loan is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders (as a collective whole), as evidenced by an Officer's Certificate delivered promptly to the Trustee, the Depositor, each Rating Agency, the Directing Certificateholder and any Requesting Subordinate Certificateholder, setting forth the basis for such determination and accompanied by any information that the Master Servicer or the Special Servicer may have obtained that supports such determination.

            All such Servicing Advances and interest thereon shall be reimbursable in the first instance from related collections from the Borrowers and further as provided in Section 3.05. No costs incurred by the Master Servicer or Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Loans, notwithstanding that the terms of such Loans so permit. If the Master Servicer fails to make any required Servicing Advance as and when due to the extent a Responsible Officer of the Trustee has been notified of such failure in writing by the Master Servicer, the Special Servicer or Depositor, the Trustee shall make such Servicing Advance pursuant to Section 7.05.

            (d) In connection with its recovery of any Servicing Advance out of a Collection Account pursuant to clauses (v) or (vi) of Section 3.05(a) or from a Servicing Account pursuant to Section 3.03(a)(ii), the Master Servicer and the Trustee, as the case may be, shall be entitled to receive, out of any amounts then on deposit in such Collection Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from and including the date made to, but not including, the date of reimbursement. The Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding Servicing Advance made by the Master Servicer or the Trustee as soon as practically possible after funds available for such purpose are deposited in the Collection Account.

            (e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Loan, the Master Servicer or, with respect to Specially Serviced Loans, the Special Servicer shall request from the Borrower written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Loan, the Master Servicer or, with respect to Specially Serviced Loans, the Special Servicer shall request from the Borrower written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed. To the extent a Borrower fails to promptly respond to any inquiry described in this Section 3.03(e), the Master Servicer (with respect to Loans that are not Specially Serviced Loans) shall determine whether the related Borrower has failed to perform its obligations under the Loan and report any such failure to the Special Servicer within a reasonable time after the date as of which such operations and maintenance plan is required to be established or executed or the date as of which such actions or remediations are required to be or to have been taken or completed.

            Section 3.04 The Collection Account, Distribution Account and Excess Interest Distribution Account.

            (a) The Master Servicer shall establish and maintain, or cause to be established and maintained, a Collection Account, into which the Master Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than the Business Day following receipt of available funds), except as otherwise specifically provided herein, the following payments and collections received after the Cut-off Date (other than payments of principal and interest on the Loans due and payable on or before the Cut-off Date) and payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on such Loans; and

            (ii) all payments on account of interest on such Loans (net of the Master Servicing Fees and Primary Servicing Fees) and Penalty Charges (net of any amount thereof utilized to offset interest on Advances); and

            (iii) all Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of any such Loan or related REO Property (other than Liquidation Proceeds that are to be deposited in the REMIC I Distribution Account pursuant to Section 9.01); and

            (iv) any amounts required to be transferred from the REO Account pursuant to Section 3.16(c); and

            (v) any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account; and

            (vi) any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy or master single interest policy.

            The foregoing requirements for deposit by the Master Servicer in the Collection Account shall be exclusive, it being understood and agreed that actual payments from Borrowers in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, amounts collected for Borrower checks returned for insufficient funds or other amounts that the Master Servicer or the Special Servicer is entitled to retain as additional servicing compensation pursuant to Section 3.11 need not be deposited by the Master Servicer in the Collection Account. If the Master Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account.

            Within one Business Day of receipt of any of the foregoing amounts with respect to any Specially Serviced Loan, the Special Servicer shall remit such amounts to the Master Servicer for deposit into the Collection Account in accordance with the second preceding paragraph. Any amounts received by the Special Servicer with respect to an REO Property shall be deposited into the REO Account and remitted to the Master Servicer for deposit into the Collection Account pursuant to Section 3.16(c).

            (b) The Trustee shall establish and maintain the Distribution Account in trust for the benefit of the Certificateholders. The Trustee shall make or be deemed to have made deposits in and withdrawals from the Distribution Account in accordance with the terms of this Agreement. The Master Servicer shall deliver to the Trustee each month on or before 1:00 p.m., New York City time, on the Master Servicer Remittance Date, for deposit in the REMIC I Distribution Account, that portion of the Available Distribution Amount (calculated without regard to clauses (a)(v), (a)(viii), (c), (d) and (e) of the definition thereof) for the related Distribution Date then on deposit in the Collection Account maintained by the Master Servicer.

            Subject to Section 3.05, the Master Servicer shall, as and when required hereunder, deliver to the Trustee for deposit in the REMIC I Distribution Account:

            (i) any P&I Advances required to be made by the Master Servicer in accordance with Section 4.03 (or, if the Trustee succeeds to the Master Servicer's obligations hereunder, Section 7.05);

            (ii) any Liquidation Proceeds paid by the Master Servicer in connection with the purchase of all of the Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the Collection Account or the Excess Interest Distribution Account pursuant to Section 9.01);

            (iii) any Yield Maintenance Charges (without duplication of the amount thereof included in the Available Distribution Amount);

            (iv) any payments required to be made by the Master Servicer pursuant to Section 3.02(d).

            (v) any other amounts required to be so delivered by the Master Servicer for deposit in the REMIC I Distribution Account pursuant to any provision of this Agreement.

            The Trustee shall, upon receipt, deposit in the REMIC I Distribution Account any and all amounts received by the Trustee that are required by the terms of this Agreement to be deposited therein (including the withdrawal amount from the Interest Reserve Account pursuant to Section 3.28(b) and such amount from the Excess Liquidation Proceeds Account as required pursuant to Section 3.04(d)) and any amounts required to be deposited by the Trustee pursuant to
Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Distribution Account. To the extent the Master Servicer has not delivered to the Trustee for deposit in the REMIC I Distribution Account such amounts as are required to be delivered on the Master Servicer Remittance Date, the Master Servicer shall pay interest thereon to the Trustee at an interest rate equal to the Reimbursement Rate then in effect for the period from and including the Master Servicer Remittance Date to and excluding the date such amounts are received for deposit by the Trustee.

            On each Distribution Date, the Trustee shall deposit or be deemed to have deposited in the REMIC II Distribution Account an aggregate amount of immediately available funds equal to the Available Distribution Amount and the amount of any Yield Maintenance Charges (other than the portion thereof included in the Special Principal Distribution Amount) for such Distribution Date allocated in payment of the REMIC I Regular Interests as specified in Sections 4.01(n) and 4.01(c), respectively. On each Distribution Date, the Trustee shall deposit or be deemed to have deposited in the REMIC III Distribution Account an aggregate amount of immediately available funds equal to the Available Distribution Amount and the amount of any Yield Maintenance Charges (other than the portion thereof included in the Special Principal Distribution Amount) for such Distribution Date allocated in payment of the REMIC II Regular Interests as specified in Sections 4.01(m) and 4.01(c), respectively. On each Distribution Date, the Trustee shall deposit or be deemed to have deposited in the REMIC IV Distribution Account an aggregate amount of immediately available funds equal to the Available Distribution Amount and the amount of any Yield Maintenance Charges (other than the portion thereof included in the Special Principal Distribution Amount) for such Distribution Date allocated in payment of the REMIC III Regular Interests as specified in Sections 4.01(l) and 4.01(c), respectively. On each Distribution Date, the Trustee shall deposit or be deemed to have deposited in the REMIC V Distribution Account an aggregate amount of immediately available funds equal to the Available Distribution Amount and the amount of any Yield Maintenance Charges for such Distribution Date allocated in payment of the REMIC IV Regular Interests as specified in Sections 4.01(k) and 4.01(c), respectively.

            (c) Prior to the Master Servicer Remittance Date relating to any Due Period in which Excess Interest is received, the Trustee shall establish and maintain the Excess Interest Distribution Account in the name of the Trustee for the benefit of the Holders of the Class V Certificates. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account. On or before each Master Servicer Remittance Date, the Master Servicer shall remit to the Trustee for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Due Period. On each Distribution Date, the Trustee shall withdraw the Excess Interest from the Excess Interest Distribution Account for distribution pursuant to Section 4.01(f). On each Distribution Date, the Trustee shall deposit any Net Investment Loss into the Excess Interest Distribution Account and shall be permitted to withdraw any Net Investment Earnings from the Excess Interest Distribution Account. Following the distribution of Excess Interest to Holders of the Class V Certificates on the first Distribution Date after which no Loans remain outstanding that pursuant to their terms could pay Excess Interest, the Trustee shall terminate the Excess Interest Distribution Account.

            (d) If any Excess Liquidation Proceeds are received, the Trustee shall establish and maintain one or more accounts (collectively, the "Excess Liquidation Proceeds Account") to be held in trust for the benefit of the Certificateholders. Each account that constitutes the Excess Liquidation Proceeds Account shall be an Eligible Account or a sub-account of an Eligible Account and may be a sub-account of the Distribution Account. By 1:00 p.m. on each Master Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and remit to the Trustee for deposit in the Excess Liquidation Proceeds Account all Excess Liquidation Proceeds received during the Due Period ending on the Determination Date immediately prior to such Master Servicer Remittance Date.

            On the Business Day prior to each Distribution Date, the Trustee shall withdraw from the Excess Liquidation Proceeds Account and deposit in the REMIC I Distribution Account, for distribution on such Distribution Date, an amount equal to the lesser of (i) the entire amount, if any, then on deposit in the Excess Liquidation Proceeds Account and (ii) the excess, if any, of the aggregate amount distributable with respect to the Regular Certificates on such Distribution Date pursuant to Section 4.01(a), over the Available Distribution Amount for such Distribution Date (calculated without regard to such transfer from the Excess Liquidation Proceeds Account to the Distribution Account); provided that on the Business Day prior to the Final Distribution Date, the Trustee shall withdraw from the Excess Liquidation Proceeds Account and deposit in the REMIC I Distribution Account, for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account. On the Business Day prior to each Distribution Date, the Trustee shall deposit any Net Investment Loss into the Excess Liquidation Proceeds Account and shall be permitted to withdraw any Net Investment Earnings from the Excess Liquidation Proceeds Account.

            (e) Funds on deposit in a Collection Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. Funds on deposit in the Distribution Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. The Master Servicer shall give notice to the Trustee, the Special Servicer, the Rating Agencies and the Depositor of any new location of the Collection Account prior to any change thereof. As of the Closing Date (or the date such account is established, if later), the Distribution Account, the Excess Liquidation Proceeds Account and the Excess Interest Distribution Account shall be located at the offices of the Trustee. The Trustee shall give notice to the Master Servicer and the Depositor of any new location of the Distribution Account, the Excess Liquidation Proceeds Account or the Excess Interest Distribution Account, prior to any change thereof.

            Section 3.05 Permitted Withdrawals from the Collection Account and the Distribution Account.

            (a) The Master Servicer may, from time to time, make withdrawals from the Collection Account maintained by it for any of the following purposes:

            (i) to remit to the Trustee for deposit in the REMIC I Distribution Account the amount required to be remitted pursuant to the first paragraph of Section 3.04(b) and clause (iii) of the second paragraph of Section 3.04(b) and the amount to be applied to make P&I Advances by the Master Servicer pursuant to Section 4.03(a);

            (ii) to pay Excess Interest to the Excess Interest Distribution Account pursuant to Section 3.04(c);

            (iii) to pay (x) to itself or the holder of the Excess Servicing Strip (subject to Section 3.11(a)), unpaid Master Servicing Fees (net of any such amounts required to offset Prepayment Interest Shortfalls pursuant to Section 3.11(a)) and any Primary Servicing Fees to which it or such holder is entitled pursuant to Section 3.11(a), (y) to any Primary Servicer entitled thereto, the related Primary Servicing Fee, and (z) to the Special Servicer, unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Loan, related Specially Serviced Loan and related REO Loan, as applicable, the Master Servicer's rights, any Primary Servicer's rights and the Special Servicer's rights to payment pursuant to this clause (iii) with respect to any Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds) that are allocable as a recovery of interest thereon;

            (iv) to reimburse itself or the Trustee, as applicable, for unreimbursed P&I Advances, the Master Servicer's or the Trustee's right to receive payment pursuant to this clause (iv) being limited to amounts received which represent Late Collections of interest (net of the related Master Servicing Fees) on and principal of the particular Loans and REO Loans with respect to which such P&I Advances were made;

            (v) to reimburse itself or the Trustee, as applicable, for unreimbursed Servicing Advances, the Master Servicer's or the Trustee's respective rights to receive payment pursuant to this clause (v) with respect to any Loan or REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues;

            (vi) to reimburse itself or the Trustee, as applicable, for Nonrecoverable Advances out of general collections on the Loans and REO Properties;

            (vii) at such time as it reimburses itself or the Trustee, as applicable, for (a) any unreimbursed P&I Advance pursuant to clause (iv) above, to pay itself or the Trustee, as applicable, any interest accrued and payable thereon in accordance with Section 4.03(d), (b) any unreimbursed Servicing Advances pursuant to clause (v) above or pursuant to Section 3.03(a)(ii), to pay itself or the Trustee, as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) or (c) any Nonrecoverable Advances pursuant to clause (vi) above, to pay itself or the Trustee, as the case may be, any interest accrued and payable thereon;

            (viii) to reimburse itself, the Special Servicer, the Depositor or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect relating to a Loan required to be serviced by the Master Servicer and giving rise to a repurchase obligation of any Mortgage Loan Seller under Section 7 of the related Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, each such Person's right to reimbursement pursuant to this clause (viii) with respect to any Loan being limited to that portion of the Purchase Price paid for such Loan that represents such expense in accordance with clause (v) of the definition of Purchase Price;

            (ix) Subject to Section 2.03(b), to reimburse itself, the Trustee or the Special Servicer, as the case may be, out of general collections on the Loans and REO Properties for any unreimbursed expense reasonably incurred by such Person relating to a Loan required to be serviced by the Master Servicer in connection with the enforcement of any Mortgage Loan Seller's obligations under Section 7 of the related Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (viii) above or otherwise;

            (x) to pay itself, as additional servicing compensation all amounts specified in the fourth and fifth paragraphs of Section 3.11(a); and to pay the Special Servicer, as additional servicing compensation all amounts specified in the last paragraph of Section 3.11(b);

            (xi) to recoup any amounts deposited in the Collection Account maintained by the Master Servicer in error;

            (xii) to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Sections 6.03(a) or 6.03(b);

            (xiii) to pay for (a) the cost of any Opinion of Counsel contemplated by Sections 10.01(a) or 10.01(c) in connection with an amendment to this Agreement requested by the Trustee or the Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (b) the cost of obtaining the REO Extension contemplated by Section 3.16(a) (the amounts contemplated by this clause may be paid from the Collection Account);

            (xiv) to pay out of general collections on the Loans and REO Properties any and all federal, state and local taxes imposed on any Trust REMIC created hereunder or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer or the Trustee is liable therefor;

            (xv) to reimburse the Master Servicer and the Special Servicer out of general collections on the Loans and REO Properties for expenses incurred by and reimbursable to them by the Trust Fund;

            (xvi) to pay itself, the Special Servicer or a Mortgage Loan Seller, as the case may be, with respect to each Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase;

            (xvii) to reimburse the Special Servicer for the cost of any environmental testing performed at the Special Servicer's direction pursuant to the last sentence of Section 3.09(c);

            (xviii) to transfer the Excess Liquidation Proceeds to the Excess Liquidation Proceeds Account in accordance with Section 3.04(d); and

            (xix) to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01.

            The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, for the purpose of justifying any withdrawal from the Collection Account.

            (b) The Trustee, may, from time to time, make or be deemed to make withdrawals from the REMIC I Distribution Account for any of the following purposes:

            (i) to make deemed distributions of the Available Distribution Amount pursuant to Section 4.01(a) and the amount of any Yield Maintenance Charges (other than the portion thereof included in the Special Principal Distribution Amount) distributable pursuant to Section 4.01(c) to the REMIC II Distribution Account;

            (ii) to make distributions in respect of the Class R-I Interest pursuant to Section 4.01(a);

            (iii) to pay the Trustee accrued but unpaid Trustee Fees;

            (iv) to pay to the Trustee or any of their Affiliates, directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person hereunder, including pursuant to Section 3.31(o), 6.03(a), 6.03(b), 8.05(c) or 8.05(d);

            (v) to pay for the cost of the Opinion of Counsel contemplated by
      Section 10.01(c) in connection with any amendment to this Agreement requested by the Trustee;

            (vi) to clear and terminate the REMIC I Distribution Account at the termination of this Agreement pursuant to Section 9.01;

            (vii) to transfer amounts required to be transferred to the Interest Reserve Account pursuant to Section 3.28(a);

            (viii) to pay the Trustee any Net Investment Earnings pursuant to
      Section 3.06(b); and

            (ix) to recoup any amounts deposited in the REMIC I Distribution Account in error.

            (c) The Trustee may make withdrawals from the REMIC V Distribution Account for any of the following purposes:

            (i) to make distributions to Certificateholders (other than Holders of the Class V Certificates) on each Distribution Date pursuant to Section
      4.01 or 9.01, as applicable;

            (ii) to clear and terminate the REMIC V Distribution Account at the termination of this Agreement pursuant to Section 9.01; and

            (iii) to recoup any amounts deposited in the REMIC V Distribution Account in error.

            (d) Subsequent to making the distributions described in Section 3.05(b) and prior to making the distributions contemplated in Section 3.05(c) in respect of the REMIC V Distribution Account, the Trustee will be deemed to have deposited the amounts described in the last paragraph of Section 3.04(b) from the REMIC I Distribution Account into the REMIC II Distribution Account, from the REMIC II Distribution Account into the REMIC III Distribution Account, from the REMIC III Distribution Account into the REMIC IV Distribution Account, and from the REMIC IV Distribution Account into the REMIC V Distribution Account.

            (e) Notwithstanding anything herein to the contrary, with respect to any Loan, (i) if amounts on deposit in the Collection Account and the REMIC I Distribution Account are not sufficient to pay the full amount of the Master Servicing Fee listed in Section 3.05(a)(ii) and the Trustee Fee listed in
Section 3.05(b)(ii), then the Trustee Fee shall be paid in full prior to the payment of any Master Servicing Fees payable under Section 3.05(a)(ii) and (ii) if amounts on deposit in the Collection Account are not sufficient to reimburse the full amount of Advances listed in Sections 3.05(a)(iv), (v), (vi) and (vii), then reimbursements shall be paid first to the Trustee and then to the Master Servicer.

            Section 3.06 Investment of Funds in the Collection Account, Servicing Accounts, Cash Collateral Accounts, Lock-Box Accounts, the Interest Reserve Account, Distribution Account, Excess Liquidation Proceeds Account, Excess Interest Distribution Account and the REO Account.

            (a) (i) The Master Servicer may direct any depository institution maintaining for the Master Servicer a Collection Account, any Servicing Account, any Cash Collateral Account and any Lock-Box Account (any of the foregoing accounts listed in this clause (i) for purposes of this Section 3.06, a "Master Servicer Account"), (ii) the Special Servicer may direct any depository institution maintaining the REO Account and (iii) the Trustee may direct any depository institution maintaining the Excess Liquidation Proceeds Account, the Excess Interest Distribution Account, the Distribution Account and the Interest Reserve Account (any of the foregoing accounts listed in this clause (iii) for purposes of this Section 3.06, a "Trustee Account") (any of the Master Servicer Accounts, Trustee Accounts or the REO Account, for purposes of this Section 3.06, an "Investment Account"), to invest (or if such depository institution is the Master Servicer, Special Servicer or the Trustee, as applicable, it may itself invest) the funds held therein solely in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (A) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (B) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such).

            The Master Servicer (in the case of any Master Servicer Account) or the Special Servicer (in the case of the REO Account), on behalf of the Trustee, or the Trustee (in the case of any Trustee Account) shall maintain continuous possession of any Permitted Investment of amounts in such accounts that is either (i) a "certificated security," as such term is defined in the UCC or (ii) other property in which a secured party may perfect its security interest by possession under the UCC or any other applicable law. Possession of any such Permitted Investment by the Master Servicer or Special Servicer shall constitute possession by the Trustee, as secured party, for purposes of Section 9-313 of the UCC and any other applicable law. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (in the case of any Master Servicer Account), the Special Servicer (in the case of the REO Account) or the Trustee (in the case of any Trustee Account) shall:

            (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

            (ii) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer, Special Servicer or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) Interest and investment income realized on funds and deposited in each of the Master Servicer Accounts to the extent of the Net Investment Earnings, if any, with respect to such account for each period from any Distribution Date to the immediately succeeding P&I Advance Date shall be for the sole and exclusive benefit of the Master Servicer to the extent not required to be paid to the related Borrower and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03(a), 3.05(a), 3.05(b) or 3.05(c), as the case may be. Interest and investment income realized on funds deposited in the REO Account, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from any Distribution Date to the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the Trust Fund, but shall be subject to withdrawal in accordance with Section 3.16(c). Interest and investment income realized on funds and deposited in each of the Trustee Accounts, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from the day succeeding any Distribution Date to the next succeeding Distribution Date shall be for the sole and exclusive benefit of the Trustee, but shall be subject to withdrawal in accordance with Section 3.04(c), 3.05(b) or 3.28. If any loss shall be incurred in respect of any Permitted Investment directed to be made by the Master Servicer, Special Servicer or the Trustee, as applicable, and on deposit in any of the Master Servicer Accounts (in the case of the Master Servicer) or the REO Account (in the case of the Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of the Net Investment Loss, if any, with respect to such account for the period from the immediately preceding Distribution Date to such P&I Advance Date. If any loss shall be incurred in respect of any Permitted Investment directed to be made by the Trustee and on deposit in any of the Trustee Accounts, the Trustee shall deposit therein, no later than the Distribution Date, without right of reimbursement, the amount of the Net Investment Loss, if any, with respect to such account for the period from the day succeeding the immediately preceding Distribution Date to such Distribution Date.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may and, subject to Section 8.02, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            Notwithstanding the investment of funds held in a Collection Account pursuant to this Section 3.06, for purposes of calculating the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

            Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.

            (a) The Master Servicer shall use its reasonable efforts to cause the Borrower to maintain, to the extent required by the terms of the related Note and Mortgage, or if the Borrower does not so maintain, shall itself maintain, for each Loan any Insurance Policy coverage as is required under the related Mortgage (to the extent the Trustee as mortgagee has an insurable interest in the related Mortgaged Property and to the extent such Insurance Policy coverage is available at commercially reasonable rates, as determined by the Master Servicer in accordance with the Servicing Standard); provided, however, that, subject to Section 3.07(f), if any Mortgage permits the holder thereof to dictate to the Borrower the Insurance Policy coverage to be maintained on such Mortgaged Property, the Master Servicer or Special Servicer, as applicable, shall impose such insurance requirements as are consistent with the Servicing Standard. The Master Servicer shall use its reasonable efforts to cause the Borrower to maintain, and if the Borrower does not so maintain, the Master Servicer shall maintain, all-risk casualty insurance which does not contain any carve-out for terrorist or similar act to the extent not prohibited by the terms of the related Loan Documents. The Master Servicer shall not be required to call default under a Loan if the related Borrower fails to maintain such insurance, and the Master Servicer shall not be required to maintain such insurance, if, in each case, the Special Servicer has determined in accordance with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the region in which such Mortgaged Property is located or (b) such insurance is not available at any rate. Subject to Section 3.17(a), the Special Servicer shall maintain for each REO Property no less Insurance Policy coverage than was previously required of the Borrower under the related Loan or, at Special Servicer's election, coverage satisfying insurance requirements consistent with the Servicing Standard, provided that such coverage is available at commercially reasonable rates.

            All such Insurance Policies shall (i) contain a "standard" mortgagee clause, with loss payable to the Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Loans other than REO Properties) or the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) include coverage in an amount not less than the lesser of the full replacement cost of the improvements which are a part of the Mortgaged Property or the outstanding principal balance owing on the related Loan, but in any case in such an amount so as to avoid the application of any co-insurance clause, (iii) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Loan Documents) and (iv) be issued by either (x) a Qualified Insurer or (y) for any Insurance Policy being maintained by the related Borrower, an insurance carrier meeting the requirements of the related Mortgage, provided that such Qualified Insurer or other insurance carrier is authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Master Servicer or Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard and the provisions of the related Loan) shall be deposited in the Collection Account maintained by the Master Servicer, subject to withdrawal pursuant to Section 3.05(a).

            Any costs incurred by the Master Servicer in maintaining any such Insurance Policies in respect of Loans (other than with respect to REO Properties) if the Borrower defaults on its obligation to maintain such Insurance Policies shall be advanced by the Master Servicer as a Servicing Advance. The amounts so advanced shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Loan, notwithstanding that the terms of such Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust Fund payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Servicing Advance.

            If the Master Servicer or Special Servicer obtains and maintains a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Loans or REO Properties, as the case may be, required to be serviced and administered by it hereunder, and such Insurance Policy provides protection equivalent to the individual policies otherwise required, then the Master Servicer or Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such blanket Insurance Policy may contain a deductible clause, in which case if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, the Master Servicer or the Special Servicer shall promptly deposit into the Collection Account maintained by it from its own funds the portion of such loss or losses that would have been covered under the individual policy (giving effect to any deductible limitation or, in the absence of such deductible limitation, the deductible limitation that is consistent with the Servicing Standard) but is not covered under the blanket Insurance Policy because of such deductible clause. In connection with its activities as administrator and servicer of the Loans, the Master Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The Special Servicer, to the extent consistent with the Servicing Standard, may maintain earthquake insurance on REO Properties, provided coverage is available at commercially reasonable rates.

            (b) If the Master Servicer or Special Servicer causes any Mortgaged Property to be covered by a master single interest Insurance Policy with a Qualified Insurer naming the Master Servicer or Special Servicer as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Master Servicer or Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgage Properties. If the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such master single interest Insurance Policy, the incremental costs of such insurance applicable to such Mortgaged Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property is covered thereby) shall be paid by the Master Servicer as a Servicing Advance. Such master single interest Insurance Policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, if (A) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a) and (B) there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account maintained by the Master Servicer from its own funds the amount not otherwise payable under the master single interest Insurance Policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

            (c) The Master Servicer and Special Servicer, respectively, shall maintain with responsible companies, at their own expense, a blanket fidelity bond (a "Fidelity Bond") and an errors and omissions insurance policy with a Qualified Insurer, with broad coverage on all of its officers or employees acting in any capacity requiring such persons to handle funds, money, documents or paper relating to the Loans ("Master Servicer Employees," in the case of the Master Servicer, and "Special Servicer Employees," in the case of the Special Servicer). Any such Fidelity Bond and errors and omissions insurance shall protect and insure the Master Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies required pursuant to the Agreement and negligent acts of the Master Servicer Employees or Special Servicer Employees. Such errors and omissions policy shall also protect and insure the Master Servicer against losses in connection with the release or satisfaction of a Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section requiring such Fidelity Bond and errors and omissions insurance shall diminish or relieve the Master Servicer or Special Servicer from its duties and obligations as set forth in this Agreement.

            The minimum coverage under any such Fidelity Bond and errors and omissions insurance policy shall be at least equal to the greater of (i) the amount necessary for the Master Servicer or Special Servicer, as applicable, to qualify as a FNMA or FHLMC servicer or in an amount that would meet the requirements of prudent institutional commercial mortgage loan servicers for similar transactions, and (ii) $1,000,000. Notwithstanding the foregoing, so long as the long-term debt or the deposit obligations or claims-paying ability of the Master Servicer or Special Servicer (or its immediate or remote parent) is rated at least "AA" by S&P and "A2" by Moody's, the Master Servicer or Special Servicer, respectively, shall be allowed to provide self-insurance with respect to a Fidelity Bond and such errors and omissions policy; provided that if such ratings requirement is satisfied by the ratings of the immediate or remote parent of the Master Servicer or Special Servicer, as applicable, such parent entity shall provide a written guarantee of the obligations of the Master Servicer or the Special Servicer, as applicable, in connection with such self-insurance. Coverage of the Master Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the Master Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c).

            The Special Servicer and the Master Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective Fidelity Bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

            (d) With respect to the Loans that (i) require earthquake insurance, or (ii) (A) at the date of origination were secured by Mortgaged Properties on which the related Borrower maintained earthquake insurance and (B) have provisions which enable the Master Servicer to continue to require the related Borrower to maintain earthquake insurance, the Master Servicer shall require the related Borrower to maintain such insurance in the amount, in the case of clause
(i), required by the Loan and in the amount, in the case of clause (ii), maintained at origination, in each case, to the extent such amounts are available at commercially reasonable rates. Any determination by the Master Servicer that such insurance is not available at commercially reasonable rates with respect to a Loan for which any related Mortgaged Property has a "Probable Maximum Loss," bounded on the basis of 50 years, in excess of 20% shall be subject to confirmation by the Rating Agencies that such determination not to purchase such insurance will, in and of itself, not result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates rated by such Rating Agency. The Master Servicer shall use reasonable efforts to cause the related Borrower to pay the costs of such confirmation, otherwise, such costs shall be a Trust Fund expense.

            (e) The Master Servicer and Special Servicer shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action is required to be taken under each insurance policy to realize the full value of such policy for the benefit of Certificateholders.

            (f) If, as of the Closing Date, a Mortgaged Property (other than an REO Property) shall be in a federally designated special flood hazard area (if flood insurance has been made available), or if the Master Servicer becomes aware, in performing its duties under this Agreement, that a Mortgaged Property becomes located in such area by virtue of remapping conducted by the Federal Emergency Management Agency, the Master Servicer will use its reasonable efforts to cause the related Borrower (in accordance with applicable law and the terms of the Loan Documents) to maintain, and, if the related Borrower shall default in any such obligation to so maintain, the Master Servicer shall itself maintain, to the extent available at commercially reasonable rates (as determined by the Master Servicer in accordance with the Servicing Standard) and the Trustee as Mortgagee has an insurable interest in the related Mortgaged Property, flood insurance in respect thereof, but only to the extent the related Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount equal to the least of (i) the unpaid principal balance of the related Loan, (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended, and (iii) the amount required by the Loan. If the cost of any insurance described above is not borne by the Borrower, the Master Servicer shall promptly make a Servicing Advance for such costs, subject to Section 3.03(c).

            (g) During all such times as any REO Property shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount equal to the least of (i) the unpaid principal balance of the related Loan, (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended, and (iii) the amount required by the Loan. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust Fund payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, paid by the Master Servicer as a Servicing Advance.

            (h) Notwithstanding the provisions of the related Mortgage and any other provision of this Agreement, but otherwise in accordance with the Servicing Standard, the Master Servicer shall not require any Borrower to obtain insurance in excess of the amounts of coverage and deductibles heretofore required by the applicable Mortgage Loan Seller in connection with the origination of the related Loan (such amounts, with respect to each Loan, the "Origination Required Insurance Amounts"), unless the Master Servicer determines, in accordance with the Servicing Standard, that such Origination Required Insurance Amounts would not be prudent for property of the same type as the related Mortgaged Property. The Master Servicer shall require that each policy of business income insurance maintained by a Borrower have a minimum term of at least twelve months. The Depositor shall provide evidence to the Master Servicer of the Origination Required Insurance Amounts for each Mortgaged Property.

            (i) Within 45 days after the Closing Date, the Master Servicer shall notify each Environmental Insurer that (A) both the Master Servicer and the Special Servicer shall be sent notices under the Environmental Insurance Policy and (B) the Trustee, on behalf of the Trust, shall be the loss payee under the Environmental Insurance Policy. The Master Servicer and the Special Servicer shall abide by the terms and conditions precedent to payment of claims under the Environmental Insurance Policy and shall take all such action as may be required to comply with the terms and provisions of such policy in order to maintain, in full force and effect, such policy.

            (j) In the event the Master Servicer has actual knowledge of any event (an "Insured Environmental Event") giving rise to a claim under any Environmental Insurance Policy in respect of any Loan covered thereby, the Master Servicer shall, in accordance with the terms of such Environmental Insurance Policy and the Servicing Standards, timely make a claim thereunder with the appropriate insurer and shall take such other actions in accordance with the Servicing Standards which are necessary under such Environmental Insurance Policy in order to realize the full value thereof for the benefit of the Certificateholders. Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the Servicing Standards under an Environmental Insurance Policy shall be paid by the Master Servicer and shall be reimbursable to it as a Servicing Advance.

            In the event that the Master Servicer receives notice of any termination of any Environmental Insurance Policy that relates to one or more of the Loans, the Master Servicer shall, within three Business Days after receipt of such notice, notify the Special Servicer, the Directing Certificateholder, the Rating Agencies and the Trustee of such termination in writing. Upon receipt of such notice, the Master Servicer or Special Servicer shall address such termination in accordance with Section 3.07(a) in the same manner as it would the termination of any other Insurance Policy required under the related Loan documents.

            Section 3.08 Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses; Assumption Agreements; Defeasance Provisions; Other Provisions.

            (a) As to each Loan which contains a provision in the nature of a "due-on-sale" clause, which by its terms:

                  (A) provides that such Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or the related Borrower or

                  (B) provides that such Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer,

the Master Servicer shall provide notice to the Special Servicer of any request for a waiver thereof, and the Special Servicer (whether or not such Loan is a Specially Serviced Loan) shall enforce such due-on-sale clause, unless the Special Servicer determines, in accordance with the Servicing Standard, that (1) not declaring an Event of Default (as defined in the related Mortgage) or (2) granting such consent would be likely to result in a greater recovery (or an equal recovery, provided the other conditions for an assumption or waiver of a due-on-sale clause are met), on a present value basis (discounting at the related Mortgage Rate), than would enforcement of such clause or the failure to grant such consent. If the Special Servicer determines that (1) not declaring an Event of Default (as defined in the related Mortgage) or (2) granting such consent would be likely to result in a greater recovery (or an equal recovery, provided the other conditions for an assumption or waiver of a due-on-sale clause are met), the Special Servicer shall take or enter into an assumption agreement from or with the proposed transferee as obligor thereon, provided that
(x) the credit status of the prospective transferee is in compliance with the Servicing Standard and the terms of the related Mortgage and (y) with respect to any Loan which is a Significant Loan, the Special Servicer shall have received written confirmation from each of the Rating Agencies that such assumption would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. The Master Servicer shall use reasonable efforts to cause the related Borrower to pay the costs of such confirmation, otherwise, such costs shall be a Trust Fund expense.

            (ii) Notwithstanding the provisions of any Loan, foreclosure by a Mezzanine Loan Holder on any Mezzanine Loan Collateral securing a Mezzanine Loan to an affiliate of the related Borrower shall not, for purposes of this Agreement, be deemed to be a violation of the due-on-sale clause of the related Loan Documents or of clause (i) of this Section 3.08(a) so long as the foreclosing party is a Permitted Mezzanine Loan Holder, and other material requirements of the related intercreditor agreement are satisfied.

            (iii) Neither the Master Servicer nor the Special Servicer shall (x) consent to the foreclosure of any Mezzanine Loan other than by a Permitted Mezzanine Loan Holder or (y) consent to the transfer of any Mezzanine Loan except to a Permitted Mezzanine Loan Holder, except, in each case, as otherwise provided in Section 3.08(a)(i). Neither the consent of the Master Servicer nor the consent of the Special Servicer shall be required for the foreclosure by a Permitted Mezzanine Loan Holder if an event of default has been declared under the related Loan (and each Rating Agency has been notified of such event of default), except as set forth in any related intercreditor agreement. In no event shall a Mezzanine Loan Holder be required to pay any assumption fee, modification fee or other service charge in connection with any foreclosure upon Mezzanine Loan Collateral, transfer of ownership of the related Mortgaged Property to such Mezzanine Loan Holder and/or assumption of the related Loan. Nothing herein shall prevent a Mezzanine Loan Holder from appointing a receiver or trustee with respect to any Mezzanine Loan Collateral, foreclosing upon any reserves, escrow accounts or cash collateral accounts pledged under the related Mezzanine Loan (provided none of such accounts have been pledged under the related Loan) or otherwise taking an assignment of any cash flows from any Mezzanine Loan Collateral.

            (b) As to each Loan which contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

            (i) provides that such Loan shall (or, at the mortgagee's option, may) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or

            (ii) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property,

the Master Servicer shall provide notice to the Special Servicer of any request for a waiver thereof, and the Special Servicer (whether or not such Loan is a Specially Serviced Loan) shall enforce such due-on-encumbrance clause and in connection therewith shall (i) accelerate payments thereon or (ii) withhold its consent to such lien or encumbrance unless the Special Servicer (x) determines, in accordance with the Servicing Standard, that (1) not accelerating payments on such Loan or (2) granting such consent would result in a greater recovery on a present value basis (discounting at the related Mortgage Rate) than would enforcement of such clause or the failure to grant such consent and (y) with respect to any Loan which is a Significant Loan, receives prior written confirmation from each of the Rating Agencies that (1) not accelerating such payments or (2) granting such consent would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. To the extent permitted by the Loan Documents, Master Servicer will require Borrower to pay the costs associated with such Rating Agency confirmation, otherwise it is considered a Trust Fund expense.

            (c) Nothing in this Section 3.08 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

            (d) Except as otherwise permitted by Section 3.20, the Special Servicer shall not agree to modify, waive or amend any term of any Loan in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08.

            (e) [Reserved.]

            (f) Notwithstanding any other provisions of this Section 3.08, the Master Servicer may grant a Borrower's request for consent to subject the related Mortgaged Property to an easement or right-of-way for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Loan to such easement or right-of-way, provided that the Master Servicer shall have determined (i) in accordance with the Servicing Standard that such easement or right-of-way will not materially interfere with the then-current use of the related Mortgaged Property or the security intended to be provided by such Mortgage and will not materially or adversely affect the value of such Mortgaged Property and (ii) that no Trust REMIC will fail to qualify as a REMIC as a result thereof and that no tax on "prohibited transactions" or "contributions" after the Closing Date would be imposed on any Trust REMIC as a result thereof, provided further that the Master Servicer shall cause the Borrower to pay the costs (including attorneys' fees and expenses) associated with the determination described in clause (ii).

            (g) With respect to any Loan which permits release of Mortgaged Properties through defeasance (each, a "Defeasance Loan"), to the extent permitted under the related Loan Documents:

            (i) The Master Servicer shall effect such defeasance only through the purchase of direct, non-callable U.S. government obligations satisfying the REMIC Provisions ("Defeasance Collateral") which purchase shall be made in accordance with the terms of such Loan (except that the Master Servicer is authorized to accept Defeasance Collateral meeting the foregoing requirements in spite of more restrictive requirements of the related Loan Documents); provided, however, that the Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until such Defeasance Collateral has been identified and provided, further, that no defeasance shall be accepted within two years after the Closing Date.

            (ii) If such Loan permits the assumption of the obligations of the related Borrower by a successor Borrower, the Master Servicer shall cause the Borrower or such successor Borrower to pay all expenses incurred in connection with the establishment of a successor Borrower that shall be a Single-Purpose Entity and to cause an assumption by such successor Borrower of the defeased obligations under the related Note. The Master Servicer shall be permitted to establish a single Single-Purpose Entity to assume the defeased obligations under all of the Loans that have been defeased.

            (iii) The Master Servicer shall cause to be delivered an Opinion of Counsel, at such Borrower's expense, to the effect that the assignment of the Defeasance Collateral to the Trustee is valid and enforceable (subject to certain customary limitations).

            (iv) The Master Servicer shall obtain, at the related Borrower's expense, a certificate from an Independent certified public accountant certifying that the Defeasance Collateral is sufficient to make all scheduled payments under the related Note.

            (v) Prior to permitting release of any Mortgaged Property through defeasance, if such defeasance is a partial defeasance or such Mortgaged Property relates to (A) a Loan that is (x) a Loan, (y) part of a group of Crossed Loans or (z) part of a group of Loans made to affiliated Borrowers that, in each case, in the aggregate, represents one of the ten largest loans (which for the purposes of this definition shall include groups of Crossed Loans and groups of Loans made to affiliated Borrowers), the Master Servicer shall obtain, at the expense of the related Borrower, written confirmation from Moody's that such defeasance would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates and (B) any Loan, the Master Servicer shall obtain, at the expense of the related Borrower, written confirmation from S&P that such defeasance would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates; provided, that in the case of clause (B), so long as such Loan is not a Significant Loan, the Master Servicer shall not be required to obtain such confirmation from S&P if the Master Servicer delivers to S&P a Notice and Certification in the form attached hereto as Exhibit K.

            (vi) Neither the Master Servicer nor the Special Servicer shall permit the release of any Mortgaged Property through defeasance unless the related Borrower establishes to the satisfaction of the Master Servicer or the Special Servicer that the lien on such Mortgaged Property will be released to facilitate the disposition thereof or to facilitate any other customary commercial transaction.

            (vii) Prior to permitting release of any Mortgaged Property through defeasance, if the related Loan so requires and provides for the related Borrower to pay the cost thereof, the Master Servicer shall require such Borrower to deliver or cause to be delivered an Opinion of Counsel to the effect that such release will not cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions.

            (viii) Neither the Master Servicer nor the Special Servicer shall permit a partial defeasance with respect to any Loan unless the value of the Defeasance Collateral is at least the amount required pursuant to the related Loan Documents with respect to such partial defeasance.

To the extent permitted under the related Loan Documents, any costs to the Master Servicer of obtaining legal advice to make the determinations required to be made by it pursuant to this Section 3.08(g), or obtaining the Rating Agency confirmations required by this Section 3.08(g), shall be borne by the related Borrower as a condition to the Master Servicer's obligation to effect the defeasance of the related Loan or advanced as a Servicing Advance by the Master Servicer, and otherwise shall be a Trust Fund expense. The Master Servicer shall deliver all documents relating to the defeasance of the related Loan to the Trustee for inclusion in the related Mortgage File.

            (h) With respect to the Loan known as Oak Ridge Office Portfolio and designated as Loan No. 9 on the Mortgage Loan Schedule, which provides that, upon the expiration of the related prepayment lock-out period in March, 2012 and upon notice of prepayment by the related Borrower after such period, the lender may elect to (i) require the payment of a Yield Maintenance Charge in connection with such prepayment or (ii) require the release of the Mortgaged Properties through defeasance, the Master Servicer shall, upon such notification of such prepayment from such Borrower, elect to require the release of the related Mortgaged Properties through defeasance, in accordance with the requirements set forth in 3.08(g) above (to the extent permitted by the related Loan Documents) and subject to the satisfaction of the other conditions to defeasance under this
Section 3.08(h), and shall not elect to permit such prepayment with the payment of a Yield Maintenance Charge. In connection with such defeasance, the Master Servicer shall condition the granting of its consent thereto upon the delivery of an Opinion of Counsel to the effect that such release will not cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC provisions. The Master Servicer shall use its reasonable efforts to cause the related Borrower to pay for the cost of such Opinion of Counsel, and if the Borrower does not pay for such costs, the Master Servicer shall require the related Mortgage Loan Seller to pay for such costs.

            (i) With respect to any Loan that permits the related Borrower to incur subordinate indebtedness secured by the related Mortgaged Property, the Special Servicer shall enforce the rights of the lender, if any, under the Loan Documents to require such Borrower to require the lender of such subordinate indebtedness to enter into a subordination and standstill agreement with the lender.

            (j) With respect to any Loan, subject to the related Loan Documents, neither the Master Servicer nor the Special Servicer shall permit the related Borrower to substitute any real property, any rights with respect to real property, or any other property interest whatsoever for the Mortgaged Property securing such Loan as of the Closing Date without receipt of an Opinion of Counsel, at the expense of the Borrower, to the effect that the substitution will not cause the related Loan to fail to qualify as a "qualified mortgage" as defined under Section 860G(a)(3) of the Code while such Loan is owned by REMIC I.

            (k) With respect to the Loan known as the Raytheon Building and designated as Loan No. 15 on the Mortgage Loan Schedule, in connection with any mezzanine financing (i) the Master Servicer shall obtain the approval of the Directing Certificateholder and (ii) to the extent that the related Loan Documents require confirmation from the Rating Agencies that such financing will not result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates, the Master Servicer shall require such Rating Agency confirmation (at the expense of the related Borrower).

            (l) With respect to the Loan known as The Shops at Deerfield Square and designated as Loan No. 3 on the Mortgage Loan Schedule, which provides for the investment or deposit of funds in certain investments or accounts, such investments or accounts shall mean Permitted Investments or Eligible Accounts, as applicable. In addition, the Master Servicer shall obtain the approval of the Directing Certificateholder in connection with any future mezzanine financing.

            (m) With respect to the Loan known as the Lock Sovran Portfolio and designated as Loan No. 4 on the Mortgage Loan Schedule, which provides for the investment or deposit of funds in obligations or institutions rated in one of the two highest rating categories by two or more rating agencies as lender may determine and which requires that the lender give notice to the Borrower of a monetary default before such default becomes effective, (i) at least two of such rating agencies shall be S&P and Moody's and (ii) the Master Servicer or the Special Servicer, as applicable, shall promptly give notice of such monetary default to the Borrower upon discovery.

            (n) With respect to the Loan known as Metroplex and designated as Loan No. 1 on the Mortgage Loan Schedule and the Loan known as 300 M Street and designated as Loan No. 2 on the Mortgage Loan Schedule, each of which Loans require the consent of the lender for the replacement of the related Manager under the respective Management Agreements, the Master Servicer shall not give such consent unless each of the Rating Agencies have provided confirmation (at the expense of the related Borrower) that such action will not result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates.

            (o) With respect to the Loan known as Clopper Road Portfolio and designated as Loan No. 10 on the Mortgage Loan Schedule, in connection with the release of any of the related Mortgaged Properties by substitution thereof with another property of like kind and quality, the Directing Certificateholder shall have the right to determine whether the conditions required under the related Loan Documents in connection with such substitution have been met by the Borrower.

            (p) With respect to the Loan known as the Locke Sovran Portfolio and designated as Loan No. 4 on the Mortgage Loan Schedule, which provides for the accrual of certain additional interest upon the lender's decision to forbear from exercising any remedies upon the Borrower's failure to repay such Loan in full on its maturity date, (i) such interest accrued and received (other than Default Interest) on such Loan at a rate in excess of the related Mortgage Rate shall not be treated as an asset of any of the Trust REMICs and shall be held by the Master Servicer in an escrow account pending pay-off or other liquidation of such Loan, (ii) the Master Servicer shall apply any funds held in such escrow account to pay all special servicing compensation due to the Special Servicer hereunder and any other expenses relating to the special servicing of such Loan (including in reimbursement of any Advances made with respect to such Loan, together with interest thereon if such interest was paid to the Master Servicer or the Trustee, as applicable, and in reimbursement of any Additional Trust Fund Expenses incurred since the Closing Date with respect to such Loan) and (iii) any funds remaining in such escrow account following a pay-off or liquidation of such Loan, after application of such funds in accordance with clause (ii) above, shall be deposited by the Master Servicer or remitted by the Master Servicer to the Trustee for deposit on or before 1:00 P.M. New York City time on the related Master Servicer Remittance Date in the Excess Interest Distribution Account as Excess Interest. The escrow account referred to in the preceding sentence shall be treated as an "outside reserve fund" for purposes of the REMIC Provisions beneficially owned by the Holders of the Class V Certificates, who shall be taxed on all income or gain with respect thereto.

            (q) With respect to the Loan known as Bridgepark Shopping Center and designated as Loan No. 11 on the Mortgage Loan Schedule, in connection with the release of the related Mortgaged Property through defeasance, the Master Servicer shall condition the granting of its consent thereto upon the receipt of a written confirmation from each of the Rating Agencies that such defeasance would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. The Master Servicer shall use reasonable efforts to cause the related Borrower to pay for the cost of such Rating Agency confirmation, and if the Borrower does not pay for such costs, then the Master Servicer shall require the related Mortgage Loan Seller to pay for such costs.

            Section 3.09 Realization Upon Defaulted Loans.

            (a) The Special Servicer shall, subject to subsections (b) through
(d) of this Section 3.09, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of any property securing such Loans as come into and continue in default as to which no satisfactory arrangements can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. In any case in which a Mortgaged Property shall have suffered damage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07, the Master Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable judgment in accordance with the Servicing Standard that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders after reimbursement to the Master Servicer for such Servicing Advance and interest thereon and the Master Servicer has determined that such Servicing Advance together with accrued and unpaid interest thereon will be recoverable by the Master Servicer out of the proceeds of liquidation of such Mortgaged Property, as contemplated in Section 3.05(a)(v). The Master Servicer shall be responsible for all costs and expenses incurred by the Special Servicer in any such proceedings (such costs and expenses to be advanced by the Master Servicer to the Special Servicer and recoverable by the Master Servicer as a Servicing Advance), provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance.

            Nothing contained in this Section 3.09 shall be construed to require the Special Servicer, on behalf of the Trust Fund, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer in its reasonable judgment taking into account, as applicable, among other factors, the period and amount of any delinquency on the affected Loan, the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy, the obligation to dispose of any REO Property within the time period specified in Section 3.16(a) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the Special Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Loan, whether for purposes of bidding at foreclosure or otherwise, the Special Servicer is authorized to have an Appraisal performed with respect to such property, the cost of which Appraisal shall be paid by the Master Servicer as a Servicing Advance.

            (b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

            (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

            (ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be a Servicing Advance) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any REMIC Regular Interest or Certificate is outstanding.

            (c) Notwithstanding the foregoing provisions of this Section 3.09, the Special Servicer shall not, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer's Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed within the preceding 12 months by an Independent Person who regularly conducts Environmental Assessments and/or the existence of an Environmental Insurance Policy covering such Mortgaged Property, that:

            (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions; and

            (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could be required, that taking such actions with respect to such Mortgaged Property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions.

            The cost of any such Environmental Assessment and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the Master Servicer as a Servicing Advance. If any such Environmental Assessment so warrants, the Special Servicer shall, at the expense of the Trust Fund, perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the second preceding sentence have been satisfied.

            (d) If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and
(ii) of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Loan and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 6 of the related Mortgage Loan Purchase Agreement for which the related Mortgage Loan Seller could be required to repurchase such Defaulted Loan pursuant to Section 7 of the related Mortgage Loan Purchase Agreement, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund and consistent with the Servicing Standard (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage.

            (e) The Special Servicer shall provide written reports and a copy of any Environmental Assessments to the Trustee, the Master Servicer and the Certificate Owners of the Controlling Class and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder) monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Loan by the related Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property; provided, however, that with respect to each such report or Environmental Assessment, if beneficial ownership of the Controlling Class resides in more than one Certificate Owner, the Special Servicer shall be responsible only for the expense of providing the first such copy thereof and shall be entitled to reimbursement from the Trust Fund for the expense of any additional copies so provided. The Trustee shall, upon request, forward all such reports to the Certificateholders (at the expense of the requesting party) and each Rating Agency.

            (f) The Master Servicer shall report to the Internal Revenue Service and the related Borrower, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property related to a Loan that it is required to service and which is abandoned or foreclosed, the receipt of mortgage interests received in a trade or business and the forgiveness of indebtedness with respect to any mortgaged property required by Sections 6050J, 6050H and 6050P, respectively, of the Code. The Special Servicer shall provide the Master Servicer with such information or reports as the Master Servicer deems necessary to fulfill its obligations under this Section 3.09(f) promptly upon the Master Servicer's request therefor. The Master Servicer shall deliver a copy of any such report to the Trustee and the Special Servicer.

            (g) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Loan permit such an action.

            (h) The Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's Certificate delivered to the Trustee and the Master Servicer no later than the next succeeding P&I Advance Determination Date.

            Section 3.10 Trustee to Cooperate; Release of Mortgage Files.

            (a) Upon the payment in full of any Loan, or the receipt by the Master Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Master Servicer or Special Servicer, as the case may be, will immediately notify the Trustee and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release (and shall include two copies) signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer) and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.04(a) or remitted to the Master Servicer to enable such deposit, have been or will be so deposited. Within six Business Days (or within such shorter period as release can reasonably be accomplished if the Master Servicer notifies the Trustee of an exigency) of receipt of such notice and request, the Trustee (or, to the extent provided in Section 3.01(b), the Master Servicer or the Special Servicer, as applicable) shall execute such instruments of satisfaction, deeds of reconveyance and other documents as shall have been furnished to it by the Master Servicer, and the Trustee shall release and deliver the related Mortgage File to the Master Servicer or Special Servicer, as the case may be. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

            (b) From time to time as is appropriate for servicing or foreclosure of any Loan, the Master Servicer or the Special Servicer shall deliver to the Trustee two copies of a Request for Release signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer). Upon receipt of the foregoing, the Trustee shall deliver the Mortgage File or any document therein to the Master Servicer or the Special Servicer (or a designee), as the case may be. Upon return of the Mortgage File to the Trustee, the Trustee shall execute an acknowledgment of receipt.

            (c) Within seven Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents necessary to the release of a Loan or REO Loan, or to foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity. The Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required, that the proposed action is in the best interest of the Certificateholders and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Section 3.11 Servicing Compensation.

            (a) As compensation for its activities hereunder, the Master Servicer shall be entitled to receive the Master Servicing Fee (subject to the third and last paragraphs of this Section 3.11(a)) with respect to each Loan and REO Loan (including Specially Serviced Loans, Defeasance Loans and Additional Collateral Loans) required to be serviced by it at the applicable Master Servicing Fee Rate. The Master Servicing Fee with respect to any Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Master Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Loan and REO Revenues allocable as interest on each REO Loan. In no event will the Master Servicer or any Primary Servicer be entitled to retain a servicing fee from the amount of any P&I Advance, regardless of whether the related Borrower is obligated to reimburse Master Servicing Fees or Primary Servicing Fees.

            The Master Servicer, on behalf of itself, the holder of the Excess Servicing Strip and the Assignable Primary Servicing Fee and any Primary Servicer, shall be entitled to recover unpaid Master Servicing Fees and Primary Servicing Fees in respect of any Loan or REO Loan required to be serviced by it out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a). Subject to the third, sixth and last paragraphs of this Section 3.11(a), the right to receive the Master Servicing Fee (and, except to the extent set forth in the Primary Servicing Agreement with respect to a Primary Servicer and except as set forth in this Section 3.11(a), the related Primary Servicing Fee) may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer's responsibilities and obligations under this Agreement. The parties hereto acknowledge that the annual fees of each Rating Agency allocable to the CSFB Loans, the Key Loans and the PNC Loans have been paid on or prior to the Closing Date by the CSFB Mortgage Loan Seller.

            Notwithstanding anything herein to the contrary, Midland (and its successors and assigns) may at its option assign or pledge to any third party or retain for itself the Excess Servicing Strip and the Assignable Primary Servicing Fee; provided, however, that in the event of any resignation or termination of Midland, all or any portion of the Excess Servicing Strip and/or the Assignable Primary Servicing Fee may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer and Primary Servicer with respect to the Loans being primarily serviced by Midland (which successor may include the Trustee) that meets the requirements of Section 6.4 and that requires market rate servicing compensation that accrues at a per annum rate in excess of 0.005% (0.50 basis points). The Master Servicer shall pay the Excess Servicing Strip and the Assignable Primary Servicing Fee to the holder of the Excess Servicing Strip and the Assignable Primary Servicing Fee (i.e., Midland or any such third party) at such time and to the extent the Master Servicer is entitled to receive payment of its Master Servicing Fees hereunder, notwithstanding any resignation or termination of Midland hereunder (subject to reduction pursuant to the preceding sentence).

            Additional servicing compensation ("Additional Servicing Compensation") in the form of (i) 100% of all assumption application fees and 50% of all assumption fees paid by the Borrowers on all Loans that are not Specially Serviced Loans (but only to the extent that all amounts then due and payable with respect to such Loans have been paid), (ii) all Penalty Charges actually collected on each Loan (other than Specially Serviced Loans) but only to the extent that (a) all amounts then due and payable with respect to such Loan (including outstanding interest on all Advances accrued with respect to such Loan) have been paid, (b) the Trust Fund has been reimbursed with respect to any Advances made with respect to such Loan, together with interest thereon if such interest was paid to the Master Servicer or the Trustee, as applicable, from a source of funds other than Penalty Charges collected on such Loan, and
(c) the Trust Fund has been reimbursed for any Additional Trust Fund Expenses incurred since the Closing Date with respect to such Loan and previously paid from a source other than Penalty Charges on such Loan, (iii) charges for beneficiary statements or demands and amounts collected for checks returned for insufficient funds, (iv) all commercially reasonable fees actually collected on or with respect to Loan modifications for which the Master Servicer is responsible pursuant to Section 3.20 (but only to the extent that all amounts then due and payable after giving effect to any modification with respect to the related Loan have been paid), (v) reasonable and customary consent fees and fees in connection with defeasance, if any, and (vi) other customary charges, in each case only to the extent actually paid by the related Borrower, shall be retained by the Master Servicer and shall not be required to be deposited in the Collection Account maintained by the Master Servicer pursuant to Section 3.04(a). Notwithstanding anything to the contrary in clause (ii) of the first sentence of this paragraph or in the last paragraph of Section 3.11(b), (x) the Master Servicer shall be entitled to that portion, if any, of a Penalty Charge collected on a Specially Serviced Loan that accrued prior to the related Servicing Transfer Event and (y) if the Special Servicer has partially waived any Penalty Charge part of which accrued prior to the related Servicing Transfer Event, any collections in respect of such Penalty Charge shall be shared pro rata by the Master Servicer and the Special Servicer based on the respective portions of such Penalty Charge to which they would otherwise have been entitled.

            The Master Servicer also shall be entitled to additional servicing compensation in the form of: (i) interest or other income earned on deposits relating to the Trust Fund in the Collection Account, maintained by the Master Servicer in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each period from any Distribution Date to the immediately succeeding P&I Advance Date); (ii) interest earned on deposits in any Cash Collateral Account, any Lockbox Account and the Servicing Accounts maintained by the Master Servicer that is not required by applicable law or the related Loan to be paid to the Borrower; and
(iii) collections representing Prepayment Interest Excess for any Distribution Date (except to the extent necessary to offset Prepayment Interest Shortfalls for such Distribution Date).

            Midland (and its successors and assigns) shall also be entitled to receive all Primary Servicing Fees on any Loan and REO Loan (including any Specially Serviced Loan, Additional Collateral Loan and Defeasance Loan) which is not serviced by a Primary Servicer, computed on the basis of the related Stated Principal Balance and for the same period and in the same manner respecting which any related interest payment due (or deemed to be due) on the related Loan is computed. The right of Midland (and its successors and assigns) to receive such Primary Servicing Fees in accordance with the provisions hereof shall not be terminated under any circumstance, including transfer of the servicing or subservicing of the Loans to another entity or the termination of the Master Servicer, except to the extent that any portion of such Primary Servicing Fee is needed (as determined by the Trustee in its discretion) to compensate any replacement primary servicer for assuming the duties of Midland as Primary Servicer under this Agreement. Midland (and its successors and assigns) shall be permitted to assign such Primary Servicing Fees to any party without restriction, subject to the exception in the immediately preceding sentence. Notwithstanding the foregoing, each Primary Servicer shall be entitled to all Primary Servicing Fees on all Loans serviced under the applicable Primary Servicing Agreement, whether or not any of such Loans shall become Specially Serviced Loans.

            Except as specifically provided herein, the Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due for premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Collection Account, and the Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            In the event that Midland is terminated or resigns as Master Servicer, it (and its successors and assigns) will be entitled to retain the Excess Servicing Strip and the Assignable Primary Servicing Fee, except to the extent that any portion of such Excess Servicing Strip or the Assignable Primary Servicing Fee is needed (as determined by the Trustee in its discretion) to compensate any replacement Master Servicer for assuming the duties of Midland under this Agreement.

            (b) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Loan and REO Loan. As to each such Specially Serviced Loan and REO Loan, the Special Servicing Fee shall accrue at the Special Servicing Fee Rate (in accordance with the same terms of the related Note as are applicable to the accrual of interest at the Mortgage Rate) and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Loan and for the same period respecting which any related interest payment due on such Specially Serviced Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, to the extent permitted by Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement.

            Additional servicing compensation in the form of (i) all assumption fees on all Specially Serviced Loans, (ii) one-half of all assumption fees on any Loans other than Specially Serviced Loans and (iii) all commercially reasonable extension fees and all fees received on or with respect to Loan modifications for which the Special Servicer is responsible pursuant to Section 3.20(a), but only to the extent actually collected from the related Borrower and only to the extent that all amounts then due and payable after giving effect to any modification with respect to the related Loan (including those payable to the Master Servicer pursuant to Section 3.11(a)) have been paid, shall be promptly paid to the Special Servicer by the Master Servicer and shall not be required to be deposited in the Collection Account pursuant to Section 3.04(a).

            The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate. The "Workout Fee Rate" means 1.0% applied to each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments, payments at maturity and payments received with respect to a partial condemnation of a Mortgaged Property securing a Specially Serviced Loan) received on such Loan for so long as it remains a Corrected Loan. The Workout Fee with respect to any Corrected Loan will cease to be payable if such Loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Loan again becomes a Corrected Loan. If the Special Servicer is terminated (other than for cause or by resignation), it shall retain the right to receive any and all Workout Fees payable with respect to Loans that became Corrected Loans during the period that it acted as Special Servicer and were Corrected Loans at the time of such termination (and the successor Special Servicer shall not be entitled to any portion of such Workout
Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the terms hereof.

            A Liquidation Fee will be payable to the Special Servicer with respect to each Specially Serviced Loan or REO Loan as to which the Special Servicer receives any Liquidation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee. As to each Specially Serviced Loan or REO Loan, the Liquidation Fee will be payable out of, and will be calculated by application of a "Liquidation Fee Rate" of 1.0% of net liquidation proceeds received with respect to such Specially Serviced Loan or REO Loan.

            Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable under the circumstances provided in the proviso to the definition of Liquidation Fee. If, however, Liquidation Proceeds are received with respect to any Corrected Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest on such Loan.

            The Special Servicer will also be entitled to additional fees in the form of Penalty Charges on each Specially Serviced Loan (but only to the extent actually collected from the related Borrower and to the extent that all amounts then due and payable with respect to such Specially Serviced Loan (including outstanding interest on all Advances accrued with respect to such Specially Serviced Loan) have been paid to the Special Servicer). The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Collection Account or the REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            Section 3.12 Reports to the Trustee; Collection Account Statements.

            (a) The Master Servicer shall deliver to the Trustee and the Special Servicer, no later than 1:00 p.m. New York City time on the second Business Day prior to each Distribution Date beginning in April 2002, the CMSA Loan Periodic Update File with respect to the related Distribution Date (which shall include, without limitation, the Available Distribution Amount for its respective Loans) including the anticipated P&I Advances and Servicing Advances for the related Distribution Date and any accrued but unpaid interest on Advances. As to each Loan, the Master Servicer shall provide to the Special Servicer, by the close of business on each Distribution Date and in a mutually agreeable electronic format, the amount of each outstanding Advance and the interest accrued thereon as of such Distribution Date. The Master Servicer's responsibilities under this
Section 3.12(a) with respect to Specially Serviced Loans and REO Loans shall be subject to the satisfaction of the Special Servicer's obligations under Section 3.21.

            (b) For so long as the Master Servicer makes deposits into and withdrawals from the Collection Account maintained by it, not later than 30 days after each Distribution Date, the Master Servicer shall forward to the Trustee a statement setting forth the status of its Collection Account as of the close of business on the last Business Day of the related Due Period showing the aggregate amount of deposits into and withdrawals from such Collection Account of each category of deposit specified in Section 3.04 and each category of withdrawal specified in Section 3.05 for the related Due Period.

            (c) No later than 1:00 p.m. New York City time on each Master Servicer Remittance Date beginning in June 2002, the Master Servicer shall deliver or cause to be delivered to the Trustee the following reports (and, if applicable, the related REO Properties, providing the required information as of the related Determination Date): (i) a CMSA Comparative Financial Status Report,
(ii) a CMSA Delinquent Loan Status Report; (iii) a CMSA Historical Loan Modification Report; (iv) a CMSA Historical Liquidation Report; (v) a CMSA REO Status Report; and (vi) a CMSA Financial File. Such reports shall be in CMSA format (as in effect from time to time) and shall be in an electronic format reasonably acceptable to both the Trustee and the Master Servicer. The Master Servicer and Special Servicer shall also deliver or cause to be delivered on the Master Servicer Remittance Date, the CMSA Property File.

            On the next Business Day succeeding the date received by the Master Servicer from the Depositor, the Master Servicer shall deliver to the Trustee the CMSA Loan Setup File.

            The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer in writing and on a computer readable medium reasonably acceptable to the Master Servicer and the Special Servicer by 4:00 p.m. New York City time on the fourth Business Day prior to the Master Servicer Remittance Date in CMSA format (as in effect from time to time) or shall be provided by means of such reports so delivered by the Special Servicer to the Master Servicer in the form so required. The Master Servicer's responsibilities under this Section 3.12(c) with respect to REO Loans and Specially Serviced Loans shall be subject to the satisfaction of the Special Servicer's obligations under Section 3.12(f). In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Trustee shall be entitled to conclusively rely upon the Master Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

            (d) The Master Servicer shall deliver or cause to be delivered to the Trustee the following materials, in each case to the extent that such materials or the information on which they are based are required to be delivered pursuant to the Loan Documents and have been received by the Master
Servicer:

            (i) At least annually by May 31, commencing May 31, 2002, with respect to each Loan and REO Loan (to the extent prepared by and timely received from the Special Servicer in the case of any Specially Serviced Loan or REO Loan), a CMSA Operating Statement Analysis Report and CMSA NOI Adjustment Worksheet for the related Mortgaged Property or REO Property as of the end of the preceding fiscal year, together with copies of the operating statements and rent rolls (but only to the extent the related Borrower delivers such information to the Master Servicer and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, to the extent timely delivered by the Special Servicer to the Master Servicer), for the related Mortgaged Property or REO Property as of the end of the preceding fiscal year.

            The Master Servicer shall use its reasonable efforts (but shall not be required to institute litigation) to obtain quarterly and annual operating statements, rent rolls with respect to each of such Loans, other than Specially Serviced Loans or REO Loans, which efforts shall include sending a letter to the related Borrower each quarter (followed up with telephone calls) requesting such quarterly and annual operating statements, rent rolls and maintenance schedules by no later than 60 days after such quarter, to the extent such action is consistent with applicable law, the terms of such Loans and the Servicing Standard. The Master Servicer shall deliver copies of all of the foregoing items so collected to the Special Servicer, the Directing Certificateholder and any Requesting Certificateholder (at the expense of such requesting Holder), and upon request, the Trustee and the Depositor, (x) in the case of quarterly operating statements and rent rolls, within the later of (A) 60 days after such quarter and (B) 45 days following receipt of such operating statements and rent rolls, and (y) in the case of annual operating statements and rent rolls, not later than the later of (A) May 31 of each calendar year and (B) 45 days following receipt of such operating statements and rent rolls

            (ii) The Master Servicer shall maintain a CMSA Operating Statement Analysis Report for each Mortgaged Property securing each Loan (other than any such Mortgaged Property which is REO Property or constitutes security for a Specially Serviced Loan) that shall be updated by the Master Servicer and delivered to the Trustee within 30 days after receipt by the Master Servicer of updated operating statements for such Mortgaged Property beginning in June 2002, provided that the Master Servicer shall not be required to update the CMSA Operating Statement Analysis Reports more often than quarterly or such other longer period as operating statements are required to be delivered to the lender by the Borrower pursuant to the Loan Documents.

            The Special Servicer will be required pursuant to Section 3.12(g) to deliver to the Master Servicer the information required pursuant to this Section 3.12(d) with respect to Specially Serviced Loans and REO Loans on or before April 30 of each year, commencing on April 30, 2002, and within ten days after its receipt of any operating statement for any related Mortgaged Property or REO Property.

            (e) No later than 1:00 p.m. New York City time on each Master Servicer Remittance Date, the Master Servicer shall prepare and deliver to the Trustee, the Rating Agencies and the Special Servicer, a CMSA Servicer Watch List.

            The Special Servicer shall report to the Master Servicer any events affecting, or which may affect, the most recent CMSA Servicer Watch List promptly upon the Special Servicer having knowledge of such event. In addition, in connection with their servicing of the Loans, the Master Servicer and the Special Servicer shall provide to each other and to the Trustee written notice of any event that comes to their knowledge with respect to a Loan or REO Property that the Master Servicer or the Special Servicer, respectively, determines, in accordance with Servicing Standard, would have a material adverse effect on such Loan or REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

            (f) The Special Servicer shall deliver or cause to be delivered to the Master Servicer and, upon the request of the Trustee, the Depositor or any Rating Agency, to any such requesting party, the following materials, in each case to the extent that such materials or the information on which they are based are required to be delivered by the Borrower pursuant to the Loan Documents and have been received by the Special Servicer:

            (i) Annually, on or before April 30 of each year, commencing in April 30, 2002, with respect to each Specially Serviced Loan and REO Loan, a CMSA Operating Statement Analysis Report and CMSA NOI Adjustment Worksheet, both in written form and in electronic format reasonably acceptable to the Master Servicer, the Special Servicer and the Trustee for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (but only to the extent the Special Servicer has received such information from the Master Servicer at the time of the servicing transfer pursuant to Section 3.21 necessary to prepare the related CMSA Operating Statement Analysis Report and CMSA NOI Adjustment Worksheet on a prospective basis), together with copies of the operating statements and rent rolls for the related Mortgaged Property or REO Property as of the end of the preceding calendar year.

            The Special Servicer shall use its reasonable efforts (but shall not be required to institute litigation) to obtain quarterly and annual operating statements and rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each REO Property, which efforts shall include sending a letter to the related Borrower or other appropriate party each quarter (followed up with telephone calls) requesting such annual operating statements and rent rolls by no later than 60 days after such quarter. The Special Servicer shall deliver copies of all of the foregoing items so collected to the Master Servicer, the Directing Certificateholder and any Requesting Certificateholder (at the expense of such requesting Holder), and upon request, the Trustee and the Depositor, (x) in the case of quarterly operating statements and rent rolls, within the later of (A) 60 days after such quarter and (B) 45 days following receipt of such operating statements and rent rolls, and (y) in the case of annual operating statements and rent rolls, not later than the later of (A) April 30 of each calendar year and (B) 45 days following receipt of such operating statements and rent rolls.

            (ii) The Special Servicer shall maintain a CMSA Operating Statement Analysis Report, both in written form and in electronic format reasonably acceptable to the Master Servicer, the Special Servicer and the Trustee, for each Mortgaged Property which constitutes security for a Specially Serviced Loan or is a REO Property that shall be updated by the Special Servicer and delivered to the Master Servicer within 10 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property, provided, that the Special Servicer shall not be required to update the CMSA Operating Statement Analysis Reports more often than quarterly.

            (g) The Master Servicer and the Special Servicer hereby agree to deliver to each Rating Agency any information such Rating Agency may reasonably request. The Trustee shall be entitled to rely conclusively on and shall not be responsible for the content or accuracy of any information provided to it by the Master Servicer or the Special Servicer pursuant to this Agreement.

            (h) If the Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provision of this Agreement, the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on the Master Servicer's internet website, unless this Agreement expressly specifies a particular method of delivery.

            Section 3.13 Annual Statement as to Compliance.

            The Master Servicer and the Special Servicer shall each deliver to the Trustee and to the Rating Agencies, the Depositor, the Directing Certificateholder and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder) on or before April 15 of each year, beginning April 15, 2002, an officer's certificate of the Master Servicer or Special Servicer stating that, among other things, to the best of such officer's knowledge, the Master Servicer or Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the preceding year (or such shorter period) or, if there has been a material default, specifying each material default known to such officer, the nature and status of such default and the action proposed to be taken with respect thereto, and whether it has received any notice regarding qualification, or challenging the status, of any Trust REMIC as a REMIC from the IRS or any other governmental agency or body. The Trustee shall deliver such Officer's Certificate, upon request, to any Certificateholder. If the same entity acts as Master Servicer and Special Servicer, the foregoing may be delivered as a single certificate.

            Section 3.14 Reports by Independent Public Accountants.

            On or before April 15 of each year, beginning with April 15, 2002, the Master Servicer and the Special Servicer (the "reporting person"), each at the reporting person's expense, shall cause a firm of nationally recognized Independent public accountants (who may also render other services to the reporting person) which is a member of the American Institute of Certified Public Accountants ("AICPA") to furnish a statement (an "Accountant's Statement") to the Trustee, the Depositor and the Rating Agencies, the Directing Certificateholder and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder) to the effect that such firm has examined certain documents and records relating to the servicing of similar mortgage loans under similar agreements and that, on the basis of such examination conducted substantially in compliance with generally accepted auditing standards and the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC, such servicing has been conducted in compliance with similar agreements except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards and the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC require it to report, in which case such exceptions and errors shall be so reported.

            Each reporting person shall obtain from the related accountants, or shall prepare, an electronic version of each Accountant's Statement and provide such electronic version to the Trustee for filing in accordance with the procedures set forth in Section 3.27 hereof. In rendering such statement, such firm may rely, as to matters relating to direct servicing of mortgage loans by Sub-Servicers, upon comparable statements for examinations conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers (rendered within one year of such statement) of independent public accountants with respect to the related Sub-Servicer.

            Section 3.15 Access to Certain Information.

            Each of the Master Servicer and the Special Servicer shall provide reasonable access during its normal business hours at each of its principal servicing offices to any Certificateholder or Certificate Owner that is, or is affiliated with, a federally insured financial institution, the Trustee, the Depositor, each Rating Agency, to the Master Servicer or to the Special Servicer, as applicable, and to the OTS, the FDIC, the Federal Reserve Board and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Loans and the Trust Fund within its control which may be required by this Agreement or by applicable law.

            Such access shall be afforded without charge (except that the Master Servicer and the Special Servicer may charge a reasonable fee for copies and out-of-pocket costs to parties other than the Rating Agencies) but only upon reasonable prior written request and during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be, designated by it. Nothing in this Section 3.15 shall detract from the obligation of the Master Servicer and the Special Servicer to observe any applicable law or agreement prohibiting disclosure of information with respect to the Borrowers, and the failure of the Master Servicer or the Special Servicer to provide access as provided in this Section 3.15 as a result of such obligation shall not constitute a breach of this Section 3.15. Nothing herein shall be deemed to require the Master Servicer or Special Servicer to confirm, represent or warrant the accuracy of any other Persons' information or report, included in any communication from the Master Servicer, the Special Servicer or Borrower. Notwithstanding the above, the Master Servicer and Special Servicer shall not have any liability to the Depositor, the Trustee, any Certificateholder, any Certificate Owner, the Initial Purchaser, either Underwriter, any Rating Agency or any Person to whom it delivers information pursuant to and in accordance with this Section 3.15 or any other provision of this Agreement for federal, state or other applicable securities law violations relating to the disclosure of such information. The Master Servicer and the Special Servicer may each deny any of the foregoing persons access to confidential information or any intellectual property which the Master Servicer or the Special Servicer is restricted by license or contract from disclosing. Notwithstanding the foregoing, the Master Servicer and the Special Servicer shall maintain separate from such confidential information and intellectual property, all documentation regarding the Loans that is not confidential.

            Section 3.16 Title to REO Property; REO Account.

            (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee (or its nominee) on behalf of the Certificateholders. The Special Servicer, on behalf of the Trust Fund, shall sell any REO Property in accordance with Section 3.18(d) and, in any event, prior to the close of the third calendar year beginning after the year in which the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such REO Property (a copy of which shall be delivered to the Trustee) or (ii) obtains for the Trustee and the Master Servicer an Opinion of Counsel (the cost of which shall be paid as a Servicing Advance), addressed to the Trustee and the Master Servicer, to the effect that the holding by the Trust Fund of such REO Property after such period will not result in the imposition of taxes on "prohibited transactions" of the Trust Fund or any Trust REMIC as defined in
Section 860F of the Code or cause any Trust REMIC to fail to qualify as a REMIC for federal or applicable state tax purposes at any time that any REMIC Regular Interests or Certificates are outstanding. If the Special Servicer is granted the REO Extension or obtains the Opinion of Counsel contemplated by clause (ii) above, the Special Servicer shall sell such REO Property within such period as is permitted by such REO Extension or such Opinion of Counsel. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension or its obtaining the Opinion of Counsel contemplated by clause (ii) above shall be an expense of the Trust Fund payable out of the Collection Account pursuant to Section 3.05(a).

            (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the REO Account, within one Business Day after receipt, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested only in Permitted Investments in accordance with Section 3.06. The Special Servicer shall give notice to the Trustee and the Master Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

            (c) The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On each Determination Date, the Special Servicer shall withdraw from the REO Account and deposit into the Collection Account the aggregate of all amounts received in respect of each REO Property during the most recently ended Due Period, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided, however, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on each Determination Date, the Special Servicer shall provide the Master Servicer with a written accounting of amounts deposited in the Collection Account on such date.

            (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or (c).

            Section 3.17 Management of REO Property.

            (a) If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect, operate and lease such REO Property for the benefit of the Certificateholders solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (as determined by the Special Servicer in its good faith and reasonable judgment) and, consistent therewith, shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

            (i) all Insurance Policy premiums due and payable in respect of such REO Property;

            (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

            (iii) any ground rents in respect of such REO Property, if applicable; and

            (iv) all costs and expenses necessary to maintain and lease such REO Property.

            To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, subject to Section 3.03(c), the Master Servicer shall advance from its own funds, as a Servicing Advance, such amount as is necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee and the Depositor) if such advances would, if made, constitute Nonrecoverable Servicing Advances.

            (b) Without limiting the generality of the foregoing, the Special Servicer shall not:

            (i) permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than 90 days after its Acquisition Date;

            unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel. Except as limited above in this Section 3.17 and by Section 3.17(c), the Special Servicer shall be permitted to cause the Trust Fund to earn "net income from foreclosure property," subject to the Servicing Standard.

            (c) The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within 90 days of the Acquisition Date thereof, provided that:

            (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

            (ii) the fees of such Independent Contractor (which shall be an expense of the Trust Fund) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

            (iii) any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

            (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

            (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

            Section 3.18 Sale of Defaulted Loans and REO Properties.

            (a) Each of the Master Servicer, the Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Defaulted Loan or REO Property only on the terms and subject to the conditions set forth in this
Section 3.18 or as otherwise expressly provided in or contemplated by Section 2.03(b) and Section 9.01.

            (b) If any Loan becomes a Defaulted Loan, then the Special Servicer shall promptly so notify in writing the Trustee, the Master Servicer and the Directing Certificateholder. The Directing Certificateholder may, at its option, purchase any Defaulted Loan out of the Trust Fund at a cash price equal to the applicable Purchase Price. The Directing Certificateholder may, after receipt of the notice described in the first sentence of this Section 3.18(b), assign its option under the preceding sentence to any party, provided that the Directing Certificateholder, in connection therewith, shall deliver to the Trustee and the Special Servicer a copy of the related written assignment executed by the Directing Certificateholder. The Purchase Price for any Defaulted Loan purchased under this Section 3.18(b) shall be deposited into the Collection Account, and the Trustee, upon receipt of an Officer's Certificate from the Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the Certificateholder(s) effecting such purchase (or to its or their designee) the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in such Certificateholder(s) ownership of such Loan. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File to the Certificateholder(s) effecting such purchase (or to its or their designee).

            If not exercised sooner, such purchase option with respect to any Defaulted Loan will automatically terminate upon (i) the related Borrower's cure of all defaults on the Defaulted Loan, (ii) the acquisition on behalf of the Trust of title to the related Mortgaged Property by foreclosure or deed in lieu of foreclosure or (iii) the modification, waiver or pay-off (full or discounted) of the Defaulted Loan in connection with a workout.

            The Purchase Price for any Defaulted Loan purchased under this
Section 3.18(b) shall, (i) pending determination of the Fair Value thereof pursuant to the succeeding sentence, be the Purchase Price calculated in accordance with the definition of Purchase Price, and (ii) following determination of the Fair Value pursuant to the succeeding sentence, be the Fair Value. The Special Servicer shall promptly obtain an Appraisal (unless it has an Appraisal that is less than 12 months old and has no actual knowledge of, or notice of, any event which in the Special Servicer's judgment would materially affect the validity of such Appraisal), and shall, within 60 days following the date on which a Loan becomes a Defaulted Loan, determine the "Fair Value" thereof in accordance with the Servicing Standard. In determining the Fair Value of any Defaulted Loan the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan, the occupancy level and physical condition of the related Mortgage Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Special Servicer shall refer to all relevant information contained in the Servicing File, including the most recent Appraisal obtained or conducted with respect to the related Mortgage Property and available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located based on the Appraisal. The Special Servicer must give prompt written notice of its Fair Value determination to the Trustee, the Master Servicer and the Directing Certificateholder.

            The Special Servicer shall be required to change from time to time thereafter, its determination of the Fair Value of a Defaulted Loan based upon changed circumstances, new information or otherwise, in accordance with the Servicing Standard. If the most recent Fair Value calculation was made more than 90 days prior to the exercise date of a purchase option (under this Section 3.18(b) or Section 3.18(c)), then the Special Servicer shall confirm or revise the Fair Value determination, which Fair Value may be higher or lower. In the event that the Special Servicer or a Directing Certificateholder or assignee thereof that is an affiliate of the Special Servicer proposes to purchase a Defaulted Loan, the Master Servicer shall determine whether the Special Servicer's determination of Fair Value for a Defaulted Loan constitutes a fair price in its reasonable judgment. The Master Servicer shall be entitled to a fee of $1,000 in connection with each such Fair Value determination. All reasonable costs and expenses of the Special Servicer and Master Servicer in connection with the determination of the Fair Value of a Defaulted Loan will be reimbursable as Servicing Advances.

            Unless and until the purchase option granted hereunder with respect to a Defaulted Mortgage Loan is exercised, the Special Servicer will be required to pursue such other resolution strategies available hereunder, including workout and foreclosure, consistent with the Servicing Standard, but the Special Servicer will not be permitted to sell the Defaulted Loan other than pursuant to the exercise of such purchase option.

            (c) If the Directing Certificateholder or an assignee thereof has not purchased any Defaulted Loan provided in Section 3.18(b) within 15 days of such Holders' having received notice of the calculation of Fair Value pursuant to Section 3.18(b), then the Trustee shall within five days of the end of such 15-day period send notice to the Special Servicer that such Loan was not purchased by such Directing Certificateholder, and the Special Servicer may, at its option, within 15 days after receipt of such notice, purchase (or designate an Affiliate thereof to purchase) such Loan out of the Trust Fund at a cash price equal to the Purchase Price. The Purchase Price for any such Loan purchased under this Section 3.18(c) shall be deposited into the Collection Account, and the Trustee, upon receipt of an Officer's Certificate from the Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the Special Servicer (or the designated Affiliate thereof), as applicable, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Special Servicer (or the designated Affiliate thereof), as applicable, the ownership of such Loan.

            (d) The Special Servicer shall use reasonable efforts to solicit bids for each REO Property in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.16(a). Such solicitation shall be made in a commercially reasonable manner. The Special Servicer shall accept the highest cash bid received from any Person for such REO Property in an amount at least equal to the Purchase Price therefor; provided, however, that in the absence of any such bid, the Special Servicer shall accept the highest cash bid received from any Person that is determined by the Special Servicer to be a fair price for such REO Property. If the Special Servicer reasonably believes that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.16(a), then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash bid, regardless of from whom received. If the Special Servicer determines with respect to any REO Property that the offers being made with respect thereto are not in the best interests of the Certificateholders and that the end of the period referred to in Section 3.16(a) with respect to such REO Property is approaching, the Special Servicer shall seek an extension of such period in the manner described in
Section 3.16(a); provided, however, that the Special Servicer shall use its best efforts, consistent with the Servicing Standard, to sell any REO Property prior to three years prior to the Rated Final Distribution Date.

            The Special Servicer shall give the Trustee and the Master Servicer not less than three Business Days' prior written notice of its intention to sell any REO Property. No Interested Person shall be obligated to submit a bid to purchase any REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any REO Property pursuant hereto.

            (e) Whether any cash bid constitutes a fair price for any REO Property for purposes of Section 3.18(d), shall be determined by the Special Servicer, if the highest bidder is a Person other than the Special Servicer or an Affiliate thereof, and by the Master Servicer, if the highest bidder is the Special Servicer or an Affiliate thereof. In determining whether any bid received from the Special Servicer or an Affiliate thereof represents a fair price for any REO Property, the Special Servicer and the Master Servicer shall obtain and may conclusively rely on the opinion of an Appraiser retained at the expense of the Trust Fund by (i) the Master Servicer, if the highest bidder is the Special Servicer or an Affiliate thereof or (ii) the Special Servicer, in any other case. In determining whether any bid constitutes a fair price for any REO Property, such Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected REO Loan, the occupancy level and physical condition of the REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16(a). The Purchase Price for any REO Property shall in all cases be deemed a fair price.

            Subject to subsections (a) through (d) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, and the collection of all amounts payable in connection therewith. Any sale of any REO Property shall be final and without recourse to the Trustee or the Trust Fund, except, in the case of the Trust Fund, as shall be customary in deeds of real property, and if such sale is consummated in accordance with the terms of this Agreement, neither the Special Servicer nor the Master Servicer shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Master Servicer.

            Section 3.19 Additional Obligations of the Master Servicer and Special Servicer; Inspections; Appraisals.

            (a) The Master Servicer (or, with respect to each Specially Serviced Loan and REO Property and each Loan described in Section 3.19(d) below, the Special Servicer) shall physically inspect or cause to be physically inspected (which inspection may be conducted by an independent third party contractor), at its own expense, each Mortgaged Property with respect to each Loan it services at such times and in such manner as are consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property (A) with a Stated Principal Balance equal to or greater than $2,500,000 at least once every 12 months and (B) with a Stated Principal Balance of less than $2,500,000 at least once every 24 months, in each case commencing in April 2002 (or at such lesser frequency as each Rating Agency shall have confirmed in writing to the Master Servicer, will not result a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of the Certificates) and (C) if the Loan becomes a Specially Serviced Loan, as soon as practicable and thereafter at least once every 12 months for so long as such condition exists. The Master Servicer or Special Servicer, as applicable, shall send (i) to S&P, within 20 days of completion, each inspection report and (ii) to Moody's within 20 days of completion, each inspection report for Significant Loans, (iii) to the Directing Certificateholder and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder) and (iv) to the Trustee upon request.

            (b) [Reserved].

            (c) With respect to each Loan that allows the Special Servicer (on behalf of the Trust Fund) to terminate, or cause the related Borrower to terminate, the related Manager upon the occurrence of certain events specified in such Loan, the Special Servicer may enforce the Trustee's rights with respect to the Manager under the related Loan and Management Agreement, provided that, if such right accrues under the related Loan or Management Agreement only because of the occurrence of the related Anticipated Repayment Date, if any, the Special Servicer may in its sole discretion, in accordance with the Servicing Standard, waive such right with respect to such date. If the Special Servicer is entitled to terminate the Manager, the Special Servicer shall promptly give notice to the Directing Certificateholder and each Rating Agency. In accordance with the Servicing Standard, the Special Servicer shall cause the Borrower to terminate the Manager, and to recommend a Successor Manager (meeting the requirements set forth below) only if the Special Servicer determines in its reasonable discretion that such termination is not likely to result in successful litigation against the Trust Fund by such Manager or the related Borrower, or create a defense to the enforcement of remedies under such Loan.

            The Special Servicer shall effect such termination only if the Special Servicer has, in the case of any Specially Serviced Loan that is a Significant Loan, received a written confirmation from each of the Rating Agencies, that the appointment of such Successor Manager would not cause such Rating Agency to withdraw, downgrade or qualify any of the then-current ratings on the Certificates. If a Manager is otherwise terminated or resigns under the related Loan or Management Agreement and the related Borrower does not appoint a Successor Manager, the Special Servicer shall use its best efforts to retain a Successor Manager (or the recommended Successor Manager, if any) on terms substantially similar to the Management Agreement or, failing that, on terms as favorable to the Trust Fund as can reasonably be obtained by the Special Servicer. For the purposes of this paragraph, a "Successor Manager" shall be a professional management corporation or business entity reasonably acceptable to the Special Servicer which (i) manages, and is experienced in managing, other comparable commercial and/or multifamily properties, (ii) will not result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates by each Rating Agency, as confirmed by such Rating Agency in writing (if required pursuant to the first sentence of this paragraph), and
(iii) otherwise satisfies any criteria set forth in the Mortgage and related documents.

            (d) The Special Servicer shall be required to obtain any Appraisal required in connection with an Appraisal Reduction Event or perform an internal valuation within 60 days after the occurrence of such Appraisal Reduction Event (provided that in no event shall the period to receive such Appraisal exceed 120 days from the occurrence of the event that, with the passage of time, would become such Appraisal Reduction Event). Upon receipt, the Special Servicer shall send a copy of such Appraisal or internal valuation to the Certificate Owners of the Controlling Class and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder); provided, however, that as to each such Appraisal or internal valuation, if beneficial ownership of the Controlling Class resides in more than one Certificate Owner, the Special Servicer shall be responsible only for the expense of providing the first such copy thereof and shall be entitled to reimbursement from the Trust Fund for the expense of any additional copies so provided. If neither a required Appraisal is received, nor an internal valuation completed, by such date, the Appraisal Reduction Amount for such Loan shall be conclusively established to be 25% of the Stated Principal Balance of such Loan as of the date of the related Appraisal Reduction Event; provided that the obligation of the Special Servicer to obtain such Appraisal or complete such internal valuation shall continue until such Appraisal is obtained or such internal valuation is completed. On the first Determination Date occurring on or after the delivery of such Appraisal or the completion of such internal valuation, and on each Determination Date thereafter, the Special Servicer shall calculate and report to the Master Servicer, and the Master Servicer shall report to the Trustee, the Appraisal Reduction Amount taking into account such Appraisal or internal valuation. The Master Servicer shall verify the accuracy of the mathematical computation of the Appraisal Reduction Amount by the Special Servicer and that the amounts used therein are consistent with the Master Servicer's records. Subject to this preceding sentence, the Master Servicer may conclusively rely on any report by the Special Servicer of an Appraisal Reduction Amount.

            (e) With respect to each Loan as to which an Appraisal Reduction Event has occurred (unless such Loan has become a Corrected Loan and has remained current for twelve consecutive Monthly Payments for such purposes, taking into account any amendment or modification of such Loan) and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Special Servicer shall, within 30 days of each annual anniversary of such Appraisal Reduction Event, order an Appraisal (which may be an update of a prior Appraisal), or with respect to any Loan with an outstanding principal balance less than $2,000,000, perform an internal valuation or obtain an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Master Servicer as a Servicing Advance. Upon receipt, the Special Servicer shall send a copy of such Appraisal to the Certificate Owners of the Controlling Class and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder); provided, however, that as to each such Appraisal, if beneficial ownership of the Controlling Class resides in more than one Certificate Owner, the Special Servicer shall be responsible only for the expense of providing the first such copy thereof and shall be entitled to reimbursement from the Trust Fund for the expense of any additional copies so provided. Such Appraisal or internal valuation or percentage calculation of the Appraisal Reduction described in the preceding paragraph, as the case may be, shall be used to determine the amount of the Appraisal Reduction Amount with respect to such Loan for each Determination Date until the next Appraisal is required pursuant to this Section 3.19(e), and such redetermined Appraisal Reduction Amount shall replace the prior Appraisal Reduction Amount with respect to such Loan. Notwithstanding the foregoing, the Special Servicer will not be required to obtain an Appraisal or perform an internal valuation, as the case may be, with respect to a Loan which is the subject of an Appraisal Reduction Event if the Special Servicer has obtained an Appraisal with respect to the related Mortgaged Property within the 12-month period immediately prior to the occurrence of such Appraisal Reduction Event, unless the Special Servicer, in the exercise of its reasonable judgment, has reason to believe there has been a material adverse change in the value of the related Mortgaged Property. Instead, the Special Servicer may use such prior Appraisal in calculating any Appraisal Reduction Amount with respect to such Loan.

            With respect to each Loan as to which an Appraisal Reduction Event has occurred and which has become a Corrected Loan and has remained current for twelve consecutive Monthly Payments, taking into account any amendment or modification of such Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Special Servicer may within 30 days after the date of such twelfth Monthly Payment, order an Appraisal (which may be an update of a prior Appraisal), or with respect to any Loan with an outstanding principal balance less than $2,000,000, perform an internal valuation or obtain an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Master Servicer as a Servicing Advance. Based upon such Appraisal or internal valuation, the Special Servicer shall redetermine and report to the Trustee and the Master Servicer the amount of the Appraisal Reduction with respect to such Loan and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Loan.

            Section 3.20 Modifications, Waivers, Amendments and Consents.

            (a) Subject to the provisions of this Section 3.20, the Master Servicer and the Special Servicer may, on behalf of the Trustee, agree to any modification, waiver or amendment of any term of any Loan without the consent of the Trustee or any Certificateholder.

            (i) For any Loan, other than a Specially Serviced Loan, and subject to the rights of the Special Servicer set forth below, the Master Servicer shall be responsible subject to the other requirements of this Agreement with respect thereto, for any request by a Borrower for the consent of the mortgagee or a modification, waiver or amendment of any term thereof, provided that such consent or modification, waiver or amendment would not affect the amount or timing of any of the payment terms of such Loan, result in the release of the related Borrower from any material term thereunder, waive any rights thereunder with respect to any guarantor thereof or relate to the release or substitution of any material collateral for such Loan. To the extent consistent with the foregoing, the Master Servicer shall be responsible for the following:

                  (A) approving routine leasing activity with respect to leases for less than the lesser of (a) 30,000 square feet and (b) 20% of the related Mortgaged Property;

                  (B) approving annual budgets for the related Mortgaged
            Property, provided that no such budget (1) relates to a fiscal year in which an Anticipated Repayment Date occurs, (2) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (3) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

                  (C) waiving any provision of a Loan requiring the receipt of a rating confirmation if such Loan is not a Significant Loan and the related provision of such Loan does not relate to a "due-on-sale" or "due-on-encumbrance" clause or defeasance (which shall be subject to the terms of Section 3.08 hereof);

                  (D) subject to other restrictions herein regarding Principal
            Prepayments, waiving any provision of a Loan requiring a specified number of days notice prior to a Principal Prepayment;

                  (E) releases of non-material parcels of a Mortgaged Property
            (provided that any such releases are releases as to which the related Loan Documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions which shall be made as required by the Loan Documents); and

                  (F) grants of easements or rights of way that do not
            materially affect the use or value of a Mortgaged Property or the related Borrower's ability to make any payment with respect to the related Loan;

      provided, however, that if in the reasonable judgment of the Master Servicer any request by a Borrower for consent of the Mortgagee or any modification, waiver or amendment is not included within the scope of this clause (i), the Special Servicer shall be responsible for such request in accordance with clause (ii) below.

            (ii) The Special Servicer shall be responsible for any request by a Borrower for the consent of the mortgagee and any modification, waiver or amendment of any term of any Loan for which the Master Servicer is not responsible, as provided above, or if such consent, request, modification, waiver or amendment relates to a Loan that is on the most recent CMSA Servicer Watch List, has a Debt Service Coverage Ratio (based on the most recently received financial statements and calculated on a trailing twelve month basis) less than the greater of 1.1x or 20% less than the Debt Service Coverage Ratio as of the Cut-off Date or with respect to which an event of default has occurred in the preceding 12 months.

            (b) All modifications, waivers or amendments of any Loan shall be
(i) in writing and (ii) effected in accordance with the Servicing Standard.

            (c) Neither the Master Servicer nor the Special Servicer, on behalf of the Trustee, shall agree or consent to (or consent to a Primary Servicer performing), any modification, waiver or amendment of any term of any Loan that is not a Specially Serviced Loan if such modification, waiver or amendment would:

            (i) affect the amount or timing of any related payment of principal, interest or other amount (including Yield Maintenance Charges, but excluding Penalty Interest and other amounts payable as additional servicing compensation) payable thereunder;

            (ii) affect the obligation of the related Borrower to pay a Yield Maintenance Charge or permit a Principal Prepayment during any period in which the related Note prohibits Principal Prepayments;

            (iii) except as expressly contemplated by the related Mortgage or pursuant to Section 3.09(e), result in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as determined by an appraisal by an Appraiser delivered at the expense of the related Borrower and upon which the Master Servicer and the Special Servicer, as applicable, may conclusively rely) of the property to be released; or

            (iv) in the judgment of the Master Servicer or Special Servicer, as applicable, otherwise materially impair the security for such Loan or reduce the likelihood of timely payment of amounts due thereon;

provided, that unless the Loan is in default or default is reasonably foreseeable, the Special Servicer (or, if applicable, the Master Servicer) has determined (and may rely upon an Opinion of Counsel in making such determination) that the modification, waiver or amendment will not be a "significant modification" of the Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and provided, further, the Master Servicer or the Special Servicer, as applicable, may agree to any such modification, waiver or amendment only if, in the Master Servicer's or Special Servicer's, as applicable, reasonable judgment, a material default on such Loan has occurred or is reasonably foreseeable, and such modification, waiver or amendment is reasonably likely to produce a greater recovery to Certificateholders on a net present value basis.

            (d) Notwithstanding Sections 3.20(a)(i), 3.20(c)(i) and 3.20(c)(ii), but subject to Section 3.20(e), the Special Servicer may (i) reduce the amounts owing under any Specially Serviced Loan by forgiving principal, accrued interest and/or any Yield Maintenance Charge, (ii) reduce the amount of the Monthly Payment on any Specially Serviced Loan, including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Note or Mortgage relating to a Specially Serviced Loan, (iv) waive Excess Interest if such waiver conforms to the Servicing Standard and/or (v) accept a Principal Prepayment during any Lockout Period; provided that the related Borrower is in default with respect to the Specially Serviced Loan or, in the judgment of the Special Servicer, such default is reasonably foreseeable.

            (e) Neither the Master Servicer nor the Special Servicer shall consent to, make or permit (i) any modification with respect to any Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final Maturity Date of such Loan unless both (A) the related Borrower is in default with respect to the Loan or, in the judgment of the Special Servicer, such default is reasonably foreseeable and (B) in the sole good faith judgment of the Special Servicer and in accordance with the Servicing Standard, such modification would increase the recovery on the Loan to Certificateholders on a present value basis (the relevant discounting of amounts that will be distributable to Certificateholders to be performed at the related Mortgage
Rate) or (ii) any modification, waiver or amendment of any term of any Loan that would either (A) unless there shall exist a default with respect to the Loan (or unless the Special Servicer determines that a default is reasonably foreseeable), constitute a "significant modification" under Treasury Regulations
Section 1.860G-2(b) or (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the Startup Day under the REMIC Provisions.

            Notwithstanding the foregoing, the Special Servicer shall not extend the date on which any Balloon Payment is scheduled to be due unless (x) the Special Servicer has obtained an Appraisal of the related Mortgaged Property (or, with respect to any related Loan with an outstanding principal balance less than $2,000,000, has performed an internal valuation) in connection with such extension, which Appraisal or internal valuation supports the determination of the Special Servicer contemplated by clause (i)(B) of the immediately preceding paragraph or (y) the related Loan has not been in default at any time during the twelve-month period preceding the Maturity Date of such Loan, in which case the Special Servicer, on one occasion only, may extend the date on which such Balloon Payment is due to a date not more than 60 days after such Maturity Date.

            The determination of the Special Servicer contemplated by clause
(i)(B) of the first paragraph of this Section 3.20(e) shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee and the Master Servicer and describing in reasonable detail the basis for the Special Servicer's determination and the considerations of the Special Servicer forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status and property inspections, and shall include an Appraisal of the related Loan or Mortgaged Property, the cost of which Appraisal shall be advanced by the Master Servicer as a Servicing Advance).

            (f) In no event shall the Special Servicer (i) extend the Maturity Date of a Loan beyond a date that is three years prior to the Rated Final Distribution Date; (ii) extend the Maturity Date of any Loan at an interest rate less than the lower of (a) the interest rate in effect prior to such extension or (b) the then prevailing interest rate for comparable loans, as determined by the Special Servicer by reference to available indices for commercial mortgage lending; (iii) if the Loan is secured by a ground lease, extend the Maturity Date of such Loan beyond a date which is 10 years prior to the expiration of the term of such ground lease; or (iv) defer interest due on any Loan in excess of 5% of the Stated Principal Balance of such Loan; provided that with respect to clause (iii) above, the Special Servicer gives due consideration to the term of such ground lease prior to any extension beyond a date 20 years prior to the expiration of the term of such ground lease.

            (g) Neither the Master Servicer nor the Special Servicer may permit or modify a Loan to permit a voluntary Principal Prepayment of a Loan (other than a Specially Serviced Loan) on any day other than its Due Date, unless (i) the Master Servicer or Special Servicer also collects interest thereon through the Due Date following the date of such Principal Prepayment, (ii) otherwise permitted under the related Loan Documents, (iii) such Principal Prepayment would not result in a Prepayment Interest Shortfall or (iv) such Principal Prepayment is accepted by the Master Servicer or the Special Servicer at the request of or with the consent of the Directing Certificateholder, or if accepted by the Master Servicer, with the consent of the Special Servicer.

            (h) The Master Servicer and the Special Servicer may, as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Loan and is permitted by the terms of this Agreement, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request (provided, such fee does not constitute a "significant modification" of such Loan under Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it. In no event shall the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

            (i) The Special Servicer shall notify the Master Servicer, any related Sub-Servicers and the Trustee, in writing, of any modification, waiver or amendment of any term of any Loan (including fees charged the Borrower) and the date thereof, and shall deliver to the Trustee (with a copy to the Master Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten Business Days) following the execution thereof. The Master Servicer or Special Servicer, as applicable, shall notify the Rating Agencies of any modification, waiver or amendment of any term of any Loan. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Loan is effected shall be made available for review upon prior request during normal business hours at the offices of the Master Servicer or Special Servicer, as applicable, pursuant to Section 3.15 hereof.

            (j) With respect to each Borrower that has been established as a "bankruptcy-remote entity," the Master Servicer shall not consent to (x) the amendment by such Borrower of its organizational documents or (y) any action that would violate any covenant of such Borrower relating to its status as a separate or bankruptcy-remote entity. The Master Servicer shall promptly forward to the Special Servicer any request received by the Master Servicer from a Borrower for any such consent. If a Borrower has been established as a "bankruptcy-remote entity," the Special Servicer shall not consent to (x) the amendment by such Borrower of its organizational documents or (y) any action that would violate any covenant of such Borrower relating to its status as a separate or bankruptcy-remote entity, unless with respect to a Borrower under any Loan, the Special Servicer has obtained written confirmation from each of the Rating Agencies that such amendment or action would not result in a downgrade or withdrawal of any rating on a Class of Certificates rated by such Rating Agency.

            Section 3.21 Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping; Asset Status Report.

            (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Loan, the Master Servicer shall immediately give notice thereof to the Special Servicer, the Trustee, each Rating Agency, the Directing Certificateholder and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder)), shall deliver copies of the related Mortgage File and Credit File to the Special Servicer and the Directing Certificateholder and shall use its reasonable efforts to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Loan that are in the possession of the Master Servicer or available to the Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five Business Days of the occurrence of each related Servicing Transfer Event and in any event shall continue to act as Master Servicer and administrator of such Loan until the Special Servicer has commenced the servicing of such Loan. The Trustee shall deliver to the Underwriters, the Initial Purchasers and each Holder of a Certificate of the Controlling Class, a copy of the notice of such Servicing Transfer Event provided by the Master Servicer to the Special Servicer pursuant to this Section.

            Upon determining that a Specially Serviced Loan (other than an REO
Loan) has become a Corrected Loan (provided no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer) and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall immediately give notice thereof and shall return the related Mortgage File and Credit File to the Master Servicer and, upon giving such notice and returning such Mortgage File and Credit File to the Master Servicer, the Special Servicer's obligation to service such Corrected Loan shall terminate and the obligations of the Master Servicer to service and administer such Loan shall re-commence.

            (b) In servicing any Specially Serviced Loan, the Special Servicer will provide to the Trustee originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (with a copy of each such original to the Master Servicer), and provide the Master Servicer with copies of any additional related Loan information including correspondence with the related Borrower.

            (c) No later than the fourth Business Day prior to each Determination Date, by 4:00 p.m. New York City time, the Special Servicer shall deliver to the Master Servicer a statement, both written and in computer readable format reasonably acceptable to the Master Servicer and the Special Servicer (upon which the Master Servicer may conclusively rely) describing, on a loan-by-loan and property-by-property basis, (1) the information described in clause (vii) of Section 4.02(a) with respect to each Specially Serviced Loan and the information described in clause (viii) of Section 4.02(a) with respect to each REO Property, (2) the amount of all payments, Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to each Specially Serviced Loan during the related Due Period, and the amount of all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to each REO Property during the related Due Period, (3) the amount, purpose and date of all Servicing Advances made by the Master Servicer with respect to each Specially Serviced Loan and REO Property during the related Due Period, (4) the information described in clauses (v), (vii), (viii), (xi), (xvi) and (xvii) of Section 4.02(a) and (5) such additional information or data relating to the Specially Serviced Loan and REO Properties as the Master Servicer reasonably requests to enable it to perform its responsibilities under this Agreement which is in the Special Servicer's possession or is reasonably obtainable by the Special Servicer.

            (d) Notwithstanding the provisions of the preceding clause (c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans and REO Properties and shall provide the Special Servicer with any information in its possession required by the Special Servicer to perform its duties under this Agreement.

            (e) No later than 30 days after a Servicing Transfer Event for a Loan, the Special Servicer shall deliver to each Rating Agency, the Master Servicer and the Directing Certificateholder a report (the "Asset Status Report") with respect to such Loan and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

      (i) summary of the status of such Specially Serviced Loan;

      (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Loan and whether outside legal counsel has been retained;

      (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

      (iv) the Appraised Value of the Mortgaged Property together with the assumptions used in the calculation thereof;

      (v) summary of the Special Servicer's recommended action with respect to such Specially Serviced Loan; and

      (vi) such other information as the Special Servicer deems relevant in light of the Servicing Standard.

            If within ten Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law or the terms of the applicable Loan Documents. If the Directing Certificateholder disapproves such Asset Status Report, the Special Servicer shall revise such Asset Status Report and deliver to the Directing Certificateholder, the Rating Agencies and the Master Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval.

            The Special Servicer shall revise such Asset Status Report as described above in this Section 3.21(e) until the earlier of (a) the failure of the Directing Certificateholder to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report; (b) a determination by the Special Servicer as set forth below or (c) the passage of 60 days from the date of preparation of the first Asset Status Report. The Special Servicer shall deliver such finalized Asset Status Report to the Directing Certificateholder, the Rating Agencies, the Master Servicer and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder). The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and it has made a reasonable effort to contact the Directing Certificateholder and (ii) in any case, shall determine whether any affirmative disapproval by the Directing Certificateholder described in this paragraph is not in the best interest of all the Certificateholders pursuant to the Servicing Standard.

            The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the Servicing Standard and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard.

            No direction of the Directing Certificateholder shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC, or (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, either of the Mortgage Loan Sellers, the Trust Fund, the Trustee or their Affiliates, officers, directors, employees or agents to any claim, suit or liability, or (d) materially expand the scope of the Special Servicer's or the Master Servicer's responsibilities under this Agreement; and the Special Servicer will neither follow any such direction if given by the Directing Certificateholder nor initiate any such actions.

            (f) Upon receiving notice of (i) the filing of a case under any federal or state bankruptcy, insolvency or similar law or the commencing of any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings with respect to a Loan or the related Borrower, (ii) the existence of a material non-payment default or (iii) the request by a Borrower for the amendment or modification of a Loan required to be handled by the Special Servicer, the Master Servicer shall promptly give notice thereof, and shall deliver copies of the related Mortgage File and Credit File to the Special Servicer and shall use its reasonable efforts to provide the Special Servicer with all information relating to the Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Borrower and prepare for any such proceedings. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each such event, and upon receiving such documents and information, the Special Servicer shall use its reasonable efforts to cause the related Borrower to cure any default and/or remedy any such event, work out or modify the Loan consistent with the terms of this Agreement, and/or prepare for such proceedings. Notwithstanding the foregoing, the occurrence of any of the above-referenced events shall not in and of itself be considered a Servicing Transfer Event.

            Section 3.22 Sub-Servicing Agreements.

            (a) The Master Servicer and the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations under this Agreement; provided that the Sub-Servicing Agreement: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the Master Servicer or the Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including by reason of an Event of Default), the Trustee or its designee or any other successor to the Master Servicer or the Special Servicer, as the case may be, may thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Master Servicer or the Special Servicer, as the case may be, under such agreement or, alternatively, may terminate such Sub-Servicing Agreement without cause and without payment of any penalty or termination fee (provided, however, that a Primary Servicing Agreement may not be terminated except for cause pursuant to such Primary Servicing Agreement); (iii) provides that the Trustee for the benefit of the Certificateholders shall be a third-party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the Master Servicer or the Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii), and except with respect to the obligations of any successor Master Servicer or Special Servicer, as applicable, under the Primary Servicing Agreements) none of the Trust Fund, the Trustee, any successor Master Servicer, Special Servicer or any Certificateholder shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) except with respect to the Primary Servicing Agreements, permits any purchaser of a Loan or the Trustee pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Loan at its option and without penalty;
(v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund except to the extent of its rights of indemnification, if any, as an agent of the Master Servicer or Special Servicer, as applicable; (vi) does not permit the Sub-Servicer to foreclose on the related Mortgaged Property or consent to the modification of any Loan without the prior consent of the Master Servicer or the Special Servicer, as applicable; (vii) provides that the Sub-Servicer shall act in accordance with the Servicing Standard; and (viii) provides that in the event of an act or failure to act by the Sub-Servicer that causes the Master Servicer or Special Servicer, as applicable, to be in default of its obligations under this Agreement, the Sub-Servicer shall be in default of its obligations under such Sub-Servicing Agreement. Any successor Master Servicer or Special Servicer hereunder, upon becoming successor Master Servicer or Special Servicer, as applicable, shall have the right to be assigned and shall have the right to assume any Sub-Servicing Agreements from the predecessor Master Servicer or Special Servicer, as applicable. Upon a termination of the Master Servicer or Special Servicer, as applicable, pursuant to this Agreement, the successor to the Master Servicer or the Special Servicer (other than the Trustee or its designee) shall automatically succeed to the rights and obligations of the prior Master Servicer or Special Servicer, as applicable, under the Primary Servicing Agreement, subject to the termination rights set forth therein, it being understood that any such succession by the Trustee or its designee shall not be automatic but shall be in the discretion of the Trustee or such designee.

            In addition, each Sub-Servicing Agreement entered into by the Master Servicer may provide that the obligations of the Sub-Servicer thereunder shall terminate with respect to any Loan serviced thereunder at the time such Loan becomes a Specially Serviced Loan; provided, however, that the rights and obligations of a Primary Servicer under a Primary Servicing Agreement shall not terminate with respect to any Loan that becomes a Specially Serviced Loan. The Master Servicer and the Special Servicer, as applicable, shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. For purposes of this Agreement, the Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Master Servicer shall notify the Special Servicer, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer. The Special Servicer shall notify the Master Servicer, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer.

            It is hereby acknowledged and agreed by all parties hereto that KRECM shall be a Primary Servicer pursuant to a Primary Servicing Agreement with the Master Servicer, which agreement shall comply with the provisions of this
Section 3.22(a) (including clause (iv) of the first paragraph of this Section 3.22(a)). Pursuant to the Primary Servicing Agreement between the Master Servicer and KRECM, KRECM shall perform most or all of the duties of the Master Servicer with respect to the KRECM Serviced Loans and shall be entitled to receive a Primary Servicing Fee at the applicable Primary Servicing Fee Rate and such other additional servicing compensation as provided in such Primary Servicing Agreement, in accordance with the terms of such Primary Servicing Agreement.

            (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law.

            (c) As part of its servicing activities hereunder, the Master Servicer or the Special Servicer, as applicable, for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust Fund) monitor the performance and enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer or Special Servicer, as applicable, would require were it the owner of the Loans. The Master Servicer or the Special Servicer, as applicable, shall have the right to remove a Sub-Servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement upon the events of default and other termination events specified in the related Sub-Servicing Agreement.

            (d) If the Trustee or its designee becomes successor Master Servicer and elects or is required to assume the rights and obligations of the Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

            (e) Notwithstanding the provisions of any Sub-Servicing Agreement, each of the Master Servicer and the Special Servicer represents and warrants that it shall remain obligated and liable to the Trustee and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Loans for which it is responsible, and the Master Servicer, or the Special Servicer, as applicable, shall pay the fees of any Sub-Servicer thereunder from its own funds or, with respect to the Primary Servicers, shall permit each to retain the Primary Servicing Fees from amounts collected by such Primary Servicer. In no event shall the Trust Fund bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer's termination under any Sub-Servicing Agreement.

            Section 3.23 Representations, Warranties and Covenants of the Master Servicer.

            (a) The Master Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor and the Special Servicer, as of the Closing Date, that:

            (i) The Master Servicer is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on the ability of the Master Servicer to perform its obligations hereunder;

            (ii) The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, will not (A) violate the Master Servicer's certificate of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or by which it is bound, or (C) result in the violation of any law, rule, regulation, order, judgment or decree binding on the Master Servicer which, in the case of either (B) or (C) is likely to materially and adversely affect the Master Servicer's ability to perform hereunder;

            (iii) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, except as such enforcement may be limited by (A) applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (iv) The Master Servicer is not in violation with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which violations are reasonably likely to have consequences that would materially and adversely affect the financial condition or operations of the Master Servicer or its properties taken as a whole or are reasonably likely to have consequences that would materially and adversely affect its ability to perform its duties and obligations hereunder;

            (v) No litigation is pending or, to the best of the Master Servicer's knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

            (vi) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer, or compliance by the Master Servicer with, this Agreement or the consummation of the Master Servicer's transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or cannot be obtained prior to the actual performance by the Master Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Master Servicer to perform its obligations hereunder;

            (vii) The Master Servicer has full corporate power and authority to enter into and perform in accordance with this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (viii) The Master Servicer has examined each Sub-Servicing Agreement to which it is a party, and shall examine each Sub-Servicing Agreement to which it intends to become a party, and in each such case, the terms of such Sub-Servicing Agreements are not, or, in the case of any Sub-Servicing Agreement to be entered into by the Master Servicer at a future date, will not be, materially inconsistent with the terms of this Agreement; and

            (ix) Each officer and employee of the Master Servicer that has responsibilities concerning the servicing and administration of Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by Section 3.07(c).

            (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement.

            Section 3.24 Representations, Warranties and Covenants of the Special Servicer.

            (a) The Special Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor and the Master Servicer, as of the Closing Date and as to the Special Servicer, that:

            (i) The Special Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not violate the Special Servicer's charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject;

            (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

            (vii) Each officer, director or employee of the Special Servicer that has or, following the occurrence of a Servicing Transfer Event, would have responsibilities concerning the servicing and administration of Loans is covered by errors and omissions insurance and fidelity bond in the amounts and with the coverage required by Section 3.07(c). Neither the Special Servicer nor any of its officers, directors or employees that is or, following the occurrence of a Servicing Transfer Event, would be involved in the servicing or administration of Loans has been refused such coverage or insurance;

            (viii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or cannot be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder;

            (ix) The Special Servicing Fee represents reasonable servicing compensation; and

            (x) The Special Servicer has examined each Sub-Servicing Agreement to which it is a party, and shall examine each Sub-Servicing Agreement to which it intends to become a party, and in each such case, the terms of such Sub-Servicing Agreements are not, or, in the case of any Sub-Servicing Agreement to be entered into by the Special Servicer at a future date, will not, be materially inconsistent with the terms of this Agreement.

            (b) The representations and warranties set forth in paragraph (a) above and the covenant set forth in paragraph (b) above shall survive the execution and delivery of the Agreement.

            Section 3.25 Limitation on Liability of the Directing
Certificateholder.

            By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates and, absent willful misfeasance, bad faith, negligence or negligent disregard of obligations or duties on the part of the Directing Certificateholder, agrees to take no action against the Directing Certificateholder as a result of such a special relationship or conflict.

            Section 3.26 Reports to the Securities and Exchange Commission; Available Information.

            (a) The Trustee shall prepare for filing, and execute, on behalf of the Trust Fund, and file with the Securities and Exchange Commission, (i) each Statement to Certificateholders on Form 8-K within 15 days after each Distribution Date in each month, (ii) prior to March 30, 2003, a Form 10-K in substance conforming to industry standards, with respect to the Trust Fund, and
(iii) prior to January 30, 2003, a Form 15 Suspension Notification with respect to the Trust Fund, if applicable. The Depositor hereby grants to the Trustee a limited power of attorney to execute and file each such document on behalf of the Depositor. Such power of attorney shall continue until either the earlier of
(i) receipt by the Trustee from the Depositor of written termination of such power of attorney and (ii) the termination of the Trust Fund. The Depositor agrees to promptly furnish to the Trustee, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement and the Loans as the Trustee reasonably deems appropriate to prepare and file all necessary reports with the Securities and Exchange Commission. Upon such filing with the Securities and Exchange Commission, the Trustee shall upon request deliver to the Depositor and the Master Servicer a copy of any such executed report, statement or information. The Depositor shall promptly file, and exercise its reasonable best efforts to obtain a favorable response to, no-action requests to, or requests for other appropriate exemptive relief from, the Securities and Exchange Commission regarding the usual and customary exemption from certain reporting requirements granted to issuers of securities similar to the Certificates. The Trustee shall have no responsibility to file any items other than those specified in this section.

            (b) The Master Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also make available through its Website or otherwise, any additional information relating to the Loans, the Mortgaged Properties or the Borrowers, for review by the Depositor, the Rating Agencies and any other Persons to whom the Master Servicer believes such disclosure is appropriate, in each case except to the extent doing so is prohibited by applicable law or by the related Loan.

            (c) The Master Servicer and the Special Servicer shall make the following items available at their respective offices during normal business hours, or shall send such items to any requesting party at the expense of such requesting party (other than the Rating Agencies, the Depositor and the Underwriters, and except as otherwise provided in the last sentence of this paragraph) for review by the Depositor, the Trustee, the Rating Agencies, any Certificateholder, any Person identified to the Master Servicer or the Special Servicer, as applicable, by a Certificateholder as a prospective transferee of a Certificate and any other Persons to whom the Master Servicer or the Special Servicer, as applicable, believes such disclosure to be appropriate: (i) all financial statements, occupancy information, rent rolls, retail sales information, average daily room rates and similar information received by the Master Servicer or the Special Servicer, as applicable, from each Borrower, (ii) the inspection reports prepared by or on behalf of the Master Servicer or the Special Servicer, as applicable, in connection with the property inspections pursuant to Section 3.19, (iii) any and all modifications, waivers and amendments of the terms of a Loan entered into by the Master Servicer or the Special Servicer, as applicable and (iv) any and all officer's certificates and other evidence delivered to the Trustee and the Depositor to support the Master Servicer's determination that any Advance was, or if made would be, a Nonrecoverable Advance. Copies of any and all of the foregoing items shall be available from the Master Servicer or the Special Servicer, as applicable, or the Trustee, upon request. Copies of all such information shall be delivered by the Master Servicer or the Special Servicer, as applicable, upon request, not more frequently than quarterly to the Certificate Owners of the Controlling Class (as identified by the related Depository Participant and for so long as such Class remains outstanding) at the address specified by such Certificate Owners; provided, however, that if beneficial ownership of the Controlling Class resides in more than one Certificate Owner, the Master Servicer or the Special Servicer, as applicable, shall be responsible only for the expense of providing the first such copy of such information and shall be entitled to reimbursement from the Trust Fund for the expense of any additional copies so provided.

            (d) Notwithstanding the obligations of the Master Servicer set forth in the preceding provisions of this Section 3.26, the Master Servicer may withhold any information not yet included in a Form 8-K filed with the Commission or otherwise made publicly available with respect to which the Trustee or the Master Servicer has determined that such withholding is appropriate.

            (e) Notwithstanding any provisions in this Agreement to the contrary, the Trustee shall not be required to review the content of any Exchange Act Report for compliance with applicable securities laws or regulations, completeness, accuracy or otherwise, and the Trustee shall have no liability with respect to any Exchange Act Report filed with the Commission or delivered to Certificateholders. None of the Master Servicer, the Special Servicer and the Trustee shall be responsible for the accuracy or completeness of any information supplied by a Borrower or a third party for inclusion in any Form 8-K, and each of the Master Servicer, the Special Servicer and the Trustee and their respective Affiliates, agents, directors, officers and employees shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to any statement or omission or alleged statement or omission therein. None of the Trustee, the Special Servicer and the Master Servicer shall have any responsibility or liability with respect to any Exchange Act Report filed by the Depositor, and each of the Master Servicer, the Special Servicer and the Trustee and their respective Affiliates, agents, directors, officers and employees shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to any statement or omission or alleged statement or omission therein.

            (f) Notwithstanding anything to the contrary herein, as a condition to the Master Servicer or Special Servicer making any report or information available upon request to any Person other than the parties hereto, the Master Servicer and Special Servicer may require that the recipient of such information acknowledge that the Master Servicer and Special Servicer may contemporaneously provide such information to the Depositor, the Trustee, the Initial Purchaser, any Underwriter, any Rating Agency and/or Certificateholders or Certificate Owners. Each of the Master Servicer and the Special Servicer shall condition such disclosure upon the recipient entering into a reasonable and customary confidentiality agreement reasonably acceptable to such servicer regarding such disclosure to it. In addition, any transmittal of information by the Master Servicer or Special Servicer to any Person other than the Trustee, the Rating Agencies or the Depositor may be accompanied by a letter from the Master Servicer or Special Servicer containing the following provision:

            By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust which issued Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1 from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser of such Certificates or beneficial interest therein.

            The Master Servicer and the Special Servicer may, at its discretion, make available by hard copy, electronic media, internet website and bulletin board service certain information and may make available by hard copy, electronic media, internet website or bulletin board service any reports or information required by this Agreement that the Master Servicer or the Special Servicer is required to provide to the Trustee, any of the Rating Agencies, the Depositor and anyone the Depositor reasonably designates.

            Section 3.27 Lock-Box Accounts and Servicing Accounts.

            (a) The Master Servicer shall administer each Lock-Box Account, Cash Collateral Account and Servicing Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any. Each Lock-Box Account, Cash Collateral Account and Servicing Account shall be an Eligible Account, except to the extent provided in the related Loan Documents.

            (b) For any Loan that provides that a Lock-Box Account will be established upon the occurrence of certain events specified in the related Loan Documents, the Master Servicer shall establish on behalf of the Trust such Lock-Box Account upon the occurrence of such events unless the Master Servicer determines, in accordance with the Servicing Standard, that such Lock-Box Account should not be established. Notwithstanding the foregoing, the Master Servicer shall establish a Lock-Box Account for each ARD Loan no later than its Anticipated Repayment Date.

            (c) With respect to each Loan requiring the establishment of a Lock-Box Account, the Master Servicer, upon receipt of the annual financial statements of each Borrower, shall compare the gross revenue for the related Mortgaged Property, as set forth in such financial statements, with the history of the related Borrower's deposits (on an annual basis) into such Lock-Box Account and shall report any discrepancies over 10% to the Special Servicer.

            (d) Within 60 days after a Servicing Account has been established on behalf of a Borrower pursuant to the terms of the related Mortgage, the Master Servicer (in accordance with the Uniform Commercial Code) shall notify the financial institution maintaining such account of the Trustee's security interest in the funds in such account in those jurisdictions where required in order to perfect or maintain perfection of the related security interest.

            Section 3.28 Interest Reserve Account.

            (a) The Trustee shall establish, on or before the Closing Date, and maintain the Interest Reserve Account on behalf of REMIC I. The Trustee shall give notice to the Master Servicer, the Special Servicer and the Depositor of the location of the Interest Reserve Account and, prior to any change thereof, any new location of the Interest Reserve Account. On each Distribution Date ending in any February and on any Distribution Date ending in any January which occurs in a year which is not a leap year, the Trustee shall withdraw from the Lower-Tier Distribution Account and deposit into the Interest Reserve Account in respect of each Loan an amount withheld from the related Monthly Payment or P&I Advance equal to one day's interest on the Stated Principal Balance of such Loan as of the Distribution Date occurring in the month preceding the month in which the Distribution Date occurs at the related Net Mortgage Rate, to the extent a full Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any January and, in the case of a leap year, in any February, "Withheld Amounts").

            (b) On each Distribution Date occurring in March, the Trustee shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding December and January Interest Accrual Periods, if any, and deposit such amount (excluding any net investment income thereon) into the REMIC I Distribution Account. On each Distribution Date, the Trustee shall deposit any Net Investment Loss into the Interest Reserve Account and shall be permitted to withdraw any Net Investment Earnings from the Interest Reserve Account.

            Section 3.29 Limitations on and Authorizations of the Master Servicer and Special Servicer with Respect to Certain Loans.

            (a) Prior to taking any action with respect to a Loan secured by any Mortgaged Properties located in a "one-action" state, the Special Servicer shall consult with legal counsel, the fees and expenses of which shall be a Servicing Advance.

            (b) With respect to any Loan which permits the related Borrower, with the consent or grant of a waiver by the mortgagee, to incur additional indebtedness (other than as provided in Section 3.08(g)) or to amend or modify the related Borrower's organizational documents, the Special Servicer may consent (subject, without limitation, to Section 3.20(e) hereof) to either such action, or grant a waiver with respect thereto, only if the Special Servicer determines that such consent or grant of waiver is likely to result in a greater recovery on a present value basis (discounted at the related Mortgage Rate) than the withholding of such consent or grant of waiver, and the Special Servicer first obtains written confirmation from each Rating Agency that such consent or grant of waiver would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. The Master Servicer shall not be entitled or required to consent to, or grant a waiver with respect to, either action, except in accordance with
Section 3.08(g) hereof.

            (c) With respect to any ARD Loan, so long as no event of default beyond applicable notice and grace periods has occurred and is continuing, the Master Servicer and the Special Servicer shall not take any enforcement action with respect to the payment of Excess Interest or principal in excess of the principal component of the constant Monthly Payment, other than requests for collection, until the date on which principal and all accrued interest (other than Excess Interest) has been paid in full (the failure of the Borrower to pay Excess Interest shall not be considered an event of default for purposes of this paragraph). Nothing in this paragraph shall limit the obligation of the Master Servicer and the Special Servicer to establish a Lock-Box Account pursuant to
Section 3.28.

            (d) [Reserved].

            (e) [Reserved].

            (f) [Reserved].

            (g) The Special Servicer shall not consent to a change of franchise affiliation with respect to any hotel property that in whole or in part constitutes the Mortgaged Property securing a Loan unless it obtains written confirmation from each Rating Agency that such change of franchise affiliation would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings on any Class of Certificates. The Special Servicer shall not be required to obtain such written consent from S&P if the then-current principal balance of such Loan is less than 2% of the then-current aggregate principal balance of the Loans.

            (h) The Master Servicer or Special Servicer shall not consent to a change in the property manager with respect to a property securing a Significant Loan unless it obtains confirmation from S&P that the appointment of such new property manager would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings on any Class of Certificates. The Master Servicer shall use reasonable efforts to cause the related Borrower to pay the costs of such confirmation, otherwise, such costs shall be a Trust Fund expense.

            (i) [Reserved].

            (j) [Reserved].

            (k) The Depositor shall, as to each Loan which is secured by the interest of the related Borrower under a ground lease, at its own expense, promptly (and in any event within 45 days of the Closing Date) notify the related ground lessor of the transfer of such Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related ground lease should thereafter be forwarded to the Trustee.

            Section 3.30 REMIC Administration.

            (a) The Trustee shall make or cause to be made elections to treat each of the Trust REMICs as a REMIC under the Code and if necessary, under State Tax Laws. Each such election will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the Certificates are issued, which in each case shall be signed by the Trustee. The Trustee shall designate the "regular interests" and the "residual interests," within the meaning of the REMIC Provisions, in each Trust REMIC as set forth in the Preliminary Statement hereto. To the extent the affairs of the Trust Fund are within their control, the Master Servicer, the Special Servicer and the Trustee shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any Trust REMIC other than those interests outstanding on the Closing Date.

            (b) [Reserved.]

            (c) The Holder of the largest Percentage Interest of the Class R Certificates is hereby designated, and by the acceptance of its Class R Certificate agrees to act, as Tax Matters Person for each Trust REMIC. Any Holder of a Class R Certificate must at all times hold at least a 1.0% Percentage Interest therein. The Holder of the largest Percentage Interest of the Class R Certificates is hereby designated, and by the acceptance of its Class R Certificate agrees to act, as Tax Matters Person for each Trust REMIC. The Trustee is hereby designated as the agent of the Tax Matters Person of each Trust REMIC and shall perform all the functions thereof, and the Holders of the Class R Certificates, by their acceptance of such Certificates, agree to such designation.

            (d) The Trustee shall prepare or cause to be prepared all of the Tax Returns that it reasonably determines are required with respect to each Trust REMIC created hereunder and shall sign and file or cause to be filed such Tax Returns in a timely manner. The expenses of preparing such returns shall be borne by the Trustee without any right of reimbursement therefor.

            (e) The Trustee shall provide (i) upon request by any Transferor of a Class R Certificate, such information to such Transferor and the IRS as is (x) reasonably necessary for the application of any tax relating to the transfer of a Class R Certificate to any Person who is not a Disqualified Organization or
(y) otherwise required to be provided by Treasury Regulations Section 1.860E-2 (and in the time and manner required to be provided to such person under such Regulations), (ii) to the Certificateholders such information or reports as are required by the Code, the REMIC Provisions or State Tax Laws including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) pursuant to Section 3.31(l), to the Internal Revenue Service the name, title, address and telephone number of the person who will serve as the representative of each of the Trust REMICs.

            (f) The Trustee shall take such actions and shall cause the Trust Fund to take such actions as are reasonably within the Trustee's control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions (and the Master Servicer and Special Servicer shall assist the Trustee, to the extent reasonably requested by the Trustee to do so). None of the Master Servicer, the Special Servicer or the Trustee shall knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax under the REMIC Provisions upon any Trust REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the
Code) (either such event, an "Adverse REMIC Event") unless such party receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and such party determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of such party) to the effect that the contemplated action will not, with respect to any Trust REMIC, cause any Trust REMIC to fail to qualify as a REMIC or, unless such party (which is acceptable to the Trustee) determines that the monetary expense to any Trust REMIC is not material and in its sole discretion to indemnify (to the extent reasonably acceptable to the Trustee) the Trust Fund against such tax, result in the imposition of such a tax. Wherever in this Agreement a contemplated action may not be taken because the timing of such action might result in the imposition of a tax on the Trust Fund, or may be taken only pursuant to an Opinion of Counsel that such action would impose a tax on the Trust Fund, such action may nonetheless be taken so long as (x) the indemnity given in the preceding sentence with respect to any taxes that might be imposed on the Trust Fund has been given and (y) all other preconditions to the taking of such action have been satisfied. The Trustee shall not take any action (whether or not authorized hereunder) as to which the Master Servicer has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to the Trust Fund or its assets, or causing the Trust Fund to take any action, which is not expressly permitted under the terms of this Agreement, each of the parties hereto will consult with the Trustee or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to any Trust REMIC, and such party shall not take any such action, or cause the Trust Fund to take any such action, as to which the Trustee has advised it in writing that an Adverse REMIC Event could occur. The Trustee may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement. At all times as may be required by the Code, the Trustee will to the extent within its control and the scope of its duties as specifically set forth herein, maintain substantially all of the assets of the Trust Fund as "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (g) In the event that any tax is imposed on "prohibited transactions" of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on "net income from foreclosure property" of any Trust REMIC as defined in
Section 860G(c) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws, such tax shall be charged (i) to the Master Servicer, if such tax arises out of or results from a breach, which breach constitutes negligence or willful misconduct of the Master Servicer, by the Master Servicer of any of its obligations under this Agreement and such breach is not caused by the breach of another party, (ii) to the Trustee, if such tax arises out of or results from a breach by the Trustee of any of its obligations under this Agreement and such breach is not caused by the breach of another party, (iii) to a Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under this Agreement and such breach is not caused by the breach of another party and
(iv) otherwise, against amounts on deposit in the Collection Account, and on the Distribution Date(s) following such reimbursement the aggregate of such taxes shall be allocated in reduction of the Optimal Interest Distribution Amount on each Class entitled thereto in the same manner as if such taxes constituted an Uncovered Prepayment Interest Shortfall Amount.

            (h) The Trustee shall, for federal income tax purposes, maintain books and records with respect to each of the Trust REMICs on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

            (i) Following the Startup Day, none of the Master Servicer, the Special Servicer or the Trustee shall accept any contributions of assets to any Trust REMIC unless the Master Servicer, the Special Servicer and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in any Trust REMIC will not cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject any Trust REMIC created hereunder to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (j) None of the Master Servicer, the Special Servicer or the Trustee shall enter into any arrangement by which any Trust REMIC created hereunder will receive a fee or other compensation for services nor, to the extent reasonably within their control, permit any Trust REMIC to receive an income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (k) [Reserved.]

            (l) Within 30 days after the Closing Date, the Trustee shall prepare and file with the Internal Revenue Service Form 8811, "Information Return for Real Estate Mortgage Investment Conduits (REMIC) and Issuers of Collateralized Debt Obligations" (or applicable successor form) for REMIC V created hereunder.

            (m) None of the Trustee, the Master Servicer or the Special Servicer shall sell or dispose of or substitute for any of the Loans (except in connection with (i) the default, imminent default or foreclosure of a Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of the Trust Fund,
(iii) the termination of the Trust Fund created hereunder pursuant to Article X of this Agreement or (iv) a purchase of Loans pursuant to Article II, Section
3.18 or Section 3.33 of this Agreement) nor acquire any assets for the Trust Fund or any Trust REMIC, nor sell or dispose of any investments in the Collection Account for gain, nor accept any contributions to any Trust REMIC after the Closing Date, unless it has received an Opinion of Counsel that such sale or disposition will not affect adversely the status of any Trust REMIC as a REMIC or cause any Trust REMIC to be subject to a tax on "prohibited transactions" or "contributions" pursuant to the REMIC Provisions.

            (n) The Depositor shall provide or cause to be provided to the Trustee, within ten (10) days after the Closing Date, and thereafter on an ongoing basis, all information or data requested by the Trustee that the Trustee reasonably determines to be relevant for tax purposes as to the valuations and Issue Prices of the Certificates, including without limitation, the price, yield, original issue discount, issue premium and projected cash flow of the Certificates. In addition, the Master Servicer, the Special Servicer and the Depositor shall provide on a timely basis to the Trustee or its designee such information with respect to the Trust Fund as is in its possession and reasonably requested by the Trustee to enable it to perform its obligations under this Section. The Trustee shall be entitled to rely conclusively upon all such information so provided to it without recalculation or other investigation.

            (o) The Trustee shall be entitled to reasonable compensation and to the reimbursement of its reasonable expenses incurred in the performance of its duties under this Section 3.30 as may be agreed upon by the Trustee and the Depositor; provided, however, that the Trustee shall pay out of its own funds, without any right of reimbursement, any and all ordinary expenses of the Trust Fund incurred in the performance of its duties under this Section but shall be reimbursed, except as otherwise expressly provided for herein, by the Trust Fund for any of its extraordinary expenses, including any taxes or tax-related payments, any expenses involved in any tax examination, audit or proceeding.

            Section 3.31 Master Servicer and Special Servicer May Own Certificates.

            (a) The Master Servicer and any agent of the Master Servicer in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Master Servicer or such agent, except with respect to Voting Rights, as set forth in the definition of "Certificateholder."

            (b) The Special Servicer and any agent of the Special Servicer in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Special Servicer or such agent, except with respect to Voting Rights, as set forth in the definition of "Certificateholder."

            Section 3.32 KRECM to Perform Certain Duties for Performing Loans.

            (a) Notwithstanding anything in this Agreement to the contrary, it is hereby acknowledged and agreed that KRECM shall be the initial Primary Servicer with respect to the KRECM Serviced Loans pursuant to the Primary Servicing Agreement between the Master Servicer and KRECM. In addition, KRECM hereby joins this Agreement as a party hereto to the extent and for the limited purposes set forth in this Section 3.32. At the direction and under the supervision of the Special Servicer, for so long as it remains the Primary Servicer under the Primary Servicing Agreement described in the preceding sentence, KRECM shall process all assumptions and related transactions and all modifications, consents, releases, and partial releases with respect to the KRECM Serviced Loans that are not Specially Serviced Loans, (i) to the extent such duties are otherwise delegated to the Special Servicer pursuant to Sections
3.08 and 3.29 of this Agreement and (ii) in each instance in accordance with the terms and provisions of Sections 3.08 and 3.29, as applicable; provided, however, that KRECM shall not approve or consent to any requested assumption, consent, modification, or release with respect to any such KRECM Serviced Loan unless and until KRECM has notified the Special Servicer of KRECM's intent to grant such approval or consent and the Special Servicer has consented (or has failed to object) thereto in writing within 10 days of having been notified thereof in writing and having been provided with all reasonably requested information with respect thereto.

            (b) KRECM shall perform the services described in Section 3.32(a) with respect to the KRECM Serviced Loans in accordance with the Servicing Standard. Subject to the Servicing Standard, the required approval of the Special Servicer, and the other terms of this Section 3.32, KRECM shall have full power and authority to do or cause to be done all things in connection with such services and administration of the KRECM Serviced Loans in the name of and on behalf of the Trust Fund and the Trustee, and the Trustee shall furnish, or cause to be furnished, to KRECM any limited powers of attorney and other documents necessary or appropriate to enable KRECM to carry out its servicing and administrative duties hereunder or under its Primary Servicing Agreement with the Master Servicer; provided, however, that the Trustee shall not be held liable for any negligence with respect to, or misuse of, any such power of attorney by KRECM; and provided, further, that the Master Servicer shall not be held liable for any action or inaction of KRECM with respect to its duties and obligations under this Section 3.32 and shall have no obligations under this
Section 3.32.

            (c) As compensation for the performance of the responsibilities and obligations set forth in Section 3.32(a), KRECM shall be entitled to receive or retain ("Assumption and Modification Processing Compensation"), (i) 100% of all assumption application fees and 50% of all assumption fees paid by the Borrowers on all KRECM Serviced Loans that are not Specially Serviced Loans (but only to the extent that all amounts then due and payable with respect to such Loans have been paid), (ii) all commercially reasonable fees actually collected on or with respect to Loan modifications for which KRECM is responsible pursuant to its Primary Servicing Agreements with the Master Servicer (but only to the extent that all amounts then due and payable after giving effect to any modification with respect to the related Loan have been paid), (iii) reasonable and customary consent fees and fees in connection with defeasance, if any, and (iv) other customary charges, in each case only to the extent actually paid by the related Borrower. For so long as such Assumption and Modification Processing Compensation is payable to KRECM as described above, the Master Servicer shall not be entitled to receive or retain any portion of such Assumption and Modification Processing Compensation with respect to the KRECM Serviced Loans. Within two (2) Business Days of its receipt of any amounts it receives from performing the services delegated to it in this Section 3.32, KRECM shall remit to the Master Servicer, for deposit in the Collection Account, all such amounts that do not constitute Assumption and Modification Processing Compensation.

            (d) KRECM hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor and the Special Servicer, as of the Closing Date, that:

            (i) KRECM is a corporation, duly organized, validly existing and in good standing under the laws of Ohio, and KRECM is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on the ability of KRECM to perform its obligations hereunder;

            (ii) The execution and delivery of this Agreement by KRECM, and the performance and compliance with the terms of this Agreement by KRECM, will not (A) violate KRECM's certificate of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or by which it is bound, or (C) result in the violation of any law, rule, regulation, order, judgment or decree binding on KRECM which, in the case of either
      (B) or (C) is likely to materially and adversely affect KRECM's ability to perform hereunder;

            (iii) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of KRECM, enforceable against KRECM in accordance with the terms hereof, except as such enforcement may be limited by (A) applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (iv) KRECM is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which violations are reasonably likely to have consequences that would materially and adversely affect the financial condition or operations of KRECM or its properties taken as a whole or are reasonably likely to have consequences that would materially and adversely affect its ability to perform its duties and obligations hereunder;

            (v) No litigation is pending or, to the best of KRECM's knowledge, threatened against KRECM which would prohibit KRECM from entering into this Agreement or, in KRECM's good faith and reasonable judgment, is likely to materially and adversely affect the ability of KRECM to perform its obligations under this Agreement;

            (vi) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by KRECM, or compliance by KRECM with, this Agreement or the consummation of KRECM's transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or cannot be obtained prior to the actual performance by KRECM of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of KRECM to perform its obligations hereunder;

            (vii) The Assumption and Modification Processing Compensation represents reasonable compensation for the services KRECM is performing pursuant to this Section 3.32;

            (viii) KRECM has full corporate power and authority to enter into and perform in accordance with this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement; and

            (ix) Each officer, employee and director of KRECM that has responsibilities concerning the servicing and administration of Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by Section 3.07(c).

            (e) The representations and warranties set forth in paragraph (d) above shall survive the execution and delivery of the Agreement.

            (f) With respect to the limited rights and obligations of KRECM pursuant to this Section 3.32, and only with respect to those limited rights and obligations, all of the terms, provisions, protections, limitations, rights, and obligations in the following sections of this Agreement shall, to the full extent such items are applicable to the Special Servicer, apply fully to KRECM as if KRECM were specifically named, referenced and incorporated in each such section to the same extent and in the same manner as the Special Servicer is named, referenced and incorporated in such sections: Article I, Section 3.07(c),
Section 6.01, Section 6.02, Section 6.03, Section 6.05, Sections 7.01(a)(ii),
(iii), (iv), (v), (vi), (vii), (viii), and (ix), Section 7.01(b), Section 7.01(c), Section 7.01(d), Section 7.04, and Article X. In addition to the foregoing, it shall be an Event of Default if KRECM is removed from S&P's approved master servicer list. Notwithstanding anything in the preceding sentence to the contrary, nothing in this Section 3.32(f) shall limit or otherwise affect any of the rights and obligations of KRECM or the Master Servicer under the Primary Servicing Agreement between them with respect to all of the other rights and obligations KRECM has under such agreement related to the KRECM Serviced Loans and all matters related thereto. All of the rights, duties and obligations of KRECM with respect to the KRECM Serviced Loans, other than those limited matters specifically addressed in this Section 3.32 shall, at all times, remain subject to and controlled by the Primary Servicing Agreement between the Master Servicer and KRECM.

            (g) Except upon an Event of Default by KRECM under this Agreement, any resignation or termination of KRECM shall be governed by the terms of KRECM's Primary Servicing Agreement with the Master Servicer, and KRECM's right to receive servicing compensation under its Primary Servicing Agreement with the Master Servicer and its right to receive Assumption and Modification Processing Compensation under this Section 3.32, may only be assigned, transferred or terminated (absent an Event of Default by KRECM under this Agreement) pursuant to the terms of the Primary Servicing Agreement, which shall include (as set forth in Section 3.22 of this Agreement) the right of the Master Servicer (or the Trustee as successor in interest thereto) to terminate KRECM if KRECM causes an Event of Default under this Agreement. If KRECM (or an authorized replacement, assignee, or successor thereto) shall for any reason no longer act in the capacity of Primary Servicer with respect to the KRECM Serviced Loans pursuant to the Primary Servicing Agreement, then the responsibilities and obligations delegated to KRECM pursuant to this Section 3.32 shall be returned to and handled by the Master Servicer and the Special Servicer, as applicable, as provided in Sections 3.08 and 3.29 and the right to receive or retain Assumption and Modification Processing Compensation shall be allocated between the Master Servicer and the Special Servicer pursuant to Section 3.11.

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions.

            (a) On each Distribution Date prior to the date on which the Certificate Balance of the last outstanding Class of Subordinate Certificates has been reduced to zero, to the extent of the Available Distribution Amount for such Distribution Date, the Trustee shall transfer or be deemed to transfer such amounts from the REMIC IV Distribution Account to the REMIC V Distribution Account in the amounts and priorities set forth in Section 4.01(k) with respect to each Class of Uncertificated REMIC IV Interests, and immediately thereafter, shall make distributions in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority from the Available Distribution Amount:

            (i) concurrently, to the Class A-1, Class A-2, Class A-3, Class A-X and Class A-SP Certificates, pro rata, up to the Optimal Interest Distribution Amounts for each such Class for such Distribution Date;

            (ii) to the Class A-1, Class A-2, and Class A-3 Certificates, in reduction of the Certificate Balances thereof, an amount up to the Principal Distribution Amount for such Distribution Date, in the following order of priority:

            First, to the Class A-1 Certificates, until the Certificate Balance thereof has been reduced to zero;

            Second, to the Class A-2 Certificates, until the Certificate Balance thereof has been reduced to zero; and

            Third, to the Class A-3 Certificates, until the Certificate Balance thereof has been reduced to zero;

            (iii) to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata (based on the aggregate unreimbursed Collateral Support Deficit previously allocated to each such Class), until all amounts of such Collateral Support Deficit previously allocated to such Classes, but not previously reimbursed, have been reimbursed in full;

            (iv) to the Class J-AD Certificates, in reduction of the Certificate Balance thereof, an amount up to the Special Principal Distribution Amount for such Distribution Date until such Certificate Balance is reduced to zero;

            (v) if the Certificate Balance of the Class J-AD Certificates was reduced to zero on such Distribution Date, to the Class A-X Certificates, an amount equal to the excess, if any, of (A) the Special Principal Distribution Amount for such Distribution Date, over (B) the Certificate Balance of the Class J-AD Certificates outstanding immediately prior to such Distribution Date;

            (vi) to the Class B Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (vii) to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (viii) to the Class B Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class B Certificates, but not previously reimbursed, have been reimbursed in full;

            (ix) to the Class C Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (x) to the Class C Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xi) to the Class C Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class C Certificates, but not previously reimbursed, have been reimbursed in full;

            (xii) to the Class D Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xiii) to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xiv) to the Class D Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class D Certificates, but not previously reimbursed, have been reimbursed in full;

            (xv) the Class E Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xvi) to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xvii) to the Class E Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class E Certificates, but not previously reimbursed, have been reimbursed in full;

            (xviii) to the Class F Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xix) to the Class F Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xx) to the Class F Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class F Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxi) to the Class G Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxii) to the Class G Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxiii) to the Class G Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class G Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxiv) to the Class H Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxv) to the Class H Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxvi) to the Class H Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class H Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxvii) to the Class J-AD Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxviii) to the Class J-AD Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxix) to the Class J-AD Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class J-AD Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxx) to the Class K-Z Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxxi) to the Class K-Z Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxxii) to the Class K-Z Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class K-Z Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxiii) to the Class L Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxxiv) to the Class L Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxxv) to the Class L Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class L Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxvi) to the Class M Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxxvii) to the Class M Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxxviii) to the Class M Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class M Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxix) to the Class N Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xl) to the Class N Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xli) to the Class N Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class N Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlii) to the Class O Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xliii) to the Class O Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xliv) to the Class O Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class O Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlv) to the Class P Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xlvi) to the Class P Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xlvii) to the Class P Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class P Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlviii) to the Class Q Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xlix) to the Class Q Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (l) to the Class Q Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class Q Certificates, but not previously reimbursed, have been reimbursed in full;

            (li) to the Class S Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (lii) to the Class S Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (liii) to the Class S Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class S Certificates, but not previously reimbursed, have been reimbursed in full;

            (liv) to the Class R Certificates, in respect of the R-V Interest, the amount, if any, remaining in the REMIC V Distribution Account after all other distributions pursuant to this Section 4.01(a) and Section 4.01(b).

            (lv) from the REMIC IV Distribution Account, to the Class R Certificates in respect of the Class R-IV Interest, up to an amount equal to the excess, if any, of (A) the aggregate distributions deemed made in respect of the REMIC III Regular Interests on such Distribution Date pursuant to Section 4.01(l), over (B) the aggregate distributions deemed made in respect of the REMIC IV Regular Interests on such Distribution Date pursuant to Section 4.01(k);

            (lvi) from the REMIC III Distribution Account, to the Class R Certificates in respect of the Class R-III Interest, up to an amount equal to the excess, if any, of (A) the aggregate distributions deemed made in respect of the REMIC II Regular Interests on such Distribution Date pursuant to Section 4.01(m), over (B) the aggregate distributions deemed made in respect of the REMIC III Regular Interests on such Distribution Date pursuant to Section 4.01(l);

            (lvii) from the REMIC II Distribution Account, to the Class R Certificates in respect of the Class R-II Interest, up to an amount equal to the excess, if any, of (A) the aggregate distributions deemed made in respect of the REMIC I Regular Interests on such Distribution Date pursuant to Section 4.01(n), over (B) the aggregate distributions deemed made in respect of the REMIC II Regular Interests on such Distribution Date pursuant to Section 4.01(m); and

            (lviii) from the REMIC I Distribution Account, to the Class R Certificates in respect of the Class R-I Interest, up to an amount equal to the excess, if any of, (A) the Available Distribution Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the other Classes of Certificates on such Distribution Date pursuant to clauses (i) through (liii) above.

            (b) Notwithstanding the foregoing, on each Distribution Date occurring on or after the date on which the Certificate Balance of the last outstanding Class of Subordinate Certificates has been reduced to zero, the Trustee shall apply amounts on deposit in the REMIC V Distribution Account in the following order of priority: (i) concurrently, to the Class A-1, Class A-2, Class A-3, Class A-X and Class A-SP Certificates, pro rata, in respect of the Optimal Interest Amount allocable to each such Class; (ii) to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata in reduction of the Certificate Balances thereof, until the Certificate Balance of each such Class has been reduced to zero; and (iii) to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata (based on the aggregate unreimbursed Collateral Support Deficit previously allocated to such Class) until all amounts of such Collateral Support Deficit previously allocated to such Classes but not previously reimbursed have been reimbursed in full.

            (c) On each Master Servicer Remittance Date, the Master Servicer shall deposit all Yield Maintenance Charges in the REMIC I Distribution Account for payment to the REMIC I Regular Interests. On each Distribution Date, the Trustee shall withdraw from the REMIC I Distribution Account an aggregate amount equal to all such Yield Maintenance Charges actually collected on the Loans or any REO Loans during the related Due Period and shall distribute such amount to the REMIC I Regular Interests, pro rata in proportion to their outstanding principal balances. On each Distribution Date, distributions received by the REMIC I Regular Interests pursuant to the preceding sentence shall likewise be distributed to the REMIC II Regular Interests and the REMIC III Regular Interests, in each case pro rata in proportion to the outstanding Uncertificated Principal Balances of the regular interests of each REMIC. Amounts received by REMIC IV from REMIC III shall be allocated to the Major Sequential Pay REMIC IV Regular Interests corresponding to the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates in the amounts corresponding to Yield Maintenance Charges distributable to such Certificates pursuant to Section 4.01(d), and the remainder of such Yield Maintenance Charges shall be allocated 62% to REMIC IV Regular Interest KK and included as part of the Special Principal Distribution Amount up to and including, but not after, the Final Group KK Interest Accrual Period, and the balance thereof shall be allocated to the REMIC IV Regular Interest AX; provided, that in the Final Group KK Interest Accrual Period, Yield Maintenance Charges shall be allocated to REMIC IV Regular Interest KK in a manner analogous to the description of the REMIC III Remittance Rate for the Final Group KK Interest Accrual Period. Amounts distributed in respect of the REMIC IV Regular Interests shall be deposited in the REMIC V Distribution Account for distribution pursuant to Section 4.01(d).

            (d) On each Distribution Date, the Trustee shall withdraw any amounts on deposit in the REMIC V Distribution Account that represent Yield Maintenance Charges actually collected on Loans or REO Loans during the related Due Period and remitted in respect of the REMIC IV Regular Interests pursuant to
Section 4.01(c), and shall distribute such amounts to the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, in an amount equal to the product of (a) a fraction whose numerator is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Yield Maintenance Charges collected on such Principal Prepayment during the related Due Period. With respect to any Yield Maintenance Charges collected during the related Due Period remaining after such distributions, (i) on each Distribution Date up to and including the Distribution Date on which the principal balance of the Class J-AD Certificates is reduced to zero, 38% of such Yield Maintenance Charges will be distributed to the Holders of the Class A-X Certificates, and 62% of such Yield Maintenance Charges will be distributed, as a portion of the Special Principal Distribution Amount, to the Holders of the Class J-AD Certificates to the extent described in the preceding paragraph with respect to REMIC IV Regular Interest KK, and (ii) on any following Distribution Dates, 100% of such Yield Maintenance Charges will be distributed to the Holders of the Class A-X Certificates.

            Following the reduction of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates and Class J-AD to zero, the Trustee shall distribute to the Class A-X Certificates all Yield Maintenance Charges actually received during the related Due Period with respect to the Loans and remitted in respect of REMIC I Regular Interests, REMIC II Regular Interests, REMIC III Regular Interests and REMIC IV Regular Interests pursuant to Section 4.01(c).

            (e) On any applicable Distribution Date, (i) any Excess Interest collected for such Distribution Date shall be distributed from the Excess Interest Distribution Account to the Class V Certificates.

            (f) All distributions made with respect to each Class on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(g), 4.01(h) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of record of the respective Class at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates) or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Collateral Support Deficit previously allocated to such Certificate) shall be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Trustee or such other location specified in the notice to Certificateholders of such final distribution.

            Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Depositor, the Master Servicer, the Special Servicer, the Underwriters or the Initial Purchasers shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

            (g) Except as otherwise provided in Section 9.01, whenever the Trustee expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Collateral Support Deficit previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Trustee shall, thirty days prior to the final Distribution Date for such Class, post a notice on the Website to the effect that no interest shall accrue on such Certificates from and after such Distribution Date.

            Any funds not distributed to any Holder or Holders of Definitive Certificates of any Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Definitive Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Definitive Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Definitive Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Definitive Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Definitive Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Definitive Certificateholder on any amount held in trust hereunder by the Trustee as a result of such Definitive Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(g).

            (h) Distributions in reimbursement of Collateral Support Deficit previously allocated to the Regular Certificates shall be made in the amounts and manner specified in Section 4.01(a) to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided, however, that all distributions in reimbursement of Collateral Support Deficit previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register, and such amounts shall be deemed to have been distributed from REMIC I to REMIC II, from REMIC II to REMIC III, from REMIC III to REMIC IV, and finally from REMIC IV to REMIC V, in each case as such Collateral Support Deficit was allocated to the applicable REMIC pursuant to Sections 4.04(f), (e), (d) and (c), as applicable. Notice of any such distribution to a prior Holder shall be made in accordance with Section 10.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Trustee shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(h) as if such Holder had failed to surrender its Certificates.

            (i) Shortfalls in the Available Distribution Amount on any Distribution Date resulting from Uncovered Prepayment Interest Shortfall Amounts shall be allocated to each Class of Regular Certificates and Hyperamortization Interest, pro rata, based on the Accrued Certificate Interest Amount distributable to each such Class on such Distribution Date and Hyperamortization Interest accrued in respect of such Distribution Date. The amount by which the servicing compensation is to be reduced in connection with Prepayment Interest Shortfalls pursuant to the last paragraph of Section 3.11(a) shall be deposited by the Master Servicer into the Collection Account on or prior to the Master Servicer Remittance Date.

            (j) Shortfalls in the Available Distribution Amount resulting from unanticipated Trust Fund indemnification expenses incurred pursuant to Section
6.03 and Section 8.05 shall be allocated to the most subordinate Class of Certificates then outstanding, until the Certificate Balance thereof equals zero, and then to the next most subordinate Class of Certificate then outstanding.

            (k) On each Distribution Date, immediately prior to making any actual distributions on the Regular Certificates pursuant to Section 4.01(a) or 4.01(b), as applicable, the Trustee shall be deemed to have made, out of the amounts deemed distributed in respect of the REMIC III Regular Interests on such Distribution Date pursuant to Section 4.01(l), the following distributions on the REMIC IV Regular Interests in the following order of priority, in each case to the extent of the remaining portion of such amounts deemed distributed on the REMIC III Regular Interests:

            First, distributions of principal to REMIC V in respect of REMIC IV Regular Interest J-Minor, up to an amount equal to the lesser of (i) the REMIC IV Special Principal Distribution Amount for such Distribution Date, and (ii) the Uncertificated Principal Balance of REMIC IV Regular Interest J-Minor outstanding immediately prior to such Distribution Date;

            Second, distributions of Accrued Interest to REMIC V in respect of all the REMIC IV Regular Interests, up to an amount equal to, and pro rata among the REMIC IV Regular Interests in accordance with, all Accrued Interest in respect of each REMIC IV Regular Interest through the end of the related Interest Accrual Period that has not previously been deemed paid pursuant to this Section 4.01(k) on any prior Distribution Date and, in the case of REMIC IV Regular Interest LT-IV-Minor, that has not constituted part of the LT-IV-Minor Accrual Amount added to the Uncertificated Principal Balance of such REMIC IV Regular Interest on such Distribution Date or any prior Distribution Date;

            Third, distributions of principal to REMIC V in respect of REMIC IV Regular Interest A-1-Major, REMIC IV Regular Interest A-1-Minor, REMIC IV Regular Interest A-2-Major, REMIC IV Regular Interest A-2-Minor, REMIC IV Regular Interest A-3-Major, REMIC IV Regular Interest A-3-Minor and REMIC IV Regular Interest LT-IV-Minor, allocable among such REMIC IV Regular Interests as provided below, up to an amount equal to the lesser of (i) the aggregate Uncertificated Principal Balance of all such REMIC IV Regular Interests (other than REMIC IV Regular Interest LT-IV-Minor) outstanding immediately prior to such Distribution Date, together with that portion of the Uncertificated Principal Balance of REMIC IV Regular Interest LT-IV-Minor outstanding immediately prior to such Distribution Date that is equal to the aggregate Uncertificated Principal Balance of REMIC IV Regular Interest A-1-Minor, REMIC IV Regular Interest A-2-Minor and REMIC IV Regular Interest A-3-Minor outstanding immediately prior to such Distribution Date, and (ii) the Principal Distribution Amount for such Distribution Date;

            Fourth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest B-Major, REMIC IV Regular Interest B-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clause third above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest B-Major and REMIC IV Regular Interest B-Minor to zero when distributed in the aforementioned proportion;

            Fifth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest C-Major, REMIC IV Regular Interest C-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third and fourth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest C-Major and REMIC IV Regular Interest C-Minor to zero when distributed in the aforementioned proportion;

            Sixth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest D-Major, REMIC IV Regular Interest D-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through fifth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest D-Major and REMIC IV Regular Interest D-Minor to zero when distributed in the aforementioned proportion;

            Seventh, distributions of principal to REMIC V in respect of REMIC IV Regular Interest E-Major, REMIC IV Regular Interest E-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through sixth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest E-Major and REMIC IV Regular Interest E-Minor to zero when distributed in the aforementioned proportion;

            Eighth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest F-Major, REMIC IV Regular Interest F-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through seventh above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest F-Major and REMIC IV Regular Interest F-Minor to zero when distributed in the aforementioned proportion;

            Ninth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest G-Major, REMIC IV Regular Interest G-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through eighth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest G-Major and REMIC IV Regular Interest G-Minor to zero when distributed in the aforementioned proportion;

            Tenth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest H-Major, REMIC IV Regular Interest H-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through ninth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest H-Major and REMIC IV Regular Interest H-Minor to zero when distributed in the aforementioned proportion;

            Eleventh, distributions of principal to REMIC V in respect of REMIC IV Regular Interest J-Major, REMIC IV Regular Interest J-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through tenth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balance of REMIC IV Regular Interest J-Minor to zero when distributed in the aforementioned proportion;

            Twelfth, if the Uncertificated Principal Balance of REMIC IV Regular Interest J-Minor was reduced to zero on such Distribution Date, distributions of principal to REMIC V in respect of REMIC IV Regular Interest LT-IV-Minor, up to an amount equal to the lesser of (i) the LT-IV-Minor Accrual Amount for such Distribution Date, and (ii) the excess, if any, of the REMIC IV Special Principal Distribution Amount for such Distribution Date, over the Uncertificated Principal Balance of REMIC IV Regular Interest J-Minor outstanding immediately prior to such Distribution Date;

            Thirteenth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest J-Major and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:2, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through eleventh above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balance of REMIC IV Regular Interest J-Major to zero when distributed in the aforementioned proportion;

            Fourteenth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest L-Major, REMIC IV Regular Interest L-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through eleventh and clause thirteenth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest L-Major and REMIC IV Regular Interest L-Minor to zero when distributed in the aforementioned proportion;

            Fifteenth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest M-Major, REMIC IV Regular Interest M-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through eleventh and clauses thirteenth and fourteenth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest M-Major and REMIC IV Regular Interest M-Minor to zero when distributed in the aforementioned proportion;

            Sixteenth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest N-Major, REMIC IV Regular Interest N-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through eleventh and clauses thirteenth through fifteenth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest N-Major and REMIC IV Regular Interest N-Minor to zero when distributed in the aforementioned proportion;

            Seventeenth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest O-Major, REMIC IV Regular Interest O-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through eleventh and clauses thirteenth through sixteenth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest O-Major and REMIC IV Regular Interest O-Minor to zero when distributed in the aforementioned proportion;

            Eighteenth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest P-Major, REMIC IV Regular Interest P-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through eleventh and clauses thirteenth through seventeenth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest P-Major and REMIC IV Regular Interest P-Minor to zero when distributed in the aforementioned proportion;

            Nineteenth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest Q-Major, REMIC IV Regular Interest Q-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through eleventh and clauses thirteenth through eighteenth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest Q-Major, REMIC IV Regular Interest Q Minor and REMIC IV Regular Interest LT-IV-Minor to zero when distributed in the aforementioned proportion;

            Twentieth, distributions of principal to REMIC V in respect of REMIC IV Regular Interest S-Major, REMIC IV Regular Interest S-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, up to the Principal Distribution Amount for such Distribution Date (net of all amounts, if any, deemed distributed on such Distribution Date pursuant to clauses third through eleventh and clauses thirteenth through nineteenth above), but in no event more than the amount that would be necessary to reduce the Uncertificated Principal Balances of REMIC IV Regular Interest S-Major, REMIC IV Regular Interest S Minor and REMIC IV Regular Interest LT-IV-Minor to zero when distributed in the aforementioned proportion; and

            Twenty-first, distributions to REMIC V in respect of all the REMIC IV Regular Interests (including those whose Uncertificated Principal Balances have been reduced to zero), up to an amount equal to, in reimbursement of, and in the reverse order of, all Collateral Support Deficits, if any, previously allocated to each REMIC IV Regular Interest pursuant to Section 4.04(c) that have not previously been deemed reimbursed on any prior Distribution Date pursuant to this Section 4.01(k);

provided that, on the Final Distribution Date, the distributions of principal to be made pursuant to clauses third through eleventh and clauses thirteenth through twentieth above shall, in each such case, subject to the then remaining portion of the amounts deemed distributed on the REMIC III Regular Interests on such date pursuant to Section 4.01(l), be deemed made to REMIC V in respect of the relevant REMIC IV Regular Interests as if the Principal Distribution Amount for such date is equal to the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately prior to the Final Distribution Date.

            On each Distribution Date prior to the earlier of (i) the first Distribution Date as of which the aggregate of the Uncertificated Principal Balances of all Sequential Pay REMIC IV Regular Interests (other than REMIC IV Regular Interest A-1-Major, REMIC IV Regular Interest A-1-Minor, REMIC IV Regular Interest A-2-Major, REMIC IV Regular Interest A-2-Minor, REMIC IV Regular Interest A-3-Major, REMIC IV Regular Interest A-3-Minor and REMIC IV Regular Interest LT-IV-Minor) had previously been reduced to zero and (ii) the Final Distribution Date, the distributions of principal deemed made pursuant to clause third above shall be deemed so made: first, to REMIC V in respect of REMIC IV Regular Interest A-1-Major, REMIC IV Regular Interest A-1-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, until the Uncertificated Principal Balances of REMIC IV Regular Interest A-1-Major and REMIC IV Regular Interest A-1-Minor are reduced to zero; second, to REMIC V in respect of REMIC IV Regular Interest A-2-Major, REMIC IV Regular Interest A-2-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, until the Uncertificated Principal Balances of REMIC IV Regular Interest A-2-Major and REMIC IV Regular Interest A-2-Minor are reduced to zero; and, third, to REMIC V in respect of REMIC IV Regular Interest A-3-Major, REMIC IV Regular Interest A-3-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, until the Uncertificated Principal Balances of REMIC IV Regular Interest A-3-Major and REMIC IV Regular Interest A-3-Minor are reduced to zero. On each Distribution Date following the Distribution Date on which the aggregate of the Uncertificated Principal Balances of all Sequential Pay REMIC IV Regular Interests (other than REMIC IV Regular Interest A-1-Major, REMIC IV Regular Interest A-1-Minor, REMIC IV Regular Interest A-2-Major, REMIC IV Regular Interest A-2-Minor, REMIC IV Regular Interest A-3-Major, REMIC IV Regular Interest A-3-Minor and REMIC IV Regular Interest LT-IV-Minor) are reduced to zero, and (in any event) on the Final Distribution Date, the distributions of principal deemed made pursuant to clause third above shall be deemed so made with respect to the following three groups of REMIC IV Regular Interests on a pro rata basis in accordance with their respective Uncertificated Principal Balances: (i) REMIC IV Regular Interest A-1-Major and REMIC IV Regular Interest A-1-Minor; (ii) REMIC IV Regular Interest A-2-Major, REMIC IV Regular Interest A-2-Minor, REMIC IV Regular Interest A-3-Major and REMIC IV Regular Interest A-3-Minor; and (iii) REMIC IV Regular Interest LT-IV-Minor. Amounts deemed distributed on any Distribution Date pursuant to the prior sentence in respect of REMIC IV Regular Interest A-1-Major and REMIC IV Regular Interest A-1-Minor, shall be deemed distributed to REMIC V in respect of such REMIC IV Regular Interests in a proportion of 98:1, respectively; amounts deemed distributed on any Distribution Date pursuant to the prior sentence in respect of REMIC IV Regular Interest A-2-Major and REMIC IV Regular Interest A-2-Minor, shall be deemed distributed to REMIC V in respect of such REMIC IV Regular Interests in a proportion of 98:1, respectively; and amounts deemed distributed on any Distribution Date pursuant to the prior sentence in respect of REMIC IV Regular Interest A-3-Major and REMIC IV Regular Interest A-3-Minor, shall be deemed distributed to REMIC V in respect of such REMIC IV Regular Interests in a proportion of 98:1, respectively.

            The distributions actually made by the Trustee on each Distribution Date in respect of the Regular Certificates pursuant to Section 4.01(a) or 4.01(b), as applicable, shall be deemed to have been so made from the amounts deemed distributed in respect of the REMIC IV Regular Interests on such Distribution Date pursuant to this Section 4.01(k). Notwithstanding the deemed distributions on the REMIC IV Regular Interests described in this Section 4.01(k), actual distributions of funds from the Distribution Account shall be made only in accordance with Section 4.01(a) or 4.01(b), as applicable.

            (l) On each Distribution Date, immediately prior to making any actual distributions on the Regular Certificates pursuant to Section 4.01(a) or 4.01(b), as applicable, or the corresponding deemed distributions on the REMIC IV Regular Interests pursuant to Section 4.01(k), the Trustee shall be deemed to have made out of the amounts deemed distributed in respect of the REMIC II Regular Interests on such Distribution Date pursuant to Section 4.01(m), the following distributions on the REMIC III Regular Interests in the following order of priority, in each case to the extent of the remaining portion of such amounts deemed distributed on the REMIC II Regular Interests:

            First, distributions of Accrued Interest to REMIC IV in respect of all the REMIC III Regular Interests, up to an amount equal to, and pro rata among the REMIC III Regular Interests in accordance with, all Accrued Interest in respect of each REMIC III Regular Interest through the end of the related Interest Accrual Period that has not previously been deemed paid pursuant to this Section 4.01(l) on any prior Distribution Date;

            Second, distributions of principal to REMIC IV in respect of REMIC III Regular Interest A-1-Major, REMIC III Regular Interest A-1-Minor1 and REMIC III Regular Interest A-1-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest A-1 on such Distribution Date pursuant to Section 4.01(m);

            Third, distributions of principal to REMIC IV in respect of REMIC III Regular Interest A-2-Major, REMIC III Regular Interest A-2-Minor1 and REMIC III Regular Interest A-2-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest A-2 on such Distribution Date pursuant to Section 4.01(m);

            Fourth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest A-3-Major, REMIC III Regular Interest A-3-Minor1 and REMIC III Regular Interest A-3-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest A-3 on such Distribution Date pursuant to Section 4.01(m);

            Fifth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest B-Major, REMIC III Regular Interest B-Minor1 and REMIC III Regular Interest B-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest B on such Distribution Date pursuant to Section 4.01(m);

            Sixth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest C-Major, REMIC III Regular Interest C-Minor1 and REMIC III Regular Interest C-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest C on such Distribution Date pursuant to Section 4.01(m);

            Seventh, distributions of principal to REMIC IV in respect of REMIC III Regular Interest D-Major, REMIC III Regular Interest D-Minor1 and REMIC III Regular Interest D-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest D on such Distribution Date pursuant to Section 4.01(m);

            Eighth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest E-Major, REMIC III Regular Interest E-Minor1 and REMIC III Regular Interest E-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest E on such Distribution Date pursuant to Section 4.01(m);

            Ninth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest F-Major, REMIC III Regular Interest F-Minor1 and REMIC III Regular Interest F-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest F on such Distribution Date pursuant to Section 4.01(m);

            Tenth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest G-Major, REMIC III Regular Interest G-Minor1 and REMIC III Regular Interest G-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest G on such Distribution Date pursuant to Section 4.01(m);

            Eleventh, distributions of principal to REMIC IV in respect of REMIC III Regular Interest H-Major, REMIC III Regular Interest H-Minor1 and REMIC III Regular Interest H-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest H on such Distribution Date pursuant to Section 4.01(m);

            Twelfth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest J-Major, REMIC III Regular Interest J-Minor1 and REMIC III Regular Interest J-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest J on such Distribution Date pursuant to Section 4.01(m);

            Thirteenth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest L-Major, REMIC III Regular Interest L-Minor1 and REMIC III Regular Interest L-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest L on such Distribution Date pursuant to Section 4.01(m);

            Fourteenth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest M-Major, REMIC III Regular Interest M-Minor1 and REMIC III Regular Interest M-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest M on such Distribution Date pursuant to Section 4.01(m);

            Fifteenth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest N-Major, REMIC III Regular Interest N-Minor1 and REMIC III Regular Interest N-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest N on such Distribution Date pursuant to Section 4.01(m);

            Sixteenth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest O-Major, REMIC III Regular Interest O-Minor1 and REMIC III Regular Interest O-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest O on such Distribution Date pursuant to Section 4.01(m);

            Seventeenth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest P-Major, REMIC III Regular Interest P-Minor1 and REMIC III Regular Interest P-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest P on such Distribution Date pursuant to Section 4.01(m);

            Eighteenth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest Q-Major, REMIC III Regular Interest Q-Minor1 and REMIC III Regular Interest Q-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest Q on such Distribution Date pursuant to Section 4.01(m);

            Nineteenth, distributions of principal to REMIC IV in respect of REMIC III Regular Interest S-Major, REMIC III Regular Interest S-Minor1 and REMIC III Regular Interest S-Minor2, pro rata in accordance with the respective Uncertificated Principal Balances of such REMIC III Regular Interests outstanding immediately prior to such Distribution Date, up to an amount equal to the aggregate of all distributions of principal deemed made in respect of REMIC II Regular Interest S on such Distribution Date pursuant to Section 4.01(m); and

            Twentieth, distributions to REMIC IV in respect of all the REMIC III Regular Interests (including those whose Uncertificated Principal Balances have been reduced to zero), up to an amount equal to, in reimbursement of, and in the reverse order of, all Collateral Support Deficits, if any, previously allocated to each REMIC III Regular Interest pursuant to
      Section 4.04(d) that have not previously been deemed reimbursed on any prior Distribution Date pursuant to this Section 4.01(l);

provided that, if the aggregate deemed distributions required to be made on such Distribution Date pursuant to clauses second, third and fourth above exceed the amount available to be deemed distributed pursuant to such clauses, the amount so available shall be allocated to make the particular deemed distributions pursuant to such clauses on a pro rata basis in accordance with the respective amounts so required to be deemed distributed pursuant to each such clause.

            The distributions deemed made by the Trustee on each Distribution Date in respect of the REMIC IV Regular Interests pursuant to Section 4.01(k), as well as the distributions actually made by the Trustee on each Distribution Date in respect of the Regular Certificates pursuant to Section 4.01(a) or 4.01(b), as applicable, shall be deemed to have been so made or deemed made, as the case may be, from the amounts deemed distributed in respect of the REMIC III Regular Interests on such Distribution Date pursuant to this Section 4.01(l). Notwithstanding the deemed distributions on the REMIC III Regular Interests described in this Section 4.01(l), actual distributions of funds from the Distribution Account shall be made only in accordance with Section 4.01(a) or 4.01(b), as applicable.

            (m) On each Distribution Date, immediately prior to making any actual distributions on the Regular Certificates pursuant to Section 4.01(a) or 4.01(b), as applicable, or the corresponding deemed distributions on the REMIC IV Regular Interests pursuant to Section 4.01(k) or on the REMIC III Regular Interests pursuant to Section 4.01(l), the Trustee shall be deemed to have made out of the amounts deemed distributed in respect of the REMIC I Regular Interests on such Distribution Date pursuant to Section 4.01(n), the following distributions on the REMIC II Regular Interests in the following order of priority, in each case to the extent of the remaining portion of such amounts deemed distributed on the REMIC I Regular Interests:

            First, distributions of Accrued Interest to REMIC III in respect of all the REMIC II Regular Interests, up to an amount equal to, and pro rata among the REMIC II Regular Interests in accordance with, all Accrued Interest in respect of each REMIC II Regular Interest through the end of the related Interest Accrual Period that has not previously been deemed paid pursuant to this Section 4.01(m) on any prior Distribution Date;

            Second, distributions of principal to REMIC III in respect of REMIC II Regular Interest A-1, REMIC II Regular Interest A-2, REMIC II Regular Interest A-3A, REMIC II Regular Interest A-3B, REMIC II Regular Interest B, REMIC II Regular Interest C, REMIC II Regular Interest D, REMIC II Regular Interest E, REMIC II Regular Interest F, REMIC II Regular Interest G, REMIC II Regular Interest H, REMIC II Regular Interest J, REMIC II Regular Interest L, REMIC II Regular Interest M, REMIC II Regular Interest N, REMIC II Regular Interest O, REMIC II Regular Interest P, REMIC II Regular Interest Q and REMIC II Regular Interest S, in that order, in each such case up to an amount equal to the lesser of (A) the then outstanding Uncertificated Principal Balance of the particular REMIC II Regular Interest and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, deemed distributed on such Distribution Date to REMIC III in respect of all REMIC II Regular Interests with a prior right to the payment of principal; and

            Third, distributions to REMIC III in respect of the REMIC II Regular Interests described in the immediately preceding clause second (including any such REMIC II Regular Interests whose Uncertificated Principal Balances have previously been reduced to zero), in the same order as that set forth in such clause second, to reimburse REMIC III for any Collateral Support Deficits previously deemed allocated to each such REMIC II Regular Interest pursuant to Section 4.04(e) that have not previously been deemed reimbursed on any prior Distribution Date pursuant to this Section 4.01(m);

provided that, on the Final Distribution Date, the distributions of principal to be deemed made pursuant to clause second above shall be deemed so made without regard to subclause (B) thereof; and provided, further, that, on each Distribution Date coinciding with or following the Senior Principal Distribution Cross-over Date, and in any event on the Final Distribution Date, the distributions of principal to be deemed made pursuant to clause second above shall be deemed so made in respect of REMIC II Regular Interest A-1, REMIC II Regular Interest A-2 and REMIC II Regular Interest A-3, to the extent of, and pro rata in accordance with, the aggregate Uncertificated Principal Balances of such REMIC II Regular Interests.

            The distributions deemed made by the Trustee on each Distribution Date in respect of the REMIC III Regular Interests pursuant to Section 4.01(l) and in respect of the REMIC IV Regular Interests pursuant to Section 4.01(k), as well as the distributions actually made by the Trustee on each Distribution Date in respect of the Regular Certificates pursuant to Section 4.01(a) or 4.01(b), as applicable, shall be deemed to have been so made or deemed made, as the case may be, from the amounts deemed distributed in respect of the REMIC II Regular Interests on such Distribution Date pursuant to this Section 4.01(m). Notwithstanding the deemed distributions on the REMIC II Regular Interests described in this Section 4.01(m), actual distributions of funds from the Distribution Account shall be made only in accordance with Section 4.01(a) or 4.01(b), as applicable.

            (n) On each Distribution Date, immediately prior to making any actual distributions on the Regular Certificates pursuant to Section 4.01(a) or 4.01(b), as applicable, or the corresponding deemed distributions on the REMIC IV Regular Interests pursuant to Section 4.01(k), the REMIC III Regular Interests pursuant to Section 4.01(l) or the REMIC II Regular Interests pursuant to Section 4.01(m), the Trustee shall be deemed to have made out of the Available Distribution Amount for such Distribution Date, the following distributions on the REMIC I Regular Interests in the following order of priority, in each case to the extent of the remaining portion of such Available Distribution Amount:

            First, distributions of interest to REMIC II in respect of all the REMIC I Regular Interests, up to an amount equal to, and pro rata among the REMIC I Regular Interests in accordance with, all Accrued Interest in respect of each REMIC I Regular Interest through the end of the related Interest Accrual Period that has not previously been deemed paid pursuant to this Section 4.01(n) on any prior Distribution Date;

            Second, distributions of principal to REMIC II in respect of all the REMIC I Regular Interests, up to an amount equal to, and pro rata among the REMIC I Regular Interests in accordance with, that portion, if any, of the Principal Distribution Amount attributable to each and every Loan and/or REO Loan, as the case may be, that relates to each REMIC I Regular Interest; and

            Third, distributions to REMIC II in respect of the REMIC I Regular Interests (including any REMIC I Regular Interests whose Uncertificated Principal Balances have previously been reduced to zero), up to an amount equal to, in reimbursement of, and pro rata in accordance with, all Collateral Support Deficits previously deemed allocated to each REMIC I Regular Interest pursuant to Section 4.04(f) that have not previously been deemed reimbursed on any prior Distribution Date pursuant to this Section 4.01(n).

            The distributions deemed made by the Trustee on each Distribution Date in respect of the REMIC II Regular Interests pursuant to Section 4.01(m), the REMIC III Regular Interests pursuant to Section 4.01(l) and the REMIC IV Regular Interests pursuant to Section 4.01(k), as well as the distributions actually made by the Trustee on each Distribution Date in respect of the Regular Certificates pursuant to Section 4.01(a) or 4.01(b), as applicable, shall be deemed to have been so made or deemed made, as the case may be, from the amounts deemed distributed in respect of the REMIC I Regular Interests on such Distribution Date pursuant to this Section 4.01(n). Notwithstanding the deemed distributions on the REMIC I Regular Interests described in this Section 4.01(n), actual distributions of funds from the Distribution Account shall be made only in accordance with Section 4.01(a) or 4.01(b), as applicable.

            Section 4.02 Statements to Certificateholders; Reports by Trustee; Other Information Available to the Holders and Others.

            (a) On each Distribution Date, based solely upon the information regarding the Loans set forth in the Master Servicer Remittance Report prepared by the Master Servicer, and only to the extent such information is provided to the Trustee by the Master Servicer, the Trustee shall prepare and make available, and, upon request, forward, to any interested party, including, but not limited to, each Holder of a Certificate, with copies to the Depositor, the Master Servicer, the Special Servicer, the Underwriters, each Rating Agency, Bloomberg, L.P., the Trepp Group, Charter Research Corporation and Intex Solutions, Inc. and, if requested, any potential investors in the Certificates, a written report (a "Statement to Certificateholders") setting forth the following information:

            (i) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates applied to reduce the respective Certificate Balance thereof;

            (ii) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates allocable to (A) such Class's Optimal Interest Distribution Amount and, separately stated, the portion thereof representing the Unpaid Interest Shortfall Amount for such Class and (B) Yield Maintenance Charges;

            (iii) separately stated, the aggregate amounts of Uncovered Prepayment Interest Shortfall Amounts and indemnification expenses of the Trust Fund allocable to the Holders of each Class of Certificates on such Distribution Date;

            (iv) the aggregate Certificate Balance or aggregate Notional Balance, as the case may be, of each Class of Regular Certificates, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance (or, in the case of the Class A-X and Class A-SP Certificates, the aggregate Notional Balance) of each such Class due to any Collateral Support Deficit;

            (v) the Pass-Through Rate for each Class of Certificates applicable to such Distribution Date;

            (vi) the number of outstanding Loans and the aggregate unpaid principal balance of the Loans at the close of business on the related Determination Date;

            (vii) the number and aggregate unpaid principal balance of Loans (A) delinquent 30 to 59 days, (B) delinquent 60 to 89 days, (C) delinquent 90 days or more, (D) that are Specially Serviced Loans and not delinquent,
      (E) as to which foreclosure proceedings have been commenced or (F) with respect to which the related Borrowers are in bankruptcy;

            (viii) with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio, Stated Principal Balance and the unpaid principal balance of such Loan;

            (ix) as to any Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Due Period, (A) the Loan Number of the related Loan and (B) the amount of proceeds of any repurchase of a Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Due Period and the portion thereof included in the related Available Distribution Amount for such Distribution Date;

            (x) with respect to any REO Property included in the Trust Fund at the close of business on the related Due Date (A) the Loan Number of the related Loan, (B) the value of such REO Property based on the most recent Appraisal or valuation, and (C) the aggregate amount of income and other revenues collected by the Special Servicer with respect to such REO Property during the related Due Period and the portion thereof included in the related Available Distribution Amount for such Distribution Date;

            (xi) with respect to any REO Property sold or otherwise disposed of during the related Due Period and for which a Final Recovery Determination has been made, (A) the Loan Number of the related Loan, (B) the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Due Period and the portion thereof included in the related Available Distribution Amount for such Distribution Date and
      (C) the date of the Final Recovery Determination;

            (xii) the amount of Principal Prepayments (in the aggregate) made during the related Due Period, the amount of any Yield Maintenance Charges (in the aggregate) paid during the related Due Period and the aggregate amount of any Prepayment Interest Shortfalls not covered by the Master Servicer for such Distribution Date;

            (xiii) the amount of Servicing Advances and P&I Advances outstanding (net of reimbursed Advances) which have been made by the Master Servicer or the Trustee in the aggregate and by Mortgaged Property or Loan, as the case may be;

            (xiv) the aggregate amount of Master Servicing Fees and Primary Servicing Fees retained by or paid to the Master Servicer or any Primary Servicer and Special Servicing Fees retained by or paid to the Special Servicer during the related Due Period;

            (xv) the amount of any Appraisal Reduction Amounts allocated during the related Due Period on a loan-by-loan basis; the total Appraisal Reduction Amounts allocated during the related Due Period; and the total Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

            (xvi) the Collateral Support Deficit, if any for such Distribution Date;

            (xvii) Trust Fund expenses incurred during the related Due Period;

            (xviii) the amount of Collateral Support Deficit; and

            (xix) ratings of the Rating Agencies on all applicable Classes of Certificates.

            In the case of information furnished pursuant to subclauses (i),
(ii) and (iv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Balance, as the case may be.

            Within a reasonable period of time after the end of each calendar year, the Trustee shall make available, and, upon written request, send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i), (ii) and (iii) above and such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

            (b) On or prior to each Distribution Date, based on information provided in reports prepared by the Master Servicer and the Special Servicer and delivered to the Trustee in accordance herewith, the Trustee shall make available via the Website or, upon request, forward to any interested party (i) the related Statement to Certificateholders, (ii) the CMSA Loan Periodic Update File, CMSA Loan Setup File, CMSA Bond Level File and CMSA Collateral Summary File, (iii) the Unrestricted Master Servicer Reports and (iv) as a convenience for interested parties (and not in furtherance of the distribution thereof under the securities laws), the CMSA Financial File, the Prospectus Supplement, the Prospectus and this Agreement.

            In addition, on or prior to each Distribution Date, based on information provided in monthly reports prepared by the Master Servicer and the Special Servicer and delivered to the Trustee in accordance herewith, the Trustee shall make available via the Website or, upon request, forward, solely to Privileged Persons, (i) the Restricted Master Servicer Reports and (ii) the CMSA Property File.

            No less often than on a monthly basis, each of the Master Servicer and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer available to answer questions from the Directing Certificateholder regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible. Each of the Master Servicer and the Special Servicer shall condition such disclosure upon the Directing Certificateholder entering into a reasonable and customary confidentiality agreement reasonably acceptable to such servicer regarding such disclosure to it.

            The Master Servicer and the Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other Person's information or report included in any communication from the Master Servicer or the Special Servicer under this Agreement.

            The Trustee shall not be liable for the dissemination of information in accordance with this Section 4.02(b). The Trustee makes no representations or warranties as to the accuracy or completeness of any report, document, questions, answer, special event, or other information made available on the Website and assumes no responsibility therefor. In addition, the Trustee may disclaim responsibility for any information distributed by the Trustee for which it is not the original source.

            In connection with providing access to the respective Website, the Trustee or Master Servicer, as applicable, may require registration and the acceptance of a disclaimer.

            (c) The Trustee shall make available at its offices, during normal business hours, upon not less than ten Business Days' prior written notice, for review by any Certificateholder, any prospective investor in a Certificate, the Depositor, the Master Servicer, the Special Servicer, any Rating Agency and any other Person to whom the Depositor believes such disclosure is appropriate, originals or copies of documents relating to the Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or by the terms of any of the Mortgage Documents): (i) this Agreement and any amendments thereto; (ii) all Statements to Certificateholders delivered to the Certificateholders since the Closing Date; (iii) all annual Officers' Certificates and all accountants' reports delivered by the Master Servicer or Special Servicer to the Trustee since the Closing Date regarding compliance with the relevant agreements; (iv) any and all Officers' Certificates and other evidence delivered to or by the Trustee to support the Master Servicer's or the Trustee's, as the case may be, determination that any Advance, if made, would be a Nonrecoverable Advance; and (v) any other materials not otherwise required to be provided to a requesting Certificateholder pursuant to this Agreement, in situations where such requesting Certificateholder declined to enter into a confidentiality agreement with the Master Servicer. The Trustee shall make available at its offices, during normal business hours, upon not less than ten Business Days' prior written notice, for review by any Certificateholder, any prospective investor in a Certificate, the Depositor, the Trustee, the Master Servicer, the Special Servicer, any Rating Agency and any other Person to whom the Depositor believes such disclosure is appropriate, originals or copies of any and all modifications, waivers and amendments of the terms of a Loan entered into by the Master Servicer and/or the Special Servicer and delivered to the Trustee. The Master Servicer shall cooperate with the Trustee to make any of the above-mentioned items available to any Certificateholder upon its request and payment by it of reasonable costs. Copies of any and all of the foregoing items will be available from the Trustee upon written request therefor. The Trustee will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof. The Trustee's obligation under this Section 4.02(c) to make available any document is subject to the Trustee's receipt of such document.

            (d) Notwithstanding the foregoing provisions of this Article 4.02, the Trustee shall not be required to provide the full reporting provided for in Sections 4.02(b) and (c) unless and until the Master Servicer provides its related reporting to the Trustee in CMSA format.

            (e) The Master Servicer and the Special Servicer shall not be required to conduct research or obtain information that is not available to the Master Servicer or the Special Servicer, respectively, in the ordinary course of its servicing activities hereunder. In addition, the Master Servicer and the Special Servicer shall not be required to (i) answer commercially unreasonable questions, (ii) answer questions relating to matters that extend beyond the scope of its duties as Master Servicer or Special Servicer, respectively, (iii) answer questions that would, in the Master Servicer's or the Special Servicer's sole discretion, require the Master Servicer or the Special Servicer to devote an unreasonable amount of time or resources to answer, (iv) disclose information that would violate the terms of any of the Loan Documents or applicable law or initiate contact with Borrowers or third parties except in connection with the ordinary course of its servicing duties hereunder or (v) express opinions or make recommendations under this Section 4.02(b) (it being understood that the Master Servicer and the Special Servicer may limit their responses to factual matters). The provision of information hereunder by the Master Servicer and the Special Servicer shall be subject to Section 3.27(d) and Section 3.27(f), as applicable.

            Section 4.03 P&I Advances.

            (a) On or before 3:00 p.m. New York City time on each P&I Advance Date, the Master Servicer shall (i) remit to the Trustee for deposit into the REMIC I Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account that are not required to be part of the Available Distribution Amount for such Distribution Date or (iii) make P&I Advances in the form of any combination of
(i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the Collection Account not required to be a part of the Available Distribution Amount for such Distribution Date and so used to make P&I Advances shall be appropriately reflected in the Master Servicer's records and replaced by the Master Servicer by deposit in the Collection Account on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made).

            (b) Subject to Section 4.03(c) and (e) below, the aggregate amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date shall equal the aggregate of: (i) all Monthly Payments (in each case, net of related Primary Servicing Fees, Master Servicing Fees and Workout Fees, if any), other than Balloon Payments, that were due during any related Due Period and delinquent as of the close of business on the Determination Date preceding the related P&I Advance Date (or not advanced by any Sub-Servicer on behalf of the Master Servicer); and (ii) with respect to each Loan as to which the related Balloon Payment was due during or prior to the related Due Period and was delinquent as of the end of the related Due Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor (in each case, net of related Primary Servicing Fees, Master Servicing Fees and Workout Fees, if any). All P&I Advances for any Loans that have been modified shall be calculated on the basis of their terms as modified. Subject to subsection (c) and (e) below, the obligation of the Master Servicer to make such P&I Advances is mandatory and, with respect to any Loan or REO Loan, shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event with respect thereto are to be distributed.

            (c) Notwithstanding anything herein to the contrary, neither the Master Servicer nor the Trustee shall be required to make a P&I Advance, if the Master Servicer or the Trustee determines, in accordance with the definition thereof, that any such P&I Advance would be a Nonrecoverable Advance. The Trustee may conclusively rely on any determination of nonrecoverability by the Master Servicer. The Special Servicer shall not be required to make P&I Advances under this Agreement. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the Master Servicer the Special Servicer's determination as to whether each P&I Advance made with respect to any previous Distribution Date or required to be made with respect to such Distribution Date with respect to any Specially Serviced Loan or REO Loan is a Nonrecoverable P&I Advance. The Master Servicer shall be entitled to conclusively rely on (but shall not be bound by) such determination.

            (d) In connection with the recovery of any P&I Advance out of the Collection Account pursuant to Section 3.05(a), the Master Servicer shall be entitled to pay itself or the Trustee, as the case may be, out of any amounts then on deposit in the Collection Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, that such interest shall not accrue on such P&I Advance made in respect of a delinquent Monthly Payment until after the expiration of any applicable grace period relating thereto. The Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds available for such purpose are deposited in the Collection Account. The Master Servicer shall prepare and make available to Certificateholders, upon request, a report concerning Advances in the form appearing on the Statement to Certificateholders in respect of such information.

            (e) Notwithstanding the foregoing, (i) neither the Master Servicer nor the Trustee shall be required or permitted to make an advance for Penalty Charges, Yield Maintenance Charges, Balloon Payments or Excess Interest, (ii) the amount required to be advanced in respect of the interest portion of delinquent Monthly Payments and Assumed Scheduled Payments on any Loan that has been subject to an Appraisal Reduction will equal, with respect to any Distribution Date, the amount of interest that would be required to be advanced by the Master Servicer without giving effect to the Appraisal Reduction Amount, multiplied by a fraction, the numerator of which is equal to the Stated Principal Balance of the Loan, net of the Appraisal Reduction Amount, and the denominator of which is equal to the Stated Principal Balance of the Loan, for such Distribution Date, and (iii) if the monthly payment on any Loan has been reduced or the final maturity extended, in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20, and the monthly payment due and owing during the extension period is less than the amount of the Monthly Payments prior to such modification, then the Master Servicer shall, as to such Loan only, advance only the amount of the Monthly Payment due and owing after taking into account such reduction (net of related Primary Servicing Fees, Master Servicing Fees and Workout Fees), in the event of subsequent delinquencies thereon.

            Section 4.04 Allocation of Collateral Support Deficit.

            (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01, the Trustee shall calculate the amount, if any, by which (i) the aggregate Stated Principal Balance of the Loans and any REO Loans expected to be outstanding immediately following such Distribution Date is less than (ii) the then aggregate Certificate Balance of the Regular Certificates after giving effect to distributions of principal on such Distribution Date (any such deficit, the "Collateral Support Deficit"). Any allocation of Collateral Support Deficit to a Class of Regular Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Collateral Support Deficit allocated to a Class of Regular Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Collateral Support Deficit shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Collateral Support Deficit will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made.

            (b) On each Distribution Date, the Certificate Balances of the Regular Certificates will be reduced without distribution to the extent of any Collateral Support Deficit, if any, allocable to such Certificates with respect to such Distribution Date. Such reductions shall be allocated among the respective Certificates as follows: first, to the Class S Certificates, second, to the Class Q Certificates; third, to the Class P Certificates; fourth, to the Class O Certificates; fifth, to the Class N Certificates; sixth, to the Class M Certificates; seventh, to the Class L Certificates, eighth, to the Class K-Z Certificates, ninth, to the Class J-AD Certificates, tenth, to the Class H Certificates, eleventh, to the Class G Certificates, twelfth, to the Class F Certificates, thirteenth, to the Class E Certificates, fourteenth, to the Class D Certificates, fifteenth, to the Class C Certificates and sixteenth, to the Class B Certificates, in each case, until the remaining Certificate Balance of each such Class of Certificates has been reduced to zero. Following the reduction of the Certificate Balances of all such Classes to zero, any remaining Collateral Support Deficit shall be allocated among the Class A-1, Class A-2 and Class A-3 Certificates, pro rata (based upon the Certificate Balance of each such Class), until the remaining Certificate Balances of such Classes have been reduced to zero. Any Collateral Support Deficit allocated to a Class of Certificates will be allocated among respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. Any Collateral Support Deficit allocated to the Class A-3 Certificates shall be allocated, first, to the Class A-3A Component until its Component Notional Balance is reduced to zero, and then, to the Class A-3B Component.

            (c) On each Distribution Date, following the deemed distributions to be made in respect of the REMIC IV Regular Interests on such date pursuant to
Section 4.01(k), the Trustee shall cause the Uncertificated Principal Balances of the Sequential Pay REMIC IV Regular Interests to be reduced in the amount and in respect of the Collateral Support Deficit. Any such reduction shall reduce the Uncertificated Principal Balances of the following groups of Sequential Pay REMIC IV Regular Interests in the following order of priority: (i) REMIC IV Regular Interest S-Major, REMIC IV Regular Interest S-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests S-Major and S-Minor are reduced to zero; (ii) REMIC IV Regular Interest Q-Major, REMIC IV Regular Interest Q-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests Q-Major and Q-Minor are reduced to zero; (iii) REMIC IV Regular Interest P-Major, REMIC IV Regular Interest P-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests P-Major and P-Minor are reduced to zero; (iv) REMIC IV Regular Interest O-Major, REMIC IV Regular Interest O-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests O-Major and O-Minor are reduced to zero; (v) REMIC IV Regular Interest N-Major, REMIC IV Regular Interest N-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests N-Major and N-Minor are reduced to zero; (vi) REMIC IV Regular Interest M-Major, REMIC IV Regular Interest M-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests M-Major and M-Minor are reduced to zero; (vii) REMIC IV Regular Interest L-Major, REMIC IV Regular Interest L-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests L-Major and L-Minor are reduced to zero; (viii) REMIC IV Regular Interest J-Major, REMIC IV Regular Interest J-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests J-Major and J-Minor are reduced to zero; provided, that if REMIC IV Regular Interest J-Minor has been reduced to zero while REMIC IV Regular Interest J-Major is outstanding, any allocation that would reduce REMIC IV Regular Interest J-Minor below zero will instead be allocated to REMIC IV Regular Interest LT-IV-Minor; (ix) REMIC IV Regular Interest H-Major, REMIC IV Regular Interest H-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests H-Major and H-Minor are reduced to zero; (x) REMIC IV Regular Interest G-Major, REMIC IV Regular Interest G-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests G-Major and G-Minor are reduced to zero; (xi) REMIC IV Regular Interest F-Major, REMIC IV Regular Interest F-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests F-Major and F-Minor are reduced to zero; (xii) REMIC IV Regular Interest E-Major, REMIC IV Regular Interest E-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests E-Major and E-Minor are reduced to zero; (xiii) REMIC IV Regular Interest D-Major, REMIC IV Regular Interest D-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests D-Major and D-Minor are reduced to zero; (xiv) REMIC IV Regular Interest C-Major, REMIC IV Regular Interest C-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests C-Major and C-Minor are reduced to zero; and (xv) REMIC IV Regular Interest B-Major, REMIC IV Regular Interest B-Minor and REMIC IV Regular Interest LT-IV-Minor, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of REMIC IV Regular Interests B-Major and B-Minor are reduced to zero. If there is any remaining Collateral Support Deficit with respect to the REMIC IV Regular Interests after the foregoing reductions, the then respective Uncertificated Principal Balances of the following groups of REMIC IV Regular Interests shall be reduced on a pro rata basis in accordance with such Uncertificated Principal Balances until any such remaining Collateral Support Deficit is eliminated: (i) REMIC IV Regular Interest LT-IV-Minor; (ii) REMIC IV Regular Interests A-1-Major and A-1-Minor; (iii) REMIC IV Regular Interests A-2-Major, A-2-Minor; and (iv) REMIC IV Regular Interests A-3-Major and A-3-Minor. Any such reductions in the Uncertificated Principal Balances of REMIC IV Regular Interests A-1-Major and A-1-Minor, REMIC IV Regular Interests A-2-Major and A-2-Minor or REMIC IV Regular Interests A-3-Major and A-3-Minor, respectively, shall be made in a proportion of 98:1, as applicable.

            (d) On each Distribution Date, following the deemed distributions to be made in respect of the REMIC III Regular Interests on such date pursuant to
Section 4.01(l), the Trustee shall cause the Uncertificated Principal Balances of the Sequential Pay REMIC III Regular Interests to be reduced in the amount and in respect of the Collateral Support Deficit. Any such reduction shall reduce the Uncertificated Principal Balances of the following groups of Sequential Pay REMIC III Regular Interests in the following order of priority:
(i) REMIC III Regular Interest S-Major, REMIC III Regular Interest S-Minor1 and REMIC III Regular Interest S-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (ii) REMIC III Regular Interest Q-Major, REMIC III Regular Interest Q-Minor1 and REMIC III Regular Interest Q-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (iii) REMIC III Regular Interest P-Major, REMIC III Regular Interest P-Minor1 and REMIC III Regular Interest P-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (iv) REMIC III Regular Interest O-Major, REMIC III Regular Interest O-Minor1 and REMIC III Regular Interest O-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (v) REMIC III Regular Interest N-Major, REMIC III Regular Interest N-Minor1 and REMIC III Regular Interest N-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (vi) REMIC III Regular Interest M-Major, REMIC III Regular Interest M-Minor1 and REMIC III Regular Interest M-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero;
(vii) REMIC III Regular Interest L-Major, REMIC III Regular Interest L-Minor1 and REMIC III Regular Interest L-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (viii) REMIC III Regular Interest J-Major, REMIC III Regular Interest J-Minor1 and REMIC III Regular Interest J-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (ix) REMIC III Regular Interest H-Major, REMIC III Regular Interest H-Minor1 and REMIC III Regular Interest H-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (x) REMIC III Regular Interest G-Major, REMIC III Regular Interest G-Minor1 and REMIC III Regular Interest G-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (xi) REMIC III Regular Interest F-Major, REMIC III Regular Interest F-Minor1 and REMIC III Regular Interest F-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero;
(xii) REMIC III Regular Interest E-Major, REMIC III Regular Interest E-Minor1 and REMIC III Regular Interest E-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; (xiii) REMIC III Regular Interest D-Major, REMIC III Regular Interest D-Minor1 and REMIC III Regular Interest D-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero;
(xiv) REMIC III Regular Interest C-Major, REMIC III Regular Interest C-Minor1 and REMIC III Regular Interest C-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero; and (xv) REMIC III Regular Interest B-Major, REMIC III Regular Interest B-Minor1 and REMIC III Regular Interest B-Minor2, in a proportion of 98:1:1, respectively, until the Uncertificated Principal Balances of such REMIC III Regular Interests are reduced to zero. If there is any remaining Collateral Support Deficit with respect to the REMIC III Regular Interests after the foregoing reductions, the then respective Uncertificated Principal Balances of REMIC III Regular Interests A-1-Major, A-1-Minor1 and A-1-Minor2, REMIC III Regular Interests A-2-Major, A-2-Minor1 and A-2-Minor2, and REMIC III Regular Interests A-3-Major, A-3-Minor1 and A-3-Minor2 shall be reduced on a pro rata basis in accordance with the relative sizes of such Uncertificated Principal Balances, until any such remaining Collateral Support Deficit is reduced to zero. Any such reductions in the Uncertificated Principal Balances of REMIC III Regular Interests A-1A-Major, A-1A-Minor1 and A-1A-Minor2, REMIC III Regular Interests A-2-Major, A-2-Minor1 and A-2-Minor2, or REMIC III Regular Interests A-3-Major, A-3-Minor1 and A-3-Minor2, respectively, shall be made in a proportion of 98:1:1, as applicable.

            (e) On each Distribution Date, following the deemed distributions to be made in respect of the REMIC II Regular Interests on such date pursuant to
Section 4.01(m), the Trustee shall cause the Uncertificated Principal Balances of the Sequential Pay REMIC II Regular Interests to be reduced in the amount and in respect of the Collateral Support Deficit. Any such reduction shall reduce the Uncertificated Principal Balances of REMIC II Regular Interest S, REMIC II Regular Interest Q, REMIC II Regular Interest P, REMIC II Regular Interest O, REMIC II Regular Interest N, REMIC II Regular Interest M, REMIC II Regular Interest L, REMIC II Regular Interest J, REMIC II Regular Interest H, REMIC II Regular Interest G, REMIC II Regular Interest F, REMIC II Regular Interest E, REMIC II Regular Interest M, REMIC II Regular Interest D, REMIC II Regular Interest C and REMIC II Regular Interest B sequentially, in that order, in each case, until such the Collateral Support Deficit or the related Uncertificated Principal Balance is reduced to zero (whichever occurs first). If there is any remaining Collateral Support Deficit with respect to the REMIC III Regular Interests after the foregoing reductions, the then respective Uncertificated Principal Balances of REMIC II Regular Interest A-1, REMIC II Regular Interest A-2, REMIC II Regular Interest A-3A and REMIC II Regular Interest A-3B, shall be reduced on a pro rata basis in accordance with the relative sizes of such Uncertificated Principal Balances (provided, that any Collateral Support Deficit allocated to REMIC II Regular Interest A-3A and REMIC II Regular Interest A-3B shall be applied, first, to REMIC II Regular Interest A-3A until its Uncertificated Principal Balance is reduced to zero, and then, to REMIC II Regular Interest A-3B), until any such remaining Collateral Support Deficit is reduced to zero.

            (f) On each Distribution Date, following the deemed distributions to be made in respect of the REMIC I Regular Interests pursuant to Section 4.01(n), the Uncertificated Principal Balance of each REMIC I Regular Interest (after taking account of such deemed distributions) shall be reduced to equal the Stated Principal Balance (or, if applicable in cases involving the substitution of multiple Qualified Substitute Mortgage Loans, the aggregate Stated Principal Balance) of each and every related Loan and/or REO Loan, as the case may be, that will be outstanding immediately following such Distribution Date.

            Section 4.05 Reserved.

            Section 4.06 Reserved.

            Section 4.07 Grantor Trust Reporting.

            The parties intend that the portions of the Trust Fund consisting of Excess Interest, the Excess Interest Distribution Account and the escrow account established under Section 3.08(p) shall constitute, and that the affairs of the Trust Fund (exclusive of the Trust REMICs) shall be conducted so as to qualify such portions as, a "grantor trust" under the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall furnish or cause to be furnished to Class V Certificateholders information returns with respect to income relating to their share of (i) Excess Interest and (ii) amounts deposited in, and expenses withdrawn from, the escrow account established under Section 3.08(p), and such other information as may be required pursuant to the Code, and shall file or cause to be filed with the Internal Revenue Service, such information returns, schedules and other information, together with Form 1041 or such other form as may be applicable, at the time or times and in the manner required by the Code.

                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates.

            (a) The Class A-X, Class A-SP, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates will be offered only to Qualified Institutional Buyers and Non-U.S. Persons. Interests in the Class A-X, Class A-SP, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates will be offered in the form of beneficial interests in restricted global certificates in definitive, fully registered form without interest coupons, deposited with the Trustee, as custodian for DTC, and registered in the name of Cede & Co. ("Cede"), DTC's nominee.

            Class A-X, Class A-SP, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates sold to Qualified Institutional Buyers will be represented by one or more Private Global Certificates (each, a "Rule 144A Global Certificate"). Class A-X, Class A-SP, Class F, Class G, Class H, Class J-AD, Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates sold in reliance on Regulation S under the Securities Act will be represented by one or more Private Global Certificates (each, a "Regulation S Global Certificate"). Beneficial interests in a Regulation S Global Certificate may be held only through Euroclear or Clearstream at any time and may not be held by a U.S. Person at any time.

            (b) The Certificates shall be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-8. The Certificates shall be issuable in registered form only; provided, however, that in accordance with
Section 5.03, beneficial ownership interests in the Regular Certificates (other than the Private Definitive Certificates) shall initially be held and transferred through the book-entry facilities of the Depository. The Class V and Class R Certificates, and all Private Definitive Certificates, shall be issuable as Definitive Certificates. Each Certificate shall share ratably in all rights of the related Class.

            The Class A-X and Class A-SP Certificates shall be issuable only in Denominations of authorized initial Notional Balance of not less than $10,000 and integral multiples of $1 in excess thereof. The Public Certificates will be issuable only in Denominations of authorized initial Certificate Balance of not less than $10,000 and integral multiples of $1 in excess thereof. The Private Certificates (other than the Class N, Class O, Class P, Class Q, Class R and Class S Certificates) will be issuable only in Denominations of authorized initial Certificate Balance of not less than $10,000 and integral multiples of $1 in excess thereof. The Class N, Class O, Class P, Class Q and Class S Certificates will be issuable only in Denominations of authorized initial Certificate Balance of not less than $100,000 and integral multiples of $1 in excess thereof. The Class V and Class R Certificates will be issuable only as one or more Definitive Certificates in Denominations representing Percentage Interests of not less than 15%.

            With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount set forth on the face thereof or on a schedule attached thereto, (ii) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Depository Participants, as applicable, (iii) expressed in terms of initial Certificate Balance or initial Notional Balance, as applicable, and (iv) in an authorized Denomination, as set forth above. The Book-Entry Certificates will be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Certificate Owners will hold interests in the Book-Entry Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations as set forth above.

            A Certificate Owner of a Private Global Certificate shall be entitled to receive a Definitive Certificate representing its interest in such Certificate in accordance with the procedures described in Section 5.03(c). No Certificate Owner of a Public Certificate of any Class shall be entitled to receive a Definitive Certificate representing its interest in such Class, except as provided in Section 5.03(d). Unless and until Definitive Certificates are issued in respect of a Class of Public Certificates, or in substitution for a Certificate that is a Private Global Certificate, beneficial ownership interests in such Class of Certificates, or in such Private Global Certificate, shall be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates, or Holders of such Private Global Certificates, shall be references to actions taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates, or Holders of Private Global Certificates, shall be references to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures.

            (c) The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Registrar by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. The Trustee is hereby initially appointed Authenticating Agent with power to act on the Trustee's behalf in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If the Authenticating Agent resigns or is terminated, the Trustee shall appoint a successor Authenticating Agent which may be the Trustee or an Affiliate thereof.

            (d) Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

            (e) If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Trustee shall make available to each Holder of a Class R Certificate, upon request of such a Holder, information substantially equivalent in scope to the information currently filed by the Trustee with the Commission pursuant to the Exchange Act, plus such additional information required to be provided for securities qualifying for resales under Rule 144A under the Act.

            For so long as the Class R Certificates remain outstanding, neither the Depositor nor the Trustee nor the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to Section 15(d) of the Exchange Act.

            Section 5.02 Registration of Transfer and Exchange of Certificates.

            (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Trustee is hereby initially appointed Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Trustee, the Special Servicer and the Master Servicer, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment.

            If Wells Fargo Bank Minnesota, N.A., resigns as Trustee, the entity succeeding Wells Fargo Bank Minnesota, N.A., as Trustee shall immediately succeed to its predecessor's duties as Certificate Registrar. The Depositor, the Trustee, the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of Certificate Owners. In addition, upon the request of the Depositor, the Master Servicer or the Special Servicer (and at such requesting party's expense), the Trustee shall acquire from DTC (which request may be made to the proxy unit of DTC's reorganization department) a Security Position Listing and deliver a copy of such Security Position Listing to such requesting party.

            The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Master Servicer, the Trustee, the Special Servicer and any agent of any of them shall not be affected by any notice or knowledge to the contrary. A Definitive Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at the Corporate Trust Office (the "Registrar Office") together with an assignment and transfer (executed by the Holder or his duly authorized attorney).

            Subject to the requirements of this Section 5.02, the Certificate Registrar shall execute and authenticate in the name of the designated transferee or transferees, in the case of a Definitive Certificate being surrendered in exchange for one or more new Definitive Certificates, one or more new Certificates in Denominations equal in the aggregate to the Denomination of the Definitive Certificate being surrendered. Such new Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(h).

            Each Certificate surrendered for registration of transfer shall be canceled, and the Certificate Registrar shall hold such canceled Certificate in accordance with its standard procedures.

            (b) No transfer of any Private Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof) of a Private Certificate is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then:

            (i) the Certificate Registrar shall require the transferee to deliver to the Certificate Registrar an investment representation letter substantially in the form of Exhibit C-1 attached hereto (a "QIB Investment Representation Letter"), which shall certify, among other things, that the transferee is a "qualified institutional buyer" as defined in Rule 144A under the Securities Act (a "Qualified Institutional Buyer");

            (ii) the Certificate Registrar shall require the transferee to deliver to the Certificate Registrar an investment representation letter substantially in the form of Exhibit C-2 attached hereto (a "Regulation S Investment Representation Letter"), which will certify, among other things, that the transferee is not a "U.S. Person" within the meaning of Regulation S under the Securities Act; or

            (iii) the Certificate Registrar shall require the transferee to deliver to the Certificate Registrar an investment representation letter substantially in the form of Exhibit C-3 attached hereto, which shall certify, among other things, that the transferee is an institutional "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or an entity in which all the equity owners satisfy such requirements (an "Institutional Accredited Investor") and is acquiring such Private Certificate for investment, either for its own account (and not for the account of others) or as a fiduciary or agent for others (which others also are Accredited Investors), and not with a view to, or for offer or sale in connection with, the public distribution thereof.

            If the certification described in the preceding clause (i), (ii) or
(iii) cannot be provided, (a) the Certificate Registrar shall require an Opinion of Counsel reasonably satisfactory to the Certificate Registrar and the Depositor that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from registration or qualification under the Securities Act, applicable state securities laws and other relevant laws, which Opinion of Counsel shall not be at the expense of the Trust Fund, the Certificate Registrar, the Depositor or the Trustee and (b) the Certificate Registrar shall require the transferor (other than the initial Purchasers, in connection with their initial transfer of the Certificate being transferred) to execute a certification in form and substance satisfactory to the Certificate Registrar setting forth the facts surrounding such transfer; provided, however, that a transfer of a Private Certificate of any such Class may be made to a trust if the transferor provides to the Certificate Registrar and to the Trustee a certification that interests in such trust may only be transferred subject to requirements substantially to the effect set forth in this Section 5.02.

            The Trustee shall furnish, or cause to be furnished, upon the request of any Holder of a Private Certificate, any such information in the Trustee's possession as is specified in paragraph (d)(4) of Rule 144A with respect to the Trust Fund, unless, at the time of such request, the entity with respect to which such information is to be provided is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Master Servicer will be required to furnish to the Trustee, upon request, any such information in the possession of the Master Servicer. None of the Depositor, the Trustee, the Master Servicer, the Special Servicer or the Certificate Registrar is obligated to register or qualify any Class of Private Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Private Certificate without registration or qualification. Any Holder of a Private Certificate desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws. Unless the Certificate Registrar determines otherwise in accordance with applicable law and the rules and procedures of, or applicable to, the Depository (the "Depository Rules"), transfers of a beneficial interest Private Global Certificate that is not rated in one of the top four rating categories by a nationally recognized statistical rating organization may be effectuated only by means of an "SRO Rule 144A System" approved for such purpose by the Commission.

            No Class V Certificate may be transferred to an Ineligible Class V Owner.

            (c) Unless (with respect to the first two paragraphs) a Class of Private Global Certificates has been registered under the Securities Act, each Certificate of such Class shall bear a legend substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A AND IT IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

            WITH RESPECT TO THE CLASS K-Z, CLASS L, CLASS M, CLASS
            N, CLASS O, CLASS P, CLASS Q AND CLASS S CERTIFICATES:
            THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT
            OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY
            SIMILAR FEDERAL STATE OR LOCAL LAW (A "SIMILAR LAW")
            (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY
            USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS
            OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL
            ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OR HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR OR THE TRUSTEE TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF THIS CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW.

            (d) Unless (with respect to the first two paragraphs) a Class of Private Definitive Certificates has been registered under the Securities Act, each Certificate of such Class shall bear a legend substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (C) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            WITH RESPECT TO THE CLASS V CERTIFICATES ONLY: THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE TO ANY PERSON THAT IS AN "INELIGIBLE CLASS V OWNER" (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT).

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

            OTHER THAN WITH RESPECT TO ANY CLASS F, CLASS G, CLASS H OR CLASS J-AD CERTIFICATE, THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY SIMILAR FEDERAL STATE OR LOCAL LAW (A "SIMILAR LAW") (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN, EXCEPT IN THE CASE OF THE CLASS V CERTIFICATES OR THE RESIDUAL CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, EXCEPT IN THE CASE OF A CLASS V CERTIFICATE OR RESIDUAL CERTIFICATE, WHICH MAY NOT BE TRANSFERRED UNLESS THE TRANSFEREE REPRESENTS IT IS NOT SUCH AN ENTITY, SUCH ENTITY SHALL PROVIDE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OR HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE TRUSTEE TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN AN OFFERED PRIVATE CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN, EXCEPT IN THE CASE OF THE CLASS V CERTIFICATES OR THE RESIDUAL CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW.

            (e) With respect to any ERISA Restricted Certificate, Class V Certificate or a Residual Certificate, no sale, transfer, pledge or other disposition by any Holder of any such Certificate shall be made unless the Certificate Registrar shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate to the effect that such proposed purchaser or transferee is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation ss. 2510.3-101), other than (except in the case of a Class V Certificate or Residual Certificate) an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be eligible for the exemptive relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code that is available under Sections I and III of Prohibited Transaction Class Exemption 95-60 (it being understood that delivery of a representation letter containing a representation substantially in the form of paragraph 8 of Exhibit C-1 attached hereto shall satisfy the requirement of this Section 5.02(d)(i)), or (ii) (except in the case of a Class V Certificate) if such Certificate is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Trustee, the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee, the Certificate Registrar, the Master Servicer, the Special Servicer, the Underwriters, the Initial Purchaser or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in the Agreement.

            The Certificate Registrar shall not register the sale, transfer, pledge or other disposition of any such Certificate unless the Certificate Registrar has received either the representation letter described in clause (i) above or the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, the Master Servicer, the Special Servicer, the Certificate Registrar, the Trustee and the Trust Fund. Each Certificate Owner of an ERISA Restricted Certificate, a Class V Certificate and a Residual Certificate shall be deemed to represent that it is not a Person specified in clauses (i)(a), or (b) above. Any transfer, sale, pledge or other disposition of any such Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.02(e) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

            (f) Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of DTC, transfers of a Private Global Certificate, in whole or in part, shall only be made in accordance with this Article V.

            (i) Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Regulation S Global Certificate deposited with DTC wishes at any time to transfer its interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear, Clearstream or DTC, as the case may be, exchange or cause the exchange of such interest for an equivalent beneficial interest in a Rule 144A Global Certificate. Upon receipt by the Trustee, as custodian for DTC, of (A) instructions from Euroclear, Clearstream or DTC, as the case may be, directing the Trustee, as such custodian, to cause to be issued a Rule 144A Global Certificate in an amount equal to the beneficial interest in such Regulation S Global Certificate, but not less than the minimum denomination applicable to such holder's Certificates to be exchanged, and (B) a certificate in the form of Exhibit C-1 attached hereto given by the holder of such beneficial interest and stating, among other things, that the Person transferring such beneficial interest in such Regulation S Global Certificate reasonably believes that the Person acquiring such interest in a Rule 144A Global Certificate is a qualified institutional buyer within the meaning of Rule 144A, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable Securities laws of any State of the United States or any other applicable jurisdiction and that such Person acquiring such Rule 144A Global Certificate is a "U.S. person" as defined in Regulation S under the Securities Act, then Euroclear or Clearstream or the Trustee, as custodian for DTC, as the case may be, will instruct the Trustee, as custodian for DTC, to reduce the Regulation S Global Certificate by the aggregate principal amount of the Rule 144A Global Certificate to be transferred and the Trustee, as such custodian, shall authenticate and deliver such Rule 144A Global Certificate, concurrently with such reduction, to the Person specified in such instructions with an outstanding principal amount equal to the reduction in the principal amount of the Regulation S Global Certificate.

            (ii) Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in one or more Rule 144A Global Certificates wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in a Regulation S Global Certificate, or to transfer its interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder, provided such holder is not a U.S. Person, may exchange or cause the exchange of such interest for an equivalent beneficial interest in a Regulation S Global Certificate. Upon receipt by the Trustee, as custodian for DTC, of
      (A) such Rule 144A Global Certificate properly endorsed for such transfer and written instructions from such holder directing the Trustee, as such custodian, to cause to be credited a beneficial interest in a Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate, but not less than the minimum denomination applicable to such holder's Certificates held through a Regulation S Global Certificate, to be exchanged, (B) a written order containing information regarding the Euroclear or Clearstream account to be credited with such increase and (C) a certificate in the form of Exhibit C-2 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Private Global Certificates, including that the holder is not a U.S. Person, and pursuant to and in accordance with Regulation S under the Securities Act, the Trustee, as custodian for DTC, shall record the transfer in the Registrar Office and shall increase the principal amount of the Regulation S Global Certificate by the outstanding principal amount of the beneficial interest in the Rule 144A Global Certificate to be exchanged, and to credit, or cause to be credited to the account of the Person specified in such instructions, a beneficial interest in the Regulation S Global Certificate equal to the amount specified in the instructions received pursuant to clause (i) above.

            (g) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under clause (ii) below to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

                  (A) No Person holding or acquiring any Ownership Interest in a
            Residual Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Master Servicer, the Special Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status;

                  (B) In connection with any proposed Transfer of any Ownership
            Interest in a Residual Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Residual Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached hereto as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of this Section 5.02(g) and agrees to be bound by them;

                  (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected;

                  (D) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Residual Certificate and (2) not to transfer its Ownership Interest in such Residual Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached hereto as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person and that (if the Transferor is not a U.S. Person) such transfer does not have the effect of allowing the Transferor to avoid tax on accrued excess inclusions; and

                  (E) In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor's expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws.

            (ii) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(g), then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 5.02(g) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. None of the Trustee, the Master Servicer, the Special Servicer, the Authenticating Agent and the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(g) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

            (iii) The Master Servicer shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions, upon written request of the Trustee, all information in its possession and necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization or Agent thereof, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate.

            (h) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the Holder of any Definitive Certificate may transfer or exchange the same in whole or in part (with a Denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange.

            Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at such Registrar Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request in writing, a Definitive Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

            (i) If a Responsible Officer of the Certificate Registrar becomes aware that a beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that a Private Definitive Certificate is being held by or for the benefit of a Person who is not an Eligible Investor or an Institutional Accredited Investor, or that, in either case, such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right, but not the obligation, to void such transfer, if permitted under applicable law, or to require the investor to sell (x) such Private Global Certificate to an Eligible Investor or (y) the beneficial interest in such Private Definitive Certificate to an Eligible Investor or an Institutional Accredited Investor, within 14 days after notice of such determination, and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

            (j) The Certificate Registrar shall provide notice to the Trustee, the Master Servicer, the Special Servicer and the Depositor of the transfer of any Private Definitive Certificate. The Certificate Owner of a Private Definitive Certificate that wishes to receive the information described in
Section 3.28(c) shall provide notice to the Trustee, the Master Servicer, the Special Servicer and the Depositor of the transfer of any beneficial ownership in such Private Definitive Certificate and of the address to which such information should be sent. Upon the written request of the Trustee, the Master Servicer, the Special Servicer or the Depositor, the Certificate Registrar shall provide each such Person with an updated copy of the Certificate Register at the expense of the requesting party.

            (k) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            (l) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall hold such canceled Certificates in accordance with its standard procedures.

            (m) Any representation letter, certificate, legal opinion or other document required to be delivered to the Certificate Registrar pursuant to this
Section 5.02 with respect to transfers of any Class of Private Certificates shall not be required to be delivered with respect to the initial transfer of the Class L, Class M, Class N, Class O, Class P, Class Q or Class S Certificates by the Initial Purchaser to First Chicago Capital Corporation and to Lennar Partners, Inc.

            Section 5.03 Book-Entry Certificates.

            (a) The Regular Certificates initially shall be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in subsection (c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, in the case of the Public Certificates (except as provided in subsection (c) below), shall not be entitled to Definitive Certificates in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent only in accordance with the Depository's normal procedures. Neither the Trustee nor the Certificate Registrar shall have any responsibility to monitor or restrict the transfer of any ownership interest in a Book-Entry Certificate transferable through the book-entry facilities of the Depository.

            (b) The Trustee, the Master Servicer, the Special Servicer, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

            (c) Upon the request of any Certificate Owner of Private Global Certificates, or the transferee of such Certificate Owner, that its interest in such Private Global Certificates be exchanged for Private Definitive Certificates, such Certificate Owner or transferee, upon presentation of appropriate documentation to the Trustee as required by this Article V and subject to the rules and procedures of the Depository, shall be entitled to be issued one or more Private Definitive Certificates in denominations authorized pursuant to Section 5.01(b) equal in the aggregate to the Denomination of such interest in such Private Global Certificates.

            (d) If (A)(1) the Depositor advises the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to the Book-Entry Certificates and (2) the Depositor is unable to locate a qualified successor, or
(B) the Depositor at its option advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to some or all of the Classes, or (C) the Trustee determines that Definitive Certificates are required in accordance with the provisions of Section 5.03(f), the Trustee shall notify the affected Certificate Owners, through the Depository with respect to all Classes, any Class or any portion of any Class of the Certificates, of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same.

            Upon surrender to the Certificate Registrar of the Book-Entry Certificates by the Depository or any custodian acting on behalf of the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, authenticate and deliver, within five Business Days of such request if made at the Registrar Office, or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), the Definitive Certificates to the Certificate Owners identified in such instructions. None of the Depositor, the Master Servicer, the Trustee, the Special Servicer and the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Certificates, the registered Holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            For purposes of any provision of this Pooling and Servicing Agreement requiring or permitting actions with the consent of, or at the direction of, Holders of Certificates evidencing a specified percentage of the Voting Rights, such consent or direction may be given by a combination of Certificate Owners (acting through the Depository and the Depository Participants) owning Book-Entry Certificates, and Certificateholders owning Definitive Certificates, evidencing in the aggregate such specified percentage of the Voting Rights.

            (e) The Book-Entry Certificates (i) shall be delivered by the Certificate Registrar to the Depository, or pursuant to the Depository's instructions, and shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

            UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

            The Book-Entry Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

            (f) If the Trustee has instituted or has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of all or any portion of the Certificates evidenced by Book-Entry Certificates, the Trustee may in its sole discretion determine that such Certificates shall no longer be represented by such Book-Entry Certificates. In such event, the Certificate Registrar will execute, authenticate and deliver, in exchange for such Book-Entry Certificates, Definitive Certificates in a Denomination equal to the aggregate Denomination of such Book-Entry Certificates to the party so requesting such Definitive Certificates. In such event, the Trustee shall notify the affected Certificate Owners and make appropriate arrangements for the effectuation of the purpose of this clause.

            (g) Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on a schedule affixed to the related Book-Entry Certificate (or on a continuation of such schedule affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Book-Entry Certificate equal to the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

            (h) If a Holder of a Definitive Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Book-Entry Certificate, such transfer may be effected only in accordance with Depository Rules and this Section 5.03(h). Upon receipt by the Certificate Registrar at the Registrar Office of (i) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), (ii) written instructions given in accordance with Depository Rules directing the Certificate Registrar to credit or cause to be credited to another account a beneficial interest in the related Book-Entry Certificate, in an amount equal to the Denomination of the Definitive Certificate to be so transferred, (iii) a written order given in accordance with the Depository Rules containing information regarding the account to be credited with such beneficial interests (iv) if the affected Certificate is a Private Certificate, a QIB Investment Representation Letter or a Regulation S Investment Representation Letter, the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the custodian holding such Book-Entry Certificate on behalf of the Depository to increase the Denomination of the related Book-Entry Certificate by the Denomination of the Definitive Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a corresponding Denomination of such Book-Entry Certificate.

            Section 5.04 Mutilated, Destroyed, Lost or Stolen Certificates.

            If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.05 Persons Deemed Owners.

            Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Registrar and any agents of any of them may treat the person in whose name such Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder," and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.03(d).

            Section 5.06 Access to Certificateholders' Names and Addresses.

            (a) If any Certificateholder, the Special Servicer or the Master Servicer (for purposes of this Section 5.06, an "Applicant") applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant, in the case of any Certificateholder and the expense of the Trust Fund in the case of the Master Servicer or the Special Servicer.

            (b) Every Certificateholder, by receiving and holding its Certificate, agrees with the Trustee and the Certificate Registrar that the Trustee and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

            (c) From time to time, upon the request of and at no expense to the Trustee, the Certificate Registrar shall deliver to the Trustee the list of Certificateholders and their addresses as currently reflected in the Certificate Register.

                                   ARTICLE VI

                            THE DEPOSITOR, THE MASTER
                        SERVICER AND THE SPECIAL SERVICER

            Section 6.01 Liability of the Depositor, the Master Servicer and the Special Servicer.

            The Depositor, the Master Servicer and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicer and the Special Servicer herein.

            Section 6.02 Merger, Consolidation or Conversion of the Depositor, the Master Servicer or the Special Servicer.

            (a) Subject to subsection (b) below, the Depositor, the Master Servicer and the Special Servicer each will keep in full effect its existence, rights and franchises under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign corporation or limited partnership in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Loans and to perform its respective duties under this Agreement.

            (b) The Depositor, the Master Servicer and the Special Servicer each may be merged or consolidated with or into any Person (other than the Trustee), or transfer all or substantially all of its assets to any Person (other than the Trustee), in which case any Person resulting from any merger or consolidation to which the Depositor, the Master Servicer or the Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, the Master Servicer or the Special Servicer, shall be the successor of the Depositor, the Master Servicer and the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the Master Servicer or the Special Servicer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such merger, consolidation or succession will not or has not resulted in a withdrawal, downgrading or qualification of the then-current ratings of the Classes of Certificates that have been so rated (as evidenced by a letter to such effect from each Rating Agency).

            Section 6.03 Limitation on Liability of the Trustee, the Depositor, the Master Servicer, the Special Servicer and Others.

            (a) None of the Depositor, the Trustee, the Master Servicer, the Special Servicer nor any of the Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents of any of them shall be under any liability to the Trust Fund, the Underwriters, the parties hereto, the Certificateholders or any other Person for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Trustee, the Master Servicer or the Special Servicer against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Depositor, the Master Servicer, the Special Servicer, the Trustee and any director, officer, employee or agent of the Depositor, the Trustee, the Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

            The Depositor, the Master Servicer, the Special Servicer, the Trustee and any Affiliate, director, shareholder, member, partner, manager, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with or relating to this Agreement, the Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties or (iv) in the case of the Depositor and any of its directors, officers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law.

            (b) None of the Depositor, the Trustee, the Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability which it is not reasonably assured of reimbursement thereof by the Trust; provided, however, that the Depositor, the Master Servicer, the Special Servicer or the Trustee may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Master Servicer, the Special Servicer and the Trustee shall be entitled to be reimbursed therefor out of amounts attributable to the Loans on deposit in the Collection Account as provided by Section 3.05(a).

            (c) Each of the Master Servicer and the Special Servicer agrees to indemnify the Depositor, the Trust Fund and the Trustee, and hold it harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of the Master Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made by it herein. The Master Servicer and the Special Servicer may consult with counsel, and any written advice or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith in accordance with the Servicing Standard and in accordance with such advice or Opinion of Counsel relating to (i) tax matters, (ii) any amendment of this Agreement under Article X, (iii) the defeasance of any Defeasance Loan or (iv) any matter involving legal proceeding with a Borrower.

            The Trustee shall immediately notify the Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Loans entitling the Trust Fund to indemnification hereunder, whereupon the Master Servicer or Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Master Servicer or Special Servicer, as the case may be, shall not affect any rights of the Trust Fund may have to indemnification under this Agreement or otherwise, unless the Master Servicer's or Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the Master Servicer and the Special Servicer.

            The Depositor agrees to indemnify the Master Servicer, the Special Servicer and the Trustee and any Affiliate, director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or failure in the performance of the Depositor's obligations and duties under this Agreement. The Master Servicer, the Special Servicer and the Trustee shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement or the Loans entitling it to indemnification hereunder, whereupon the Depositor shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

            The Trustee agrees to indemnify the Master Servicer, the Special Servicer and the Depositor and any Affiliate, director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties made by it herein or as a result of any willful misfeasance, bad faith or negligence of the Trustee in the performance of its obligations and duties under this Agreement or the negligent disregard by the Trustee of its duties and obligations hereunder. The Depositor, Master Servicer or the Special Servicer shall immediately notify the Trustee if a claim is made by a third party with respect to this Agreement or the Loans entitling it to indemnification hereunder, whereupon the Trustee shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

            Section 6.04 Master Servicer and Special Servicer Not to Resign.

            Subject to the provisions of Section 6.02, none of the Master Servicer and the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) a determination that such party's duties hereunder are no longer permissible under applicable law or
(b) in the case of the Master Servicer or Special Servicer, upon the appointment of, and the acceptance of such appointment by, a successor Master Servicer or Special Servicer, as applicable and receipt by the Trustee of written confirmation from each applicable Rating Agency that such resignation and appointment will not cause such Rating Agency to downgrade, withdraw or qualify any of then-current ratings assigned by such Rating Agency to any Class of Certificates. Any such determination permitting the resignation of the Master Servicer or the Special Servicer pursuant to above clause (a) above shall be evidenced by an Opinion of Counsel (the cost of which, together with any other expenses of such resignation, shall be at the expense of the resigning party) to such effect delivered to the Trustee. No such resignation by the Master Servicer or the Special Servicer shall become effective until the Trustee or a successor Master Servicer shall have assumed the Master Servicer's or Special Servicer's, as applicable, responsibilities and obligations in accordance with Section 7.02.

            Section 6.05 Rights of the Depositor in Respect of the Master Servicer and the Special Servicer.

            The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer and the Special Servicer hereunder or exercise the rights of the Master Servicer or Special Servicer, as applicable, hereunder; provided, however, that the Master Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and is not obligated to supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise.

                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default; Master Servicer and Special Servicer Termination.

            (a) "Event of Default," wherever used herein, means any one of the following events:

            (i) any failure by the Master Servicer to make (x) any remittance (including a P&I Advance) required to be made by the Master Servicer to the Collection Account, Servicing Accounts, Excess Interest Distribution Account, Interest Reserve Account or either Distribution Account by 5:00 p.m. New York City time on the Master Servicer Remittance Date, which is not cured by 11:00 a.m. New York City time on the related Distribution Date; provided, however, that if the Master Servicer fails to make any remittance so required, including any Advance, to be made by the Master Servicer on the Master Servicer Remittance Date (without regard to any grace period), the Master Servicer shall pay to the Trustee, for the account of the Trustee, interest on such late remittance at the Prime Rate from and including the Master Servicer Remittance Date to but excluding the Distribution Date or (y) any Servicing Advance when required to be made pursuant to this Agreement, which failure to make a Servicing Advance remains uncured for fifteen days (or such shorter time as is necessary to avoid the lapse of any required Insurance Policy or the foreclosure of any tax lien on the related Mortgaged Property); or

            (ii) any failure by the Special Servicer to deposit into, or to remit to the Master Servicer for deposit into, or the Master Servicer to make a required deposit into the Collection Account or the REO Account, or to deposit into, or to remit to the Trustee for deposit into, the Lower-Tier Distribution Account any amount required to be so deposited or remitted by the Master Servicer or the Special Servicer, as the case may be, pursuant to the terms of this Agreement; or

            (iii) any failure on the part of the Master Servicer or the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer or the Special Servicer contained in this Agreement which continues unremedied for a period of 30 days (15 days in the case of a failure to pay the premium for any Insurance Policy required to be maintained hereunder) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25%; provided, however, that with respect to any such failure which is not curable within such 30-day period or 15-day period, as applicable, the Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days to effect such cure so long as the Master Servicer or the Special Servicer, as the case may be, has commenced to cure such failure within such initial 30-day period or 15-day period, as applicable, and has diligently pursued, and is continuing to pursue, a full cure; or

            (iv) any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in Section 3.23 or
      Section 3.24, as applicable, which materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25%; provided, however, that with respect to any such breach which is not curable within such 30-day period, the Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days to effect such cure so long as the Master Servicer or the Special Servicer, as the case may be, has commenced to cure such breach within the initial 30-day period and has diligently pursued, and is continuing to pursue, a full cure; or

            (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

            (vi) the Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer or relating to all or substantially all of its property; or

            (vii) the Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

            (viii) Moody's places the rating of any Class of Certificates on "watchlist" status for possible ratings downgrade or withdrawal citing servicing concerns with respect to the Master Servicer or the Special Servicer as the sole or a contributory factor in such rating action, and Moody's has not removed such rating from "watchlist" status within 60 days thereafter or stated that servicing is no longer a contributory factor; or

            (ix) the Trustee shall have received written notice from Moody's to the effect that the Master Servicer or the Special Servicer, as the case may be, acting in its respective capacity, has resulted in a downgrade or withdrawal of any rating assigned by Moody's to any Class of Certificates; or

            (x) as applicable, the Master Servicer is removed from S&P's approved master servicer list or, the Special Servicer is removed from S&P's approved special servicer list.

            (b) If any Event of Default with respect to the Master Servicer or Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 25% of the Voting Rights (or 18% of the Voting Rights if the relevant Event of Default is one described in clause (viii) and (ix) of
Section 7.01(a)), shall, terminate, by notice in writing to the Defaulting Party (a "Termination Notice"), with a copy of such notice to the Depositor and the Certificate Registrar, all of the rights and obligations of the Defaulting Party under this Agreement and in and to the Loans and the proceeds thereof; provided, however, that the Defaulting Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination, as well as amounts due to it thereafter, if any, including with respect to the Excess Servicing Strip and Assignable Primary Servicing Fees, as provided for under this Agreement for services rendered and expenses incurred.

            From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Loans and related documents, or otherwise.

            The Master Servicer and Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 Business Days after its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable the Trustee to assume the Master Servicer's or the Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Master Servicer's or the Special Servicer's, as the case may be, responsibilities and rights hereunder, including, without limitation, the transfer within five Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer to the Collection Account, or any Servicing Account (if it is the Defaulting Party) or by the Special Servicer to the REO Account (if it is the Defaulting Party) or thereafter be received with respect to the Loans or any REO Property (provided, however, that the Master Servicer and Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of the Master Servicer) or otherwise, as well as amounts due to it thereafter, if any, and it and its directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination).

            (c) The Holder or Holders of more than 50% of the aggregate Certificate Balance of the Controlling Class shall be entitled to terminate the rights and obligations of the Special Servicer under this Agreement, with or without cause, upon 10 Business Days notice to the Master Servicer, the Special Servicer and the Trustee, and to appoint a successor Special Servicer; provided, however, that (i) such successor will meet the requirements set forth in Section
7.02 and (ii) as evidenced in writing by each of the Rating Agencies, the proposed successor of the Special Servicer will not, in and of itself, result in a downgrading, withdrawal or qualification of the then-current ratings provided by the Rating Agencies in respect to any Class of then outstanding Certificates that is rated. No penalty or fee shall be payable to the Special Servicer with respect to any termination pursuant to this Section 7.01(c). Any expenses of the trust as a result of any termination pursuant to this Section 7.01(c) shall be paid by the Holders who effected such termination.

            (d) The Master Servicer and Special Servicer shall, from time to time, take all such actions as are required by them in order to maintain their respective status as an approved servicer and special servicer, as applicable and as pertains to this transaction, with each of the Rating Agencies.

            Section 7.02 Trustee to Act; Appointment of Successor.

            On and after the time the Master Servicer or the Special Servicer, as the case may be, either resigns pursuant to clause (a) of the first sentence of Section 6.04(a) or receives a notice of termination for cause pursuant to
Section 7.01(b), and provided that no acceptable successor has been appointed, the Trustee shall be and become the successor to the Master Servicer or Special Servicer, as the case may be, in all respects in its capacity as Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party's failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder.

            The appointment of a successor Master Servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor Special Servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to the Master Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Master Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or Special Servicer or for any losses incurred by the Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Loan hereunder.

            As compensation therefor, the Trustee as successor Master Servicer shall be entitled to the Master Servicing Fees and all fees relating to the Loans which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder (subject to Section 3.11(a) with respect to the Assignable Primary Servicing Fee and the Excess Servicing Strip), including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder. Should the Trustee succeed to the capacity of the Master Servicer or the Special Servicer, the Trustee shall be afforded the same standard of care and liability as the Master Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor Master Servicer or successor Special Servicer, as the case may be, and not with respect to its role as Trustee hereunder. The Trustee shall not be entitled to receive the Assignable Primary Servicing Fees.

            Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to the Master Servicer or Special Servicer, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer or special servicer, as applicable, by each Rating Agency, or if the Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth herein, as the successor to the Master Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder. No appointment of a successor to the Master Servicer or the Special Servicer under this Section 7.02 shall be effective (i) until each of the Rating Agencies shall have confirmed in writing that its then-current rating (if any) of each Class of Certificates will not be qualified (as applicable), downgraded or withdrawn by reason thereof and (ii) until the assumption in writing by the successor to the Master Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter. Pending appointment of a successor to the Master Servicer or the Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided.

            In connection with such appointment and assumption of a successor to the Master Servicer or Special Servicer as described herein, subject to Section 3.11(a), the Trustee may make such arrangements for the compensation of such successor out of payments on Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor Master Servicer or successor Special Servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder, excluding the Assignable Primary Servicing Fee; provided, further, that if no successor can be obtained for such compensation, then, subject to approval by the Rating Agencies, additional amounts shall be paid to such successor and such amounts in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, shall be treated as Collateral Support Deficit. The Trustee, the Master Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or Special Servicer.

            Section 7.03 Notification to Certificateholders.

            (a) Upon any resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04, any termination of the Master Servicer or the Special Servicer pursuant to Section 7.01 or any appointment of a successor to the Master Servicer or the Special Servicer pursuant to Section 7.02, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

            (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) 5 days after the Trustee would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Trustee shall transmit by mail to the Depositor and all Certificateholders notice of such occurrence, unless such default shall have been cured.

            Section 7.04 Waiver of Events of Default.

            The Holders of Certificates representing at least 66 2/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default within 20 days of the receipt of notice from the Trustee of the occurrence of such Event of Default; provided, however, that an Event of Default under (x) and (y) of clause (i) of Section 7.01(a) may be waived by 100% of the certificateholders of the affected Classes and the Trustee. Upon any such waiver of an Event of Default and reimbursement by the party requesting such waiver to the Trustee of all costs and expenses incurred by it in connection with such Event of Default and prior to its waiver, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this
Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

            Section 7.05 Trustee Advances.

            If the Master Servicer fails to fulfill its obligations hereunder to make any Advances, the Trustee shall perform such obligations (x) within one Business Day of such failure (a failure only occurring after the Master Servicer's cure period under Section 7.01(a)(i)(y) has expired) by the Master Servicer with respect to Servicing Advances to the extent a Responsible Officer of the Trustee has been notified in writing of such failure with respect to such Servicing Advances and (y) by 1:00 p.m., New York City time, on the related Distribution Date with respect to P&I Advances. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer's rights with respect to Advances hereunder, including, without limitation, the Master Servicer's rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be (without regard to any impairment of any such rights of reimbursement caused by the Master Servicer's default in its obligations hereunder); provided, however, that if Advances made by both the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of Trustee.

            (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, then (subject to Section 8.02(vii) below) the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

            (b) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall make a request to the responsible party to have the instrument corrected. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer, and accepted by the Trustee in good faith, pursuant to this Agreement.

            (c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

            (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

            (ii) The Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

            (iii) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement (unless a higher percentage of Voting Rights is required for such action); and

            (iv) Subject to the other provisions of this Agreement and without limiting the generality of this Section 8.01, the Trustee shall have no duty except in the capacity as successor Master Servicer or successor Special Servicer (A) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, (B) to see to any insurance, and (C) to confirm or verify the contents of any reports or certificates of the Master Servicer or Special Servicer delivered to the Trustee pursuant to this Agreement reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

            Section 8.02 Certain Matters Affecting the Trustee.

            Except as otherwise provided in Section 8.01:

            (i) The Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

            (iii) The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless, in the Trustee's reasonable opinion, such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

            (iv) The Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) Prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the Master Servicer or, if paid by the Trustee, shall be repaid by the Master Servicer upon demand;

            (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Trustee of its duties or obligations hereunder;

            (vii) For all purposes under this Agreement, the Trustee shall not be required to take any action with respect to, or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or shall have received written notice thereof. In the absence of receipt of such notice and such actual knowledge otherwise obtained, the Trustee may conclusively assume that there is no default or Event of Default;

            (viii) The Trustee shall not be responsible for any act or omission of the Master Servicer, the Special Servicer or the Directing Certificateholder (unless the Trustee is acting as Master Servicer, Special Servicer or the Directing Certificateholder, as the case may be) or of the Depositor; and

            (ix) The Trustee shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the power granted hereunder.

            Section 8.03 Trustee Not Liable for Validity or Sufficiency of Certificates or Loans.

            The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee in Section 2.04, shall be taken as the statements of the Depositor, the Master Servicer or the Special Servicer, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee does not make any representations as to the validity or sufficiency of this Agreement or of any Certificate or of any Loan or related document. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Loans to the Trust Fund, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, the Master Servicer, the Special Servicer or the Trustee. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer, and accepted by the Trustee, in good faith, pursuant to this Agreement.

            Section 8.04 Trustee May Own Certificates.

            The Trustee in its individual capacity and not as Trustee, may become the owner or pledgee of Certificates, and may deal with the Depositor, the Master Servicer, the Special Servicer, the Initial Purchaser and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee.

            Section 8.05 Fees and Expenses of Trustee; Indemnification of
Trustee.

            (a) As compensation for the performance of its duties, the Trustee shall be paid the Trustee Fee, equal to one month's interest at the Trustee Fee Rate on the Stated Principal Balance of each Loan or REO Loan, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder.

            (b) [Reserved].

            (c) The Trustee shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses and disbursements incurred by the Trustee pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct; provided, however, that subject to Section 8.02(iii) and 8.14(b), respectively, the Trustee shall not refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee or the Trustee's expenses.

            (d) The Trustee and any Affiliate, director, officer, employee or agent of the Trustee shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, this Agreement, the Loans, the Certificates or any act or omission of the Trustee relating to the exercise and performance of any of the powers and duties of the Trustee hereunder; provided, however, that neither the Trustee nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(d) for (i) allocable overhead, (ii) routine expenses or disbursements incurred or made by or on behalf of the Trustee in the normal course of the Trustee's performing its duties in accordance with any of the provisions hereof, which are not "unanticipated expenses of the REMIC" within the meaning of Treasury Regulations
Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Trustee made herein. The provisions of this Section 8.05(d) shall survive any resignation or removal of the Trustee and appointment of a successor thereto.

            Section 8.06 Eligibility Requirements for Trustee.

            The Trustee hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank or national banking association, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Master Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the Master Servicer or the Special Servicer, as the case may be, pursuant to Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) an institution whose long-term senior unsecured debt is rated "AA-" or higher by S&P, "Aa3" or higher by Moody's (or such entity as would not, as evidenced in writing by such Rating Agency, result in the qualification (as applicable), downgrading or withdrawal of any of the then-current ratings then assigned thereby to the Certificates).

            If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Trustee administers the Trust REMICs is in a state or local jurisdiction that imposes a tax on the Trust Fund on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07,
(ii) pay such tax at no expense to the Trust Fund or (iii) administer the Trust REMICs from a state and local jurisdiction that does not impose such a tax.

            Section 8.07 Resignation and Removal of the Trustee.

            (a) The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicer, the Special Servicer and to all Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee acceptable to the Master Servicer and the Rating Agencies (as evidenced in writing by such Rating Agency that such appointment would not result in the qualification (as applicable), downgrading or withdrawal of any of then-current ratings then assigned thereby to the Certificates) by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer and the Certificateholders by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee. The resigning Trustee shall be responsible for the payment of all reasonable expenses incurred in connection with such resignation and discharge and the appointment of a successor trustee

            (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 or if the Depositor has received notice from the Rating Agencies that failure to remove the Trustee will result in a downgrade or withdrawal of the then-current rating assigned to any Class of Certificates, and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee and appoint a successor trustee acceptable to the Master Servicer and the Rating Agencies (as evidenced in writing by such Rating Agency that such removal and appointment would not result in the qualification (as applicable), downgrading or withdrawal of any of then-current ratings then assigned thereby to the Certificates), by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer and the Certificateholders by the Depositor.

            (c) The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by the Master Servicer. The Trustee shall be reimbursed for all costs and expenses incurred by it in connection with such removal within 30 days of demand therefor from amounts on deposit in the Lower-Tier Distribution Account (provided the Trustee is removed without cause).

            Any resignation or removal of the Trustee and appointment of a successor Trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee as provided in Section 8.08.

            Within 30 days following any succession of the Trustee under this Agreement, the predecessor Trustee shall be paid all accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred. No Trustee shall be liable for any action or omission of any successor Trustee.

            Section 8.08 Successor Trustee.

            (a) Any successor Trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to its predecessor Trustee, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee, shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder, and the Depositor, the Master Servicer, the Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Trustee all such rights, powers, duties and obligations, and to enable the successor Trustee to perform its obligations hereunder.

            (b) No successor Trustee shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

            (c) Upon acceptance of appointment by a successor Trustee as provided in this Section 8.08, the Master Servicer shall mail notice of the succession of such Trustee hereunder to the Depositor and the Certificateholders. If the Master Servicer fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee, such successor Trustee shall cause such notice to be mailed at the expense of the Master Servicer.

            Section 8.09 Merger or Consolidation of Trustee.

            Any Person into which the Trustee may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee, hereunder; provided, that, in the case of the Trustee, such successor Person shall be eligible under the provisions of
Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee.

            (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

            (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

            (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

            Section 8.11 [Reserved].

            Section 8.12 Access to Certain Information.

            (a) On or prior to the date of the first sale of any Private Certificate to an Independent third party, the Depositor shall provide to the Trustee a copy of any private placement memorandum or other disclosure document used by the Depositor or its Affiliate in connection with the offer and sale of the Class of Certificates to which such Private Certificate relates. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Trustee, the Depositor promptly shall inform the Trustee of such event and shall deliver to the Trustee a copy of the private placement memorandum or disclosure document, as revised, amended or supplemented.

            The Trustee shall maintain at its offices primarily responsible for administering the Trust Fund and shall, upon reasonable advance written notice, make available during normal business hours for review by any Holder of a Certificate, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, any Rating Agency, the Underwriters or any other Person to whom the Trustee believes such disclosure is appropriate, originals or copies of the following items to the extent such documents have been delivered to the Trustee: (i) in the case of a Holder or prospective transferee of a Private Certificate, any private placement memorandum or other disclosure document relating to the Class of Certificates to which such Private Certificate belongs, in the form most recently provided to the Trustee and (ii) in all cases, (A) this Agreement and any amendments hereto entered into pursuant to
Section 10.01, (B) all statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 4.02 since the Closing Date, (C) all Officer's Certificates delivered to the Trustee since the Closing Date pursuant to Section 3.13, (D) all accountants' reports delivered to the Trustee since the Closing Date pursuant to Section 3.14, (E) any and all notices, reports and Environmental Assessments delivered to the Trustee with respect to any Mortgaged Property securing a Defaulted Loan as to which the environmental testing contemplated by Section 3.09(c) revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was not satisfied (but only for so long as such Mortgaged Property or the related Loan are part of the Trust Fund), (F) any and all modifications, waivers and amendments of the terms of a Loan entered into by the Master Servicer or the Special Servicer and delivered to the Trustee pursuant to Section 3.20 (but only for so long as the affected Loan is part of the Trust Fund), (G) any and all Officer's Certificates delivered to the Trustee to support the Master Servicer's determination that any P&I Advance or Servicing Advance was or, if made, would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as the case may be, (H) any and all of the Loan Documents contained in the Mortgage File, (I) any and all Appraisals obtained pursuant to the definition of "Appraisal Reduction" herein, (J) information regarding the occurrence of Servicing Transfer Events as to the Loans and (K) any and all Sub-Servicing Agreements and any amendments thereto and modifications thereof.

            Copies of any and all of the foregoing items will be available from the Trustee upon written request; provided, however, that the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies, except in the case of copies provided to the Rating Agencies, which shall be free of charge. In addition, without limiting the generality of the foregoing, any Requesting Subordinate Certificateholder may upon written request from the Trustee obtain a copy of any report delivered to the Rating Agencies under this Agreement.

            (b) Notwithstanding anything to the contrary herein, in addition to the reports and information made available and distributed pursuant to the terms of this Agreement (including the information set forth in Section 8.12(a)), the Master Servicer and the Trustee shall, in accordance with such reasonable rules and procedures as each may adopt (which may include the requirement that an agreement that provides that such information shall be kept confidential and used solely for purposes of evaluating the investment characteristics of the Certificates be executed), also make the reports available to Certificateholders pursuant to Section 4.02, as well as certain additional information received by the Master Servicer or the Trustee, as the case may be, to any Certificateholder, the Underwriters, the Initial Purchasers, any Certificate Owner or any prospective investor identified as such by a Certificate Owner or the Underwriters or Initial Purchasers, that requests such reports or information; provided that the Master Servicer or the Trustee, as the case may be, shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of such reports or information.

            (c) With respect to any information furnished by the Trustee or the Master Servicer pursuant to this Section 8.12, the Trustee or Master Servicer, as the case may be, shall be entitled to indicate the source of such information and the Trustee or Master Servicer, as applicable, may affix thereto any disclaimer it deems appropriate in its discretion. The Trustee or the Master Servicer, as applicable, shall notify Certificateholders of the availability of any such information in any manner as it, in its sole discretion, may determine. In connection with providing access to or copies of the items described in the preceding paragraph, the Trustee or the Master Servicer, as the case may be, may require (a) in the case of Certificate Owners, a confirmation executed by the requesting Person substantially in form and substance reasonably acceptable to the Master Servicer or Trustee, as applicable, generally to the effect that such Person is a beneficial holder of Certificates or an investment advisor representing such Person and is requesting the information solely for use in evaluating such Person's investment in the Certificates and will otherwise keep such information confidential and (b) in the case of a prospective purchaser or an investment advisor representing such Person, confirmation executed by the requesting Person in form and substance reasonably acceptable to the Trustee or the Master Servicer, as the case may be, generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein or an investment advisor representing such Person, and is requesting the information solely for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. Neither the Master Servicer nor the Trustee shall be liable for the dissemination of information in accordance with this Agreement.

            Section 8.13 Representations, Warranties and Covenants of the
Trustee.

            The Trustee hereby represents and warrants to the Depositor, the Master Servicer and the Special Servicer and for the benefit of the Certificateholders, as of the Closing Date, that:

            (i) The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States;

            (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

            (iii) The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

            (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement; and

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination Upon Repurchase or Liquidation of All
Loans.

            Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer and the Trustee (other than the obligations of the Trustee to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earliest to occur of (i) the purchase by the Holders of a majority of the Percentage Interests of the Controlling Class, the Special Servicer or the Master Servicer of all the Loans and each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Loans (exclusive of REO Loans) included in the Trust Fund and
(2) the Appraised Value of each REO Property, if any, included in the Trust Fund (such Appraisals in this subclause (2) to be conducted by an Appraiser selected and mutually agreed upon by the Master Servicer and the Trustee, and approved by more than 50% of the Voting Rights of the Classes of Certificates then outstanding (other than the Controlling Class if the Controlling Class is exercising such option unless the Controlling Class is the only Class of Certificates then outstanding)), minus (b) solely in the case where the Master Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the Master Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Master Servicing Fees (including Excess Servicing Strip), and Primary Servicing Fees, remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Master Servicer in connection with such purchase),
(ii) the Distribution Date in December 2035 and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the earlier of (i) the Rated Final Distribution Date and (ii) expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

            The Holders of a majority of the Percentage Interests of the Controlling Class may, at their option, elect to purchase all of the Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i) of the preceding paragraph by giving written notice to the Trustee and the other parties hereto within 60 days of the first Distribution Date on which the aggregate Stated Principal Balances of the Loans and any REO Loans remaining in the Trust Fund is less than 1.00% of the aggregate Cut-off Date Principal Balance of the Loans set forth in the Preliminary Statement. If the Holders of a majority of the Percentage Interests of the Controlling Class do not exercise such option within 60 days after it becomes exercisable by the Holders of a majority of the Percentage Interests of the Controlling Class, the Special Servicer may notify the Holders of a majority of the Percentage Interests in the Controlling Class and the Trustee of its intention to exercise such option and if the Holders of a majority of the Percentage Interests of the Controlling Class do not exercise such option within ten Business Days thereafter, the Special Servicer shall be entitled to exercise such option. If the Special Servicer does not exercise such option within 60 days after it becomes exercisable by it, the Master Servicer may notify the Special Servicer, the Holders of the Controlling Class and the Trustee of the Master Servicer's intention to exercise such option, and if none of the Special Servicer or the Holders of a majority of the Percentage Interests in the Controlling Class exercise such option within ten Business Days thereafter, the Master Servicer will be entitled to exercise such option.

            If the Holders of the Controlling Class, the Special Servicer or the Master Servicer purchases all of the Loans and each REO Property remaining in the Trust Fund in accordance with the preceding paragraph, the Holders of the Controlling Class, the Special Servicer or the Master Servicer, as applicable, shall remit to the Trustee for deposit in the REMIC I Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of (i) any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account and (ii) any portion thereof representing accrued and unpaid Excess Interest, which shall be deposited in the Excess Interest Distribution Account). In addition, the Master Servicer shall transfer to the REMIC I Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made, the Trustee shall release or cause to be released to the Holders of the Controlling Class, the Special Servicer or the Master Servicer, as applicable, the Mortgage Files for the remaining Loans, and the Trustee shall execute all assignments, endorsements and other instruments furnished to it by the Holders of the Controlling Class, the Special Servicer or the Master Servicer, as applicable, as shall be necessary to effectuate transfer of the Loans and REO Properties remaining in the Trust Fund and its rights under the related Mortgage Loan Purchase Agreement.

            For purposes of this Section 9.01, the Directing Certificateholder, with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

            Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Trustee by letter to the Certificateholders and each Rating Agency and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Loans and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying
(i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Trustee or such other location therein designated.

            After transferring the Available Distribution Amount and, without duplication, the amount of any Yield Maintenance Charges distributable from the REMIC I Distribution Account to the REMIC II Distribution Account, from the REMIC II Distribution Account to the REMIC III Distribution Account, from the REMIC III Distribution Account to the REMIC IV Distribution Account and from the REMIC IV Distribution Account to the REMIC V Distribution Account pursuant to
Section 3.04(b) and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the REMIC V Distribution Account that are allocable to payments on the Class of Certificates so presented and surrendered. Amounts distributed from the REMIC V Distribution Account as of the final Distribution Date shall be allocated for the purposes, in the amounts and in accordance with the priority set forth in Sections 4.01(a), 4.01(b) and 4.01(d) and shall be distributed in termination and liquidation of the REMIC Regular Interests in accordance with Sections 4.01(k), (l), (m) and (n) and 4.01(c). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section
9.01 and Section 4.01(g).

            Anything in this Section 9.01 to the contrary notwithstanding, the Holders of the Class V Certificates shall receive that portion, if any, of the proceeds of a sale of the assets of the Trust Fund allocable to accrued and unpaid Excess Interest.

            Section 9.02 Additional Termination Requirements.

            If the Holders of the Controlling Class, the Special Servicer or the Master Servicer purchases all of the Loans and each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, which meet the definition of a "qualified liquidation" of each Trust REMIC, within the meaning of Section 860F(a)(4) of the Code:

            (i) the Trustee shall specify the first day in the 90-day liquidation period in a statement attached to each Trust REMIC's final Tax Returns pursuant to Treasury Regulations Section 1.860F-1;

            (ii) within such 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I to the Holders of the Controlling Class, the Special Servicer or the Master Servicer, as the case may be, for cash; and

            (iii) immediately following the making of the final payment on the REMIC Regular Interests and the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates in respect of the Class R-I Interest all cash on hand (other than cash retained to meet claims), in the Trust Fund and each Trust REMIC shall terminate at that time.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 10.01 Amendment.

            (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

            (i) to cure any ambiguity;

            (ii) to correct or supplement any provisions herein or therein, which may be inconsistent with any other provisions herein or therein or to correct any error;

            (iii) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC at all times that any Certificate (other than the Class V Certificates) is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or any Trust REMIC pursuant to the Code that would be a claim against the Trust Fund or any Trust REMIC, provided that the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (c) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

            (iv) to change the timing and/or nature of deposits into the Collection Account, the Distribution Account or REO Account or to change the name in which the Collection Account is maintained, provided that (a) the P&I Advance Date shall in no event be later than one day prior to the related Distribution Date, (b) such change shall not, as evidenced by an Opinion of Counsel addressed to the Trustee, adversely affect in any material respect the interests of any Certificateholder and (c) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

            (v) to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel addressed to the Trustee (at the expense of the requesting party), cause the Trust Fund or any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person or a Transfer from a Person other than a U.S. Person;

            (vi) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be materially inconsistent with the provisions of this Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel addressed to the Trustee, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

            (vii) to amend or supplement any provision hereof to the extent necessary to maintain the then-current rating or ratings assigned to each Class of Certificates by each Rating Agency as confirmed in writing.

            (b) This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) amend this Section 10.01.

            No amendment of this Agreement may alter the definition of Servicing Standard in a manner that would materially adversely affect Certificateholders without written confirmation from each Rating Agency that such amendment will not result in the withdrawal, downgrade or qualification of the ratings assigned to the Certificates by such Rating Agencies.

            (c) Notwithstanding the foregoing, the Trustee will not be entitled to consent to any amendment hereto without having first received an Opinion of Counsel to the effect that such amendment or the exercise of any power granted to the Master Servicer, the Depositor, the Special Servicer, the Trustee or any other specified person in accordance with such amendment will not result in the imposition of a tax on the Trust Fund, or any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC or the remaining portion of the Trust Fund to fail to quality as a grantor trust.

            (d) Promptly after the execution of any such amendment, the Trustee shall furnish a copy of such amendment to each Rating Agency and each Certificateholder.

            (e) It shall not be necessary for the consent of Certificateholders under this Section 10.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            (f) The Trustee may, but shall not be obligated to, enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

            (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 10.01(a), (b) or (c) shall be borne by the Person seeking the related amendment, except that if the Master Servicer or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 10.01(a), (b) or (c) shall be payable out of the Collection Account.

            Section 10.02 Recordation of Agreement; Counterparts.

            (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the expense of the Depositor on direction by the Trustee, but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

            (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 10.03 Limitation on Rights of Certificateholders.

            (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b) No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby.

            It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 10.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 10.04 Governing Law.

            This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            Section 10.05 Notices.

            Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid (except for notices to the Trustee which shall be deemed to have been duly given only when received), to: (i) (a) in the case of the Depositor, Credit Suisse First Boston Mortgage Securities Corp., Eleven Madison Avenue, New York, New York 10010, Attention: Allan J. Baum, with a copy to Pamela McCormack, Esq., Compliance Department, telecopy number: (212) 325-8282; (ii) in the case of the Underwriters and the Initial Purchasers, (a) Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010, Attention: Allan
J. Baum, with a copy to Pamela McCormack, Esq., Compliance Department, telecopy number: (212) 325-8282, (b) if sent to McDonald Investments Inc., shall be mailed, delivered or telecopied to it at 800 Superior Avenue, Cleveland, Ohio 44114, Attention: Joe Chinnici; (c) if sent to PNC Capital Markets, Inc., shall be mailed, delivered or telecopied to it at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222 Attention: Craig Grenci, Telecopy No.: (412) 762-9124, with a copy to Leonard Ferleger, telecopy number: (412) 705-2148;
(iii) in the case of the Master Servicer, Midland Loan Services, Inc. 210 West 10th Street, Kansas City, Missouri, 64105, Attention: President, telecopy number: (816) 435-2327; (iv) in the case of the Special Servicer, Lennar Partners, Inc., 760 Northwest 107th Avenue, Suite 400, Miami, Florida 33172,
Attention: Ron Schrager, telecopy number: (305) 226-3428; (v) in the case of the Trustee, Wells Fargo Bank Minnesota, N.A., 11000 Broken Land Parkway, Columbia, Maryland 21044-3562, Attention: Corporate Trust Services (CMBS) - Credit Suisse First Boston Series 2002-CKP1, telecopy number: (410) 884-2360; (vi) in the case of the Rating Agencies, (a) Moody's Investors Service Inc., 99 Church Street, New York, New York 10007, Attention: Commercial MBS Monitoring Department, telecopy number: (212) 553-0300; and (b) Standard and Poor's Ratings Services, 55 Water Street, New York 10041, Attention: CMBS Surveillance Group, telecopy number: (212) 438-2662; (vii) in the case of the CSFB Mortgage Loan Seller, Column Financial, Inc., 3414 Peachtree Road, N.E., Suite 1140, Atlanta, Georgia 30326-1113, Attention: Robert A. Barnes, telecopy number: (404) 239-0419; (viii) in the case of the PNC Mortgage Loan Seller, PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue, 19th Floor, Pittsburgh, Pennsylvania 15222,
Attention: Kristina Williams, telecopy number: (412) 705-1645, with a copy to Gretchen Kelly, telecopy number: (412) 762-4334; (ix) in the case of the Key Mortgage Loan Seller, KeyBank National Association, c/o Key Commercial Mortgage, 911 Main Street, Suite 1500, Kansas City, Missouri 64105, Attention: E.J. Burke, telecopy number: (816) 460-2102 (with a copy to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, Attn: Robert C. Bowes) and (x) in the case of KRECM, KeyCorp Real Estate Capital Markets, Inc. d/b/a Key Commercial Mortgage, 911 Main Street, Suite 1500, Kansas City, Missouri 64105, Attention:
E.J. Burke, telecopy number: (816) 460-2102 (with a copy to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, Attn: Robert C. Bowes) or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first Class, postage prepaid, to the address of such Holder as shown in the Certificate Register or, in the case of the Initial Requesting Subordinate Certificateholder, First Chicago Capital Corporation, 55 West Monroe, 18th Floor, Suite IL1-0616, Chicago, IL 60670 Attention: Kathleen Laird, telecopy number: 312-732-1751. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

            Section 10.06 Severability of Provisions.

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 10.07 Grant of a Security Interest.

            The Depositor intends that the conveyance of the Depositor's right, title and interest in and to the Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Loans, all principal and interest received or receivable with respect to the Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Collection Account, the Distribution Account and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Loans and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 10.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

            Section 10.08 Successors and Assigns; Beneficiaries.

            The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. No other person, including, without limitation, any Borrower, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

            Section 10.09 Article and Section Headings.

            The article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

            Section 10.10 Notices to Rating Agencies.

            (a) The Trustee shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the resignation or termination of the Master Servicer or the Special Servicer;

            (iv) any change in the location of the Distribution Account, the Excess Liquidation Proceeds Account or the Interest Reserve Account;

            (v) the repurchase of Loans by any Mortgage Loan Seller pursuant to
      Section 7 of the related Mortgage Loan Purchase Agreement; and

            (vi) the final payment to any Class of Certificateholders.

            (b) The Master Servicer shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) the resignation or removal of the Trustee; and

            (ii) any change in the location of the Collection Account.

            (c) Each of the Master Servicer and the Special Servicer shall promptly furnish to each Rating Agency copies of the following:

            (i) each of its annual statements as to compliance described in
      Section 3.13;

            (ii) all reports and other items for Loans delivered by each of the Master Servicer and Special Servicer pursuant to Section 3.12 (to the extent requested by such Rating Agency);

            (iii) each of its annual independent public accountants' servicing reports described in Section 3.14;

            (iv) each waiver and consent provided pursuant to Section 3.08 for Loans;

            (v) any officers' certificates delivered by the Master Servicer and the Special Servicer to the Trustee;

            (vi) all site inspections (to the extent requested by such Rating Agency);

            (vii) all operating statements (to the extent requested by such Rating Agency);

            (viii) all rent rolls and sales reports to the extent provided by the Borrowers and requested by such Rating Agency;

            (ix) any proposed no downgrade request;

            (x) any extension or modification of the Maturity Date of any Loan;

            (xi) any modification, waiver or amendment of any term of any Loan; and

            (xii) any other document that shall be reasonably requested by any Rating Agency.

            (d) The Trustee shall promptly after each Distribution Date make available to each Rating Agency a copy of the related Statement to Certificateholders.

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                        CREDIT SUISSE FIRST BOSTON
                                        MORTGAGE SECURITIES CORP.
                                           Depositor


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        MIDLAND LOAN SERVICES, INC.
                                           Master Servicer


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        LENNAR PARTNERS, INC.
                                           Special Servicer


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        WELLS FARGO BANK MINNESOTA,
                                           N.A., as Trustee


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        Acknowledged and agreed solely as to
                                           Section 3.32:

                                        KEYCORP REAL ESTATE CAPITAL
                                           MARKETS, INC.
                                           Primary Servicer


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF NEW YORK      )

            On the _____ day of [_____], 2002 before me, a notary public in and for said State, personally appeared ______________________________________ known to me to be a __________________________ of Credit Suisse First Boston Mortgage Securities Corp. and a __________________________ of Credit Suisse First Boston Corporation, the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporations, and acknowledged to me that such corporations executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                            ____________________________________
                                                        Notary Public

STATE OF _____________)
                      ) ss.:
COUNTY OF ____________)

            On the _____ day of [_____], 2002 before me, a notary public in and for said State, personally appeared _________________________________ know to me to be a _________________________ of Midland Loan Services, Inc., a Delaware corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                            ____________________________________
                                                        Notary Public

STATE OF _____________)
                      ) ss.:
COUNTY OF ____________)

            On the _____ day of [_____], 2002 before me, _______________________, a notary public in and for said State, personally appeared ______________________________ known to me to be a ___________________
of Lennar Partners, Inc., a Florida corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                            ____________________________________
                                                        Notary Public


STATE OF _____________)
                      ) ss.:
COUNTY OF ____________)

            On the _____ day of [_____], 2002 before me, _______________________, a notary public in and for said State, personally appeared ______________________________ known to me to be a ___________________
of [___________], a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said banking association, and acknowledged to me that such banking association executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                            ____________________________________
                                                        Notary Public

STATE OF _____________)
                      ) ss.:
COUNTY OF ____________)

            On the _____ day of [_____], 2002 before me, _______________________, a notary public in and for said State, personally appeared ______________________________ known to me to be a ___________________
of KeyCorp Real Estate Capital Markets, Inc., an Ohio corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                            ____________________________________
                                                        Notary Public

                                   SCHEDULE I

                 RATES USED IN DETERMINATION OF CLASS A-SP AND
                          CLASS A-X PASS-THROUGH RATES

DISTRIBUTION                                     DISTRIBUTION
DATE                                             DATE
--------------                                   --------------
April 2002                7.40393                October 2005            7.16345
May 2002                  7.16412                November 2005           7.40321
June 2002                 7.40391                December 2005           7.16340
July 2002                 7.16409                January 2006            7.16338
August 2002               7.40388                February 2006           7.16336
September 2002            7.40387                March 2006              7.16409
October 2002              7.16405                April 2006              7.40308
November 2002             7.40384                May 2006                7.16327
December 2002             7.16403                June 2006               7.40302
January 2003              7.16401                July 2006               7.16321
February 2003             7.16400                August 2006             7.40296
March 2003                7.16454                September 2006          7.40292
April 2003                7.40377                October 2006            7.16216
May 2003                  7.16396                November 2006           7.40186
June 2003                 7.40375                December 2006           7.16209
July 2003                 7.16393                January 2007            7.16206
August 2003               7.40372                February 2007           7.16203
September 2003            7.40370                March 2007              7.16284
October 2003              7.16389                April 2007              7.40169
November 2003             7.40367                May 2007                7.16193
December 2003             7.16386                June 2007               7.40162
January 2004              7.40364                July 2007               7.16186
February 2004             7.16383                August 2007             7.40155
March 2004                7.16401                September 2007          7.40152
April 2004                7.40358                October 2007            7.16175
May 2004                  7.16377                November 2007           7.40144
June 2004                 7.40355                December 2007           7.16168
July 2004                 7.16374                January 2008            7.40137
August 2004               7.40351                February 2008           7.16161
September 2004            7.40349                March 2008              7.16188
October 2004              7.16369                April 2008              7.40127
November 2004             7.40345                May 2008                7.16153
December 2004             7.16365                June 2008               7.40122
January 2005              7.16363                July 2008               7.16147
February 2005             7.16361                August 2008             7.40116
March 2005                7.16427                September 2008          7.40113
April 2005                7.40335                October 2008            7.16139
May 2005                  7.16355                November 2008           7.40107
June 2005                 7.40331                December 2008           7.16133
July 2005                 7.16351                January 2009            7.16130
August 2005               7.40327                February 2009           7.16127
September 2005            7.40325                March 2009              7.16223

                                                                     EXHIBIT A-1

                    FORM OF CLASS A-[1]-[2]-[3] CERTIFICATE

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CKP1
                        Class A-[1]-[2]-[3] Certificate

Pass-Through Rate: [A-1] [4.6270%]          [Initial Class A-1 Certificate Balance: $54,740,000]
Pass-Through Rate: [A-2] [6.2210%]          [Initial Class A-2 Certificate Balance: $112,435,000]
Pass-Through Rate: [A-3] [6.4390%]          [Initial Class A-3 Certificate Balance: $601,059,000]

[CUSIP No. [A-1] 22540V C5 9]               Denomination of this Certificate:  $_________
[CUSIP No. [A-2] 22540V C6 7]
[CUSIP No. [A-3] 22540V C7 5]

                                            Rated Final Distribution Date:  December 2035

No.: A-[1][2][3]-[__]

      FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

      THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE CSFB MORTGAGE LOAN SELLER, THE PNC MORTGAGE LOAN SELLER, THE KEYBANK MORTGAGE LOAN SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

      Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

      This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as master servicer (the "Master Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

      On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

      All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing prior to the Record Date immediately prior to such Distribution Date; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

      The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

      No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

      This Certificate does not represent an obligation of, or an interest in the Master Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

      The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

      This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

      IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Trustee

                                            By:
                                               ---------------------------------
                                               Authorized Signatory


                         CERTIFICATE OF AUTHENTICATION


      This is one of the Class A-[1][2][3] Certificates referred to in the within mentioned Pooling and Servicing Agreement.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Authenticating Agent

                                            By:
                                               ---------------------------------
                                               Authorized Signatory

Dated:
      ---------------

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass Through Certificate, Series 2002-CKP1, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.

Dated:                                      By:
      -----------------                        ---------------------------------
                                               Signature

                                                                     EXHIBIT A-2

                         FORM OF CLASS A-SP CERTIFICATE

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CKP1
                             Class A-SP Certificate
                                (Variable Rate)

Pass-Through Rate:  Variable                Original Class A-SP Notional Balance:  $591,275,000

CUSIP No. [144-A] 22540V E8 1               Notional Denomination of this Certificate:  $______

CUSIP No. [Reg S] U12679 HK 2               Rated Final Distribution Date:  December 2035

No.:  A-SP-[   ]

      THIS CERTIFICATE IS AN "INTEREST ONLY" CERTIFICATE AND DOES NOT HAVE A PRINCIPAL BALANCE. DISTRIBUTIONS WILL BE CALCULATED ON THE "CLASS A-SP NOTIONAL BALANCE."

      FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G (a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

      THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

      THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

      THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OR IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

      THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE CSFB MORTGAGE LOAN SELLER, THE PNC MORTGAGE LOAN SELLER, THE KEYBANK MORTGAGE LOAN SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

      Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

      This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as master servicer (the "Master Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

      On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

      All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing prior to the Record Date immediately prior to such Distribution Date; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

      The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates. No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

      This Certificate does not represent an obligation of, or an interest in the Master Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

      The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

      This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

      IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Trustee

                                            By:
                                               ---------------------------------
                                               Authorized Signatory


                         CERTIFICATE OF AUTHENTICATION

      This is one of the Class A-SP Certificates referred to in the within mentioned Pooling and Servicing Agreement.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Authenticating Agent

                                            By:
                                               ---------------------------------
                                               Authorized Signatory

Dated:
      ---------------

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass Through Certificate, Series 2002-CKP1, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.

Dated:                                      By:
      -----------------                        ---------------------------------
                                               Signature

                                                                     EXHIBIT A-3

                         FORM OF CLASS A-X CERTIFICATE

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CKP1
                             Class A-X Certificate
                                (Variable Rate)

Pass-Through Rate: Variable                 Original Class A-X Notional Balance:  $992,871,599

CUSIP No. [144-A] 22540V E7 3               Notional Denomination of this Certificate:  $______

CUSIP No. [Reg S] U12679 HJ 5               Rated Final Distribution Date:  December 2035

No.:  A-X-[   ]

      THIS CERTIFICATE IS AN "INTEREST ONLY" CERTIFICATE AND DOES NOT HAVE A PRINCIPAL BALANCE. DISTRIBUTIONS WILL BE CALCULATED ON THE "CLASS A-X NOTIONAL BALANCE."

      FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS860G (a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

      THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

      THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

      THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMIEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OR IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

      THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE CSFB MORTGAGE LOAN SELLER, THE PNC MORTGAGE LOAN SELLER, THE KEYBANK MORTGAGE LOAN SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

      Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

      This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as master servicer (the "Master Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

      On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

      All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing prior to the Record Date immediately prior to such Distribution Date; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

      The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates. No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

      This Certificate does not represent an obligation of, or an interest in the Master Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

      The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

      This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

      IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Trustee

                                            By:
                                               ---------------------------------
                                               Authorized Signatory

                         CERTIFICATE OF AUTHENTICATION

      This is one of the Class A-X Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Authenticating Agent

                                            By:
                                               ---------------------------------
                                               Authorized Signatory

Dated:
      ---------------

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass Through Certificate, Series 2002-CKP1, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.

Dated:                                      By:
      -----------------                        ---------------------------------
                                               Signature

                                                                     EXHIBIT A-4

                       FORM OF CLASS [B][C][D][E] CERTIFICATE
      CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CKP1
                         Class [B][C][D][E] Certificate

Pass-Through Rate [Class B]:[6.5740%]       [Initial Class B Certificate Balance:  $39,715,000]

Pass-Through Rate [Class C]:[6.6570%]       [Initial Class C Certificate Balance:  $13,652,000]

Pass-Through Rate [Class D]:[6.7160%]       [Initial Class D Certificate Balance:  $26,063,000]

Pass-Through Rate [Class E]:[6.8010%]       [Initial Class E Certificate Balance: $14,893,000]

[CUSIP No. [Class B] 22540V C8 3]           Denomination of this Certificate:  $__________

[CUSIP No. [Class C] 22540V C9 1]

[CUSIP No. [Class D] 22540V D2 5]

[CUSIP No. [Class E] 22540V D3 3]           Rated Final Distribution Date: December 2035

No.:  [B][C][D][E]-[__]

      THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-SP AND CLASS A-X [AND CLASS [B] AND CLASS [C] CERTIFICATES AND CLASS [D] CERTIFICATES] AS DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

      FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

      THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE CSFB MORTGAGE LOAN SELLER, THE PNC MORTGAGE LOAN SELLER, THE KEYBANK MORTGAGE LOAN SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

      Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

      This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as master servicer (the "Master Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

      On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

      All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing prior to the Record Date immediately prior to such Distribution Date; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

      The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

      No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

      This Certificate does not represent an obligation of, or an interest in the Master Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

      The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

      This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

      IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Trustee

                                            By:
                                               ---------------------------------
                                               Authorized Signatory


                         CERTIFICATE OF AUTHENTICATION

      This is one of the Class [B][C][D][E] Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Authenticating Agent

                                            By:
                                               ---------------------------------
                                               Authorized Signatory

Dated:
      ---------------

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass Through Certificate, Series 2002-CKP1, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.

Dated:                                      By:
      -----------------                        ---------------------------------
                                               Signature

                                                                     EXHIBIT A-5

                   FORM OF CLASS [F][G][H][J-AD] CERTIFICATE

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CKP1
                       Class [F][G][H][J-AD] Certificate

[Pass-Through Rate [Class F]:  [Variable]   [Initial Class F Certificate Balance:  $13,652,000]

[Pass-Through Rate [Class G]:  [Variable]   [Initial Class G Certificate Balance:  $14,893,000]

[Pass-Through Rate [Class H]: [Variable]    [Initial Class H Certificate Balance:  $14,893,000]

[Pass-Through Rate [Class J-AD]: [6.2940%]  [Initial Class J-AD Certificate Balance:  $19,857,000]

CUSIP No. [Class F] [144-A] 22540V D4 1     Denomination of this Certificate:  $[_________]
CUSIP No. [Class F] [Reg S]  U12679 HC 0
CUSIP No. [Class G] [144-A] 22540V D5 8     Rated Final Distribution Date: December 2035
CUSIP No. [Class G] [Reg S] U12679 HD 8
CUSIP No. [Class H] [144-A] 22540V D6 6
CUSIP No. [Class H] [Reg S] U12679 HE 6
CUSIP No. [Class J-AD] [144-A] 22540V D7 4
CUSIP No. [Class J-AD] [Reg S] U12679 HF 3

No.: [F][G][H][J-AD] -[__]

      THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-SP, CLASS A-X, CLASS B, CLASS C, CLASS D AND CLASS E [AND CLASS [F] AND CLASS [G] AND CLASS [H] CERTIFICATES] AS DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

      THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

      THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

      THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A AND IT IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

      FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

      THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE CSFB MORTGAGE LOAN SELLER, THE PNC MORTGAGE LOAN SELLER, THE KEYBANK MORTGAGE LOAN SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      [Legend for Regulation S Global Certificate - PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING OF THE CERTIFICATES AND (B) March 26, 2002, THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.]

      Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

      Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

      This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as master servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

      On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

      All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing prior to the Record Date immediately prior to such Distribution Date; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

      The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

      No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

      This Certificate does not represent an obligation of, or an interest in the Master Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

      The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

      This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

      IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Trustee

                                            By:
                                               ---------------------------------
                                               Authorized Signatory


                         CERTIFICATE OF AUTHENTICATION

      This is one of the Class [F][G][H][J-AD] certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Authenticating Agent

                                            By:
                                               ---------------------------------
                                               Authorized Signatory

Dated:
      ---------------

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass Through Certificate, Series 2002-CKP1, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.

Dated:                                      By:
      -----------------                        ---------------------------------
                                               Signature

                                                                     EXHIBIT A-6

              FORM OF CLASS [K-Z][L][M][N][O][P][Q][S] CERTIFICATE

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CKP1
                  Class[K-Z][L][M][N] [O][P][Q][S] Certificate

[Pass-Through Rate [Class K-Z]:  6.2940%]   [Initial Certificate Principal Balance [Class K-Z]:  $0]

[Pass-Through Rate [Class L]:  6.2940%]     [Initial Certificate Principal Balance [Class L]:  $16,134,000]

[Pass-Through Rate [Class M]:  6.2940%]     [Initial Certificate Principal Balance [Class M]:  $8,688,000]

[Pass-Through Rate [Class N]:  6.2940%]     [Initial Certificate Principal Balance [Class N]:  $7,447,000]

[Pass-Through Rate [Class O]:  6.2940%]     [Initial Certificate Principal Balance [Class O]:  $8,687,000]

[Pass-Through Rate [Class P]:  6.2940%]     [Initial Certificate Principal Balance [Class P]:  $4,965,000]

[Pass-Through Rate [Class Q]:  6.2940%]     [Initial Certificate Principal Balance [Class Q]:  $4,964,000]

[Pass-Through Rate [Class S]:  6.2940%]     [Initial Certificate Principal Balance [Class S]:  $16,134,599]

                                            [For Class K-Z only: Portion of Maximum Class Principal Balance of the Class K-Z
                                            Certificates allocable to this Class K-Z Certificate $19,857,00]

CUSIP No. [Class K-Z 144A] 22540V D8 2      Denomination of this Certificate:  $[______]

CUSIP No. [Class K-Z Reg S] U12679 HG 1     Rated Final Distribution Date: December 2035

CUSIP No. [Class L 144A] 22540V D9 0
CUSIP No. [Class L Reg S] U12679 HH 9
CUSIP No. [Class M 144A] 22540V E2 4
CUSIP No. [Class N 144A] 22540V E3 2
CUSIP No. [Class O 144A] 22540V E4 0
CUSIP No. [Class P 144A] 22540V E5 7
CUSIP No. [Class Q 144A] 22540V E6 5
CUSIP No. [Class S 144A] 22540V E9 9

No.: [K-Z][L][M][N][O][P][Q][S]-[   ]

      THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-X, CLASS A-SP, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G, CLASS H AND CLASS J-AD [AND CLASS [K-Z] AND CLASS [L] AND CLASS [M] AND CLASS [N] AND CLASS [O] AND CLASS [P] AND CLASS [Q] CERTIFICATES] AS DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

      THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

      THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

      THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A AND IT IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

      THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY SIMILAR FEDERAL STATE OR LOCAL LAW (A "SIMILAR LAW") (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT OR
(ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OR HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR OR THE TRUSTEE TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN AN OFFERED PRIVATE CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW.

      FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

      THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE CSFB MORTGAGE LOAN SELLER, THE PNC MORTGAGE LOAN SELLER, THE KEYBANK MORTGAGE LOAN SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      [Legend for Regulation S Global Certificate - PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING OF THE CERTIFICATES AND (B) March 26, 2002, THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.]

      [For Class K-Z only: THE CERTIFICATE PRINCIPAL BALANCE HEREOF MAY NEVER EQUAL THE PORTION OF THE MAXIMUM CLASS PRINCIPAL BALANCE OF THE CLASS K-Z CERTIFICATES ALLOCABLE HERETO.]

      Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

      Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

      This certifies that ______________________ (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as master servicer (the "Master Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

      On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

      All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing prior to the Record Date immediately prior to such Distribution Date; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

      The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

      No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

      This Certificate does not represent an obligation of, or an interest in the Master Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

      The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

      This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

      IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Trustee

                                            By:
                                               ---------------------------------
                                               Authorized Signatory


                         CERTIFICATE OF AUTHENTICATION

      This is one of the Class [K-][L][M][N][O][P][Q][S] Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Authenticating Agent

                                            By:
                                               ---------------------------------
                                               Authorized Signatory

Dated:
      ---------------

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass Through Certificate, Series 2002-CKP1, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.

Dated:                                      By:
      -----------------                        ---------------------------------
                                               Signature

                                                                     EXHIBIT A-7

                           FORM OF CLASS V CERTIFICATE

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
         COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CKP1
                               Class V Certificate

No.: V-[   ]                                         Percentage Interest: [100%]

      THIS CERTIFICATE DOES NOT HAVE A PRINCIPAL BALANCE AND IS ENTITLED TO RECEIVE DISTRIBUTIONS ONLY IN RESPECT OF EXCESS INTEREST, IF ANY.

      THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

      THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

      THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE TO ANY PERSON THAT IS AN "INELIGIBLE CLASS V OWNER" (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT).

      THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A AND IT IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

      THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY SIMILAR FEDERAL STATE OR LOCAL LAW (A "SIMILAR LAW") (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN AN OFFERED PRIVATE CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST.

      This certifies that _______________________ (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as master servicer (the "Master Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

      On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest set forth above of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to
Section 4.01 of the Pooling and Servicing Agreement.

      All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing prior to the Record Date immediately prior to such Distribution Date in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

      The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

      No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

      This Certificate does not represent an obligation of, or an interest in the Master Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

      The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

      This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

      IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Trustee

                                            By:
                                               ---------------------------------
                                               Authorized Signatory


                         CERTIFICATE OF AUTHENTICATION

      This is one of the Class V Certificates referred to in the within mentioned Pooling and Servicing Agreement.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Authenticating Agent

                                            By:
                                               ---------------------------------
                                               Authorized Signatory

Dated:
      ---------------

                                                                     EXHIBIT A-8

                          FORM OF RESIDUAL CERTIFICATE
                              Class R CERTIFICATE

No.:  R-[  ]                                         Percentage Interest: [   %]

      THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

      THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (C) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

      THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE PREVIOUS PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

      THIS CERTIFICATE IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL SAVINGS AND LOAN INSURANCE CORPORATION, THE GOVERNMENT NATIONAL MORTGAGE ASSOCIATION OR ANY OTHER GOVERNMENTAL AGENCY.

      THIS CERTIFICATE MAY NOT BE HELD OR TRANSFERRED TO A NON-U.S. PERSON (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) OR DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

      FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "RESIDUAL INTEREST" IN FIVE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(2) AND 860D OF THE CODE.

      THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY SIMILAR FEDERAL STATE OR LOCAL LAW (A "SIMILAR LAW") (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN AN OFFERED PRIVATE

      CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST.

      FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "RESIDUAL INTEREST" IN FIVE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE.

      TRANSFER OF THIS CLASS R CERTIFICATE IS RESTRICTED AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. NO TRANSFER OF THIS CLASS R CERTIFICATE MAY BE MADE TO A "DISQUALIFIED ORGANIZATION" OR A NON-U.S. PERSON (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT). A DISQUALIFIED ORGANIZATION (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) INCLUDES: ANY OF (i) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY THAT IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND, EXCEPT FOR FHLMC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (ii) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (iii) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS' COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE (INCLUDING

      THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME) AND (iv) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN SECTION 1381(A)(2)(C) OF THE CODE. NO TRANSFER OF THIS CLASS R CERTIFICATE WILL BE REGISTERED BY THE CERTIFICATE REGISTRAR UNLESS THE PROPOSED TRANSFEREE HAS DELIVERED AN AFFIDAVIT AFFIRMING, AMONG OTHER THINGS, THAT THE PROPOSED TRANSFEREE IS NOT A DISQUALIFIED ORGANIZATION, IS NOT A NON-U.S. PERSON, AND IS NOT ACQUIRING THE CLASS R CERTIFICATE FOR THE ACCOUNT OF A DISQUALIFIED ORGANIZATION OR A NON-U.S. PERSON. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR A NON-U.S. PERSON OR ANY AGENT OF A DISQUALIFIED ORGANIZATION OR A NON U.S. PERSON, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH. A COPY OF THE FORM OF AFFIDAVIT REQUIRED OF EACH PROPOSED TRANSFEREE IS ON FILE AND AVAILABLE FROM THE TRUSTEE.

      A TRANSFER IN VIOLATION OF THE APPLICABLE RESTRICTIONS MAY GIVE RISE TO A SUBSTANTIAL TAX UPON THE UNAFFILIATED SELLER OR, IN CERTAIN CASES, UPON AN AGENT ACTING FOR THE TRANSFEREE. A PASS-THROUGH ENTITY THAT HOLDS THIS CLASS R CERTIFICATE AND THAT HAS A DISQUALIFIED ORGANIZATION AS A RECORD OWNER IN ANY TAXABLE YEAR GENERALLY WILL BE SUBJECT TO A TAX FOR EACH SUCH YEAR EQUAL TO THE PRODUCT OF (A) THE AMOUNT OF EXCESS INCLUSIONS WITH RESPECT TO THE PORTION OF THIS CERTIFICATE OWNED THROUGH SUCH PASS-THROUGH ENTITY BY SUCH DISQUALIFIED ORGANIZATION, AND (B) THE HIGHEST MARGINAL FEDERAL TAX RATE ON CORPORATIONS. FOR PURPOSES OF THE PRECEDING SENTENCE, THE TERM "PASS-THROUGH" ENTITY INCLUDES REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, COMMON TRUST FUNDS, PARTNERSHIPS, TRUSTS, ESTATES, COOPERATIVES TO WHICH PART I OF SUBCHAPTER T OF THE CODE APPLIES AND, EXCEPT AS PROVIDED IN REGULATIONS, NOMINEES. ALL INTERESTS IN AN "ELECTING LARGE PARTNERSHIP" WILL BE TREATED AS HELD BY DISQUALIFIED ORGANIZATIONS FOR PURPOSES OF THIS TAX.

      THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OR INTEREST IN THE DEPOSITOR, THE CSFB MORTGAGE LOAN SELLER, THE PNC MORTGAGE LOAN SELLER, THE KEYBANK MORTGAGE LOAN SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOT THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      This certifies that ________________________ (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as master servicer (the "Master Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

      On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest set forth above of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to
Section 4.01 of the Pooling and Servicing Agreement.

      All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing prior to the Record Date immediately prior to such Distribution Date and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

      The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

      No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

      This Certificate does not represent an obligation of, or an interest in the Master Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

      The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

      This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

      IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.

                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Trustee

                                            By:
                                               ---------------------------------
                                               Authorized Signatory


                         CERTIFICATE OF AUTHENTICATION

      This is one of the Class [R] Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                            WELLS FARGO BANK MINNESOTA, N.A.
                                            not in its individual capacity,
                                            but solely as Authenticating Agent

                                            By:
                                               ---------------------------------
                                               Authorized Signatory

Dated:
      ---------------

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass Through Certificate, Series 2002-CKP1, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.

Dated:                                      By:
      -----------------                        ---------------------------------
                                               Signature

                                                                       EXHIBIT B


                             MORTGAGE LOAN SCHEDULE


CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2002-CKP1




 #    CROSSED   PROPERTY NAME
---   -------   -------------
  1             Metroplex West
  2             300 M Street Office Building
  3             The Shops at Deerfield Square
  4             LOCKE SOVRAN PORTFOLIO
 4A             Uncle Bob's Self Storage
 4B             Security Self Storage
 4C             Security Self Storage
 4D             Central Self Storage
 4E             Mini-Stor Self Storage
 4F             Uncle Bob's Self Storage
 4G             Central Self Storage
 4H             Uncle Bob's Self Storage
 4I             Uncle Bob's Self Storage
 4J             Central Self Storage
 4K             Security Self Storage
 4L             Uncle Bob's Self Storage
 4M             Uncle Bob's Self Storage
 4N             Central Self Storage
 4O             Saco Self Storage
 4P             Central Self Storage
 4Q             Uncle Bob's Self Storage
 4R             Central Self Storage
 4S             Uncle Bob's Self Storage
 4T             Central Self Storage
 4U             Central Self Storage
 4V             Security Self Storage
 4W             Security Self Storage
 4X             Central Self Storage
 4Y             Dor-Co Self Storage
 4Z             Central Self Storage
4AA             Central Self Storage
  5     (A)     Tuttle Crossing
  6     (A)     Western Hills Marketplace
  7     (A)     Montgomery Crossing
  8             Park Center Office Building
  9             Oak Ridge Office Portfolio
 10             Clopper Road Portfolio
 11             Bridgepark Shopping Center
 12             The Summit - Phase II
 13             130 Fifth Avenue
 14             Colonial Grand  @ Bayshore
 15             Raytheon Building
 16             Nancy Ridge Technology Center
 17             Spradlin Farm Shopping Center
 18             Bay Point Apartments
 19             Chaparral Apartments
 20             Seville Place Apartments
 21             The Piccard Building
 22             The Leeward Apartments
 23             Plantation Point Plaza
 24             Park Hamilton Apartments
 25             Ridge Park Square
 26             The Fox Chase Apartments
 27             Honeywell Building
 28             Brookwood Village Townhouses
 29             Lattimore Medical Building
 30             The Medical Pavilion
 31             Findlay Tall Timbers
 32             Walnut Grove Plaza Shopping Center
 33             Bruton Oaks Apartments
 34             Country Creek Apartments
 35             Tower Office Plaza 1
 36             Versailles Apartments
 37             Highland Road Village I & II
 38             Cherokee Commons Shopping Center
 39             Willow Lake West Shopping Center
 40             Germantown Technology Center
 41             Royal Oaks Manor Apartments
 42             Dimond Shopping Center
 43             Darrow Place Apartments
 44             Stewart's Landing Apartments
 45             Natomas Self Storage
 46             Pine Creek Apartments
 47             Kingston Square Apartments
 48             Chapel Ridge of Emporia Apartments
 49             Pine Tree Park Apartments
 50             Kimball Square Apartments
 51             Oak Valley Apartments
 52             Franklin Marketplace Shopping Center
 53             Fairways Office Center
 54             Red Sierra Drive Apartments
 55             Chapel Ridge Apartments of Haysville
 56             North Port Shopping Center
 57             Hazleton Apartments
 58             Best Buy Store #422-Richmond
 59             Katella Plaza
 60             Village Square Apartments
 61             Water Street Plaza
 62             Apple Creek Apartments
 63             Madison on Dietrich Apartments
 64             Cornerstone Court West
 65             Highlands Business Center I and II
 66             St. Augustine Apartments
 67             Fisher's Mercantile Center
 68             Baric Commons Apartments
 69             Chapman Restaurants
 70             Deer Run Apartments
 71             Montgomery North Medical Center
 72             Breckenridge Apartments
 73             Walgreens Drug Store-Scherville
 74             Landmark Apartments
 75             Walgreens Drug Store-Wichita
 76             Silverwood Apartments
 77             Walgreens Drug Store-Greenwood
 78             Walgreens Plaza-Peabody
 79             Walgreens Drug Store-Bartlett
 80             Matador Villa Apartments
 81             Colonial Village Apartments
 82             Kendall Apartments
 83             Terrace Park & Cancer Care Medical Office
 84             Superior Self Storage
 85             Dancea Apartments
 86             Trail Commerce Center
 87             Newhall Avenue Apartments
 88             Walgreens Drug Store-Indianapolis
 89             The 1800 Building
 90             South Wales Mini Storage
 91             Springwood Apartments
 92             Best Buy-Joplin
 93             Scott Plaza Apartments
 94             Walgreens Drug Store-Lenoir City
 95             Central Park Apartments
 96             The Bungalows
 97             Chicago Heights Apartments
 98             Barry Towne Shopping Center
 99             Indian Ridge Apartments
100             Metroplaza Shopping Center
101             The Design Center
102             Bartlett Apartments
103             Spring Hollow Apartments
104             Heights Plaza Apartments
105             Crystal Lake Townhomes
106             Plaza South Shopping Center
107             Northern Passage Building
108             Oaks of Ashford Point II Apartments
109             Century Plaza Office Building
110             Regency Oaks Apartments
111             Park High Apartments
112             Indian Park Plaza
113             Hoffner/Airport Office Center
114             Cherry Estates Mobile Home Park
115     (B)     Hawthorne Apartments
116     (B)     Pinecrest Apartments
117             Ingleside Quarters
118             Silver Lake Mobile Home Park
119             Linden Place Apartments
120             Bethel of Gardner
121             4402 Swiss Avenue
122             300 Ed Wright Lane
123             Todd Investments
124             Kingwood Loop 494 Shopping Center
125             Leisure Days RV Resort
126             Fox Chase Park Apartments
127             Shadow Ridge Mobile Home Park
128             Alhambra Business Center - Phase II
129             18000 Encino Plaza
130             Shady Acres Mobile Home Park
131             Willow Brook Apartments
132             Chapel Ridge Apartments, Phase I
133             Tempe Professional Plaza
134             Villa Park Mobile Home Park
135             Louetta Plaza
136             Suffolk Pines Mobile Home Park
137             Washington Square
138             Chapel Ridge Apartments, Phase II
139             Admiral Manufactured Housing Community and Self Storage
140             Blonde (Quality) Apartments
141             Ardmore Self-Service Storage
142             Ridgefield Bank
143             North Reading Shopping Center
144             Fredricksburg Apartments
145             Bancroft Court Apartments
146             Bell Plaza
147             Cheyenne Apartments
148             Willow Ridge Apartments
149             Rose Meadows Apartments
150             734 Lancaster Avenue
151             Kingston Court Apartments
152             Bishop Court Apartments
153             Mesa Verde Mobile Home Park
154             Valley View Shopping Center
155             Amber Woods Apartments
156             West Queen Garden Apartments



                                                                                                                 ZIP     MORTGAGE
 #                                      ADDRESS                                            CITY        STATE    CODE   LOAN SELLER
---                                     -------                                            ----        -----    ----   -----------
  1   Chemical Road and Germantown Pike                                           Plymouth Meeting      PA     19462     Column
  2   300 M Street, SE                                                            Washington            DC     20003     Column
  3   740 Waukegan Road                                                           Deerfield             IL     60015       Key
  4                                                                                                                        PNC
 4A   19200 Neff Road                                                             Cleveland             OH     44119
 4B   73 Pleasant Street                                                          Dracut                MA     01826
 4C   114 Pleasant Valley                                                         Methuen               MA     01844
 4D   6250 Westward                                                               Houston               TX     77081
 4E   6 Washington Circle                                                         Sandwich              MA     02563
 4F   1725 Roswell Road                                                           Marietta              GA     30062
 4G   2233 Franklin Drive                                                         Mesquite              TX     75150
 4H   4311 Samuel Boulevard                                                       Dallas                TX     75228
 4I   10114 Old Katy Road                                                         Houston               TX     77043
 4J   10640 Hempstead Road                                                        Houston               TX     77092
 4K   7437 Garners Ferry Road                                                     Columbia              SC     29209
 4L   191 Salem Church Road                                                       Harrisburg            PA     17055
 4M   3787 Elm Road North East                                                    Warren                OH     44483
 4N   15300 Kuykendahl                                                            Houston               TX     77090
 4O   6 Industrial Park Road                                                      Saco                  ME     04072
 4P   920 Highway 80 East                                                         Mesquite              TX     75149
 4Q   11670 Airline Highway                                                       Baton Rouge           LA     70816
 4R   9951 Harwin Drive                                                           Houston               TX     77066
 4S   3343 Southwest  Military Drive                                              San Antonio           TX     78211
 4T   1606 Plantation Road                                                        Dallas                TX     75235
 4U   3540 Hunt Lane                                                              San Antonio           TX     78227
 4V   1320 Georgia Highway 40 East                                                Kingsland             GA     31548
 4W   600 Cannon Road                                                             Myrtle Beach          SC     29577
 4X   8450 Cook Road                                                              Houston               TX     77072
 4Y   430 Spencer Street                                                          Syracuse              NY     13204
 4Z   14318 Highway 249                                                           Houston               TX     77086
4AA   8801 Boone Road                                                             Houston               TX     77099
  5   5700-5840, 5930 Britton Parkway                                             Columbus              OH     43016       Key
  6   N/W/C of Glenway Avenue & Glencrossing Way                                  Cincinnati            OH     45238       Key
  7   Fields Ertel Road and Montgomery Road                                       Cincinnati            OH     45249       Key
  8   2400 Dallas Parkway                                                         Plano                 TX     75093     Column
  9   151 Lafayette Drive and 1055, 1060, 1009, 1093 & 1099 Commerce Park Drive   Oak Ridge             TN     37830     Column
 10   1201, 930 and 940 Clopper Road                                              Gaithersburg          MD     20878     Column
 11   27702 Crown Valley Parkway                                                  Ladera Ranch          CA     92694     Column
 12   275 Summit Boulevard                                                        Birmingham            AL     35243     Column
 13   130 Fifth Avenue                                                            New York              NY     10011     Column
 14   4148 53Rd Avenue                                                            Bradenton             FL     34210       PNC
 15   2101 El Segundo Boulevard                                                   El Segundo            CA     90245       Key
 16   6310-6330 Nancy Ridge Drive And 6350-6370 Nancy Ridge Drive                 San Diego             CA     92121       PNC
 17   Us Highway 460 At Spradlin Farm Drive                                       Christiansburg        VA     24073       PNC
 18   1802 Ennis Joslin Road                                                      Corpus Christi        TX     78412       PNC
 19   601 East Rosery Road                                                        Largo                 FL     33770     Column
 20   3124 North Pine Hills Road                                                  Orlando               FL     32808     Column
 21   1390 Piccard Drive                                                          Rockville             MD     20850     Column
 22   444 East Medical Center Boulevard                                           Webster               TX     77598       PNC
 23   1201-1297 38th Avenue North                                                 Myrtle Beach          SC     29577     Column
 24   5900 Park Hamilton Boulevard                                                Orlando               FL     32808     Column
 25   NWQ Ridge Road & I-480                                                      Brooklyn              OH     44144       Key
 26   1920 West Tarrant Road                                                      Grand Prairie         TX     75050       PNC
 27   135 West Forest Hill Avenue                                                 Oak Creek             WI     53154       PNC
 28   5150 Henderson Road                                                         Millcreek Township    PA     16509       PNC
 29   125 Lattimore Road                                                          Rochester             NY     14620       Key
 30   34503-9th Avenue South                                                      Federal Way           WA     98003       Key
 31   6000 Fostoria Avenue & 2001 Industrial Drive                                Findlay               OH     45839       Key
 32   4951 South 155th Street                                                     Omaha                 NE     68135       Key
 33   9901 Bruton Road                                                            Dallas                TX     75217       Key
 34   1702 Jupiter Road                                                           Garland               TX     75042       PNC
 35   27555 Ynez Road                                                             Temecula              CA     92591       PNC
 36   18130 South Kedzie Avenue                                                   Hazel Crest           IL     60429     Column
 37   2704 South Cockrell Hill Road                                               Dallas                TX     75211     Column
 38   6192 Highway 92                                                             Acworth               GA     30102     Column
 39   2902 West 86Th Street                                                       Indianapolis          IN     46260       PNC
 40   20271 Goldenrod Lane                                                        Germantown            MD     20876       PNC
 41   602 West Pioneer Parkway                                                    Grand Prairie         TX     75051     Column
 42   601 East Dimond Boulevard                                                   Anchorage             AK     99518       Key
 43   238 Darrow Drive                                                            Edinboro              PA     16412       PNC
 44   3002 69th Street                                                            Galveston             TX     77551     Column
 45   2640 El Centro Road                                                         Sacramento            CA     95833       Key
 46   470 Maxey Road                                                              Houston               TX     77013     Column
 47   6315 Kingston Pike                                                          Knoxville             TN     37919     Column
 48   3601 West 18Th Avenue                                                       Emporia               KS     66801       PNC
 49   806-840 Hazel Street North                                                  St. Paul              MN     55119       Key
 50   4542 Kiest Blvd.                                                            Dallas                TX     75236       Key
 51   708 Woodard Way                                                             Arlington             TX     76011     Column
 52   1017-1031 Center Point Place Road                                           Franklin              TN     37064       Key
 53   28470 Thirteen Mile Road                                                    Farmington Hills      MI     48334       PNC
 54   6520 Red Sierra Drive                                                       Fort Worth            TX     76112     Column
 55   235 South Jane Street                                                       Haysville             KS     67060       PNC
 56   101 West Seven Hills Road                                                   Port Washington       WI     53074     Column
 57   701 West 24Th Street                                                        Hazle Township        PA     18201       PNC
 58   1560 Dager Center Boulevard                                                 Richmond              VA     23235       Key
 59   215-317 East Katella Avenue                                                 Orange                CA     92867       PNC
 60   17150 Meyers Road                                                           Detroit               MI     48226     Column
 61   126-138 West Water Street                                                   Santa Fe              NM     87501     Column
 62   4548 South Elm Place                                                        Broken Arrow          OK     74011       PNC
 63   4619 Dietrich Road                                                          San Antonio           TX     78219     Column
 64   5960 Cornerstone Court West                                                 San Diego             CA     92121       PNC
 65   40880-B, 40935, 40945 County Center Drive                                   Temecula              CA     92591       PNC
 66   1198 North St. Augustine Road                                               Dallas                TX     75217     Column
 67   16111 Southeast McGillivray Boulevard                                       Vancouver             WA     98684     Column
 68   232 East 121st Place                                                        Chicago               IL     60628     Column
 69   11757, 12001, 12007 & 12011 Harbor Boulevard                                Garden Grove          CA     92840     Column
 70   13615 White Avenue                                                          Grandview             MO     64030       PNC
 71   10600 North Montgomery Road                                                 Cincinnati            OH     45242       PNC
 72   4323, 4510 & 4530 North Division Street                                     Davenport             IA     52806     Column
 73   651 U.S. Highway 30                                                         Schererville          IN     46375       Key
 74   344 Richland Drive                                                          Waco                  TX     76710     Column
 75   1625 Webb Road                                                              Wichita               KS     67208       Key
 76   625 Green Wave Drive                                                        Gallatin              TN     37066     Column
 77   720 S. State Road 135                                                       Greenwood             IN     46143       Key
 78   229 Andover Street                                                          Peabody               MA     01960       Key
 79   6565 St. Elmo Road                                                          Bartlett              TN     38134       Key
 80   9721 Picador Drive                                                          St. Louis             MO     63136     Column
 81   400 Westside Boulevard                                                      Houma                 LA     70364     Column
 82   Multiple Addresses                                                          Davenport             IA     52806     Column
 83   1818, 1826, & 1810 E. 15th Street                                           Tulsa                 OK     74137       Key
 84   8960 Calvine Road                                                           Elk Grove             CA     95829       Key
 85   611-631 North West 177th Street                                             Miami                 FL     33169     Column
 86   3500 45th Street                                                            West Palm Beach       FL     33407     Column
 87   24856-82 Newhall Avenue                                                     Newhall               CA     91321     Column
 88   455 East Elper Avenue                                                       Indianapolis          IN     46227       Key
 89   1800 West 213Th Street                                                      Torrance              CA     90501       PNC
 90   1429 Old Bridge Road                                                        Amissville            VA     20106       Key
 91   2340 Hurley Way                                                             Sacramento            CA     95825       Key
 92   3117 Turkey Creek Boulevard                                                 Joplin                MO     64801       Key
 93   9703 Scott Street                                                           Houston               TX     77051     Column
 94   350 Highway 321 North                                                       Lenoir City           TN     37771       Key
 95   2300 D Street                                                               Anchorage             AK     99503       Key
 96   7204 Gaston Avenue                                                          Dallas                TX     75214       Key
 97   450-484 West 16th Street                                                    Chicago Heights       IL     60411     Column
 98   8401 North Madison                                                          Kansas City           MO     64118       PNC
 99   3706 West 8th Street                                                        Dallas                TX     75211     Column
100   714-780 South La Brea Avenue                                                Los Angeles           CA     90036     Column
101   10816 Millington Court                                                      Blue Ash              OH     45242       PNC
102   3-15 April Lane and 64-66 Perry Avenue                                      Norwalk               CT     06851       Key
103   4803 And 4804 Loyola                                                        Austin                TX     78723       PNC
104   205 Heights Boulevard                                                       Houston               TX     77007     Column
105   3801-4215 Palladium Drive                                                   Greensboro            NC     27410     Column
106   805-829 South Tennessee Boulevard                                           Murfreesboro          TN     37130       PNC
107   3302 Fuhrman Avenue East                                                    Seattle               WA     98102     Column
108   13103 Ashford Point Drive                                                   Houston               TX     77082       PNC
109   211 Century Drive                                                           Greenville            SC     29607     Column
110   2121 Handley Drive                                                          Fort Worth            TX     76112     Column
111   13824-13836 John R Road & 127-255 Gerald Street                             Highland Park         MI     48203     Column
112   6601 West Indian School Road                                                Phoenix               AZ     85033     Column
113   5448 Hoffner Avenue                                                         Orlando               FL     32812     Column
114   8300 Cherry Avenue                                                          Fontana               CA     92335     Column
115   45 Hawthorne Street                                                         Bristol               CT     06010     Column
116   288 Pine Street                                                             Bristol               CT     06010     Column
117   330 Ingleside Drive                                                         Baton Rouge           LA     70806       PNC
118   7333 Pine Forest Road                                                       Pensacola             FL     32526     Column
119   909 North Linden Street                                                     Muncie                IN     47303     Column
120   375 North Pine Street                                                       Gardner               KS     66030       PNC
121   4322, 4402 and 4414 Swiss Avenue                                            Dallas                TX     75204     Column
122   300 Ed Wright Lane                                                          Newport News          VA     23606     Column
123   382-390 Farmington Avenue and 503 New Britain Avenue                        Hartford              CT     06105     Column
124   22704 Loop 494                                                              Houston               TX     77339     Column
125   34533 Leisure Days Drive                                                    Zephyrhills           FL     33541     Column
126   307-309 Hoffnagle Street & 8248-8250 Rockwell Avenue                        Philadelphia          PA     19111     Column
127   8595 North 71st Avenue                                                      Glendale              AZ     85301     Column
128   4851 North West 79 Avenue                                                   Miami                 FL     33166     Column
129   18000 Ventura Boulevard                                                     Encino                CA     91316     Column
130   42 Miry Brook Road                                                          Danbury               CT     06810     Column
131   120 Atlantic Avenue                                                         Long Branch           NJ     07740     Column
132   160 Morphew Road                                                            Hot Springs           AR     71913       PNC
133   6101 South Rural Road                                                       Tempe                 AZ     85283     Column
134   410 East 23rd Street                                                        Roswell               NM     88201     Column
135   12603 Louetta Road                                                          Houston               TX     77070     Column
136   620 Montauk Highway                                                         Westhampton Beach     NY     11978     Column
137   6010 Washington Avenue                                                      Houston               TX     77007     Column
138   160 Morphew Road                                                            Hot Springs           AR     71913       PNC
139   8121 Lillian Highway                                                        Pensacola             FL     32506     Column
140   1616, 1620, 1630 & 1634 West 42nd Street                                    Davenport             IA     52806     Column
141   1900 Veterans Boulevard                                                     Ardmore               OK     73401     Column
142   941 Danbury Road                                                            Wilton                CT     06897     Column
143   6 Washington Street                                                         North Reading         MA     01864     Column
144   950 West Kiest Boulevard                                                    Dallas                TX     75224     Column
145   6420-6506 Park Heights Avenue                                               Baltimore             MD     21215     Column
146   1799 North State Road 7                                                     Margate               FL     33063     Column
147   4406 North Division Street & 4307 & 4311 Cheyenne Avenue                    Davenport             IA     52806     Column
148   6509 & 6520 Pitts Boulevard                                                 North Ridgeville      OH     44039     Column
149   7925 Streamside Drive                                                       Houston               TX     77088     Column
150   734 Lancaster Avenue                                                        Radnor                PA     19087     Column
151   120 South Church Avenue                                                     Tampa                 FL     33609     Column
152   901-907 North Bishop Avenue                                                 Dallas                TX     75208     Column
153   3003 Hualapai Mountain Road                                                 Kingman               AZ     86401     Column
154   2926 Valley View Lane                                                       Farmers Branch        TX     75234     Column
155   2506 Stadium Drive                                                          Phenix City           AL     36867     Column
156   1718 17th Avenue                                                            Albany                OR     97321     Column

                                                                                                          UNITS/
                    NET                                     REM.        ORIG     REM.                   SQ. FT./
      MORTGAGE   MORTGAGE    ORIGINAL       CUT-OFF       TERM TO      AMORT.   AMORT.     MONTHLY       ROOMS/
 #      RATE       RATE       BALANCE     BALANCE (1)   MATURITY (2)    TERM     TERM    PAYMENT (3)      PADS
---     ----       ----       -------     -----------   ------------    ----     ----    -----------      ----
  1   7.2500%    7.1977%    $65,500,000   $65,294,018       116         360       356      $446,825      477,461
  2   7.2500%    7.1977%    $53,000,000   $52,801,908       115         360       355      $361,553      279,381
  3   7.1200%    7.0677%    $50,000,000   $50,000,000       120         360       360      $336,691      237,079
  4   7.1900%    7.1077%    $48,000,000   $48,000,000       120         300       300      $345,094
 4A                                                                                                      74,882
 4B                                                                                                      46,126
 4C                                                                                                      41,040
 4D                                                                                                      124,674
 4E                                                                                                      39,000
 4F                                                                                                      59,450
 4G                                                                                                      81,973
 4H                                                                                                      79,046
 4I                                                                                                      52,860
 4J                                                                                                      108,839
 4K                                                                                                      72,976
 4L                                                                                                      59,450
 4M                                                                                                      60,200
 4N                                                                                                      108,318
 4O                                                                                                      53,750
 4P                                                                                                      63,240
 4Q                                                                                                      71,920
 4R                                                                                                      77,454
 4S                                                                                                      48,782
 4T                                                                                                      61,520
 4U                                                                                                      64,475
 4V                                                                                                      66,837
 4W                                                                                                      61,510
 4X                                                                                                      61,275
 4Y                                                                                                      34,350
 4Z                                                                                                      57,279
4AA                                                                                                      51,200
  5   7.3600%    7.3077%    $18,240,000   $18,159,078       114         360       354      $125,793      185,718
  6   7.3600%    7.3077%    $12,400,000   $12,344,987       114         360       354      $85,517       127,541
  7   7.3600%    7.3077%    $4,320,000    $4,300,834        114         360       354      $29,793       89,656
  8   7.5000%    7.4477%    $33,000,000   $32,896,136       117         312       309      $240,704      234,951
  9   7.8100%    7.7577%    $31,500,000   $29,428,137       127         300       247      $239,171      413,965
 10   7.4000%    7.3477%    $28,250,000   $28,201,325       118         360       358      $195,597      197,292
 11   7.1250%    7.0727%    $23,500,000   $23,424,249       116         360       356      $158,324      100,918
 12   7.3500%    7.2977%    $21,500,000   $21,421,366       115         360       355      $148,129      103,924
 13   7.0200%    6.9677%    $21,000,000   $20,930,893       116         360       356      $139,996      120,000
 14   6.8500%    6.7477%    $20,240,000   $20,171,135       116         360       356      $132,624        376
 15   7.4800%    7.4277%    $19,384,000   $19,345,706       118         300       298      $137,922      112,695
 16   7.4900%    7.3577%    $19,300,000   $19,277,617       119         360       359      $134,816      176,710
 17   7.2500%    7.1677%    $17,750,000   $17,729,004       119         360       359      $121,086      177,732
 18   6.8500%    6.7477%    $17,680,000   $17,635,029       117         360       357      $115,850        350
 19   6.9800%    6.9277%    $17,500,000   $17,441,956       116         360       356      $116,193        444
 20   7.0400%    6.9877%    $13,000,000   $12,949,167       115         360       355      $86,839         444
 21   7.5000%    7.4477%    $12,730,000   $12,684,941       115         360       355      $89,010       100,579
 22   7.0200%    6.9177%    $12,000,000   $11,952,876       115         360       355      $79,998         256
 23   7.1300%    7.0777%    $11,600,000   $11,600,000       117         360       360      $78,191       112,747
 24   7.0400%    6.9877%    $11,000,000   $10,956,988       115         360       355      $73,479         330
 25   7.2000%    7.1477%    $10,800,000   $10,780,786       118         360       358      $73,309       103,368
 26   6.9700%    6.8877%    $10,400,000   $10,374,163       117         360       357      $68,982         260
 27   7.4100%    7.2977%    $9,700,000    $9,700,000        120         360       360      $67,227       150,000
 28   7.0000%    6.9177%    $8,571,000    $8,542,683        116         360       356      $57,023         124
 29   7.2900%    7.2377%    $8,500,000    $8,480,179        117         360       357      $58,216       78,364
 30   7.3300%    7.2777%    $8,300,000    $8,300,000        120         360       360      $57,072       51,465
 31   7.2500%    7.1977%    $8,325,000    $8,295,226        117         300       297      $60,174       557,921
 32   7.3400%    7.2877%    $8,200,000    $8,185,735        118         360       358      $56,440       111,445
 33   7.2700%    7.2177%    $8,000,000    $7,985,926        118         360       358      $54,683         304
 34   7.0000%    6.9177%    $7,800,000    $7,774,230        116         360       356      $51,894         296
 35   7.4000%    7.2677%    $7,711,000    $7,697,714        118         360       358      $53,389       72,514
 36   7.3700%    7.3177%    $7,600,000    $7,576,662         56         360       356      $52,465         276
 37   6.8100%    6.7577%    $7,500,000    $7,474,281        116         360       356      $48,944         332
 38   7.2500%    7.1977%    $7,200,000    $7,173,089        115         360       355      $49,117       103,736
 39   7.1300%    7.0477%    $7,160,000    $7,160,000        120         300       300      $51,201       52,961
 40   7.1500%    7.0177%    $6,950,000    $6,933,337        117         360       357      $46,941       67,619
 41   6.9000%    6.8477%    $6,875,000    $6,840,240        116         300       296      $48,153         276
 42   7.2500%    7.1977%    $6,450,000    $6,419,140        116         300       296      $46,621       82,117
 43   7.0000%    6.9177%    $6,400,000    $6,374,760        115         360       355      $42,579         142
 44   7.0000%    6.9477%    $6,160,000    $6,135,706        115         360       355      $40,983         216
 45   7.1000%    7.0477%    $6,024,000    $6,009,414        117         360       357      $40,483       95,779
 46   7.0200%    6.9677%    $5,600,000    $5,581,571        116         360       356      $37,332         300
 47   7.0000%    6.9477%    $5,300,000    $5,279,098        115         360       355      $35,261         228
 48   7.0000%    6.9177%    $5,100,000    $5,093,836        179         360       359      $33,930         128
 49   7.0800%    6.9777%    $5,000,000    $4,991,939        119         300       299      $35,595         199
 50   7.3300%    7.2777%    $4,875,000    $4,867,304        119         300       299      $35,488         232
 51   7.0000%    6.9477%    $4,850,000    $4,830,873        115         360       355      $32,267         188
 52   7.2200%    7.1677%    $4,700,000    $4,691,665        118         360       358      $31,967       78,830
 53   7.1000%    7.0177%    $4,645,000    $4,633,753        117         360       357      $31,216       36,576
 54   7.1400%    7.0877%    $4,600,000    $4,578,616        114         360       354      $31,038         135
 55   7.0000%    6.8677%    $4,496,000    $4,484,896        177         360       357      $29,912         128
 56   7.4600%    7.3877%    $4,500,000    $4,477,932        113         360       353      $31,341       67,181
 57   7.0000%    6.8677%    $4,500,000    $4,472,812        115         300       295      $31,805         236
 58   7.4900%    7.4377%    $4,400,000    $4,400,000        144         360       360      $30,735       44,276
 59   7.2500%    7.1177%    $4,250,000    $4,242,499        118         360       358      $28,992       62,283
 60   7.2500%    7.1977%    $4,220,000    $4,200,834        114         360       354      $28,788         190
 61   8.2500%    8.1977%    $4,160,000    $4,138,449        111         360       351      $31,253       15,722
 62   6.9900%    6.9077%    $3,900,000    $3,881,288        114         360       354      $25,921         124
 63   6.9000%    6.8477%    $3,900,000    $3,880,282        116         300       296      $27,316         172
 64   7.4000%    7.2677%    $3,803,000    $3,798,557        119         360       359      $26,331       28,231
 65   7.3500%    7.2177%    $3,750,000    $3,743,487        118         360       358      $25,836       68,066
 66   6.7000%    6.6477%    $3,750,000    $3,736,862        116         360       356      $24,198         200
 67   7.7200%    7.6677%    $3,700,000    $3,682,905        113         360       353      $26,431       36,014
 68   7.5500%    7.4977%    $3,500,000    $3,483,184        113         360       353      $24,592         141
 69   7.2500%    7.1977%    $3,400,000    $3,392,008        117         360       357      $23,194       29,400
 70   7.0000%    6.8677%    $3,200,000    $3,188,093        117         300       297      $22,617         124
 71   7.2500%    7.1677%    $3,184,000    $3,180,234        119         360       359      $21,720       24,541
 72   7.5500%    7.4977%    $3,120,000    $3,106,711        114         360       354      $21,922         120
 73   7.2500%    7.1977%    $3,054,000    $3,044,396        116         360       356      $20,834       15,120
 74   7.2400%    7.1877%    $3,050,000    $3,032,435        112         360       352      $20,786         152
 75   7.2500%    7.1977%    $3,031,000    $3,019,671        115         360       355      $20,677       15,120
 76   7.6500%    7.5977%    $3,025,000    $3,009,190        112         360       352      $21,463         112
 77   7.2500%    7.1977%    $2,992,500    $2,983,089        116         360       356      $20,414       15,120
 78   7.2500%    7.1977%    $2,950,000    $2,939,449        117         300       297      $21,323       25,230
 79   7.2500%    7.1977%    $2,949,000    $2,937,978        115         360       355      $20,117       14,490
 80   7.3700%    7.3177%    $2,875,000    $2,858,939        112         360       352      $19,847         176
 81   7.2100%    7.1577%    $2,850,000    $2,839,255        115         360       355      $19,365         123
 82   7.6900%    7.6377%    $2,800,000    $2,788,430        114         360       354      $19,944         96
 83   7.2500%    7.1977%    $2,740,000    $2,730,200        117         300       297      $19,805       23,326
 84   7.1500%    7.0977%    $2,725,000    $2,718,467        117         360       357      $18,405       66,950
 85   7.5000%    7.4477%    $2,600,000    $2,592,220        116         360       356      $18,180         112
 86   7.5800%    7.5277%    $2,600,000    $2,582,737        114         300       294      $19,349       79,278
 87   7.6000%    7.5477%    $2,560,000    $2,546,458        112         360       352      $18,076         63
 88   7.2500%    7.1977%    $2,536,875    $2,528,897        116         360       356      $17,306       15,120
 89   7.6600%    7.5277%    $2,515,000    $2,510,842        118         360       358      $17,862       19,544
 90   7.3000%    7.1977%    $2,500,000    $2,496,044        119         300       299      $18,151       70,853
 91   6.9500%    6.8977%    $2,433,000    $2,426,932        117         360       357      $16,105         60
 92   7.2400%    7.1877%    $2,355,000    $2,348,916        118         300       298      $17,007       30,157
 93   7.1000%    7.0477%    $2,320,000    $2,306,733        117         240       237      $18,126         150
 94   7.5400%    7.4877%    $2,260,000    $2,256,494        119         300       299      $16,760       15,120
 95   7.4500%    7.3977%    $2,200,000    $2,192,379        117         300       297      $16,186         69
 96   7.0100%    6.9577%    $2,170,000    $2,159,632        114         360       354      $14,452         48
 97   7.4300%    7.3777%    $2,140,000    $2,127,974        115         300       295      $15,717         98
 98   7.7800%    7.6477%    $2,100,000    $2,100,000        240         240       240      $17,279       17,600
 99   7.0500%    6.9977%    $2,100,000    $2,091,806        115         360       355      $14,042         161
100   8.6900%    8.6377%    $2,030,000    $1,999,425         92         360       332      $15,883       29,863
101   7.4300%    7.3477%    $2,000,000    $1,997,669        119         360       359      $13,889       24,884
102   7.0000%    6.9477%    $2,000,000    $1,993,392        116         360       356      $13,306         16
103   7.0000%    6.9177%    $2,000,000    $1,992,558        117         300       297      $14,136         100
104   7.2500%    7.1977%    $1,925,000    $1,918,946        116         360       356      $13,132         102
105   7.0200%    6.9677%    $1,900,000    $1,895,326        117         360       357      $12,666         30
106   7.3900%    7.2577%    $1,900,000    $1,895,191        118         300       298      $13,905       25,361
107   7.5000%    7.4477%    $1,900,000    $1,893,275        115         360       355      $13,285       10,803
108   7.5000%    7.3677%    $1,775,000    $1,768,717        115         360       355      $12,411         56
109   7.3000%    7.2477%    $1,725,000    $1,719,629        116         360       356      $11,826       50,428
110   7.4500%    7.3977%    $1,700,000    $1,696,160        117         360       357      $11,829         100
111   7.2500%    7.1977%    $1,630,000    $1,622,597        114         360       354      $11,119         96
112   7.5700%    7.5177%    $1,620,000    $1,614,353        115         360       355      $11,405       19,848
113   7.5000%    7.4477%    $1,600,000    $1,591,115        115         300       295      $11,824       45,000
114   7.1500%    7.0977%    $1,480,000    $1,475,253        116         360       356       $9,996         54
115   7.2500%    7.1977%     $820,000      $814,246         114         300       294       $5,927         32
116   7.2500%    7.1977%     $640,000      $635,509         114         300       294       $4,626         24
117   7.1600%    7.0777%    $1,320,000    $1,320,000        120         300       300       $9,465         55
118   7.4000%    7.3477%    $1,334,000    $1,319,426        114         240       234      $10,665         186
119   7.2500%    7.1977%    $1,280,000    $1,268,208        115         240       235      $10,117         24
120   7.5400%    7.4577%    $1,266,000    $1,263,867        178         360       358       $8,887         36
121   7.6000%    7.5477%    $1,200,000    $1,195,845        115         360       355       $8,473         52
122   8.0400%    7.9877%    $1,200,000    $1,194,299        112         360       352       $8,839       27,256
123   7.4800%    7.4277%    $1,210,000    $1,192,874        112         240       232       $9,733         66
124   8.1000%    8.0477%    $1,150,000    $1,146,413        117         300       297       $8,952       21,683
125   7.0000%    6.9477%    $1,140,000    $1,135,504        115         360       355       $7,584         236
126   7.2500%    7.1977%    $1,134,000    $1,125,482        116         240       236       $8,963         40
127   7.0300%    6.9777%    $1,125,000    $1,119,648        114         360       354       $7,507         124
128   7.0000%    6.9477%    $1,050,000    $1,046,093        117         300       297       $7,421       14,217
129   8.3400%    8.2877%    $1,040,000    $1,036,952        115         360       355       $7,879        8,605
130   7.2500%    7.1977%    $1,040,000    $1,033,975        115         300       295       $7,517         48
131   7.8000%    7.7477%    $1,024,000    $1,019,356        113         360       353       $7,371         28
132   7.3100%    7.1777%    $1,011,000    $1,007,270        175         360       355       $6,938         56
133   8.1100%    8.0577%    $1,007,486    $1,002,783        112         360       352       $7,470       14,803
134   7.3900%    7.3377%    $1,000,000     $996,374         115         360       355       $6,917         83
135   7.7500%    7.6977%    $1,000,000     $992,932         116         240       236       $8,209        8,328
136   7.2500%    7.1977%    $1,000,000     $990,787         115         240       235       $7,904         62
137   8.3200%    8.2677%    $1,000,000     $980,408         173         180       173       $9,742       13,962
138   7.0000%    6.8677%     $976,000      $974,207         118         360       358       $6,493         32
139   7.4500%    7.3977%     $888,000      $878,360         114         240       234       $7,127       449,600
140   7.6400%    7.5877%     $875,000      $871,345         114         360       354       $6,202         34
141   8.2300%    8.1777%     $875,000      $868,366         112         300       292       $6,887       38,375
142   8.7600%    8.7077%     $850,000      $844,175         112         300       292       $6,994       13,400
143   8.3900%    8.3377%     $850,000      $843,747         112         300       292       $6,782       19,350
144   7.8400%    7.7877%     $800,000      $796,405         113         360       353       $5,781         66
145   7.3000%    7.2477%     $800,000      $795,404         115         300       295       $5,808         25
146   8.0000%    7.9477%     $750,000      $746,179         115         300       295       $5,789       14,400
147   7.6400%    7.5877%     $715,000      $712,013         114         360       354       $5,068         33
148   7.5300%    7.4777%     $700,000      $698,444         117         360       357       $4,909         46
149   8.1000%    8.0477%     $671,500      $667,891         111         360       351       $4,974         24
150   8.3400%    8.2877%     $675,000      $667,476         113         240       233       $5,790        5,500
151   7.9700%    7.9177%     $584,000      $579,863         113         300       293       $4,496         25
152   7.4500%    7.3977%     $560,000      $556,864         115         300       295       $4,120         16
153   7.0600%    7.0077%     $550,000      $547,400         114         360       354       $3,681         62
154   8.8200%    8.7677%     $550,000      $546,275         112         300       292       $4,548        8,400
155   7.2500%    7.1977%     $500,000      $498,131         115         360       355       $3,411         24
156   8.1100%    8.0577%     $500,000      $497,319         111         360       351       $3,707         18

                              SERVICING
                                 AND
      INTEREST CALCULATION     TRUSTEE     MATURITY               PREPAYMENT PROVISION                     EARTHQUAKE
 #    (30/360 / ACTUAL/360)      FEES        DATE      ARD (4)    AS OF ORIGINATION (5)   DEFEASANCE (6)    INSURANCE
---   ---------------------      ----        ----      -------    ---------------------   --------------    ---------
  1        Actual/360          0.0523%    11/11/2031   11/11/11       Lock/116_0%/4             Yes            N/A
  2        Actual/360          0.0523%    10/11/2031   10/11/11       Lock/113_0%/7             Yes            N/A
  3        Actual/360          0.0523%    03/01/2012        N/A       Lock/117_0%/3             Yes            N/A
  4        ACTUAL/360          0.0823%    03/01/2012        N/A       LOCK/116_0%/4             YES
 4A                                                                                                            N/A
 4B                                                                                                            N/A
 4C                                                                                                            N/A
 4D                                                                                                            N/A
 4E                                                                                                            N/A
 4F                                                                                                            N/A
 4G                                                                                                            N/A
 4H                                                                                                            N/A
 4I                                                                                                            N/A
 4J                                                                                                            N/A
 4K                                                                                                            N/A
 4L                                                                                                            N/A
 4M                                                                                                            N/A
 4N                                                                                                            N/A
 4O                                                                                                            N/A
 4P                                                                                                            N/A
 4Q                                                                                                            N/A
 4R                                                                                                            N/A
 4S                                                                                                            N/A
 4T                                                                                                            N/A
 4U                                                                                                            N/A
 4V                                                                                                            N/A
 4W                                                                                                            N/A
 4X                                                                                                            N/A
 4Y                                                                                                            N/A
 4Z                                                                                                            N/A
4AA                                                                                                            N/A
  5        Actual/360          0.0523%    09/01/2011        N/A       Lock/117_0%/3             Yes            N/A
  6        Actual/360          0.0523%    09/01/2011        N/A       Lock/117_0%/3             Yes            N/A
  7        Actual/360          0.0523%    09/01/2011        N/A       Lock/117_0%/3             Yes            N/A
  8        Actual/360          0.0523%    12/11/2011        N/A       Lock/117_0%/3             Yes            N/A
  9        Actual/360          0.0523%    10/01/2012        N/A       Lock/173_0%/7             Yes            N/A
 10        Actual/360          0.0523%    01/11/2032    1/11/12       Lock/116_0%/4             Yes            N/A
 11        Actual/360          0.0523%    11/11/2011        N/A       Lock/114_0%/6             Yes            No
 12        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 13        Actual/360          0.0523%    11/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 14        Actual/360          0.1023%    11/01/2011        N/A       Lock/116_0%/4             Yes            N/A
 15        Actual/360          0.0523%    01/01/2027     1/1/12       Lock/116_0%/4             Yes            No
 16        Actual/360          0.1323%    02/01/2012        N/A       Lock/116_0%/4             Yes            No
 17        Actual/360          0.0823%    02/01/2012        N/A       Lock/116_0%/4             Yes            N/A
 18        Actual/360          0.1023%    12/01/2011        N/A       Lock/116_0%/4             Yes            N/A
 19        Actual/360          0.0523%    11/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 20        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 21        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 22        Actual/360          0.1023%    10/01/2011        N/A    Lock/35_YM1/81_0%/4          No             N/A
 23        Actual/360          0.0523%    12/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 24        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 25        Actual/360          0.0523%    01/01/2012        N/A       Lock/117_0%/3             Yes            N/A
 26        Actual/360          0.0823%    12/01/2011        N/A    Lock/35_YM1/81_0%/4          No             N/A
 27        Actual/360          0.1123%    03/01/2012        N/A       Lock/116_0%/4             Yes            N/A
 28        Actual/360          0.0823%    11/01/2011        N/A       Lock/116_0%/4             Yes            N/A
 29        Actual/360          0.0523%    12/01/2011        N/A       Lock/117_0%/3             Yes            N/A
 30        Actual/360          0.0523%    03/01/2032     3/1/12       Lock/117_0%/3             Yes            N/A
 31        Actual/360          0.0523%    12/01/2011        N/A       Lock/117_0%/3             Yes            N/A
 32        Actual/360          0.0523%    01/01/2012        N/A       Lock/117_0%/3             Yes            N/A
 33        Actual/360          0.0523%    01/01/2012        N/A       Lock/117_0%/3             Yes            N/A
 34        Actual/360          0.0823%    11/01/2011        N/A       Lock/116_0%/4             Yes            N/A
 35        Actual/360          0.1323%    01/01/2012        N/A       Lock/116_0%/4             Yes            No
 36        Actual/360          0.0523%    11/11/2006        N/A        Lock/57_0%/3             Yes            N/A
 37        Actual/360          0.0523%    11/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 38        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
 39        Actual/360          0.0823%    03/01/2012        N/A       Lock/116_0%/4             Yes            N/A
 40        Actual/360          0.1323%    12/01/2011        N/A       Lock/116_0%/4             Yes            N/A
 41        Actual/360          0.0523%    11/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 42        Actual/360          0.0523%    11/01/2011        N/A       Lock/117_0%/3             Yes            N/A
 43        Actual/360          0.0823%    10/01/2011        N/A       Lock/116_0%/4             Yes            N/A
 44        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
 45        Actual/360          0.0523%    12/01/2011        N/A       Lock/117_0%/3             Yes            No
 46        Actual/360          0.0523%    11/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 47        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 48        Actual/360          0.0823%    02/01/2017        N/A       Lock/176_0%/4             Yes            N/A
 49        Actual/360          0.1023%    02/01/2012        N/A       Lock/117_0%/3             Yes            N/A
 50        Actual/360          0.0523%    02/01/2012        N/A       Lock/117_0%/3             Yes            N/A
 51        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 52        Actual/360          0.0523%    01/01/2012        N/A       Lock/117_0%/3             Yes            N/A
 53        Actual/360          0.0823%    12/01/2011        N/A       Lock/116_0%/4             Yes            N/A
 54        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
 55        Actual/360          0.1323%    12/01/2016        N/A       Lock/176_0%/4             Yes            N/A
 56        Actual/360          0.0723%    08/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 57        Actual/360          0.1323%    10/01/2011        N/A       Lock/116_0%/4             Yes            N/A
 58        Actual/360          0.0523%    03/01/2032     3/1/14       Lock/140_0%/4             Yes            N/A
 59        Actual/360          0.1323%    01/01/2012        N/A    Lock/59_YM1/57_0%/4          No             No
 60        Actual/360          0.0523%    09/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 61        Actual/360          0.0523%    06/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 62        Actual/360          0.0823%    09/01/2011        N/A    Lock/59_YM1/57_0%/4          No             N/A
 63        Actual/360          0.0523%    11/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 64        Actual/360          0.1323%    02/01/2012        N/A       Lock/116_0%/4             Yes            No
 65        Actual/360          0.1323%    01/01/2012        N/A       Lock/116_0%/4             Yes            No
 66        Actual/360          0.0523%    11/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 67        Actual/360          0.0523%    08/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 68        Actual/360          0.0523%    08/11/2031    8/11/11       Lock/118_0%/2             Yes            N/A
 69        Actual/360          0.0523%    12/11/2011        N/A       Lock/117_0%/3             Yes            No
 70        Actual/360          0.1323%    12/01/2011        N/A       Lock/116_0%/4             Yes            N/A
 71        Actual/360          0.0823%    02/01/2012        N/A       Lock/116_0%/4             Yes            N/A
 72        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
 73        Actual/360          0.0523%    11/01/2031    11/1/11       Lock/116_0%/4             Yes            N/A
 74        Actual/360          0.0523%    07/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 75        Actual/360          0.0523%    10/01/2031    10/1/11       Lock/116_0%/4             Yes            N/A
 76        Actual/360          0.0523%    07/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 77        Actual/360          0.0523%    11/01/2031    11/1/11       Lock/116_0%/4             Yes            N/A
 78        Actual/360          0.0523%    12/01/2026    12/1/11        YM3/116_0%/4             No             N/A
 79        Actual/360          0.0523%    10/01/2031    10/1/11       Lock/116_0%/4             Yes            N/A
 80        Actual/360          0.0523%    07/11/2011        N/A       Lock/114_0%/6             Yes            N/A
 81        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 82        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
 83        Actual/360          0.0523%    12/01/2011        N/A       Lock/117_0%/3             Yes            N/A
 84        Actual/360          0.0523%    12/01/2011        N/A       Lock/117_0%/3             Yes            No
 85        Actual/360          0.0523%    11/11/2011        N/A       Lock/114_0%/6             Yes            N/A
 86        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
 87        Actual/360          0.0523%    07/11/2011        N/A       Lock/114_0%/6             Yes            No
 88        Actual/360          0.0523%    11/01/2031    11/1/11       Lock/116_0%/4             Yes            N/A
 89        Actual/360          0.1323%    01/01/2012        N/A       Lock/116_0%/4             Yes            No
 90        Actual/360          0.1023%    02/01/2012        N/A       Lock/117_0%/3             Yes            N/A
 91        Actual/360          0.0523%    12/01/2011        N/A       Lock/117_0%/3             Yes            No
 92        Actual/360          0.0523%    01/01/2027     1/1/12       Lock/116_0%/4             Yes            N/A
 93        Actual/360          0.0523%    12/11/2011        N/A       Lock/117_0%/3             Yes            N/A
 94        Actual/360          0.0523%    02/01/2027     2/1/12       Lock/116_0%/4             Yes            N/A
 95        Actual/360          0.0523%    12/01/2011        N/A       Lock/117_0%/3             Yes            N/A
 96        Actual/360          0.0523%    09/01/2011        N/A       Lock/117_0%/3             Yes            N/A
 97        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
 98        Actual/360          0.1323%    03/01/2022        N/A       Lock/236_0%/4             Yes            N/A
 99        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
100        Actual/360          0.0523%    11/01/2009        N/A       Lock/114_0%/6             Yes            Yes
101        Actual/360          0.0823%    02/01/2012        N/A       Lock/116_0%/4             Yes            N/A
102        Actual/360          0.0523%    11/01/2011        N/A       Lock/117_0%/3             Yes            N/A
103        Actual/360          0.0823%    12/01/2011        N/A       Lock/116_0%/4             Yes            N/A
104        Actual/360          0.0523%    11/11/2011        N/A       Lock/114_0%/6             Yes            N/A
105        Actual/360          0.0523%    12/11/2011        N/A       Lock/117_0%/3             Yes            N/A
106        Actual/360          0.1323%    01/01/2012        N/A       Lock/116_0%/4             Yes            N/A
107        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
108        Actual/360          0.1323%    10/01/2011        N/A    Lock/35_YM1/81_0%/4          No             N/A
109        Actual/360          0.0523%    11/11/2011        N/A       Lock/117_0%/3             Yes            N/A
110        Actual/360          0.0523%    12/11/2011        N/A       Lock/114_0%/6             Yes            N/A
111        Actual/360          0.0523%    09/11/2011        N/A       Lock/117_0%/3             Yes            N/A
112        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
113        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
114        Actual/360          0.0523%    11/11/2011        N/A       Lock/114_0%/6             Yes            No
115        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
116        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
117        Actual/360          0.0823%    03/01/2012        N/A       Lock/116_0%/4             Yes            N/A
118        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
119        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
120        Actual/360          0.0823%    01/01/2017        N/A       Lock/176_0%/4             Yes            N/A
121        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
122        Actual/360          0.0523%    07/11/2011        N/A       Lock/114_0%/6             Yes            N/A
123        Actual/360          0.0523%    07/11/2011        N/A       Lock/114_0%/6             Yes            N/A
124        Actual/360          0.0523%    12/11/2011        N/A       Lock/114_0%/6             Yes            N/A
125        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
126        Actual/360          0.0523%    11/11/2011        N/A       Lock/114_0%/6             Yes            N/A
127        Actual/360          0.0523%    09/11/2011        N/A       Lock/117_0%/3             Yes            N/A
128        Actual/360          0.0523%    12/11/2011        N/A       Lock/114_0%/6             Yes            N/A
129        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            No
130        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
131        Actual/360          0.0523%    08/11/2011        N/A       Lock/114_0%/6             Yes            N/A
132        Actual/360          0.1323%    10/01/2016        N/A       Lock/176_0%/4             Yes            N/A
133        Actual/360          0.0523%    07/11/2011        N/A       Lock/114_0%/6             Yes            N/A
134        Actual/360          0.0523%    10/11/2011        N/A       Lock/117_0%/3             Yes            N/A
135        Actual/360          0.0523%    11/11/2011        N/A       Lock/114_0%/6             Yes            N/A
136        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
137        Actual/360          0.0523%    08/11/2016        N/A       Lock/174_0%/6             Yes            N/A
138        Actual/360          0.1323%    01/01/2012        N/A       Lock/116_0%/4             Yes            N/A
139        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
140        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
141        Actual/360          0.0523%    07/11/2011        N/A       Lock/114_0%/6             Yes            N/A
142        Actual/360          0.0523%    07/11/2011        N/A       Lock/114_0%/6             Yes            N/A
143        Actual/360          0.0523%    07/11/2011        N/A       Lock/114_0%/6             Yes            N/A
144        Actual/360          0.0523%    08/11/2011        N/A       Lock/114_0%/6             Yes            N/A
145        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
146        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
147        Actual/360          0.0523%    09/11/2011        N/A       Lock/114_0%/6             Yes            N/A
148        Actual/360          0.0523%    12/11/2011        N/A       Lock/114_0%/6             Yes            N/A
149        Actual/360          0.0523%    06/11/2011        N/A       Lock/114_0%/6             Yes            N/A
150        Actual/360          0.0523%    08/11/2011        N/A       Lock/114_0%/6             Yes            N/A
151        Actual/360          0.0523%    08/11/2011        N/A       Lock/114_0%/6             Yes            N/A
152        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
153        Actual/360          0.0523%    09/11/2011        N/A       Lock/117_0%/3             Yes            N/A
154        Actual/360          0.0523%    07/11/2011        N/A       Lock/114_0%/6             Yes            N/A
155        Actual/360          0.0523%    10/11/2011        N/A       Lock/114_0%/6             Yes            N/A
156        Actual/360          0.0523%    06/11/2011        N/A       Lock/114_0%/6             Yes            N/A

      ENVIRONMENTAL     FEE/
 #      INSURANCE     LEASEHOLD   LETTER OF CREDIT AMOUNT
---     ---------     ---------   -----------------------
  1        No            Fee              $850,000
  2        No            Fee                N/A
  3        Yes           Fee              $150,000
  4                      FEE
 4A        No                               N/A
 4B        No                               N/A
 4C        No                               N/A
 4D        No                               N/A
 4E        No                               N/A
 4F        No                               N/A
 4G        No                               N/A
 4H        No                               N/A
 4I        No                               N/A
 4J        No                               N/A
 4K        No                               N/A
 4L        No                               N/A
 4M        No                               N/A
 4N        No                               N/A
 4O        No                               N/A
 4P        No                               N/A
 4Q        No                               N/A
 4R        No                               N/A
 4S        No                               N/A
 4T        No                               N/A
 4U        No                               N/A
 4V        No                               N/A
 4W        No                               N/A
 4X        No                               N/A
 4Y        No                               N/A
 4Z        No                               N/A
4AA        No                               N/A
  5        No            Fee                 $0
  6        Yes           Fee                 $0
  7        No            Fee                 $0
  8        No            Fee                 $0
  9        No            Fee                 $0
 10       #N/A           Fee                 $0
 11       #N/A           Fee                 $0
 12        No            Fee             $1,500,000
 13       #N/A           Fee                 $0
 14        No            Fee                N/A
 15        No            Fee                 $0
 16        No            Fee                N/A
 17        No            Fee              $800,000
 18        No            Fee                N/A
 19       #N/A           Fee                 $0
 20        No            Fee                 $0
 21        No            Fee              $525,000
 22        No            Fee                N/A
 23        No            Fee                 $0
 24        No            Fee                 $0
 25        No            Fee                 $0
 26        No            Fee                N/A
 27        No            Fee                N/A
 28        No            Fee                N/A
 29        No            Fee                 $0
 30        No            Fee                 $0
 31        No            Fee                 $0
 32        No            Fee                 $0
 33        No            Fee                 $0
 34        No            Fee                N/A
 35        No            Fee                N/A
 36        No            Fee                 $0
 37       #N/A           Fee                 $0
 38       #N/A           Fee                 $0
 39        No            Fee                N/A
 40        No            Fee                N/A
 41       #N/A           Fee                 $0
 42        No            Fee                 $0
 43        No            Fee                N/A
 44        No            Fee                 $0
 45        No            Fee                 $0
 46       #N/A           Fee                 $0
 47       #N/A           Fee                 $0
 48        No            Fee                N/A
 49        Yes           Fee                 $0
 50        No            Fee                 $0
 51       #N/A           Fee                 $0
 52        No            Fee                 $0
 53        No            Fee                N/A
 54       #N/A           Fee                 $0
 55        No            Fee                N/A
 56       #N/A           Fee                 $0
 57        No            Fee                N/A
 58        No            Fee                 $0
 59        No            Fee                N/A
 60       #N/A           Fee                 $0
 61       #N/A           Fee                 $0
 62        No            Fee                N/A
 63       #N/A           Fee                 $0
 64        No            Fee              $250,000
 65        No            Fee                N/A
 66       #N/A           Fee                 $0
 67       #N/A           Fee                 $0
 68       #N/A           Fee                 $0
 69       #N/A           Fee                 $0
 70        No            Fee                N/A
 71        No            Fee                N/A
 72       #N/A           Fee                 $0
 73        No            Fee                 $0
 74       #N/A           Fee                 $0
 75       #N/A           Fee                 $0
 76       #N/A           Fee                 $0
 77        No            Fee                 $0
 78       #N/A        Leasehold              $0
 79       #N/A           Fee                 $0
 80       #N/A           Fee                 $0
 81       #N/A           Fee                 $0
 82       #N/A           Fee                 $0
 83       #N/A           Fee                 $0
 84       #N/A           Fee                 $0
 85       #N/A           Fee                 $0
 86       #N/A           Fee                 $0
 87       #N/A           Fee                 $0
 88       #N/A           Fee                 $0
 89        Yes           Fee                N/A
 90       #N/A           Fee                 $0
 91       #N/A           Fee                 $0
 92        No            Fee                 $0
 93       #N/A           Fee                 $0
 94       #N/A           Fee                 $0
 95       #N/A           Fee                 $0
 96       #N/A           Fee                 $0
 97       #N/A           Fee                 $0
 98        Yes           Fee                N/A
 99       #N/A           Fee                 $0
100       #N/A           Fee                 $0
101        Yes           Fee                N/A
102       #N/A           Fee                 $0
103       #N/A           Fee                N/A
104       #N/A           Fee                 $0
105       #N/A           Fee                 $0
106        Yes           Fee                N/A
107       #N/A           Fee                 $0
108        No            Fee                N/A
109       #N/A           Fee                 $0
110       #N/A           Fee                 $0
111       #N/A           Fee                 $0
112       #N/A           Fee                 $0
113       #N/A           Fee                 $0
114       #N/A           Fee                 $0
115       #N/A           Fee                 $0
116       #N/A           Fee                 $0
117        Yes           Fee                N/A
118       #N/A           Fee                 $0
119       #N/A           Fee                 $0
120       #N/A           Fee                N/A
121       #N/A           Fee                 $0
122       #N/A           Fee                 $0
123       #N/A           Fee                 $0
124       #N/A           Fee                 $0
125       #N/A           Fee                 $0
126       #N/A           Fee                 $0
127       #N/A           Fee                 $0
128       #N/A           Fee                 $0
129       #N/A           Fee                 $0
130       #N/A           Fee                 $0
131       #N/A           Fee                 $0
132       #N/A           Fee                N/A
133       #N/A           Fee                 $0
134       #N/A           Fee                 $0
135       #N/A           Fee                 $0
136       #N/A           Fee                 $0
137       #N/A           Fee                 $0
138       #N/A           Fee                N/A
139       #N/A           Fee                 $0
140       #N/A           Fee                 $0
141       #N/A           Fee                 $0
142       #N/A           Fee                 $0
143       #N/A           Fee                 $0
144       #N/A           Fee                 $0
145       #N/A           Fee                 $0
146       #N/A           Fee                 $0
147       #N/A           Fee                 $0
148       #N/A           Fee                 $0
149       #N/A           Fee                 $0
150       #N/A           Fee                 $0
151       #N/A           Fee                 $0
152       #N/A           Fee                 $0
153       #N/A           Fee                 $0
154       #N/A           Fee                 $0
155       #N/A           Fee                 $0
156       #N/A           Fee                 $0

 #                                   LETTER OF CREDIT DESCRIPTION
---                                  ----------------------------
  1                              Homelife Letter of Credit ($850,000)
  2                                              N/A
  3                        Replacement Reserve Escrow & Security Agreement
  4
 4A                                              N/A
 4B                                              N/A
 4C                                              N/A
 4D                                              N/A
 4E                                              N/A
 4F                                              N/A
 4G                                              N/A
 4H                                              N/A
 4I                                              N/A
 4J                                              N/A
 4K                                              N/A
 4L                                              N/A
 4M                                              N/A
 4N                                              N/A
 4O                                              N/A
 4P                                              N/A
 4Q                                              N/A
 4R                                              N/A
 4S                                              N/A
 4T                                              N/A
 4U                                              N/A
 4V                                              N/A
 4W                                              N/A
 4X                                              N/A
 4Y                                              N/A
 4Z                                              N/A
4AA                                              N/A
  5                                              N/A
  6                                              N/A
  7                                              N/A
  8                                              N/A
  9                                              N/A
 10                                              N/A
 11                                              N/A
 12    Organized Living Letter of Credit ($1,000,000); Pottery Barn Letter of Credit ($500,000)
 13                                              N/A
 14                                              N/A
 15                                              N/A
 16                                              N/A
 17   Mitigate possible exposure to lawsuit against Home Depot and coutersued against borrower.
 18                                              N/A
 19                                              N/A
 20                                              N/A
 21                                     TILC Letter of Credit
 22                                              N/A
 23                                              N/A
 24                                              N/A
 25                                              N/A
 26                                              N/A
 27                                              N/A
 28                                              N/A
 29                                              N/A
 30                                              N/A
 31                                              N/A
 32                                              N/A
 33                                              N/A
 34                                              N/A
 35                                              N/A
 36                                              N/A
 37                                              N/A
 38                                              N/A
 39                                              N/A
 40                                              N/A
 41                                              N/A
 42                                              N/A
 43                                              N/A
 44                                              N/A
 45                                              N/A
 46                                              N/A
 47                                              N/A
 48                                              N/A
 49                                              N/A
 50                                              N/A
 51                                              N/A
 52                                              N/A
 53                                              N/A
 54                                              N/A
 55                                              N/A
 56                                              N/A
 57                                              N/A
 58                                              N/A
 59                                              N/A
 60                                              N/A
 61                                              N/A
 62                                              N/A
 63                                              N/A
 64                                        Security Deposit
 65                                              N/A
 66                                              N/A
 67                                              N/A
 68                                              N/A
 69                                              N/A
 70                                              N/A
 71                                              N/A
 72                                              N/A
 73                                              N/A
 74                                              N/A
 75                                              N/A
 76                                              N/A
 77                                              N/A
 78                                              N/A
 79                                              N/A
 80                                              N/A
 81                                              N/A
 82                                              N/A
 83                                              N/A
 84                                              N/A
 85                                              N/A
 86                                              N/A
 87                                              N/A
 88                                              N/A
 89                                              N/A
 90                                              N/A
 91                                              N/A
 92                                              N/A
 93                                              N/A
 94                                              N/A
 95                                              N/A
 96                                              N/A
 97                                              N/A
 98                                              N/A
 99                                              N/A
100                                              N/A
101                                              N/A
102                                              N/A
103                                              N/A
104                                              N/A
105                                              N/A
106                                              N/A
107                                              N/A
108                                              N/A
109                                              N/A
110                                              N/A
111                                              N/A
112                                              N/A
113                                              N/A
114                                              N/A
115                                              N/A
116                                              N/A
117                                              N/A
118                                              N/A
119                                              N/A
120                                              N/A
121                                              N/A
122                                              N/A
123                                              N/A
124                                              N/A
125                                              N/A
126                                              N/A
127                                              N/A
128                                              N/A
129                                              N/A
130                                              N/A
131                                              N/A
132                                              N/A
133                                              N/A
134                                              N/A
135                                              N/A
136                                              N/A
137                                              N/A
138                                              N/A
139                                              N/A
140                                              N/A
141                                              N/A
142                                              N/A
143                                              N/A
144                                              N/A
145                                              N/A
146                                              N/A
147                                              N/A
148                                              N/A
149                                              N/A
150                                              N/A
151                                              N/A
152                                              N/A
153                                              N/A
154                                              N/A
155                                              N/A
156                                              N/A

(A) THE UNDERLYING MORTGAGE LOANS SECURED BY TUTTLE CROSSING, WESTERN HILLS MARKETPLACE, AND MONTGOMERY CROSSING ARE CROSS-COLLATERALIZED AND CROSS-DEFAULTED, RESPECTIVELY. THESE LOANS ARE REFERRED TO COLLECTIVELY AS THE "SSC PORTFOLIO" IN THE PROSPECTUS.
(B) THE UNDERLYING MORTGAGE LOANS SECURED BY HAWTHORNE APARTMENTS AND PINECREST APARTMENTS ARE CROSS-COLLATERALIZED AND CROSS-DEFAULTED, RESPECTIVELY.
(1)   ASSUMES A CUT-OFF DATE OF MARCH 11, 2002.
(2) THE UNDERLYING MORTGAGE LOAN SECURED BY RAYTHEON BUILDING REQUIRES MONTHLY PAYMENTS OF:
      $137,921.98 FROM 2/1/2002 THROUGH AND INCLUDING 7/1/2003
      $146,639.90 FROM 8/1/2003 THROUGH AND INCLUDING 1/1/2006
      $170,486.40 FROM 2/1/2006 THROUGH AND INCLUDING 1/1/2008, AND
      $127,870.83 FROM 2/1/2008 THROUGH THE REMAINDER OF THE TERM.
(3) IN THE CASE OF THE ARD LOANS, THE ANTICIPATED REPAYMENT DATE IS ASSUMED TO BE THE MATURITY DATE FOR THE PURPOSES OF THE INDICATED COLUMN.
(4)   ANTICIPATED REPAYMENT DATE.
(5)   PREPAYMENT PROVISION AS OF ORIGINATION:
      LOCK/(x) = LOCKOUT OR DEFEASANCE FOR (x) PAYMENTS
      YMA/(x) = GREATER OF YIELD MAINTENANCE PREMIUM AND A% PREPAYMENT FOR (x) PAYMENTS
      A%/(x) = A% PREPAYMENT FOR (x) PAYMENTS
      0%/(x) = PREPAYABLE AT PAR FOR (x) PAYMENTS
(6)   "YES" MEANS THAT DEFEASANCE IS PERMITTED NOTWITHSTANDING THE LOCKOUT
      PERIOD.

                                                                     EXHIBIT C-1

                 FORM OF QIB INVESTMENT REPRESENTATION LETTER -
                         QUALIFIED INSTITUTIONAL BUYER

Wells Fargo Bank Minnesota, N.A.
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS)-CSFB Series 2002-CKP1

Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, New York  10010
Attention:  Real Estate Finance and Securitization Group

      Re: Transfer of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1
            ----------------------------------------------------------------

Ladies and Gentlemen:

      This letter is delivered pursuant to the Confidential Offering Circular (the "Offering Circular") dated as of March 13, 2002 and to Section 5.02 of the Pooling and Servicing Agreement dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services Inc., as Master Servicer, Lennar Partners, Inc., as Special Servicer, and Wells Fargo Bank Minnesota, N.A., as Trustee, on behalf of the holders of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through the Certificates, Series 2002-CKP1 (the "Certificates") in connection with the transfer by __________________________________ to the undersigned (the "Purchaser") of $
_____________ aggregate [Certificate Balance] [Notional Balance] of Class
___Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

      In connection with such transfer, unless otherwise directed by the Depositor, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

      1. The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph
(d)(4)(i) of Rule 144A.

      2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account, (b) for resale to "qualified institutional buyers" in transactions under Rule 144A or (c) for resale to persons that are not "U.S. persons" within the meaning of Regulation S under the Securities Act, and not in any event with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions), as expressed herein.

      3. The Purchaser has reviewed the Offering Circular and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

      4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder, or unless an exemption from such registration or qualification is available.

      5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Trustee and all Certificateholders present and future.

      6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

      7. With respect to any Class of Class A-X, Class A-SP, Class F, Class G, Class H or Class J-AD (so long as such Class is rated at least "BBB-" by either Rating Agency; and any other Class that is rated at least "BBB-" by either Rating Agency) being acquired by or on behalf of an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any Federal, State or local law (a "Similar Law"), which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), the Purchaser is acquiring such Certificates by or on behalf of a Plan in reliance on Prohibited Transaction Exemption ("PTE") 89-90, as amended by PTE 97-34 and PTE 2000-58, or PTE 98-08, as amended by PTE 2000-58.

      8. With respect to the purchase of any Class of Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q or Class S Certificates (unless such Class is then rated at least "BBB-" by either Rating Agency), the Purchaser is not and will not be a Plan or any person acting on behalf of any such Plan or using the assets of any such Plan to purchase such classes of Certificates, unless the Purchaser is an insurance company using assets of its general account and its acquisition, holding and disposition of such Certificates is exempt by reason of Sections I and III of Department of Labor Prohibited Transaction Class Exemption 95-60.

      9. The Purchaser understands that if it is a Person referred to in 8 above, such Purchaser is required to provide to the Trustee an opinion of counsel or other certification in form and substance satisfactory to the Trustee and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee, the Master Servicer, the Special Servicer, the Initial Purchasers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which opinion of counsel or certification shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Trust Fund.

      10. In the event that we purchase any of the Certificates, we will acquire Certificates having a minimum purchase price of not less than [$10,000] [in the case of the Class N, Class O. Class P, Class Q and Class S Certificates, $100,000] for our own account or for any separate account for which we are acting.

      IN WITNESS WHEREOF, the Purchaser hereby executes this Qualified Institutional Buyer Representation Letter on the [_____] day of
[________________, _____].

                                            Very truly yours,

                                            [THE PURCHASER]

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                     EXHIBIT C-2

            FORM OF REGULATION S INVESTMENT REPRESENTATION LETTER -
                                NON-U.S. PERSON

Wells Fargo Bank Minnesota, N.A.
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS)-CFSB Series 2002-CKP1

Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, New York  10010
Attention:  Real Estate Finance and Securitization Group

      Re: Transfer of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1
            ----------------------------------------------------------------

Ladies and Gentlemen:

      This letter is delivered pursuant to the Confidential Offering Circular (the "Offering Circular") dated as of March 13, 2002 and to Section 5.02 of the Pooling and Servicing Agreement dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services Inc., as Master Servicer, Lennar Partners, Inc., as Special Servicer, and Wells Fargo Bank Minnesota, N.A., as Trustee, on behalf of the holders of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through the Certificates, Series 2000-CKP1 (the "Certificates") in connection with the transfer by ______________________________ to the undersigned (the "Purchaser") of $
_____________ aggregate [Certificate Balance] [Notional Balance] of Class
___Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

      In connection with such transfer, unless otherwise directed by the Depositor, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

      1. The Purchaser is not a "U.S. person" within the meaning of Regulation S (a "Non-U.S. Person") under the Securities Act of 1933, as amended (the "Securities Act").

      2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account, (b) for resale to Non-U.S. Persons in transactions under Regulation S or (c) for resale to "qualified institutional buyers" in transactions under Rule 144A under the Securities Act, and not in any event with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions), as expressed herein.

      3. The Purchaser has reviewed the Offering Circular and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

      4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder, or unless an exemption from such registration or qualification is available.

      5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Trustee and all Certificateholders present and future.

      6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

      7. The Purchaser is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto either (i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Person or (ii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Trustee updated IRS Forms W-8BEN or IRS Forms W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Trustee may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Trustee.

      For this purpose, "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

      8. With respect to any Class of Class A-X, Class A-SP, Class F, Class G, Class H or Class J-AD (so long as such Class is rated "BBB-" by either Rating Agency; and any other Class that is rated at least "BBB-" by either Rating Agency) being acquired by or on behalf of an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any Federal, State or local law (a "Similar Law"), which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), the Purchaser is acquiring such Certificates by or on behalf of a Plan in reliance on Prohibited Transaction Exemption ("PTE") 89-90, as amended by PTE 97-34 and PTE 2000-58.

      9. With respect to the purchase of any Class of Class K-Z, Class L, Class M, Class N, Class O, Class P, Class Q or Class S Certificates (unless such Class is then rated at least "BBB-" by either Rating Agency), the Purchaser is not and will not be a Plan or any person acting on behalf of any such Plan or using the assets of any such Plan to purchase such classes of Certificates, unless the Purchaser is an insurance company using assets of its general account and its acquisition, holding and disposition of such Certificates is exempt by reason of Sections I and III of Department of Labor Prohibited Transaction Class Exemption 95-60.

      10. The Purchaser understands that if it is a Person referred to in 9 above, such Purchaser is required to provide to the Trustee an opinion of counsel or other certification in form and substance satisfactory to the Trustee and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee, the Master Servicer, the Special Servicer, the Initial Purchasers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which opinion of counsel or other certification shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Trust Fund.

      11. In the event that we purchase any of the Certificates, we will acquire Certificates having a minimum purchase price of not less than [$10,000] [in the case of Class N, Class O, Class P, Class Q and Class S Certificates, $100,000] for our own account or for any separate account for which we are acting.

      IN WITNESS WHEREOF, the Purchaser hereby executes this Regulation S Investment Representation Letter on the [_____] day of [_____________, _____].


                                            Very truly yours,

                                            [THE PURCHASER]

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                     EXHIBIT C-3

                        FORM OF REPRESENTATION LETTER -
                       INSTITUTIONAL ACCREDITED INVESTOR

Wells Fargo Bank Minnesota, N.A.
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS)-CSFB Series 2002-CKP1

Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, New York  10010
Attention:  Real Estate Finance and Securitization Group

      Re: Transfer of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1
            ----------------------------------------------------------------

Ladies and Gentlemen:

      This letter is delivered pursuant to the Confidential Offering Circular (the "Offering Circular") dated as of March 13, 2002 and to Section 5.02 of the Pooling and Servicing Agreement dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services Inc., as Master Servicer, Lennar Partners, Inc., as Special Servicer,, and Wells Fargo Bank Minnesota, N.A., as Trustee, on behalf of the holders of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1 (the "Certificates") in connection with the transfer by __________________________ to the undersigned (the "Purchaser") of $
_____________ aggregate [Certificate Balance] [Notional Balance] of Class O Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

      In connection with such transfer, unless otherwise directed by the Depositor, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

      1. We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2) or (3) under the Securities Act of 1933, as amended (the "Act"), or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2) or (3) under the Act (an "Accredited Investor") and we are acquiring the Certificates for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Act, and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Certificates, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment.

      2. (A) any purchase of the Certificate by the Purchaser will be for its own account or for the account of one or more other accredited investors or as fiduciary for the account of one or more trusts, each of which is an "accredited investor" within the meaning of Rule 501(a)(7) under the Act and for each of which the Purchaser exercises sole investment discretion or (B) the Purchaser is a "bank," within the meaning of Section 3(a)(2) of the Act, or a "savings and loan association" or other institution described in Section 3(a)(5)(A) of the Act that is acquiring the Certificate as fiduciary for the account of one or more institutions for which the Purchaser exercises sole investment discretion.

      3. The Purchaser has received and reviewed the Confidential Offering Circular relating to the Certificate (the "Offering Circular") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

      4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

      5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each a "Certificateholder", in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Trustee and all Certificateholders present and future.

      6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

      7. The Purchaser is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law (a "Similar Law"), which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation Section 2510.3-101), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of the Certificates by such insurance company would be eligible for the exemptive relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code that is available under Sections I and III of Prohibited Transaction Class Exemption 95-60.

      8. The Purchaser understands that if it is a Person referred to in 7(a) or
(b) above, such Purchaser is required to provide to the Trustee an opinion of counsel or other certification in form and substance satisfactory to the Trustee and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Master Servicer, the Special Servicer, the Initial Purchasers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which opinion of counsel or other certification shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Trust Fund.

      9. In the event that we purchase any of the Certificates, we will acquire Certificates having a minimum purchase price of not less than [$10,000] [in the case of Class N, Class O, Class P, Class Q and Class S Certificates, $100,000] for our own account or for any separate account for which we are acting.

      IN WITNESS WHEREOF, the Purchaser hereby executes this Accredited Investor Investment Representation Letter on the [______] day of [___________, _____].


                                            Very truly yours,

                                            [THE PURCHASER]

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                     EXHIBIT D-1


                           FORM OF TRANSFER AFFIDAVIT

        AFFIDAVIT PURSUANT TO SECTION 860E(e)(4) OF THE INTERNAL REVENUE
                            CODE OF 1986, AS AMENDED

STATE OF        )
                )  ss:
COUNTY OF       )

      [Name of Officer], being first duly sworn, deposes and says:

      1. That [he] [she] is a [Title of Officer] of [Name of Transferee] (the "Transferee"), a [description of type of entity] duly organized and existing under the laws of the State [Commonwealth] of [ ], on behalf of which he makes this affidavit.

      2. That the Transferee's Taxpayer Identification Number is [ ].

      3. That the Transferee of the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, Class R Certificates (the "Class R Certificate") (i) is not a Disqualified Organization, an ERISA Prohibited Holder, or a Non-U.S. Person (as defined in Article I of the Pooling and Servicing Agreement, dated as of March 1, 2002, by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services, Inc., as Master Servicer, Lennar Partners, Inc., as Special Servicer and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Pooling and Servicing Agreement") and will endeavor to remain other that a Disqualified Organization and other than a Non-U.S. Person for so long as it retains its ownership interest in the Class R Certificate, or (ii) is acquiring the Class R Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Person other than a Disqualified Organization or a Non-U.S. Person.

      4. That the Transferee historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Transferee intends to pay taxes associated with holding the Class R Certificate as they become due.

      5. That the Transferee understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flow generated by the Class R Certificate.

      6. That the Transferee agrees not to transfer the Class R Certificate to any Person or entity unless (a) the Transferee has received from such Person or entity an affidavit substantially in the form of this Transfer Affidavit, and
(b) the Transferee provides to the Certificate Registrar a letter substantially in the form of Exhibit D-2 to the Pooling and Servicing Agreement certifying that it has no actual knowledge that such Person or entity is a Disqualified Organization or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person and that it has no reason to know that such Person or entity does not satisfy the requirements set forth in paragraph 4 hereof.

      7. That the Transferee agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class R Certificate to a Disqualified Organization or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

      8. That, if a "tax matters person" is required to be designated with respect to any REMIC Pool created under the Pooling and Servicing Agreement, the Transferee agrees to act as "tax matters person" and to perform the functions of "tax matters person" of such REMIC Pool pursuant to Section 10.01(c) of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Master Servicer as the Transferee's agent in performing the function of "tax matters person."

      9. The Transferee has reviewed, and agrees to be bound by and to abide by, the provisions of Section 5.02(d) of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of Class R Certificates.

      10. ([The Transferee has computed any consideration paid to it to acquire the Class R Certificate in accordance with proposed U.S. Treasury Regulations Sections 1.860E-1(a)(4)(iii) and 1.860E-1(c)(5) (or, after they have been finalized, the final regulations) by computing present values using a discount rate equal to the applicable Federal rate prescribed by Section 1274(d) of the Code, compounded semi-annually.]

      [The Transferee has computed any consideration paid to it to acquire the Class R Certificate in accordance with proposed U.S. Treasury Regulations Sections 1.860E-1(a)(4)(iii) and 1.860E-1(c)(5) (or, after they have been finalized, the final regulations) by computing present values using a discount rate at least equal to the rate at which the Purchaser regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties. The Purchaser has provided all information necessary to demonstrate to the transferor that it regularly borrows at such rate.]

      [The transfer of the Class R Certificate complies with Section 6 of Revenue Procedure 2001-12 (the "Revenue Procedure"), 2001-3 I.R.B. 335 (January 16, 2001) (or comparable provisions of applicable final U.S. Treasury Regulations) and, accordingly,

            (i)   the Transferee is an "eligible corporation," as defined in
                  Section 860L(a)(2) of the Code, as to which income from Class R Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of Section 860L(g) of the Code) in excess of $100 million and net assets in excess of $10 million;

-----------------
*     Insert appropriate paragraph, if applicable.

            (iii) the Transferee will transfer the Class R Certificate only to another "eligible corporation," as defined in Section 860(F)(a)(2) of the Code, in a transaction that satisfies the requirements of Section 4 of the Revenue Procedure; and

            (iv) the Transferee determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.]

[Reserved]

      IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, by its [Title of Officer] this ____ of ______, 20__.

                                            [NAME OF TRANSFEREE]

                                            By:
                                               ---------------------------------
                                               [Name of Officer]
                                               [Title of Officer]

      Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Transferee, and acknowledged to me that [he] [she] executed the same as [his] [her] free act and deed and the free act and deed of the Transferee.

      Subscribed and sworn before me this ____ day of ______ 20__.

NOTARY PUBLIC

COUNTY OF
          -------------------

STATE OF
          -------------------

      My commission expires the ___ day of __________, 20__.

                                                                     EXHIBIT D-2

                           FORM OF TRANSFEROR LETTER

                                                                          [Date]

Wells Fargo Bank Minnesota,
National Association
11000 Broken Land Parkway
Columbia, Maryland  21044-3562
Attention:      Corporate Trust Services (CMBS) -
                Credit Suisse First Boston Mortgage
                Securities Corp., Commercial
                Mortgage Pass-Through
                Certificates, Series 2002-CKP1

            Re: Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1
                  ---------------------------------------------------

Ladies and Gentlemen:

      [Transferor] has reviewed the attached affidavit of [Transferee], and, after a reasonable investigation of the financial condition of the [Transferee], has no actual knowledge that such affidavit is not true and has no reason to know that the requirements set forth in paragraphs 3 and 4 thereof are not satisfied or that the information contained in paragraphs 3 and 4 thereof is not true.

                                            Very truly yours,

                                            [Transferor]

                                            ------------------------------------
                                            Name:

                                                                       EXHIBIT E

                            LIST OF MEZZANINE LOANS

                                      NONE

                                                                       EXHIBIT F

                          FORM OF REQUEST FOR RELEASE

                                                                          [DATE]

Wells Fargo Bank, Minnesota, N.A.,
as Trustee
11000 Broken Land Parkway
Columbia, Maryland 21044-3562
Attention:   Corporate Trust Services (CMBS) -
             Credit Suisse First Boston Mortgage
             Securities Corp., Commercial
             Mortgage Pass-Through
             Certificates, Series 2002-CKP1

Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, New York 10010
Attention:  Principal Transactions Group

      Re: Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1 REQUEST FOR RELEASE
            ----------------------------------------------------------------


Dear                 ,
    -----------------

      In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under a certain Pooling and Servicing Agreement dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services Inc. [(the undersigned)], as Master Servicer and Lennar Partners, Inc. [(the undersigned)] as Special Servicer, and you, as Trustee, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Custodian with respect to the following described Loan for the reason indicated below.

      Mortgagor's Name:

      Address:

      Loan No.:

      If only particular documents in the Mortgage File are requested, please specify which:

      Reason for requesting file (or portion thereof):

      _____1. Loan paid in full. The [Servicer] [Special Servicer] hereby certifies that all amounts received in connection with the Loan have been or will be credited to the Collection Account pursuant to the Pooling and Servicing Agreement.

      _____2. The Loan is being foreclosed.

      _____3. Other. (Describe)

      The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, unless the Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

      Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                            [MIDLAND LOAN SERVICES INC.]

                                            [LENNAR PARTNERS, INC.]


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT G

              Credit Suisse First Boston Mortgage Securities Corp.
        Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1
                              SERVICER WATCH LIST
                           as of
                                 --------------------

------------------------------------------------------------------------------------------------------------------------------------
S4               S55           S61       S57      S58        P7      P8      P11      P93      P97
------------------------------------------------------------------------------------------------------------------------------------
PROSPECTUS   SHORT NAME     PROPERTY    CITY     STATE   SCHEDULED   PAID  MATURITY PRECEDING  MOST RECENT     COMMENT/ACTION
ID            (WHEN           TYPE                         LOAN      THRU    DATE   FISCAL YR  DSCR NCF        TO BE TAKEN
            APPROPRIATE)                                  BALANCE    DATE           DSCR NCF
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
List all loans on watch list and reason sorted in descending balance order.
------------------------------------------------------------------------------------------------------------------------------------
Should not include loans that are specially serviced
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Total                                                     $
------------------------------------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT H

                         FORM OF AFFIDAVIT OF LOST NOTE

STATE OF        )
                )  ss.:
COUNTY OF       )

      ______________________________, _______________________________ , being duly sworn, deposes and says:

      1. that he/she is an authorized signatory of _________________________ (the "Noteholder");

      2. that the Noteholder is the owner and holder of a mortgage loan in the original principal amount of $_________ secured by a mortgage (the "Mortgage") on the premises known as __________ __________, located in __________;

      3. that the Noteholder, after having conducted a diligent investigation of its records and files, has been unable to locate the following original note and believes that said original note has been lost, misfiled, misplaced or destroyed due to a clerical error:

            a note in the original sum of $____________ made by _____________, to __________________________, under date of (the "Note");

      4. that the Note is now owned and held by the Noteholder;

      5. that the Note has not been paid-off, satisfied, assigned, transferred, encumbered, endorsed, pledged, hypothecated, or otherwise disposed of and that the original Note has been either lost, misfiled, misplaced or destroyed;

      6. that no other person, firm, corporation or other entity has any right, title, interest or claim in the Note except the Noteholder; and

      7. upon assignment of the Note by the Noteholder to Credit Suisse First Boston Mortgage Securities Corp. (the "Depositor" or the "Purchaser") and subsequent assignment by the Depositor to the Trustee for the benefit of the holders of the Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1 (the "Trustee") (which assignment may, at the discretion of the Depositor, be made directly by the Noteholder to the Trustee) the Noteholder covenants and agrees (a) to promptly deliver to the Trustee the original Note if it is subsequently found, and (b) to indemnify and hold harmless the Trustee and its successors and assigns from and against any and all costs, expenses and monetary losses arising as a result of the Noteholder's or the Depositor's failure to deliver said original Note to the Trustee.

                                            NAME OF NOTEHOLDER



                                            By:
                                               ---------------------------------
                                               Authorized Signatory

Sworn to before me this
day of ____________, 20__

                                                                       EXHIBIT I

                             INVESTOR CERTIFICATION

                                                                           Date:

Wells Fargo Bank Minnesota, N.A.
Sixth & Marquette
Minneapolis, Minnesota  55479-0113

Attention:    Corporate Trust Services (CMBS)
              Credit Suisse First Boston Mortgage Securities Corp.,
              Series 2002-CKP1

      In accordance with Section 4.02 of the Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Agreement"), among Credit Suisse First Boston Mortgage Securities Corp. as Depositor, Midland Loan Services, Inc., as Servicer, Lennar Partners, Inc., as Special Servicer and you, as Trustee, with respect to the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

      1. The undersigned is a beneficial owner or prospective purchaser of the Class ____ Certificates.

      2. The undersigned is requesting, pursuant to Section 4.02 of the Agreement, is requesting access to certain information (the "Information") on the Trustee's website and/or is requesting the information identified on the schedule attached hereto (also, the "Information") pursuant to Section 4.02 of the Agreement.

      3. In consideration of the Trustee's disclosure to the undersigned of the Information, or providing access in connection therewith, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential.

      4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act.

      5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

      6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

      IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.


                                       -----------------------------------------
                                       Beneficial Owner or Prospective Purchaser



                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------
                                       Company:
                                               ---------------------------------
                                       Phone:
                                             -----------------------------------

                                                                     EXHIBIT J-1

           FORM OF INTERMEDIATE TRUSTEE (OR CUSTODIAN) CERTIFICATION

                                             [DATE]

To:   The Parties Listed on Schedule A Attached Hereto.

Re: Intermediate Review of Mortgage Files by the Trustee Pursuant to the Pooling and Servicing Agreement (dated March 1, 2002)
      --------------------------------------------------------------------

Ladies and Gentlemen:

      In accordance with Sections 2.02 (d) of the Pooling and Servicing Agreement, dated March 1, 2002, by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services, Inc., as master servicer and Lennar Partners, Inc. as special servicer and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Agreement"), with respect to the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, the undersigned, as Trustee (or Custodian) hereby certifies as to each Mortgage Loan subject to the Agreement (except as is identified in any attached schedule hereto or specifically excluded in the paragraph below) that for each Mortgage Loan all documents listed in the Agreement under the definition of "Mortgage File" (the "Mortgage File) have been executed and received, appear to be what they purport to be, have not been torn, mutilated, damaged, defaced, do not contain blanks, have not been clearly forged or otherwise physically altered, and relate to the related Mortgage Loan, and that the Mortgage, the Assignment of Mortgage, Assignment of Leases and Rents, Assignment of Assignments of Leases and Rents, Assignment of Loan Documents, and each other Loan Document (as advised in writing by the Depositor) requires recording or filing has been filed or recorded, if applicable (or delivered to the Title Company for filing or recording, as the case may be).

      In completing said review, the Trustee is authorized to rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon and upon the delivery of such documents to the Title Company as provided for in Section 2.01. The Trustee shall be under no duty or obligation to inspect, review, or examine any such documents, instruments or certificates to independently determine that they are valid, genuine, enforceable, legally sufficient, duly authorized, or appropriate for the represented purpose, whether the text of any assignment or endorsement is in proper or recordable form (except to determine if the endorsement conforms to the requirements of Section 2.01(a)), or whether the recordation of any document complies with the recordation requirements of any applicable jurisdiction, nor shall the Trustee be responsible for determining whether there are any documents which are required to be included in each such Mortgage File pursuant to the Agreement.

      Further, with respect to UCC filings, absent actual knowledge or copies of UCC filings in any such Mortgage File indicating otherwise, the Trustee shall assume for purposes of the certifications delivered pursuant to Sections 2.01 and 2.02 of the Agreement, that filings were made for each Mortgaged Property in the appropriate public recording or filing office(s).

      Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement.

                                            Respectfully,

                                            WELLS FARGO BANK MINNESOTA, N.A.,
                                            as Trustee,

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                   SCHEDULE A
                                   ----------


Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, NY  10010

Midland Loan Services, Inc.
[                      ]
[                      ]

Wells Fargo Bank Minnesota, N.A.
45 Broadway, 12th Floor
New York, NY 10006

Standard & Poor's Ratings Service,
   a division of The McGraw Hill Companies, Inc.
55 Water Street
New York, New York  10041

                                                                     EXHIBIT J-2

               FORM OF FINAL TRUSTEE (OR CUSTODIAN) CERTIFICATION

                                            [DATE]

To:   The Parties Listed on Schedule A Attached Hereto.

Re: Receipt and Final Review of Mortgage Files by the Trustee Pursuant to the Pooling and Servicing Agreement (dated March 1, 2002)
      -------------------------------------------------------------------------

Ladies and Gentlemen:

      In accordance with Section 2.02(c) of the Pooling and Servicing Agreement, dated March 1, 2002, by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services, Inc., as master servicer and Lennar Partners, Inc. as special servicer and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Agreement"), with respect to the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, the undersigned, as Trustee (or as Custodian), hereby certifies that as to each Mortgage Loan subject to the Agreement (except as is identified in any schedule hereto), it has received (except with respect to items listed on the exceptions report attached hereto) and any documents required to be included in each Mortgage File pursuant to the Agreement:

      (1) The original promissory note, endorsed by the originator of the Mortgage Loans "to the order of Wells Fargo Bank Minnesota, N.A., as Trustee in trust for Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1, without recourse to the undersigned" and showing an unbroken chain of endorsement from the originator thereof to the originator of the Mortgage Loans (the "Originator");

      (2) Each original recorded Mortgage or original unrecorded counterparts thereof certified by the Originator that such originals have been sent for recording, and any original modifications of each Mortgage thereto, endorsed by the current holder in favor Wells Fargo Bank Minnesota, N.A., as Trustee for the Credit Suisse First Boston Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKP1" (however, if the Originator cannot deliver, or cause to be delivered, any original recorded Mortgage or original unrecorded counterpart thereof, with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, the delivery requirements of Section 2.01 of the Agreement shall be deemed to have been satisfied and such non-delivered document or instrument (certified by the applicable public recording or filing office, the applicable title insurance company or the Originator to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee, and the Master Servicer on or before [_____] __, 2002, and either the original or such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate public recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing), with evidence of recording or filing thereon, is delivered to the Trustee within 90 days of [_____] __, 2002, which period may be extended up to two times, in each case for an additional period of 45 days provided that the Originator, as certified in writing to the Trustee prior to each such 45-day extension, is in good faith attempting to obtain from the appropriate county recorder's office such original or photocopy; and if because of a delay for any other reason, this section shall be deemed to have been satisfied and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File if a photocopy of such non-delivered document or instrument (with evidence of recording or filing thereon and certified by the appropriate recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee and to the Master Servicer on or before [_____] __,
2002);

      (3) Each original recorded Assignment of Leases and Rents, or original unrecorded counterparts thereof certified by the Originator that such originals have been sent for recording (however, if the Originator cannot deliver, or cause to be delivered, any original recorded Assignment of Leases and Rents or original unrecorded counterpart thereof, with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, the delivery requirements of Section 2.01 of the Agreement shall be deemed to have been satisfied and such non-delivered document or instrument (certified by the applicable public recording or filing office, the applicable title insurance company or the Originator to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee, and the Master Servicer on or before [_____] __, 2002, and either the original or such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate public recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing), with evidence of recording or filing thereon, is delivered to the Trustee within 90 days of [_____] __, 2002, which period may be extended up to two times, in each case for an additional period of 45 days provided that the Originator, as certified in writing to the Trustee prior to each such 45-day extension, is in good faith attempting to obtain from the appropriate county recorder's office such original or photocopy; and if because of a delay for any other reason, this section shall be deemed to have been satisfied and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File if a photocopy of such non-delivered document or instrument (with evidence of recording or filing thereon and certified by the appropriate recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee and to the Master Servicer on or before [_____] __,
2002);

      (4) The original Loan Agreement, as amended and restated, (as defined in the Agreement) or a certified copy thereof;

      (5) The original Cash Management Agreement (as defined in the Agreement) or a certified copy thereof;

      (6) Copies of each UCC-1 financing statement showing each Borrower as debtor and the Originator as secured party (which shall have been delivered to the appropriate filing office for filing), together with original UCC-2 or UCC-3 financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the Trustee, all in forms which are complete and suitable for filing (however, if the Originator cannot deliver, or cause to be delivered, any original recorded financing statement or statements or original unrecorded counterpart thereof, with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, the delivery requirements of Section 2.01 of the Agreement shall be deemed to have been satisfied and such non-delivered document or instrument (certified by the applicable public recording or filing office, the applicable title insurance company or the Originator to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee, and the Master Servicer on or before [_____] __, 2002, and either the original or such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate public recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing), with evidence of recording or filing thereon, is delivered to the Trustee within 90 days of [_____] __, 2002, which period may be extended up to two times, in each case for an additional period of 45 days provided that the Originator, as certified in writing to the Trustee prior to each such 45-day extension, is in good faith attempting to obtain from the appropriate county recorder's office such original or photocopy; and if because of a delay for any other reason, this section shall be deemed to have been satisfied and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File if a photocopy of such non-delivered document or instrument (with evidence of recording or filing thereon and certified by the appropriate recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee and to the Master Servicer on or before [_____] __, 2002);

      (7) The original Title Insurance Policy or copies thereof (or marked commitments to insure) effective as of the date of the recordation of the Mortgage Loan, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy;

      (8) Each other Loan Document constituting the Mortgage File.

      Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Agreement. This Certificate is qualified in all respects by the terms of the Agreement.

                                            WELLS FARGO BANK MINNESOTA,
                                              as Trustee,

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                   SCHEDULE A

Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, NY  10010

Midland Loan Services, Inc.

[                    ]
[                    ]

Wells Fargo Bank Minnesota, N.A.
45 Broadway, 12th Floor
New York, NY 10006

Standard & Poor's Ratings Service,
   a division of The McGraw Hill Companies, Inc.
55 Water Street
New York, New York  10041

                                                                       EXHIBIT H

                                    FORM OF
                            NOTICE AND CERTIFICATION
                     REGARDING DEFEASANCE OF MORTGAGE LOAN

 FOR LOANS HAVING A STATED PRINCIPAL BALANCE OF (A) $5,000,000 OR LESS, OR (B)
          LESS THAN 1% OF OUTSTANDING POOL BALANCE, WHICHEVER IS LESS

To:   Standard & Poor's Ratings Services
      55 Water Street
      New York, New York 10041
      Attn: Commercial Mortgage Surveillance

From: Midland Loan Services, Inc., in its capacity as Servicer (the "Servicer") under the Pooling and Servicing Agreement dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), among the Servicer, Wells Fargo Bank Minnesota, N.A., as Trustee, and others.

Date: _________, 20___

            Re: Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2002-CKP1
                  --------------------------------------------------------------

Mortgage Loan (the "Mortgage Loan") identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:

      --------------------

      --------------------

      Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement. [NOTE: ALL TERMS IN THIS CERTIFICATION MUST BE CONFORMED TO TERMS USED IN THE POOLING AND SERVICING AGREEMENT]

      As Servicer under the Pooling and Servicing Agreement, we hereby:

      1. Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

            ____ a full defeasance of the payments scheduled to be due in respect of the entire Stated Principal Balance of the Mortgage Loan; or

            ____ a partial defeasance of the payments scheduled to be due in respect of a portion of the Stated Principal Balance of the Mortgage Loan that represents ___% of the entire Stated Principal Balance of the Mortgage Loan and, under the Mortgage, has an allocated loan amount of $____________ or _______% of the entire Stated Principal Balance;

      2. Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on EXHIBIT A hereto, which exceptions the Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

            a. The Mortgage Loan Documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

            b.    The defeasance was consummated on __________, 20__.

            c. The defeasance collateral consists of V.S. Treasuries or securities that (i) constitute "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80a-1), (ii) are listed as "Qualified Investments for 'AAA' Financings" under Paragraphs 1, 2 or 3 of "Cash Flow Approach" in Standard & Poor's Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) are rated 'AAA' by Standard & Poor's, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption. Such securities have the characteristics set forth below:

                     CUSIP     RATE     MAT     PAY DATES     ISSUED
                     -----------------------------------------------

            d. The Servicer received an opinion of counsel (from counsel approved by Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

            e. The Servicer determined that the defeasance collateral will be owned by an entity (the "Defeasance Obligor") as to which one of the statements checked below is true:

                  ____ the related Defeasance Obligor is a Single-Purpose Entity (as defined in Standard & Poor's Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance is the original, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

                  ____ the Defeasance Obligor a Single-Purpose Entity (as defined in the S&P Criteria) established by or on behalf of the related mortgagor to own the defeasance collateral; or

                  ____ the Defeasance Obligor a Single-Purpose Entity (as defined in the S&P Criteria) established for the benefit of the Trust to own the defeasance collateral for the loan and other deferred loans in the Pool.

            f. The Servicer received a broker or similar confirmation of the credit, or the accountant's letter described below contained statements that it reviewed a broker or similar confirmation of the credit, of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by the Trustee acting as a securities intermediary.

            g. As securities intermediary, Trustee is obligated to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Servicer's collection account in the amounts and on the dates specified in the Mortgage Loan Documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan Documents (the "Scheduled Payments").

            h. The Servicer received from the Mortgagor written confirmation from a firm of independent certified public accountants, who were approved by Servicer in accordance with the Servicing Standard, stating that (i) revenues from principal and interest payments made on the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date or the first payment date on which the loan is freely payable), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and
                  (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year or if interest thereon will exceed interest expenses in any fiscal year, such is identified in the accountant's Letter and the Defeasance Obligor has agreed to pay any such taxes accrued.

            i. The Servicer received opinions from counsel, who were approved by Servicer in accordance with the Servicing Standard, that
                  (i) the agreements executed by the Mortgagor and/or the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, and
                  (ii) the Trustee will have a perfected, first priority security interest in the defeasance collateral described above.

            j. The agreements executed in connection with the defeasance (i) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (ii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor or the Mortgagor only after the Mortgage Loan has been paid in full, if any such surplus exists and such release is permitted, (iii) prohibit any subordinate liens against the defeasance collateral, and (iv) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

            k. The entire Stated Principal Balance of the Mortgage Loan as of the date of defeasance was $___________ [$5,000,000 OR LESS OR LESS THAN ONE PERCENT OF POOL BALANCE, WHICHEVER IS LESS] which is less than 1% of the Aggregate Certificate Balance of the Certificates as of the date of the most recent Paying Agent's Monthly Certificateholder Report received by us (the "Current Report").

            l. The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the Aggregate
                  Certificate Balance of the Certificates as of the date of the Current Report.

      3. Certify that, in addition to the foregoing, Servicer has imposed such additional conditions to the defeasance, if any, subject to the limitations imposed by the Mortgage Loan Documents, as are consistent with the Servicing Standard.

      4. Certify that EXHIBIT B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance described above and that originals or copies of such agreements, instruments and opinions have been transmitted to the Trustee for placement in the related Mortgage File or, to the extent not required to be part of the related Mortgage File, are in the possession of the Servicer as part of the Servicer's Mortgage File.

      5. Certify and confirm that the determinations and certifications described above were rendered in accordance with the Servicing Standard set forth in, and the other applicable terms and conditions of, the Pooling and Servicing Agreement.

      6. Certify that the individual under whose hand the Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

      7. Agree to provide copies of all items listed in EXHIBIT B to you upon request.

      IN WITNESS WHEREOF, the Servicer has caused this Notice and Certification to be executed as of the date captioned above.

                                            SERVICER:
                                                     ---------------------------



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                       EXHIBIT L

                              KRECM SERVICED LOANS

--------------------------------------------------------------------------------
                                   Mortgage     Cut-off     Servicer
                                                              and
                                                            Trustee
--------------------------------------------------------------------------------

#          Property Name           Loan Seller  Balance        Fees    Primary
                                                                       Servicer
--------------------------------------------------------------------------------
   1       Metroplex West          Column   $65,294,018      0.0523%   Key
--------------------------------------------------------------------------------
   8       Park Center
           Office Building         Column   $32,896,136      0.0523%   Key
--------------------------------------------------------------------------------
  10       Clopper Road Portfolio  Column   $28,201,325      0.0523%   Key
--------------------------------------------------------------------------------
  12       The Summit - Phase II   Column   $21,421,366      0.0523%   Key
--------------------------------------------------------------------------------
  19       Chaparral Apartments    Column   $17,441,956      0.0523%   Key
--------------------------------------------------------------------------------
  20       Seville Place
           Apartments              Column   $12,949,167      0.0523%   Key
--------------------------------------------------------------------------------
  24       Park Hamilton
           Apartments              Column   $10,956,988      0.0523%   Key
--------------------------------------------------------------------------------
  46       Pine Creek Apartments   Column    $5,581,571      0.0523%   Key
--------------------------------------------------------------------------------
  51       Oak Valley Apartments   Column    $4,830,873      0.0523%   Key
--------------------------------------------------------------------------------
  61       Water Street Plaza      Column    $4,138,449      0.0523%   Key
--------------------------------------------------------------------------------
  66       St. Augustine
           Apartments              Column    $3,736,862      0.0523%   Key
--------------------------------------------------------------------------------
  68       Baric Commons
           Apartments              Column    $3,483,184      0.0523%   Key
--------------------------------------------------------------------------------
  69       Chapman Restaurants     Column    $3,392,008      0.0523%   Key
--------------------------------------------------------------------------------
  74       Landmark Apartments     Column    $3,032,435      0.0523%   Key
--------------------------------------------------------------------------------
  82       Kendall Apartments      Column    $2,788,430      0.0523%   Key
--------------------------------------------------------------------------------
  87       Newhall Avenue
           Apartments              Column    $2,546,458      0.0523%   Key
--------------------------------------------------------------------------------
104        Heights Plaza
           Apartments              Column    $1,918,946      0.0523%   Key
--------------------------------------------------------------------------------
105        Crystal Lake Townhomes  Column    $1,895,326      0.0523%   Key
--------------------------------------------------------------------------------
107        Northern Passage
           Building                Column    $1,893,275      0.0523%   Key
--------------------------------------------------------------------------------
109        Century Plaza
           Office Building         Column    $1,719,629      0.0523%   Key
--------------------------------------------------------------------------------
110        Regency Oaks Apartments Column    $1,696,160      0.0523%   Key
--------------------------------------------------------------------------------
111        Park High Apartments    Column    $1,622,597      0.0523%   Key
--------------------------------------------------------------------------------
112        Indian Park Plaza       Column    $1,614,353      0.0523%   Key
--------------------------------------------------------------------------------
113        Hoffner/Airport
           Office Center           Column    $1,591,115      0.0523%   Key
--------------------------------------------------------------------------------
115  (B)   Hawthorne Apartments    Column      $814,246      0.0523%   Key
--------------------------------------------------------------------------------
116  (B)   Pinecrest Apartments    Column      $635,509      0.0523%   Key
--------------------------------------------------------------------------------
121        4402 Swiss Avenue       Column    $1,195,845      0.0523%   Key
--------------------------------------------------------------------------------
123        Todd Investments        Column    $1,192,874      0.0523%   Key
--------------------------------------------------------------------------------
125        Leisure Days RV Resort  Column    $1,135,504      0.0523%   Key
--------------------------------------------------------------------------------
127        Shadow Ridge
           Mobile Home Park        Column    $1,119,648      0.0523%   Key
--------------------------------------------------------------------------------
129        18000 Encino Plaza      Column    $1,036,952      0.0523%   Key
--------------------------------------------------------------------------------
131        Willow Brook Apartments Column    $1,019,356      0.0523%   Key
--------------------------------------------------------------------------------
134        Villa Park Mobile
           Home Park               Column      $996,374      0.0523%   Key
--------------------------------------------------------------------------------
135        Louetta Plaza           Column      $992,932      0.0523%   Key
--------------------------------------------------------------------------------
141        Ardmore Self-Service
           Storage                 Column      $868,366      0.0523%   Key
--------------------------------------------------------------------------------
142        Ridgefield Bank         Column      $844,175      0.0523%   Key
--------------------------------------------------------------------------------
144        Fredricksburg
           Apartments              Column      $796,405      0.0523%   Key
--------------------------------------------------------------------------------
146        Bell Plaza              Column      $746,179      0.0523%   Key
--------------------------------------------------------------------------------
147        Cheyenne Apartments     Column      $712,013      0.0523%   Key
--------------------------------------------------------------------------------
150        734 Lancaster Avenue    Column      $667,476      0.0523%   Key
--------------------------------------------------------------------------------
152        Bishop Court Apartments Column      $556,864      0.0523%   Key
--------------------------------------------------------------------------------
154        Valley View
           Shopping Center         Column      $546,275      0.0523%   Key
--------------------------------------------------------------------------------
155        Amber Woods Apartments  Column      $498,131      0.0523%   Key
--------------------------------------------------------------------------------
3          The Shops at
           Deerfield Square        Key      $50,000,000      0.0523%   Key
--------------------------------------------------------------------------------
5    (A)   Tuttle Crossing         Key      $18,159,078      0.0523%   Key
--------------------------------------------------------------------------------
6    (A)   Western Hills
           Marketplace             Key      $12,344,987      0.0523%   Key
--------------------------------------------------------------------------------
7    (A)   Montgomery Crossing     Key       $4,300,834      0.0523%   Key
--------------------------------------------------------------------------------
15         Raytheon Building       Key      $19,345,706      0.0523%   Key
--------------------------------------------------------------------------------
25         Ridge Park Square       Key      $10,780,786      0.0523%   Key
--------------------------------------------------------------------------------
29         Lattimore Medical
           Building                Key       $8,480,179      0.0523%   Key
--------------------------------------------------------------------------------
30         The Medical Pavilion    Key       $8,300,000      0.0523%   Key
--------------------------------------------------------------------------------
31         Findlay Tall Timbers    Key       $8,295,226      0.0523%   Key
--------------------------------------------------------------------------------
32         Walnut Grove Plaza
           Shopping Center         Key       $8,185,735      0.0523%   Key
--------------------------------------------------------------------------------
33         Bruton Oaks Apartments  Key       $7,985,926      0.0523%   Key
--------------------------------------------------------------------------------
42         Dimond Shopping Center  Key       $6,419,140      0.0523%   Key
--------------------------------------------------------------------------------
45         Natomas Self Storage    Key       $6,009,414      0.0523%   Key
--------------------------------------------------------------------------------
49         Pine Tree Park
           Apartments              Key       $4,991,939      0.1023%   Key
--------------------------------------------------------------------------------
50         Kimball Square
           Apartments              Key       $4,867,304      0.0523%   Key
--------------------------------------------------------------------------------
52         Franklin Marketplace
           Shopping Center         Key       $4,691,665      0.0523%   Key
--------------------------------------------------------------------------------
58         Best Buy Store
           #422-Richmond           Key       $4,400,000      0.0523%   Key
--------------------------------------------------------------------------------
73         Walgreens Drug
           Store-Scherville        Key       $3,044,396      0.0523%   Key
--------------------------------------------------------------------------------
75         Walgreens Drug Store
           -Wichita                Key       $3,019,671      0.0523%   Key
--------------------------------------------------------------------------------
77         Walgreens Drug Store
           -Greenwood              Key       $2,983,089      0.0523%   Key
--------------------------------------------------------------------------------
78         Walgreens Plaza
           -Peabody                Key       $2,939,449      0.0523%   Key
--------------------------------------------------------------------------------
79         Walgreens Drug Store
           -Bartlett               Key       $2,937,978      0.0523%   Key
--------------------------------------------------------------------------------
83         Terrace Park & Cancer
           Care Medical Office     Key       $2,730,200      0.0523%   Key
--------------------------------------------------------------------------------
84         Superior Self Storage   Key       $2,718,467      0.0523%   Key
--------------------------------------------------------------------------------
88         Walgreens Drug Store
           -Indianapolis           Key       $2,528,897      0.0523%   Key
--------------------------------------------------------------------------------
90         South Wales Mini
           Storage                 Key       $2,496,044      0.1023%   Key
--------------------------------------------------------------------------------
91         Springwood Apartments   Key       $2,426,932      0.0523%   Key
--------------------------------------------------------------------------------
92         Best Buy-Joplin         Key       $2,348,916      0.0523%   Key
--------------------------------------------------------------------------------
94         Walgreens Drug Store
           -Lenoir City            Key       $2,256,494      0.0523%   Key
--------------------------------------------------------------------------------
95         Central Park
           Apartments              Key       $2,192,379      0.0523%   Key
--------------------------------------------------------------------------------
96         The Bungalows           Key       $2,159,632      0.0523%   Key
--------------------------------------------------------------------------------
102        Bartlett Apartments     Key       $1,993,392      0.0523%   Key
--------------------------------------------------------------------------------